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INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on November 18, 2014

Registration Statement No. 333-199332

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-11

FOR REGISTRATION
UNDER
THE SECURITIES ACT OF 1933
OF CERTAIN REAL ESTATE COMPANIES

Polar Star Realty Trust Inc.
(Exact name of registrant as specified in its governing instruments)

Polar Star Realty Trust Inc.
One World Financial Center, Suite 2200
New York, New York 10281
Tel (212) 402-2092
(Address, including Zip Code, and Telephone Number, including
Area Code, of Registrant's Principal Executive Offices)

Bjarne Eggesbø
Chairman of the Board of Directors,
Chief Executive Officer and President
One World Financial Center, Suite 2200
New York, New York 10281
Tel (212) 402-2092
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:
Jay L. Bernstein, Esq. Jacob A. Farquharson, Esq. Clifford Chance US LLP 31 West 52nd Street New York, New York 10019 Tel (212) 878-8000 Fax (212) 878-8375	Julian Kleindorfer, Esq. William J. Cernius, Esq. Latham & Watkins LLP 355 South Grand Avenue Los Angeles, California 90071 Tel (213) 485-1234 Fax (213) 891-8763

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

          If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:    ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these shares until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these shares and it is not soliciting an offer to buy these shares in any jurisdiction where the offer or sale thereof is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 18, 2014

PROSPECTUS

                        SHARES

POLAR STAR REALTY TRUST INC.

Common Stock

         This is the initial public offering of Polar Star Realty Trust Inc. We are a Maryland corporation that acquires, owns, leases and manages office and industrial properties located primarily in Norway, Sweden and Denmark, which we refer to as the Nordics or the Nordic Region. Our senior management team has extensive experience investing in and managing office and industrial properties in the Nordics, cross-border real estate transactions and global real estate finance.

         This is our initial public offering and no public market currently exists for our common stock. We are offering            shares of our common stock as described in this prospectus. All of the shares of common stock are being sold by us.

         We anticipate that the initial public offering price will be between $        and $         per share. Our common stock has been approved for listing on the New York Stock Exchange, or NYSE, subject to official notice of issuance, under the symbol "PSRT."

         We intend to elect and qualify to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes, commencing with our taxable year ending December 31, 2014. Shares of our common stock are subject to restrictions on ownership and transfer that are intended, among other purposes, to assist us in qualifying and maintaining our qualification as a REIT. Our charter, subject to certain exceptions, limits ownership of any class or series of our capital stock to no more than 9.8% in value or number of shares, whichever is more restrictive, among other restrictions.

         We are an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012, as amended, and will be subject to reduced public company reporting requirements.

         Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 23 of this prospectus.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per share	Total
Initial public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to us	$	$

(1)
See "Underwriting" for a detailed description of compensation payable to the underwriters.

         We have granted the underwriters the option to purchase up to                  additional shares of our common stock from us at the initial public offering price, less the underwriting discount, exercisable within 30 days after the date of this prospectus. The underwriters may exercise this option only to cover overallotments, if any.

         The shares sold in this offering will be ready for delivery on or about                      , 2014.

Book Running Managers

FBR	Wunderlich Securities

The date of this prospectus is                      , 2014

The Garrison, Linköping, Sweden

POLAR STAR

REALTY TRUST

A4 Campus, Östersund, Sweden

egian Sea
Namsos
Steinkjer
Trondheim
Molde
Ostersund
Umea
Sundsvall
Gulf of Bothnia
Norway
Sogndal
Lillehammer
Hamar
Falun
Gavle
Bergen
Sweden
Oslo
Uppsala
Vasteras
Stockholm
Drammen
Kongsberg
Karlstad
Orebro
Moss
Skien
Tonsberg
Stavanger
Nykoping
Mariestad
Linkoping
Vannersborg
Property Type
Industrial
Office
Other
Gothenburg
Jonkoping
Visby
Annualized Base Rent
$0 - 3,000,000
$3,000,001 - 6,000,000
$6,000,001 - 9,000,000
Above $9,000,000
Swedish Logistics Triangle
Alvesta
Halmstad
Kalmar
Baltic S
Karlskrona
Kristianstad
Hillerod
Copenhagen
Roskilde
Malmo
dense

Source: SNL Financial

Gullbergsvass, Gothenburg, Sweden

Midgard, Kongsberg, Norway

Carpus, Kongsberg, Norway

Fjørevegen 20, Sogndal, Norway

Posten 1, Stockholm, Sweden

        You should rely only on the information contained in this prospectus, any free writing prospectus prepared by us or information to which we have referred you. We have not, and the underwriters have not, authorized anyone to provide you with additional information or information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales thereof are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of shares of our common stock.

        Through and including                , 2014 (the 25th day after the date of this prospectus), all dealers that effect transactions in shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

- i -

MARKET INDUSTRY DATA AND FORECASTS

        We use market data and industry forecasts and projections in this prospectus. We have obtained substantially all of the information under "Prospectus Summary—Market Opportunity", under "Market Overview" and under "Business and Properties—Market Opportunity" from market research prepared or obtained by CBRE Group Inc., or CBRE, in connection with this offering. Unless otherwise indicated, all information contained in these sections is as of September 30, 2014, and the projections and beliefs stated herein are as of that date. All prices have been converted into U.S. Dollars according to the following exchange rates as of September 30, 2014: the Norwegian Krone to the U.S. dollar of 6.4281 to one, as reported by Bloomberg London; the Swedish Krona to the U.S. dollar of 7.2173 to one, as reported by Bloomberg London; and the Danish Krone to the U.S. dollar of 5.8946 to one, as reported by Bloomberg London. Such information is included herein in reliance on CBRE's authority as an expert on such matters. See "Experts."

        In addition, CBRE in some cases has obtained market data and industry forecasts and projections from publicly available information and industry publications. These sources generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of the information are not guaranteed. The forecasts and projections are based on industry surveys and the preparers' experience in the industry, and there is no assurance that any of the projections or forecasts will be achieved. We believe that the surveys and market research others have performed are reliable, but we have not independently verified this information. In addition, certain market estimates are calculated by using independent industry publications, government publications and third party forecasts in conjunction with CBRE's assumptions about our markets. While we are not aware of any misstatements regarding any market, industry or similar data presented herein, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the headings "Forward-Looking Statements" and "Risk Factors" in this prospectus.

CURRENCY INFORMATION

        Unless the context otherwise requires or indicates, the currency presented in this prospectus is U.S. dollars, and all amounts (other than items included in our consolidated income statements) have been translated based on the following exchange rates, in each case as of September 30, 2014: the Norwegian Krone to the U.S. dollar of 6.4281 to one, as reported by Bloomberg London; the Swedish Krona to the U.S. dollar of 7.2173 to one, as reported by Bloomberg London; and the Danish Krone to the U.S. dollar of 5.8946 to one, as reported by Bloomberg London. In addition, items included in our consolidated income statements are translated into U.S. dollars at the average exchange rate over the applicable reporting periods. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Factors Impacting Our Operating Results—Foreign Currency Exchange Rates."

ENFORCEMENT OF CIVIL LIABILITIES

        Our operating partnership is incorporated in Luxembourg, some of the members of our board of directors and our senior management team reside in Norway, and substantially all of our assets and some or all of the assets of such persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or entities or to enforce against them judgments obtained in U.S. courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States. We have appointed CSC-Lawyers Incorporating Service Company as an agent to receive service of process with respect to any action brought against us in any federal or state court in the State of Maryland arising from this offering.

- ii -

Luxembourg

        There is no treaty regarding the recognition and enforcement of judicial decisions between the United States of America and Luxembourg. As a result, a final judgment obtained in a U.S. court would not directly be enforceable in Luxembourg. A party who obtains such judgment may, however, initiate enforcement proceedings in Luxembourg (exequatur), by requesting enforcement of the U.S. Court judgment from the Luxembourg District Court (Tribunal d'Arrondissement). The Luxembourg District Court may authorize the enforcement in Luxembourg of the U.S. court judgment, without re-examination of the merits, if it is satisfied that the following conditions are met:

  •
  the U.S. court judgment is enforceable in the United States of America;

  •
  the assumption of jurisdiction of the U.S. court is founded according to Luxembourg private international law rules and to the applicable domestic U.S. federal or state jurisdiction rules;

  •
  the U.S. court has acted in accordance with its own procedural rules and has applied to the dispute the substantive law which would have been applied by Luxembourg courts;

  •
  the principles of fair trial and due process have been complied with and in particular the judgment was granted following proceedings where the counterparty had the opportunity to appear, and if appeared, to present a defense; and

  •
  the U.S. court judgment does not contravene Luxembourg public policy and has not been obtained fraudulently.

Norway

        In Norway, foreign judicial decisions are recognized and enforced based on (i) bilateral or multilateral treaties or (ii) agreed upon foreign legal venues. There is no treaty regarding the recognition and enforcement of judicial decisions between the United States of America and Norway. Unless the litigants have previously agreed that a civil action may be filed in the United States, a final and conclusive judgment given by a court in the United States will not be recognized and enforced in Norway. The case must be litigated again in a Norwegian court. However, Norwegian courts are likely to give judgments in compliance with the merits of foreign cases. As a result, the lack of reciprocal enforcement of foreign judgments often only causes a delay in the recognition and enforcement of the judgments in Norway. Nevertheless, a similar outcome cannot be guaranteed as the Norwegian courts are not formally bound by foreign judicial decisions.

Sweden

        There is no treaty in place between the United States of America and Sweden regarding the recognition and enforcement of civil judgments from the United States in Sweden, likewise there is no Swedish legislation in place concerning recognition or enforcement of such civil judgments. Accordingly, a civil judgment from a court in the United States would not be recognized or enforceable in Sweden as a matter of right without a retrial on its merits (but such judgment will be of persuasive authority as a matter of evidence before the courts of law or public authorities in Sweden). There is, however, Swedish case law supporting that a civil judgment from a court in the United States would be acknowledged without retrial on its merits provided that:

  •
  such judgment is based on a contract which expressly excludes the jurisdiction of the courts of Sweden;

  •
  such judgment was rendered under observance of due process of law;

  •
  there lies no right to appeal such judgment; and

  •
  the recognition of such judgment would not contravene fundamental principles of the Swedish legal system.

- iii -

 PROSPECTUS SUMMARY

        This summary highlights some of the information in this prospectus. It does not contain all of the information that you should consider before investing in shares of our common stock. You should read carefully the more detailed information set forth under "Risk Factors" and the other information included in this prospectus. Unless the context otherwise requires or indicates, (i) the terms "company," "we," "us" and "our" refer to Polar Star Realty Trust Inc., a Maryland corporation, together with its consolidated subsidiaries, including Polar Star Operating Partnership S.C.A., a corporate partnership limited by shares (société en commandite par actions) formed under the laws of the Grand Duchy of Luxembourg, which we refer to as our "operating partnership," and Polar Star GP Lux Co, a private limited liability company (société à responsabilité limitée) organized under the laws of the Grand Duchy of Luxembourg, which we refer to as our "GP subsidiary", and the senior management team of Polar Star Realty Trust Inc. and (ii) the terms "predecessor" and "EBH II" refer to Offentliga Fastigheter i Sverige II AB, a Swedish corporation, which is our predecessor for accounting purposes and owns three of the 26 properties that will comprise our initial portfolio. Unless the context otherwise requires or indicates, the information set forth in this prospectus assumes that (i) the REIT formation transactions described in this prospectus under "The History, Structure and Formation of Our Company" have been completed, (ii) the underwriters' overallotment option is not exercised and (iii) the shares to be sold in this offering are sold at $            per share, which is the mid-point of the initial public offering price range shown on the cover page of this prospectus. In addition, except for the historical financial information of our predecessor included in this prospectus and unless the context otherwise requires or indicates, the historical data, statistics and other information set forth in this prospectus relating to us and our real property portfolio relate to the 26 properties that will comprise our initial portfolio. "Annualized Base Rent", as used in this prospectus, means the contractual monthly base rent under our leases as of the date of measurement multiplied by 12.

Overview

        We are an internally managed Maryland corporation that acquires, owns, leases, manages and redevelops office and industrial properties located primarily in Norway, Sweden and Denmark, which we refer to as the Nordics or the Nordic Region. Our business is led by Bjarne Eggesbø, who serves as the Chairman of our board of directors, Chief Executive Officer and President, and other members of our highly experienced senior management team who together on average have more than 16 years of experience in the acquisition, management, financing and redevelopment of office and industrial properties in the Nordics. This team is supported by our full-time professional and administrative staff, including nine full-time property management and leasing professionals that will support our growth initiatives and the operating performance of our properties.

        Our growth strategy is focused throughout the Nordic region which is currently experiencing strong macroeconomic trends, including low unemployment, high gross domestic product, or GDP, and disposable income per capita, strong current account surpluses and improving growth outlooks, as well as limited sovereign debt risk. We believe that these and other factors support strong and improving real property fundamentals. The Nordics are three of only nine countries in the world to maintain a AAA rating from all three leading credit rating agencies (Standard & Poor's Financial Services LLC, or S&P, Moody's Investors Service, or Moody's, and Fitch Ratings Inc., or Fitch). Upon completion of this offering and the REIT formation transactions, we will wholly-own a high quality and strategically located portfolio of 26 properties, including 11 properties in Norway and 15 properties in Sweden, with an aggregate of approximately 7.2 million leasable square feet. As of September 30, 2014, our properties were approximately 94.6% leased with a weighted average remaining lease term of approximately 5.8 years. Our properties include 12 office properties comprising 3.2 million leasable square feet and 12 industrial properties comprising 3.9 million leasable square feet, as well as two commercial properties comprising approximately 115,105 leasable square feet. As of September 30, 2014, the majority (75% based on leasable square feet) of our properties were multi-tenant properties, and 25% (based on leasable square feet) were single-tenant properties. Our industrial properties include a combination of warehouse and distribution facilities.

        Our strategy focuses on properties leased to Nordic state owned and controlled enterprises, AAA-rated sovereign tenants, departments and agencies of Nordic governments and state and municipal government entities in the Nordics. We believe that many of these tenants, which we refer to as government-related tenants, are exceptionally high quality lease counterparties. We also focus on properties leased to high credit quality corporate tenants, which are typically large public companies with investment grade ratings. Our growth strategy focuses on properties with at least five years remaining on their lease term, 100,000 square feet of leasable area and post-1980 construction.

        Sound fiscal management by Nordic governments supports stable credit markets and improving real property fundamentals. The Nordics benefit from low levels of public debt relative to GDP and sound fiscal and public finance policies including stable government spending and public debt-to-GDP ratios of 29.5%, 40.6% and 44.5% for Norway, Sweden and Denmark, respectively, in 2013, according to Eurostat. The same ratio in 2013 was 78.4% for Germany; 132.6% for Italy; 93.9% for Spain and 90.6% for the United Kingdom, with 92.6% for the entire Eurozone. The economic performance of the Nordics stands out among member nations of the Organization for Economic Co-operation and Development, or OECD. As of May 2014, the OECD projected 2014 GDP growth for Norway and Sweden to be 2.0% and 2.8%, respectively, compared to 1.2% for the Eurozone. In addition, the OECD projected 2015 GDP growth for Norway and Sweden to be 2.4% and 3.1% respectively, compared to 1.7% for the Eurozone.

        As of September 30, 2014, approximately 85.8% of the annualized base rent from our properties was derived from leases with Nordic government-related tenants, while 92.8% of the annualized base rent from our properties was derived from Nordic government-related tenants and investment-grade rated corporate tenants. Our in-place portfolio benefits from favorable lease structures and terms. Our leases with our tenants, including government-related tenants, are our standard commercial leases and do not contain any mechanism allowing tenants to terminate prior to their stated lease expiration date. This contrasts with some federal and state government leases in the United States, for example those administered by the U.S. General Services Administration, or GSA, under which government tenants may have rights to terminate early with little or no tenant liability, pursuant to early termination rights, or in the event the applicable U.S. government body does not appropriate rent amounts in its annual budget. Moreover, in Norway and Sweden municipal and government tenants cannot go bankrupt, and as such, they cannot discharge their financial obligations, including lease obligations, through bankruptcy proceedings. Finally, our tenants are typically contractually required to provide in excess of 12 months notice to us if they intend to vacate at lease expiration, which provides us with significant lead time to re-tenant upcoming vacancies.

        As of September 30, 2014, leases representing 2.4%, 10.8% and 20.5% of the total annualized base rent of our properties will expire in 2014, 2015 and 2016, respectively, which we believe will afford our in-house leasing team the opportunity to increase our rental income over time. In cases where the rental rate charged to a vacating tenant is below the market rate, our in-house leasing team will seek to achieve higher market rates upon re-leasing to a new tenant. Further, many of our properties offer the potential for redevelopment, which may allow our team to increase rental rates by attracting a broader spectrum of tenants in search of higher quality spaces. In cases where tenants are renewing existing leases, our team actively seeks opportunities to provide modest tenant improvements to enhance the properties' value to our tenants while generating an appropriate return on invested capital.

        Many of our properties are integral to our tenants' operations, often containing tailored infrastructure that we believe cannot be easily replicated elsewhere, and many of our tenants have already invested significant amounts of their own capital to improve the properties. Moreover, many of our properties benefit from strategically important location attributes which we believe reduces the likelihood that tenants will vacate. For these reasons, we believe that the prospects for lease renewals at our properties are high.

        Bolstered by strong real estate fundamentals and the extensive real estate experience and relationships of our senior management team, we intend to aggressively grow our portfolio through additional acquisitions in the office and industrial property sectors in the Nordics. According to CBRE, spreads between Nordic property yields and ten year Norwegian, Swedish and Danish government bonds remain near historical highs, suggesting the potential for near term price appreciation across the sector. As additional international capital flows into the region, we expect to see property values increase over time. We believe that the growing Nordic economies in conjunction with limited new supply will drive demand for office and industrial space in the region, thereby increasing occupancy, rents and property values.

        Our target acquisitions will be predominantly investments in the $40 million to $200 million range. We intend to focus on major cities in areas outside of central business districts, or CBDs, as well as in regional cities that exhibit significant public and private commercial and industrial activity due to their dense populations, strategic locations and strong levels of employment. Where appropriate potential returns present themselves, we also may acquire assets in city centers. In contrast, other institutional investors, primarily international buyers, tend to concentrate their efforts on larger deal sizes in Oslo and Stockholm. We believe that our market knowledge, in conjunction with limited competition from foreign capital, provides us with a competitive advantage within our target markets.

        We intend to elect, and to operate our business so as to qualify, to be taxed as a REIT for U.S. federal income tax purposes, commencing with our taxable year ending December 31, 2014. So long as we qualify as a REIT, we generally will not be subject to U.S. federal income tax on our taxable income to the extent that we annually distribute all of our taxable income to stockholders. Our wholly-owned GP subsidiary serves as the sole manager of, and we will operate our business through, our operating partnership subsidiary, Polar Star Operating Partnership S.C.A., a corporate partnership limited by shares (société en commandite par actions) organized under the laws of the Grand Duchy of Luxembourg, and its subsidiaries.

        We believe this offering will provide investors the unique opportunity to access a Nordic property portfolio through the NYSE-listed shares of a REIT formed in a so-called UpREIT structure. We believe there is no comparable investment opportunity currently available to U.S. investors today.

Our Senior Management Team and other Real Estate Professionals

        Led by our Chairman of our board of directors, Chief Executive Officer and President, Bjarne Eggesbø, our senior management team has extensive experience investing in and managing office and industrial properties in the Nordics, cross-border real estate transactions and global real estate finance. This team is currently responsible for the management and operation of our properties through their senior management roles with Obligo Investment Management AS, or Obligo, the investment advisor for the investment vehicles that own the properties we will acquire through the REIT formation transactions. Mr. Eggesbø, who has more than 17 years of experience in the real estate industry and has completed in excess of $33.0 billion in real estate acquisitions and financings, is supported by Espen Bjerke, our Chief Financial Officer, Robert Washington, our Chief Operating Officer, Rickard Olander, our Chief Investment Officer, Tor Pedersen, our Senior Vice President for Norway and Denmark, and Morten Wettergreen, our Senior Vice President for Sweden. Messrs. Eggesbø, Bjerke, Washington, Olander, Pedersen and Wettergreen have an average of approximately 16 years of real estate and capital markets experience. We believe their experience in providing full service real estate solutions for government and government-related tenants has enabled them to understand and anticipate tenant needs, leading to high occupancy rates, tenant retention and consistent property level cash flows. We believe we will benefit from the long track record and broad experience of our senior management team as we pursue our business objectives and growth strategies.

        Our senior management team is supported by our full-time professional and administrative staff, including nine full-time property management and leasing professionals who will support our growth initiatives and the operating performance of our properties. Our full-time property management team handles and/or proactively monitors all aspects of property management for each of our properties. This in-house team is actively involved in our property management activities, including developing and approving property operating budgets, managing property leasing, including negotiations and interactions with tenants, leading and managing property redevelopment and property improvement activities, implementing property expansion programs and where appropriate engaging, approving and monitoring third-party property managers, contractors and service providers to support the in-house team. We plan to grow our internal property management function over time as we grow our portfolio through additional acquisitions.

Market Opportunity

        Upon completion of this offering and the REIT formation transactions, we will own, and will seek to acquire additional properties in Norway and Sweden, and we intend to target Denmark as part of our investment strategy.

        According to the World Bank, the 2013 GDP per capita in Norway, Denmark and Sweden of $100,818, $58,929 and $58,163, respectively, represented the second-, fourth- and fifth-highest in the Eurozone. According to CBRE, the Nordic Region benefits from stable or increasing employment levels, low levels of public-debt-to-GDP ratios, sound fiscal and public finance policies, including stable government spending. These countries benefit from sound government fiscal policies and stable public sectors with balanced views on private and public interests. The Norwegian and Swedish banking sectors remain stable after years of government induced proactive financial oversight measures.

        According to CBRE, driven by projected increases in economic growth and exports globally and among the Nordics' trading partners, the Nordic Region's GDP growth is expected to outperform that of the Eurozone over the next three years. Norway relies primarily on its oil-related revenues to support continued fiscal stimulus and stability. Norway's oil and gas reserves account for nearly one-third of total government revenues, while petroleum investments continue to support and stimulate the Norwegian economy. Sweden relies primarily on its diversified manufacturing and services industries. International demand for Sweden's goods and services is expected to be the primary catalyst for near term economic growth.

        According to Eurostat, population growth in Norway and Sweden has been strong, and the region as a whole benefits from a large and growing regional population with significant spending power. Furthermore, both countries benefit from a highly educated workforce, high levels of labor force participation and unemployment rates well below that of the broader set of Eurozone countries. Norway and Sweden rank high in terms of quality of life considerations and ease of doing business relative to the same broader set. Economic stability and growth prospects in both countries continue to attract businesses seeking to expand their geographic footprint. In addition, strong population growth coupled with stable employment levels are expected to result in increasing demand for additional leasable space from both public and private sector tenants. The overall trend is evident in the strong tenant demand for higher quality premises, which has translated into rising rental rates and property values.

        Commercial property values throughout Europe declined during the recent financial crisis. The Nordic countries, however, and in particular Norway and Sweden, were relatively less affected by the economic downturn compared to the broader set of Eurozone countries. According to CBRE, property values are rising in Norway and Sweden, and the property market is expected to continue performing going forward.

        Property market indicators in the Nordics suggest that demand for office and industrial space is increasing in locations outside of CBDs while supply and new development in these areas remain limited, which is expected to translate into increased rental rates and property values. To take advantage of these trends, we expect to be an active buyer of office and industrial properties in the Nordics.

Our Competitive Strengths

        We believe that several factors distinguish us from other owners of office and industrial properties in the Nordics, including the following:

  •
  Strategically Located Portfolio.  Our 26 properties are geographically diversified across Norway and Sweden and include 12 office properties, 12 industrial properties and two commercial properties comprising an aggregate of approximately 7.2 million leasable square feet. Many of our properties are mission-critical to our tenants' businesses or operations. Our properties are generally located in major cities in areas outside of CBDs as well as in regional cities in attractive locations for properties of their type. Our properties are strategically located in close proximity to major transportation hubs, employment centers and areas that are of significant strategic importance to existing or contemplated tenants.

  •
  Ten of our 12 industrial properties are located in what we view as Sweden's prime logistics region, either along the key logistics transportation and trucking corridors linking Sweden's three largest cities or within those cities themselves, an area we refer to as Sweden's "Logistics Triangle." This southernmost region is also Sweden's most densely populated region, home to approximately 80% of the country's population. Four of our logistics properties feature direct rail links with Sweden's national rail system and have many potential alternative tenants and uses.

  •
  Our office properties are all located in what we believe are "strategic" office locations within Norway and Sweden, typically outside of the CBDs. We believe these strategic, non-CBD locations generally offer a more compelling risk-adjusted return potential than properties within the CBDs themselves. The Norwegian government follows a long-standing policy of promoting decentralization. Government programs, including tax incentives, grants, and low-cost student loans, are used to promote a more even distribution of the population living, working and studying across the country's land mass and to drive commercial activity in areas outside the major cities and their CBDs. A significant implication of this policy is that the Norwegian government has consciously chosen to locate many of its key departments and agencies outside of the capital and has thereby promoted the development of regional government, business and commercial hubs. As a result, only 12.4% of Norway's population currently resides within the municipality of Oslo. A further result is a heightened demand for office real estate in such non-CBD strategic locations. In Sweden, the allocation of responsibilities between governmental and regional entities has shifted. The regional entities' responsibilities have grown and are continuously growing, and regional entities will accordingly require larger premises. As such, relocation from the city center may be required.

  •
  Further, certain of our office properties are configured as multi-tenant campuses, in which two or more tenants have chosen to co-locate due to the interdependent nature of their operations. We believe it would be difficult for such clusters of interrelated tenants to vacate, due to the lack of suitable alternative campus properties and the organizational complexity and cost of relocation.

        In sum, we believe many of our existing properties exhibit favorable real property fundamentals and are also benefitting from favorable trends such as increasing demand for, but a limited supply and new development of, office and industrial space.

  •
  Primary Investment Focus on Nordic Government and High Credit Quality Corporate Tenants.  We acquire, own, lease and manage properties that are primarily leased to Nordic government-related tenants and Nordic sovereigns. Our current government tenants include state owned or controlled enterprises and agencies and departments of the national governments of Norway and Sweden and state and municipal governmental entities. As of September 30, 2014, approximately 85.8% of our annualized base rent was derived from such tenants. We believe that many of these tenants represent exceptionally high quality lease counterparties, due to their financial strength and stability. In Norway, Denmark and Sweden, municipal and government tenants cannot go bankrupt, and as such, they cannot discharge their obligations, including lease obligations, through a bankruptcy proceeding in the absence of a bankruptcy of the national government. Accordingly, we believe that government and government-related tenants support a recurring and dependable revenue base from our properties and will support our objective of delivering attractive risk adjusted returns to our stockholders. Such tenants also tend to have long-term lengths of tenancy. This in turn contributes to our outstanding tenant retention history. Our largest tenant, PostNord AB, or PostNord, is wholly owned by the Swedish and Danish governments. PostNord is currently rated 'BBB+' with a stable outlook by Nordic capital market participants Danske Bank, Svenska Handelsbanken AB, or Handelsbanken, and Skandinaviska Enskilda Banken AB, or SEB. The parent of our next largest tenant, Kongsberg Gruppen ASA, is listed on the Oslo Stock Exchange and approximately 50% owned by the Government of Norway. Kongsberg Gruppen ASA is rated 'A-' with a stable outlook by SEB. The parent of our third largest and only material private sector tenant, FMC Technologies Inc., is listed on the NYSE and carries investment grade ratings of Baa2/BBB ratings from Moody's and S&P, respectively. Over time, we may expand our tenant base to include additional creditworthy private sector tenants. As of September 30, 2014, approximately 92.8% of the annualized base rent from our properties was derived from either government-related tenants or investment-grade rated corporate tenants.

  •
  Strong and Stable Target Markets.  Our primary target markets are in the Nordics, which are three of only nine countries in the world to currently have a AAA rating from S&P, Moody's and Fitch. According to the World Bank, the 2013 GDP per capita in Norway, Denmark and Sweden of $100,818, $58,929 and $58,163, respectively, represented the second-, fourth- and fifth-highest in the Eurozone. We believe that the Nordics currently exhibit strong macroeconomic fundamental trends with low sovereign debt-to-GDP borrowing ratios, strong population growth and high and stable employment levels. Each of Norway, Sweden and Denmark maintains a separate sovereign currency from the euro and has full control over monetary policy, which we believe affords each greater control over government spending and fiscal policy compared to nations in the Eurozone.

  •
  Favorable Lease Renewal and Re-tenanting Experience.  We believe that many of our properties are integral to our tenants' operations. In many cases, our tenants have made, or we believe plan to make, substantial capital investments in the property and/or site-specific equipment. Due to the tenant specific investments made in many of our properties by us or our tenants, we believe that there is a high likelihood that these properties will be re-leased to existing tenants upon expiration of the current lease term. Of the 190,167 and 1,464,169 square footage of leases that expired in 2012 and 2013, respectively, 89.8% and 91.6%, respectively, were renewed. Of the approximately 1,080,758 square feet of leases expiring through December 31, 2015, we are already in advanced negotiations for renewals on 24.7% of such square footage. In addition to our strong record in lease renewals, we have also been able to achieve higher rental income from certain of our properties through a range of capital improvement projects at our properties and by re-tenanting at higher lease rates.

  •
  Experienced Senior Management Team with Broad Capabilities; Strong Relationships with Government Agencies.  Members of our senior management team collectively possess a combination of skills that we believe is unusual among Nordic real estate market participants. In addition to local property market expertise, our senior management team has substantial experience in global finance and capital markets, cross-border transactions and structuring. We believe combining local real estate knowledge with a global perspective and sophisticated finance and capital markets expertise gives us a competitive advantage. Our platform includes capabilities in acquisitions, development and redevelopment, construction and project management, capital markets and structuring, portfolio and asset management, and leasing and tenant relations. Members of our senior management team have an average of 16 years of experience acquiring, owning, leasing and managing real estate in the Nordics with certain members of this team being responsible for managing our existing portfolio since 2007. Our senior management team maintains deep relationships with our target tenants and specific knowledge of these tenants' real estate needs, requirements and processes. We believe that our senior management team's experience in providing full service real estate solutions for government and government-related tenants will enable us to understand and anticipate tenant needs, leading to high occupancy rates, tenant retention and consistent property-level cash flow. In addition, our full-time professional and administrative staff, including nine full-time property management and leasing professionals, will support our growth initiatives and the operating performance of our properties.

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  Broad Industry Contacts to Drive Acquisition Opportunities.  We expect to grow our business by being an active buyer of office and industrial properties in the Nordics and by continuing to invest in our existing properties. Our senior management team has established and maintains a broad, in-place network of property owners, tenants and brokers in our target markets from which they expect to continue to identify and evaluate acquisition and leasing opportunities. In addition, we believe that our senior management team's government property expertise will provide us with attractive acquisition opportunities from state-owned property companies and other sellers, and will make us an attractive buyer. We believe that substantial immediate and long-term opportunities exist in the Nordic property market, particularly in non-CBD locations in close proximity to major Nordic cities, as well as certain key areas of regional Norway and Sweden. Many of the properties in our portfolio are located in these areas, and we intend to leverage our local market knowledge and relationships to be an active participant in both off-market and marketed opportunities. In addition, we will seek to take advantage of strategic acquisition opportunities through partnerships with local and regional property developers and operators in the Nordics to further expand and diversify our portfolio and improve our overall financial performance.

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  Scalability of Platform.  We believe that our senior management team has the ability and processes in-place to handle a growing number of properties and accommodate further growth. Upon completion of this offering and the REIT formation transactions, we expect to explore property acquisitions in both existing and new markets in the Nordics to build our portfolio. In particular, we intend to target Denmark as a new market as part of our overall growth strategy. We believe that the collective experiences of our in-place senior management team will allow us to successfully acquire, integrate and operate properties in existing and new markets quickly and efficiently without incurring significant additional general and administrative expenses.

Our Business Objectives and Growth Strategies

        Our primary business objectives are to increase cash flow from operations, achieve sustainable long-term growth and provide attractive risk-adjusted returns to our stockholders through stable distributions and capital appreciation. Our business strategy consists of the following principal elements:

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  Capitalize on Acquisition Opportunities in the Nordic Market.  We intend to take advantage of what we believe is an attractive market opportunity to invest in the public and private sector of commercial real estate in the Nordics. Government policy and spending is a significant and stable driver of economic activity in the Nordics. The combined total government spending in the Nordics in 2013 was $460 billion, according to the respective countries' national budgets. We believe there is a substantial investment opportunity to continue to acquire strategically located properties leased primarily to governments, government sponsored or controlled enterprises, government agencies within the Nordics and other investment grade tenants. We believe, and property market indicators suggest, that demand for office and industrial space in the Nordics is increasing while supply and new development remains limited. As a result, we expect that rental rates and property values in these areas will increase over the near to medium term. To take advantage of these trends, we expect to be an active buyer of office and industrial properties in the Nordics. We believe the most attractive risk-adjusted economics are available in, and therefore intend to focus our acquisition activity on, prime logistics markets and strategic office locations, including in major cities in areas outside of CBDs as well as in regional cities that exhibit significant public and private commercial and industrial activity due to their population density, strategic location, levels of employment and government policy. We intend to utilize our strong balance sheet and liquidity position, as well as our senior management team's in-depth market knowledge and expertise, to actively pursue such opportunities.

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  Realize Internal Growth through Active Asset Management.  As our leases expire, we expect to realize rent growth as we re-lease or re-tenant our properties at higher rental rates over time. In addition, we expect to grow our rental rates and extend lease terms through targeted tenant improvements at our properties, while generating an appropriate return on invested capital. We will also seek to increase our cash flows by maintaining high tenant retention rates, efficiently leasing vacant space, managing operating expenses and maintaining and monitoring our properties. Our in-house property management team proactively manages our properties and rent rolls to stagger lease expiration profiles in order to reduce the risk of vacancies and synchronize expirations in the case of redevelopment. This team also carefully manages common area expenses to make our properties as competitive and cost-efficient as possible for new and existing tenants. We also have made and will make energy efficiency retrofitting and sustainability a portfolio-wide initiative driven by economic returns, which we believe increases our properties' overall value and desirability. In addition, our senior management team will continue to actively monitor and seek to maintain the high credit quality of our tenant mix on an ongoing basis. Finally, certain of our existing lease agreements include upward-only rent escalation provisions designed to provide us with a baseline of annual rental growth linked to a country specific consumer price index, or CPI.

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  Maintain Relationships with High Quality Tenants.  Our tenants include government sponsored or controlled enterprises, governments and agencies and other creditworthy tenants which support a recurring and dependable revenue base from our properties. Our asset management team is focused on serving these tenants and our senior management team has instituted numerous activities and processes that we believe support strong tenant relationships. For example, our senior management team has regular meetings and continuous dialogue with our major tenants so that we can be responsive to their needs and provide a level of service that we believe is superior to other landlords in our markets. Our senior management team works to identify lease extension and capital improvement opportunities, both at lease expiration dates and during the term of the lease in response to changing tenant requirements. We believe that this regular communication also allows us to gain valuable market insights. Our senior management team regularly undertakes targeted capital programs to improve our properties. For example, during the period from January 1, 2009 to September 30, 2014, 31.5% of the aggregate leasable square feet of our properties have benefitted from significant capital programs aimed at securing tenant retention. We believe our commitment to provide high quality premises and focus on tenant relationships will help us retain existing tenants and attract new tenants.

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  Seek Opportunities Based on Industry Relationships Deal Flow.  Our senior management team has deep industry relationships and a broad network of contacts, which we believe will provide us with access to an extensive pipeline of acquisition opportunities. We believe that this access to real estate investment opportunities, as well as the breadth of these relationships, will generate attractive investment opportunities through which we can grow our business and increase value for our stockholders. We believe that these relationships and local market knowledge will provide us with a competitive advantage over other investors, particularly foreign capital attempting to invest in similar assets. In addition, we believe that our senior management team's government property expertise provides us access to acquisition opportunities from state-owned property companies and other sellers. Unlike commercial landlords, government sellers of properties have a long-term interest in ensuring that the new owner is sensitive to the ongoing needs of government tenants. We believe our senior management team's experience and reputation with this property type make us an attractive buyer. Finally, within the Nordic market, we will be unique by virtue of our typical corporate governance profile as a U.S.-listed REIT. We believe that this, combined with our access to U.S. and other capital markets and liquidity and a stable balance sheet, will make us an attractive counterparty for transacting with sellers, lenders and tenants.

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  Capitalize on Opportunities to Generate Additional Cash Flow from our Properties.  We expect to increase cash flow from our properties by redeveloping certain existing properties and undertaking new construction on surplus land. We believe trends in the Nordics, and our senior management team's own experience with our tenants, indicate public and private sector tenants will require additional leasable space to conduct their operations. Accordingly, we believe we will have opportunities to grow our rental revenue by expanding or redeveloping properties to satisfy tenant needs. Some of our properties include surplus land plots in attractive areas, which are suitable for future development. This includes potential development of up to approximately 320,000 square feet in Stockholm, Sweden; up to 160,000 square feet in Linköping, Sweden; and up to 65,000 square feet in Kongsberg, Norway. In addition, certain of our expiring leases present redevelopment opportunities. These may include converting older industrial spaces to higher-rent office space. Our senior management team has successfully executed both ground-up developments as well as warehouse-to-office conversions and believes such projects present the potential for attractive returns on invested capital. Finally, we may convert former single-tenant properties into multitenant space in order to realize a higher rental rate per square foot and access a larger universe of potential users. We may pursue these redevelopment opportunities by leveraging our expertise in managing fee-for-service construction partners, as we have in the past, or via joint ventures.

Our Initial Portfolio

        Upon completion of the REIT formation transactions and this offering, our initial portfolio will consist of 26 properties, including 11 in Norway and 15 in Sweden, with approximately 7.2 million leasable square feet. As of September 30, 2014, our properties were approximately 94.6% leased, with a weighted average remaining lease term of approximately 5.8 years. As of September 30, 2014, approximately 80.5% of the aggregate leasable square feet of our properties was leased to, and approximately 85.8% of our annualized base rent was derived from, government sponsored or controlled enterprises, government tenants or government or municipal agencies in Norway and Sweden.

        The tables below set forth certain information with respect to our properties, as of September 30, 2014:

Property Name	Location	Number of buildings	Year Built / Most Recently Renovated(1)	Property Type	Leasable Sq. Ft.	% Leased	Number of Tenants	Major Tenant	Annualized Base Rent(2)	% of Total Annualized Base Rent(2)
The Garrison	Linköping, Sweden	38	1922 / 2013	Office	835,925	97.6%	49	Swedish National Laboratory of Forensic Science	$15,008,693	14.1%
Posten 1	Stockholm, Sweden	1	1983 / 2005	Industrial	976,663	83.8%	8	PostNord AB	9,921,944	9.3%
A4 Campus	Östersund, Sweden	31	1893 / 2008	Office(3)	510,898	98.9%	67	Mittuniversitetet	9,322,248	8.7%
Gullbergsvass	Göteborg, Sweden	2	1972 / 2012	Industrial	674,262	96.9%	22	PostNord AB	8,998,193	8.4%
Carpus	Kongsberg, Norway	2	2001 / 2009	Office	429,814	100.0%	1	Kongsberg Gruppen ASA(5)	8,883,064	8.3%
Vasslan 3	Stockholm, Sweden	1	1990 / 2000	Industrial	661,797	95.5%	6	PostNord AB	8,637,244	8.1%
Midgard	Kongsberg, Norway	1	2009 / 2009	Office	360,182	100.0%	1	FMC Technologies(5)	7,481,487	7.0%
Lysbomben 4	Stockholm, Sweden	3	1949 / 1990	Office	337,341	100.0%	10	The National Board of Health and Welfare	6,977,910	6.5%
Kläppen 4	Malmö, Sweden	3	1974 / 1995	Industrial	474,549	97.1%	1	PostNord AB	5,288,968	5.0%
Gjerpensgate 10-20	Skien, Norway	5	1991 / 2000	Office	208,217	91.9%	10	The Norwegian Public Roads Administration	3,451,825	3.2%
Vevaxeln 6	Malmö, Sweden	1	1992 / 2000	Industrial	205,957	100.0%	1	PostNord AB	3,145,937	2.9%
Barnarps-Kråkebo 1:42	Jönköping, Sweden	1	1992 /2014	Industrial	183,503	100.0%	1	PostNord AB	2,329,395	2.2%
Søebergkvartalet 21	Sandefjord, Norway	1	1983 / 2001	Office	195,059	97.2%	8	Vestfold Police District	2,160,756	2.0%
Sågen 4	Västerås, Sweden	1	1992 / 1996	Industrial	151,836	100.0%	2	PostNord AB	2,052,894	1.9%
Midtåsen 30	Oslo, Norway	1	2004 / 2004	Commercial(4)	87,000	100.0%	4	The Nursing Home Department	1,890,826	1.8%
Njøsavegen 2	Leikanger, Norway	1	2004 / 2004	Office	62,855	100.0%	2	County Governor Sogn og Fjordane	1,580,238	1.5%
Skönsmon 2:2	Sundsvall, Sweden	1	1983 / 2000	Industrial	96,660	100.0%	1	PostNord AB	1,197,502	1.1%
Tollbugata 2	Drammen, Norway	1	1975 / 1996	Office	76,048	94.1%	3	Ministry of Transport and Communication	1,180,880	1.1%
Butängen 2:2	Norrköping, Sweden	1	1989 / 1998	Industrial	167,756	68.7%	4	PostNord AB	1,156,386	1.1%
Gåvan 6	Linköping, Sweden	2	1975 / 1992	Industrial	149,672	89.4%	4	PostNord AB	1,100,383	1.0%
Mariboes gate 6-8	Oslo, Norway	1	1990 / 2013	Office	72,563	80.7%	6	Norway Conservation Association	1,094,656	1.0%
Magasinet 8	Alvesta, Sweden	2	1988 / 1995	Industrial	90,062	95.4%	1	PostNord AB	1,004,165	0.9%
Abel Meyers gate 10	Namsos, Norway	1	1982 / 1997	Office	69,689	81.8%	7	Nord-Trøndelag Politidistrikt	874,432	0.8%
Aslakveien 16-18	Oslo, Norway	1	2003 / 2003	Commercial	28,105	100.0%	4	Municipality of Oslo, District Vestre Aker	823,161	0.8%
Fjørevegen 20	Sogndal, Norway	1	2001 / 2001	Office	38,463	100.0%	4	Sogn & Fjordane Police District	654,058	0.6%
Härföraren 1	Nykvarn, Sweden	1	1992 / 1992	Industrial	73,668	75.5%	5	Animail	452,664	0.4%
Sweden Subtotal / Weighted Avg.		89			5,590,549	93.9%	182		76,594,526	71.8%
Norway Subtotal / Weighted Avg.		16			1,627,994	96.7%	50		30,075,383	28.2%

Total		105			7,218,543	94.6%	232		$106,669,909	100.0%

Property Type	Number of Properties	Leasable Sq. Ft.	% of Total Leasable Sq. Ft.	% Leased	Number of Tenants	Annualized Base Rent(2)	% of Total Annualized Base Rent(2)	Annualized Base Rent(2) Per Leased Sq. Ft.
Office	12	3,197,053	44.3%	97.5%	168	$58,670,246	55.0%	$18.82
Industrial	12	3,906,384	54.1%	92.0%	56	45,285,676	42.5%	12.60
Commercial	2	115,105	1.6%	100.0%	8	2,713,987	2.5%	23.58

Total	26	7,218,543	100.0%	94.6%	232	$106,669,909	100.0%	$15.63

(1)
Renovation means significant upgrades, alterations or additions to building interiors, exteriors or systems.
(2)
Annualized Base Rent means the contractual monthly base rent under our leases as of September 30, 2014 multiplied by 12. The amounts shown are gross of an aggregate of $108,127 in tenant concessions applicable over the one-year period ending September 30, 2015.
(3)
A4 Campus is a university campus that includes office and other commercial buildings.
(4)
Midtåsen 30 is a nursing home facility that includes office space as well as housing for residents.
(5)
The tenant is a subsidiary of the named parent entity.

Principal Tenant

        Our largest tenant as of September 30, 2014 was PostNord. As of September 30, 2014, PostNord accounted for approximately 34.5% of the annualized base rents attributable to our properties. PostNord is currently rated `BBB+' with a stable outlook by Nordic credit market participants Danske Bank, Handelsbanken and SEB.

        PostNord is a leading supplier of business communications in the Nordics, one of the largest operators in the Nordic advertising market and a leading provider of logistics services to, from and within the Nordics. The company was formed through the merger of Posten AB and Post Danmark A/S in 2009 and is 60% owned by the Swedish government and 40% owned by the Danish government. PostNord reported that, during the nine months ended September 30, 2014, PostNord had net sales of approximately $4.07 billion. Based on our discussions with PostNord, it is our belief that PostNord has committed to an equipment upgrade program of approximately $150 million to be implemented by the end of 2016. We believe that approximately $100 million of the total capital commitment will be allocated to five specific properties that will be part of our initial portfolio, including Kläppen 4, Magasinet 8, Gullbergsvass, Vasslan 3 and Skönsmon 2:2. New machine equipment has been installed at Magasinet 8 and Kläppen 4 and upgrades at the other locations will follow. For more detailed financial information regarding PostNord, please refer to PostNord's financial reports which are publicly available at www.postnord.com. The information on PostNord's website is not intended to form a part of or be incorporated by reference into this prospectus.

        We believe that PostNord benefits from the following market positioning and governance attributes:

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  Markets—Regulated postal service market with attractive cash flow profile. Logistics market offers compelling growth opportunities. Strong e-commerce growth drives demand for parcel services.

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  Position—Positioned as a dominant Nordic market player. Significant barriers to entry exist due to need for an asset-intense network.

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  Financial Strength—Stable financial position. Proven ability to deliver attractive profit margins and cash flows amidst a changing market landscape.

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  Ownership—Mission-critical service for domestic and regional economies.

        Over time, we intend to further diversify our tenant base through acquisitions, which should also reduce our exposure to PostNord as a percentage of our total portfolio.

Our Financing Strategy

        We intend to finance our future growth with the most advantageous sources of capital available to us at the time of the financing, which may include a combination of public and private offerings of our equity and debt securities, secured and unsecured corporate-level debt, property-level debt and mortgage financing or borrowings. We may issue ordinary shares of our operating partnership, or OP shares, or shares of our common stock, as means to finance our business or as currency in large portfolio acquisitions. We currently intend to limit our borrowings so that our enterprise-wide loan-to-value ratio does not exceed 50% (measured at time of incurrence). However, our charter does not contain a specific limitation on the amount of debt we may incur, and our board of directors may implement or change our target debt levels at any time without the approval of our stockholders.

        We have executed commitment letters relating to the following four borrowings, which we expect to arrange concurrently with the completion of this offering. We refer to these four borrowings collectively as our new credit facilities in this prospectus.

        Swedish Term Loan.    We have executed a commitment letter with Deutsche Pfandbriefbank AG and Swedbank AB, dated November 5, 2014, which is expected to provide us with a medium term secured credit facility with total available borrowings of up to approximately $384.0 million, or the Swedish term loan. We expect that the Swedish term loan will become effective concurrently with the completion of this offering. Borrowings under the Swedish term loan are expected to bear interest at an annual rate equal to 3-month Stockholm Interbank Offered Rate (STIBOR) plus 1.95%, payable on a quarterly basis. The maturity date of the Swedish term loan is expected to be December 11, 2019.

        Norwegian Term Loan.    We have executed a commitment letter with Bolig- og Næringskreditt AS, dated May 6, 2014, which is expected to provide us with a secured term loan with total available borrowings of up to approximately $85.6 million, or the Norwegian term loan. We expect that the Norwegian term loan will become effective concurrently with the completion of this offering. Borrowings under the Norwegian term loan are expected to bear interest at an annual rate equal to the three month Norwegian Interbank Offered Rate (NIBOR) plus 1.80%, payable on a quarterly basis. This facility does not require principal amortization during the first five years of its term, and amortization thereafter will be based on a designated principal payment schedule. The maturity date of the Norwegian term loan is expected to be July 15, 2021.

        Swedish Revolving Credit Facility.    We have executed a commitment letter with Deutsche Pfandbriefbank AG and Swedbank AB, dated November 5, 2014, which is expected to provide us with a revolving secured credit facility with total available borrowings of up to approximately $58.2 million, or the Swedish revolving credit facility. We expect that the Swedish revolving credit facility will become effective concurrently with the completion of this offering. Borrowings under the Swedish revolving credit facility are expected to bear interest at an annual rate equal to 3-month STIBOR plus 2.25%, payable on a quarterly basis. The maturity date of the Swedish revolving credit facility is expected to be December 11, 2019.

        Norwegian Revolving Credit Facility.    We have executed a commitment letter with Bolig- og Næringskreditt AS, dated May 6, 2014, which is expected to provide us with a revolving secured credit facility with total available borrowings of up to approximately $38.9 million, or the Norwegian revolving credit facility. We refer to the Swedish term loan, the Norwegian term loan, the Swedish revolving credit facility and the Norwegian revolving credit facility in this prospectus collectively as our new credit facilities. We expect that the Norwegian revolving credit facility will become effective concurrently with the completion of this offering. Borrowings under the Norwegian revolving credit facility are expected to bear interest at an annual rate equal to the three month NIBOR plus 2.65%, payable on a quarterly basis. The maturity date of the Norwegian revolving credit facility is expected to be 12 months from the closing of this offering (and may be extended at our option on a rolling 12 month basis, subject to our satisfaction of certain conditions).

        In addition, upon completion of this offering, approximately $155.8 million of existing mortgage debt secured by two of our initial properties will remain outstanding. For a further description of the mortgage loans, see Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Contractual Obligations."

Our Hedging Strategy

        All of our leases are denominated in Swedish Krona and Norwegian Krone, and we expect that substantially all of our future leases will be denominated in the local currency of the nation in which the underlying property is located. In addition, we expect that a significant portion of our operating expenses will be transacted in local currencies. We plan to report our results of operations and consolidated financial information in U.S. dollars. In addition, our operating partnership will pay distributions to us and to other holders of OP shares in local currencies, and we will pay distributions to our stockholders in U.S. dollars. As a result, our results of operations as reported in U.S. dollars and our distributions to our stockholders will be impacted by fluctuations in the values of the local currencies in which we conduct our real property business against the U.S. dollar.

        In order to mitigate the risk of fluctuations in foreign currency exchange rates, we will actively manage our revenues and expenses so that we incur a significant portion of our expenses, including our operating costs and borrowings, in the same local currencies in which we receive our revenues. In addition, subject to satisfying the requirements for qualification as a REIT, we may engage in various hedging strategies, which may include currency futures, swaps, forwards and options. We expect that these strategies and instruments, if implemented, may allow us to reduce, but not eliminate, the risk of fluctuations in foreign currency exchange rates.

        We also plan, subject to satisfying the requirements for qualification as a REIT, to manage interest rate risk related to our borrowings through the use of interest rate swaps, interest rate caps or other financial instruments. An interest rate swap is a contractual agreement entered into by two counterparties under which each agrees to make periodic payments to the other for an agreed period of time based on a notional amount of principal. We expect that we will primarily utilize interest rate swaps. We expect that our interest rate swaps will typically be floating-to-fixed interest rate swaps, under which we will agree to pay a series of fixed interest rate payments on a notional amount of principal in exchange for a series of floating or variable rate payments, effectively fixing our interest rate on that amount of principal of our variable rate debt. The market values of floating-to-fixed interest rate swaps will depend heavily on the current market fixed rate, the corresponding term structures of variable rates and the expectation of changes in future variable rates. As expectations of future variable rates increase, the market values of the swaps increase. We expect our hedging strategies and instruments may allow us to reduce, but not eliminate, interest rate risk.

Summary Risk Factors

        An investment in our common stock involves a high degree of risk. You should carefully read and consider the risks discussed below and under the caption "Risk Factors" beginning on page 23 of this prospectus before investing in our common stock.

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  Our growth will depend to a significant extent upon future acquisitions of real estate assets, and we may be unable to consummate acquisitions on advantageous terms or acquisitions may not perform as we expect.

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  Our properties are geographically concentrated in Norway and Sweden, and we will be subject to social, political and economic risks of doing business in these countries and any other country in which we may own property.

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  Compliance or failure to comply with certain rules on accessibility for disabled persons under the Norwegian Planning and Building Act, the Swedish Planning and Building Act and under the Danish Buildings Act and other similar regulations could result in substantial costs.

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  We depend on certain individual tenants for a substantial amount of our revenues. Any failure by such tenants to perform their obligations or renew their leases upon expiration may harm our business, financial condition, liquidity and results of operations.

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  We are exposed to risks associated with leasing properties to government tenants, including certain regulations applicable to government tenants that could adversely impact our ability to enter into leases with government tenants and the timing and cost of our leasing activities.

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  Because certain of our principal tenants are governmental entities, our properties may have a higher risk of terrorist attack than similar properties leased to non-governmental tenants.

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  We may be unable to renew leases or re-lease space as leases expire, which could harm our operating results and ability to make distributions to our stockholders.

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  Our real estate investments are concentrated in office and industrial buildings, making us more vulnerable economically than if our investments were more diversified.

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  Investors will not have an ability to evaluate our future investments and our past performance is not an indication of our future success.

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  Fluctuations in the values of the Norwegian Krone, Swedish Krona and the Danish Krone against the U.S. dollar may have a material and adverse effect on our financial performance.

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  We have no experience operating our business as a REIT, U.S. company, Luxembourg corporate partnership or public company and have limited experience reporting in U.S. GAAP.

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  Even if we qualify as a REIT, we may be subject to tax (including foreign taxes for which we will not be permitted to pass-through any foreign tax credit to our stockholders), which would reduce the amount of cash available for distributions to our stockholders.

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  Our failure to qualify or remain qualified as a REIT would subject us to U.S. federal income tax, which would reduce the amount of cash available for distribution to our stockholders.

REIT Formation Transactions

        Upon completion of this offering, we will engage in a series of transactions, which we refer to as the REIT formation transactions, which will enable us to qualify as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2014, facilitate this offering and enable continuing investors to obtain liquidity (after the expiration of applicable lock-up agreements) for their existing investments. Our strategy in electing to be taxed as a REIT and in undertaking this offering is to expand our access to capital in order to position us for significant growth in the size and scope of our real property portfolio, all while delivering attractive risk-adjusted returns to our stockholders.

        The properties that will comprise our initial portfolio are currently held by real estate investment vehicles managed by Obligo, including EBH II, which is our predecessor for financial accounting purposes, Etatbygg Holding I AS, or EBH I, a joint venture between two other investment vehicles, which we refer to as the TRES portfolio, and a joint venture between two other investment vehicles that own two properties located in Kongsberg, Norway, which we refer to as the Kongsberg portfolio. Prior to or concurrently with the completion of this offering, we will engage in the REIT formation transactions that will consolidate our initial real estate portfolio within our operating partnership and its subsidiaries. We will acquire a 100% interest in all of our properties. We will acquire these interests in exchange for an aggregate of 24,668,442 OP shares and approximately $95.0 million in cash.

        The REIT formation transactions include a series of consolidation transactions pursuant to which EBH II and EBH I will exchange their equity interests in subsidiaries that hold office and industrial properties in Norway and Sweden for interests in an intermediate holding company that holds an aggregate of 14,920,488 OP shares of our operating partnership and approximately $25.0 million in cash. In addition, we will acquire the ownership interests in the TRES portfolio, which holds the 12 properties comprising the TRES portfolio, for an aggregate of 7,929,532 OP shares and approximately $49.1 million in cash and the ownership interests in the Kongsberg portfolio for an aggregate of 1,818,422 OP shares and approximately $20.9 million in cash. The agreements relating to the consolidation transactions are subject to customary closing conditions, including the completion of this offering. The terms of the purchase and sale agreements were unanimously approved by the board of directors of each of EBH I and EBH II, including all of their respective independent directors. In addition, the terms of the purchase and sale agreements were unanimously approved by the board of directors of the investment vehicles that hold interests in each of the TRES portfolio and the Kongsberg portfolio, including all of their respective independent directors. See "The History, Structure and Formation of Our Company—REIT Formation Transactions."

        In addition, the following will occur as part of the REIT formation transactions:

  •
  We will internalize our management structure prior to the completion of this offering.

  •
  As part of the internalization, we will issue 369,565 class B OP shares and 369,565 OP shares to Obligo prior to the completion of this offering. The class B OP shares will initially only entitle the holders thereof to participate in nominal distributions paid by our operating partnership, including from operations or upon liquidation of our operating partnership. However, these class B OP shares will, subject to the satisfaction of targeted performance achieved by us as described elsewhere in this prospectus, have the right to participate fully in future distributions paid by our operating partnership on the same basis as OP shares (as if the class B OP shares were converted into an aggregate of 0.5% of our shares of common stock and OP shares (not held by us) outstanding as of the date of completion of this offering).

  •
  We will enter into an interim transition agreement with Obligo. For additional information regarding the interim transition agreement, see "Our Management—Interim Transition Agreement."

  •
  Under the existing organizational documents of EBH II, Obligo and its affiliates are entitled to receive a percentage of the OP shares indirectly received by EBH II and an amount in cash in the consolidation transaction based on EBH II's performance and the value of the consideration to be received by holders of interests in EBH II upon completion of this offering.

  •
  We will sell                shares of our common stock in this offering and up to an additional                shares if the underwriters exercise their overallotment option. We will contribute the net proceeds from this offering to our operating partnership in exchange for                OP shares (or up to                 OP shares if the underwriters exercise their overallotment option).

  •
  We will enter into the four new credit facilities and plan to borrow approximately $469.6 under these new credit facilities. We expect to have available an additional $97.1 in borrowing immediately following the completion of this offering under these new credit facilities.

  •
  We will repay approximately $685.0 million of existing indebtedness and pay approximately $34.2 million in prepayment penalties, swap breakage costs and related costs to repay such indebtedness. We will keep outstanding approximately $155.8 million of existing mortgage debt secured by two of our properties. For a further description of the existing mortgage loans to remain outstanding, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Contractual Obligations."

  •
  In connection with our operating partnership's formation, we have issued and sold a total of 745,981 OP shares to certain members of our senior management team. In addition, effective upon completion of this offering, we will issue and sell a total of 123,584 shares of restricted common stock or equity interests in our operating partnership (including LTIP units) to our directors and certain officers under our Equity Incentive Plan. These sales were and are designed to provide an incentive for the recipients and to ensure that their interests are aligned with those of our stockholders and holders of OP shares in connection with the future growth and operation of our business.

        For additional detail on the REIT formation transactions, see "The History, Structure and Formation of Our Company."

Our Structure

        The following diagram sets forth our expected structure immediately following completion of this offering and the REIT formation transactions:

(1)
Entity is organized under the laws of Norway.
(2)
Entity is organized under the laws of the Grand Duchy of Luxembourg.
(3)
Entity is incorporated under the laws of the State of Maryland.
(4)
Polar Star LP Lux Co, which we refer to as the local holding company, will hold all of the OP shares issued in the REIT formation transactions (other than the GP shares held by us and the OP shares and class B OP shares held by Obligo). See "The History, Structure and Formation of Our Company." Our GP subsidiary is the sole manager (or its equivalent) of the local holding company.
(5)
Interests are held through existing feeder vehicles.
(6)
Includes our senior management team, our directors and Wunderlich Securities.
(7)
Obligo Investment Management AS will hold OP shares and class B OP shares issued as part of the internalization. For additional detail on the class B OP shares, see "Polar Star Operating Partnership S.C.A. Articles of Incorporation—Class B OP Shares."

Equity Incentive Plan

        Prior to the completion of this offering, we will adopt the Polar Star Realty Trust Inc. 2014 Equity Incentive Plan, or the Equity Incentive Plan, which permits us to issue and sell equity-based compensation to our directors, officers, consultants and service providers in the form of stock options, stock appreciation rights, dividend equivalent rights, restricted stock, restricted stock units, phantom shares, performance-based awards, unrestricted stock, LTIP units and other awards. The maximum number of shares of common stock that may be issued and sold under the Equity Incentive Plan, consisting of authorized but unissued shares, is equal to 4.5% of the shares of our common stock issued and outstanding from time to time on a fully diluted basis (assuming, if applicable, the exercise of all outstanding options and the conversion of all warrants and convertible securities, including OP shares and LTIP units, into shares of common stock).

        Concurrently with the completion of this offering, pursuant to the Equity Incentive Plan, we expect to issue and sell an aggregate of 123,584 shares of restricted common stock or equity interests in our operating partnership (including LTIP units) to our directors and certain officers. The issuances and sales to our directors and certain officers are designed to provide an incentive for the recipient and to align their interests with those of our stockholders and holders of OP shares in connection with the future growth and operation of our business.

Restrictions on Ownership of Our Stock

        In order to assist us in complying with the limitations on the concentration of ownership of REIT stock imposed by the Internal Revenue Code of 1986, as amended, or the Code, among other purposes, our charter generally prohibits any person (other than a person who has been granted an exception, or an excepted holder) from actually, beneficially or constructively owning more than 9.8% by value or number of shares, whichever is more restrictive, of the outstanding shares of common stock, of the outstanding shares of any class or series of our preferred stock and of the outstanding shares of our capital stock. Our charter permits exceptions to be made for stockholders provided, among other requirements, that our board of directors determines such exceptions will not jeopardize our qualification as a REIT. See "Description of Capital Stock—Restrictions on Ownership and Transfer."

Our U.S. Federal Income Tax Status

        We have been organized and we intend to operate in a manner that will enable us to qualify as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2014. To qualify as a REIT, we must meet, on an ongoing basis, various tests regarding the nature and diversification of our assets and our income, the ownership of our outstanding stock and the amount of our distributions. Provided that we qualify as a REIT, we will generally not be subject to U.S. federal income tax on our net taxable income (including net capital gains) that we currently distribute to our stockholders. If we fail to qualify as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we would be subject to U.S. federal income tax at regular corporate rates and may not be able to re-elect to be taxed as a REIT for the four taxable years following the year in which we lost our REIT qualification. Even if we qualify as a REIT, we may be subject to U.S. federal, state, local and foreign taxes on our income and property, including income, property, transfer and other taxes imposed by the foreign jurisdictions in which our assets are located and foreign withholding tax on earnings that are repatriated from such jurisdictions, and, in certain cases, a 100% penalty tax in the event we sell property as a dealer. Any taxable REIT subsidiaries, or TRSs, that we form could be subject to U.S. federal, state and local income taxes at regular corporate rates if such entities are formed as domestic entities or generate income from U.S. sources or activities connected to the United States, and also will be subject to any applicable foreign taxes. See "Material U.S. Federal Income Tax Considerations."

Distribution Policy

        We intend to make regular quarterly distributions to our stockholders and holders of OP shares. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay U.S. federal income tax at regular corporate rates to the extent that it annually distributes less than 100% of its taxable income. We intend to pay a pro rata initial distribution of $0.04 per share with respect to the period commencing on the completion of this offering and ending at the last day of the then-current fiscal quarter, based on a distribution of $0.17 per share for a full quarter. On an annualized basis, this would be $0.69 per share, or an annual distribution rate of approximately 6.0% based on the offering price of $            per share. We estimate this initial annual distribution rate will represent approximately 85.3% of estimated cash available for distribution to our common stockholders for the 12-months ending September 30, 2015 on a constant currency basis. We intend to maintain our initial distribution rate for the 12-month period following completion of this offering unless our actual results of operations, economic conditions or other factors differ materially from the assumptions used in our estimate. We do not intend this estimate to be a projection or forecast of our actual results of operations or our liquidity, and have estimated cash available for distribution for the sole purpose of determining the amount of our initial annual distribution rate. Our estimate of cash available for distribution assumes the completion of this offering, including the application of the net proceeds from this offering as described in "Use of Proceeds." We cannot assure you that our distribution policy will not change in the future. These distributions and any future distributions we make will be at the direction of our board of directors and will depend upon a number of factors, including our earnings and financial conditions. See "Distribution Policy" and for a detailed discussion of constant currency, see "Management's Discussion and Analysis of Financial condition and Results of Operations—Non-GAAP Financial Measures—Constant Currency."

Implications of Being an Emerging Growth Company

        We qualify as an "emerging growth company," as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. While we are an emerging growth company, among other things:

  •
  we are exempt from the requirement to obtain an attestation and report from our auditors on the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act;

  •
  we are permitted to provide less extensive disclosure about our executive compensation arrangements;

  •
  we are not required to give to our stockholders non-binding advisory votes on executive compensation or golden parachute arrangements; and

  •
  we have elected not to use an extended transition period for complying with new or revised accounting standards, and this election is irrevocable.

        We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1 billion in annual revenues, have more than $700 million in market value of shares of our common stock held by non-affiliates, or issue more than $1 billion of non-convertible debt securities over a three-year period.

Corporate Information

        Our principal U.S. executive offices are located at One World Financial Center, Suite 2200, New York, New York 10281. Our telephone number is (212) 402-2092. Our website is www.polar-star.com. The information on, or that can be accessed through, our website is not intended to form a part of or be incorporated by reference into this prospectus.

 THE OFFERING

Common stock offered by us	shares(1)
Common stock and OP shares to be outstanding immediately after this offering	shares(2)
Use of proceeds

We estimate that we will receive net proceeds from this offering of approximately $459.0 million, or approximately $528.7 million if the underwriters' overallotment option is exercised in full, after deducting the underwriting discount and estimated offering expenses. We intend to use the net proceeds of this offering, together with the net proceeds from our new credit facilities and additions to cash on hand from our acquisitions from EBH I and EBH II, pursuant to the REIT formation transactions, as follows:

• approximately $685.0 million to repay existing indebtedness not including prepayment penalties;
• approximately $95.0 million to fund the cash portion of the consideration payable to current holders of interests in EBH I, EBH II, the TRES portfolio and the Kongsberg portfolio;
• approximately $34.2 million to pay prepayment penalties, swap breakage costs and other related costs in connection with repaying the indebtedness noted above;
• approximately $6.2 million in connection with the incurrence of our new credit facilities; and
• approximately $153.8 million for future acquisitions and development activities.

Pending application of net proceeds of this offering, we intend to invest the net proceeds in interest-bearing accounts, money market accounts and interest-bearing securities in a manner that is consistent with our intention to qualify for taxation as a REIT.

NYSE symbol	"PSRT"

(1)
Excludes up to                shares of common stock that may be issued by us upon exercise of the underwriters' overallotment option.
(2)
Includes (i) 24,668,442 OP shares to be issued in the consolidation transactions involving EBH I, EBH II, the TRES portfolio and the Kongsberg portfolio, (ii) 369,565 OP shares to be issued in the internalization transaction, (iii) 869,565 shares of restricted common stock, OP shares or LTIP units in our operating partnership either purchased in connection with the formation of our operating partnership or granted or purchased under our Equity Incentive Plan concurrently with the closing of this offering (all of which are subject to a three year vesting schedule), and (iv) an additional 217,391 LTIP units to be issued to Wunderlich Securities in connection with the closing of this offering. Does not include (i) up to 6,521,739 shares of common stock that may be issued by us upon exercise of the underwriters' overallotment option, (ii) shares of common stock, OP shares or LTIP units in our operating partnership reserved for future issuance and sale under our Equity Incentive Plan or (iii) 369,565 shares of common stock that may be issued upon redemption OP shares that may be issued upon the achievement of performance thresholds relating to the class B OP shares that will be issued in the internalization transaction. See "Polar Star Operating Partnership S.C.A Articles of Incorporation—Redemption of OP Shares."

 SUMMARY FINANCIAL DATA

        The following table shows summary pro forma financial data for our company and historical financial data for our predecessor for the periods indicated. You should read the following summary pro forma and historical financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the pro forma and historical financial statements and related notes thereto included elsewhere in this prospectus.

        The following summary historical balance sheet data as of December 31, 2013 and 2012 and the historical statements of operations data and cash flows data for the two-year period ended December 31, 2013 have been derived from the audited historical financial statements of our predecessor.

        The summary historical balance sheet data as of September 30, 2014 and historical statements of operations and cash flows data for the nine-month periods ended September 30, 2014 and 2013 have been derived from the unaudited historical financial statements of our predecessor, which we believe include all adjustments (consisting of normal recurring adjustments) necessary to present the information set forth therein under U.S. GAAP.

        Our unaudited summary pro forma results of operations data for the nine months ended September 30, 2014 and for the year ended December 31, 2013 and balance sheet data as of September 30, 2014, give effect to the REIT formation transactions, this offering, the use of proceeds from this offering and certain related transactions, as if those transactions occured on January 1, 2013 for the operating data and on September 30, 2014 for the balance sheet data. Our pro forma financial information is not necessarily indicative of what our actual financial position and results of operations would have been as of the dates and for the periods indicated nor does it purport to represent our future financial position or results of operations.

	For the nine months ended September 30,			For the year ended December 31,
	Company Pro Forma	Our Predecessor Historical		Company Pro Forma	Our Predecessor Historical
	2014	2014	2013	2013	2013	2012
	(amounts in thousands, except share and per share data)
Revenues:
Rental revenues	$84,960	$27,667	$28,137	$115,952	$37,558	$36,002
Tenant reimbursements	5,043	514	523	7,367	830	711

Total revenues	90,003	28,181	28,660	123,319	38,388	36,713

Expenses:
Property operating expense	19,796	6,679	6,871	28,471	9,547	8,860
Depreciation and amortization	36,770	6,774	7,166	47,279	9,550	9,253
Administrative expense	8,220	1,206	1,231	6,514	1,640	1,580
Real estate tax	1,340	1,066	1,091	1,835	1,455	1,248

Total expenses	66,126	15,725	16,359	84,099	22,192	20,941

Operating income	23,877	12,456	12,301	39,220	16,196	15,772
Gains from financial instruments at fair value	—	5,530	5,657	—	6,760	3,037
Interest income	393	146	240	998	444	616
Interest expense	19,848	8,408	8,728	27,070	11,614	11,378
Profit before tax from continuing operations	4,422	9,724	9,470	13,148	11,786	8,047
Income tax expense	2,029	2,138	2,092	4,954	2,583	360
Net income	2,393	7,586	7,378	8,194	9,203	7,687
Net profit attributable to common stockholders	1,495	7,586	7,378	5,118	9,203	7,687
Net income attributable to non-controlling interest	898	—	—	3,075	—	—
Basic and diluted earnings per share	$0.03	1.15	1.12	$0.12	1.39	1.16
Comprehensive income, net:
Net income	2,393	7,586	7,378	8,194	9,203	7,687
Other comprehensive income (loss):
Foreign currency translation	—	(6,448)	576	—	739	3,527
Comprehensive income	2,393	1,138	7,954	8,194	9,942	11,214
Comprehensive income allocated to non-controlling interest	(898)	—	—	(3,075)	—	—
Comprehensive income, attributable to common stockholders	1,495	1,138	7,954	5,118	9,942	11,214
Pro forma, basic and diluted earnings (loss) per share	$	—	—	$	—	—
Pro forma weighted average common stock outstanding—basic and diluted		—	—		—	—
Pro forma weighted average common stock and OP Shares outstanding—basic and diluted		—	—		—	—
Other Data:
FFO(1)	39,163	14,360	14,544	55,473	18,753	16,940
FFO (excluding specified items)(2)	46,656	10,010	9,862	67,963	13,378	12,815

	As of September 30,		As of December 31,
	Company Pro Forma	Our Predecessor Historical	Our Predecessor Historical
	2014	2014	2013	2012
	(amounts in thousands)
Balance Sheet Data:
Investments in real estate, net	$1,294,548	$274,514	$306,699	$307,544
Cash and cash equivalents	154,022	9,040	14,914	21,883
Total assets	1,606,016	288,141	337,314	344,865
Mortgages, notes and loans payable	619,366	206,910	235,585	235,312
Total liabilities	851,726	240,303	271,957	279,616
Total stockholders' equity	453,849	47,838	65,357	65,249
Total liabilities and equity	1,606,016	288,141	337,314	344,865
Other Data:
Number of Properties	26	3	3	3
Total GLA (Sq. Ft.)	7,218,543	1,684,164	1,694,519	1,662,733
Cash flows provided by (used in):
Operating Activities	—	$14,638	$9,554	$12,008
Financial Activities	—	(10,357)	(12,742)	(7,777)
Investment Activities	—	(8,962)	(3,811)	(1,745)

(1)
We compute funds from operations, or FFO, in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT, in its March 1995 White Paper (as amended in November 1999 and April 2002). See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Funds from Operations" for a more detailed discussion of FFO and a reconciliation of FFO to our net income.
(2)
We also compute FFO (excluding specified items), which is FFO after specific and defined supplemental adjustments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—FFO (excluding specified items)" for a more detailed discussion of FFO (excluding specified items) and a reconciliation of FFO (excluding specified items) to FFO.

RISK FACTORS

        An investment in shares of our common stock involves a high degree of risk. Before making an investment decision, you should carefully consider the following risk factors, together with the other information contained in this prospectus. If any of the risks discussed in this prospectus occurs, our business, financial condition, liquidity and results of operations could be materially and adversely affected. If this were to happen, the price of our common stock could decline significantly and you could lose a part or all of your investment.

 Risks Related to Our Business

We depend on certain individual tenants for a substantial amount of our revenues. Any failure by such tenants to perform their obligations or renew their leases upon expiration may harm our business, financial condition, liquidity and results of operations.

        Substantially all of our income is derived from rental income from our properties. As a result, our performance depends on our ability to collect rent from our tenants and our tenants' ability to make rental payments to us. Our income and funds available for distribution would be negatively affected if a significant number of our tenants, or any of our major tenants, were to delay lease commencements, decline to extend or renew leases upon expiration, fail to make rental payments when due or close their businesses or declare bankruptcy. Any of these actions could result in the termination of the tenants' lease and the loss of rental income attributable to the terminated lease. In addition, if a tenant defaults on its lease obligations to us, we may experience delays in enforcing our rights as landlord and may incur substantial costs, including litigation and related expenses, in protecting our investment and re-leasing our property.

        As of September 30, 2014, our ten largest tenants occupied approximately 72.7% of the total leased square feet on our properties and represented approximately 72.5% of the base rents attributable to our properties, with PostNord, our largest tenant, accounting for approximately 43.4% of total leased square feet on our properties and approximately 34.5% of the base rents attributable to our properties. Our five largest tenants based on rental revenue, as of September 30, 2014, are PostNord, a subsidiary of Kongsberg Gruppen ASA, a subsidiary of FMC Technologies, Mittuniversitetet and Swedish National Laboratory of Forensic Science. To the extent that any of our significant tenants experience a downturn in their businesses, their financial condition could be weakened and could result in their failure to make timely rental payments to us or their default under their leases, which could seriously harm our business, financial condition, liquidity and results of operations.

Events or occurrences that affect areas in which our real estate assets are geographically concentrated may impact our business, financial condition, liquidity and results of operations.

        Our operating performance will be impacted by the economic conditions of the specific markets in which we have concentrations of real estate assets. Upon completion of this offering and the REIT formation transactions, all of our properties will be located in Norway and Sweden. As a result of the geographic concentration of properties in these countries, we are particularly exposed to potential downturns in these economies and other changes in local real estate market conditions. In the event of adverse economic or other changes in these countries, our business, financial condition, liquidity and results of operations may be materially and adversely affected.

Our real estate investments are concentrated in office and industrial buildings, making us more vulnerable economically than if our investments were more diversified.

        As a REIT, we will invest primarily in real estate. We selectively own, acquire and manage office and industrial buildings. We are subject to risks inherent in concentrating investments in real estate.

The risks resulting from a lack of diversification become even greater as a result of our business strategy to invest primarily in office and industrial buildings. A downturn in the office and industrial building industry or in the commercial real estate industry generally could significantly adversely affect the value of our properties, which may have a material adverse effect on our business, financial condition and results of operations, our ability to make distributions to our stockholders and the trading price of our common stock. These adverse effects could be more pronounced than if we diversified our investments outside of real estate or outside of office and industrial buildings.

We may be unable to renew leases or re-lease space as leases expire, which could harm our operating results and ability to make distributions to our stockholders.

        Our properties were approximately 94.6% occupied in terms of gross leasable area as of September 30, 2014. As of September 30, 2014, the weighted average remaining lease term for these properties was 5.8 years. In addition, leases representing approximately 2.4%, 10.8% and 20.5% of our base rent as of September 30, 2014 are scheduled to expire in 2014, 2015 and 2016, respectively. We cannot assure you that our leases will be renewed, or that we will be able to find tenants for vacated space. To the extent that our properties, or portions of our properties, remain vacant for extended periods of time, we may receive reduced or no revenue from such properties. In addition, the sale value of a property could be diminished, because the market value of a particular property depends significantly upon the value of the leases of such property.

        Our business, financial condition, liquidity and results of operations depend upon our ability to maintain and increase occupancy at our properties, while also maintaining or increasing rental rates. Various factors, including competitive pricing pressure in our markets and the current global economic uncertainty, may cause the rental rates that we charge tenants to decline and our ability to maintain our current rental rates or increase those rates in the future may be limited. In addition, many of our properties are located outside of CBDs and may be in close proximity to undeveloped land. The construction of new, competing buildings in areas near our properties may also reduce our occupancy rates and the rental rates we may charge. Rental rates for expiring leases may be higher than those we are able to charge for new leases and we may also be required to offer greater concessions than we have previously. Accordingly, we cannot assure you that our properties will be re-leased at rental rates equal to or above our existing rental rates or that substantial rent abatements, tenant improvements, early termination rights or tenant-favorable renewal options will not be offered to attract new tenants or retain existing tenants. If we are unable to obtain sufficient rental rates across our portfolio, our business, financial condition, liquidity and results of operations would be materially and adversely affected.

We may be required to make significant capital expenditures to improve our properties in order to retain and attract tenants, causing a decline in our financial performance.

        We may be required to make rent or other concessions to tenants, accommodate requests for renovations or other improvements or provide additional services in order to retain tenants whose leases expire and to attract new tenants in sufficient numbers. As a result, we may have to make significant capital or other expenditures. We may need to raise debt or equity financing to make such expenditures, which may not be available on favorable terms, or at all. If we are unable to make required expenditures, we may not be able to retain tenants upon expiration of leases or attract new tenants, which would materially and adversely affect our business, financial condition, liquidity and results of operations.

Our growth will depend to a significant extent upon future acquisitions of real estate assets, and we may be unable to consummate acquisitions on advantageous terms or acquisitions may not perform as we expect.

        Our growth strategy is focused, in part, on the acquisition of real estate assets on favorable terms as opportunities arise. Our ability to acquire real estate assets on favorable terms is subject to the following risks:

  •
  we may be unable to acquire desired properties because of competition from real estate investors with more capital, including real estate funds;

  •
  we may not successfully manage and lease those properties to meet our expectations;

  •
  competition from other potential acquirers may significantly increase the purchase price of a desired property;

  •
  we may be unable to obtain the necessary debt or equity financing to consummate an acquisition on satisfactory terms or at all;

  •
  we may need to spend more than budgeted amounts to develop properties or to make necessary improvements or renovations to potential acquisitions;

  •
  agreements for the acquisition of properties are typically subject to customary conditions to closing, including satisfactory completion of due diligence investigations, and we may spend significant time and money on potential acquisitions that we do not consummate;

  •
  the process of acquiring or pursuing the acquisition of a new property may divert our senior management team's attention from our existing business operations;

  •
  we may be unable to quickly and efficiently integrate new acquisitions into our existing operations;

  •
  market conditions may result in higher than expected vacancy rates and lower than expected rental rates;

  •
  we may acquire properties without any recourse, or with only limited recourse, for liabilities, whether known or unknown, such as clean up of environmental contamination, claims by tenants, vendors or other persons against the former owners of the properties and claims for indemnification by general partners, directors, officers and others indemnified by the former owners of the properties; and

  •
  we may acquire real estate assets that do not perform as expected.

We may be unable to successfully expand our operations to new markets, which could materially and adversely affect our business, financial condition, liquidity and results of operations.

        If the opportunity arises, we may explore acquisitions of properties in new markets inside or outside of the Nordics. Each of the risks applicable to our ability to successfully acquire, integrate and operate properties in our current markets may also apply to our ability to successfully acquire, integrate and operate properties in new markets. In addition to these risks, we may not possess the same level of knowledge with respect to market dynamics and conditions of any new market in which we may attempt to expand, which could materially and adversely affect our capacity to expand into and operate in any such markets. We may be unable to obtain the desired returns on our investments in these new markets. Expansions into new countries may also expose us to additional currency fluctuation risks. If we are not successful in expanding into new markets, our business, financial condition, liquidity and results of operations may be materially and adversely affected.

We may be exposed to risks associated with property development.

        All of our properties are developed properties and therefore we have no current plan to engage in major development, construction or redevelopment activities other than tenant improvements or expansions in the ordinary course of business. However, we may in the future decide to do so, which would subject us to certain risks that are, in most cases, greater than the risk associated with the acquisition of fully developed and operating properties, including, without limitation:

  •
  significant time lag between commencement and stabilization of operations, subjecting us to greater risks due to fluctuations in the general economy, including global, regional and local economic downturns;

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  the availability and timely receipt of regulatory approvals;

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  the cost and timely completion of construction (including unanticipated risks beyond our control, such as weather or labor conditions, shortages of materials and construction overruns);

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  the availability and pricing of financing on satisfactory terms or at all; and

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  the ability to achieve an acceptable level of occupancy and rents upon completion to make the property profitable.

        These risks could result in substantial unanticipated delays or expenses and, under certain circumstances, could prevent completion of development or redevelopment projects once undertaken, any of which could have a material and adverse effect on our business, financial condition, liquidity and results of operations.

        In addition, our growth strategies include redeveloping certain existing properties. However, zoning plans governing our properties may prohibit redevelopment, and petitioning to amend zoning plans is often a lengthy and difficult process, which may delay our property redevelopment plans or make such plans more expensive.

Joint venture investments that we may make could be materially and adversely affected by our lack of sole decision-making authority, our reliance on our joint venture partners' financial condition and disputes between us and our joint venture partners.

        We may co-invest in properties with third parties through partnerships, joint ventures or other entities, acquiring noncontrolling interests in or sharing responsibility for managing the affairs of a property, partnership, joint venture or other entity. In this event, we would not be in a position to exercise sole decision-making authority regarding the property, partnership, joint venture or other entity. Investments through partnerships, joint ventures, or other entities may, under certain circumstances, involve risks not present were a third party not involved, including the possibility that joint venture partners might become bankrupt, fail to fund their share of required capital contributions, make poor business decisions or block or delay necessary decisions. Joint venture partners may have economic or other business interests or goals which are inconsistent with our business interests or goals, and may be in a position to take actions contrary to our policies or objectives. Such investments may also have the potential risk of impasses on decisions, such as a sale, because neither we nor our joint venture partners would have full control over the partnership or joint venture. Disputes between us and our joint venture partners may result in litigation or arbitration that would increase our expenses and prevent us from focusing our time and effort on our business. Consequently, actions by, or disputes with, our joint venture partners might result in subjecting the facilities owned by the partnership or joint venture to additional risk. In addition, we may in certain circumstances be liable for the actions of our joint venture partners.

We are exposed to risks associated with leasing properties to government tenants, including certain regulations applicable to government tenants that could adversely impact our ability to enter into leases with government tenants and the timing and cost of our leasing activities.

        Our properties are primarily leased to government tenants and government sponsored or controlled enterprises or agencies, and we are exposed to risks associated with leasing properties to such tenants. Tenants that are government entities may be required, under Nordic law, to make a public request for a competing bid prior to entering into a new lease agreement. However, such regulations do not apply for existing government tenants that are exercising a renewal or extension option in an already effective lease unless purpose-built modifications are made. We cannot assure you that existing regulatory policies will not materially and adversely affect us or the timing or cost of any future leasing arrangements with governmental tenants or that additional regulations will not be adopted that would increase such delays or result in additional costs. Our failure to enter into new leases with governmental tenants could have a material adverse effect on our business, financial condition, liquidity and results of operations.

        In addition, due to the inherent differences between private entities and sovereign entities, we may have incentives to treat our government-related tenants differently, including more favorably, than our other tenants. Accordingly, we may give concessions to or make compromises with our government-related tenants that we would not otherwise ordinarily give or make with respect to our other tenants. These concessions and compromises may have an adverse impact on our business and financial performance.

Because certain of our principal tenants are governmental entities, our properties may have a higher risk of terrorist attack than similar properties leased to non-governmental tenants.

        Because certain of our principal tenants are governmental entities, our properties are presumed to have a higher risk of terrorist attack than similar properties that are leased to non-governmental tenants. Some of our properties could be considered "high profile" targets because of the particular government tenant. Certain losses resulting from terrorist attacks may be uninsurable. Additional terrorism insurance may not be available at a reasonable price or at all.

Fluctuations in the values of the Norwegian Krone, Swedish Krona and the Danish Krone against the U.S. dollar may have a material and adverse effect on our financial performance.

        All of our leases are denominated in Swedish Krona and Norwegian Krone, and we expect that substantially all of our future leases will be denominated in the local currency of the nation in which the underlying property is located. In addition, we expect that a significant portion of our operating expenses will be transacted in local currencies. We also plan to report our results of operations and consolidated financial information in U.S. dollars. In addition, our operating partnership will pay distributions in local currencies or U.S. dollars, and we will pay distributions to our stockholders in U.S. dollars. Accordingly, our operating partnership may hold various foreign currencies at any given time and may enter into foreign currency hedging transactions. As a result, our results of operations as reported in U.S. dollars and our distributions to our stockholders will be impacted by fluctuations in the values of the local currencies in which we conduct our real property business or that are held or acquired for distribution to holders of OP shares against the U.S. dollar. We, our operating partnership and its subsidiaries, may enter into currency futures, swaps, forwards and options designed to hedge our foreign currency exposure. However, these hedges may not adequately protect us and may result in losses.

Our properties are geographically concentrated in Norway and Sweden, and we will be subject to social, political and economic risks of doing business in these countries or any other country we may own property.

        We conduct our business and we employ a substantial number of people outside of the United States. Circumstances and developments related to international operations that could negatively affect our business, financial condition, liquidity and results of operations include, but are not limited to, the following factors:

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  difficulties and costs of staffing and managing operations in the Nordics;

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  differing employment practices and labor issues;

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  volatility in currencies;

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  currency restrictions, which may prevent the transfer of capital and profits to the United States;

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  unexpected changes in regulatory requirements and other laws;

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  potentially adverse tax consequences;

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  the responsibility of complying with multiple and potentially conflicting laws, including with respect to corrupt practices, employment and licensing;

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  the impact of regional or country-specific business cycles and economic instability;

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  political instability, uncertainty over property rights, civil unrest, political activism or the escalation of terrorist activities;

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  foreign ownership restrictions; and

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  access to capital may be more restricted, or unavailable on favorable terms or at all in certain locations.

        Our growth also subjects us to certain risks, including risks associated with funding increasing headcount, integrating new offices and establishing effective controls and procedures to regulate the operations of new offices and to monitor compliance with regulations such as the Foreign Corrupt Practices Act and similar laws.

        In addition, our international operations and, specifically, the ability of our non-United States subsidiaries to dividend or otherwise transfer cash among our subsidiaries, including transfers of cash to pay interest and principal on our debt, may be affected by currency exchange control regulations, transfer pricing regulations and potentially adverse tax consequences, among other things.

Insurance on our properties may not adequately cover all losses and uninsured losses could materially and adversely affect us.

        Generally, we will be responsible for the costs of insurance coverage for the properties we lease to them, including for casualty, liability, fire, floods, earthquakes, extended coverage and rental or business interruption loss. However, there are certain risks, such as losses from terrorism, that are not generally insured against, or that are not generally fully insured against, because it is not deemed economically feasible or prudent to do so. In addition, changes in the cost or availability of insurance could expose us to uninsured casualty losses. Under certain circumstances insurance proceeds may not be sufficient to restore our economic position with respect to an affected property, and we could be materially and adversely affected. Furthermore, we do not have any insurance designated to limit any losses that we may incur as a result of known or unknown environmental conditions which are not caused by an insured event.

Certain of our properties may be subject to natural or other disasters, which could cause significant damage to our properties and materially and adversely affect our business, financial condition, liquidity and results of operations.

        Certain of our properties are located in areas which are more susceptible to, and could be significantly affected by, natural disasters that could cause significant damage to our properties. If we experience a loss, due to such natural disasters or other relevant factors, that is uninsured or which exceeds our policy limits, we could incur significant costs and lose the capital invested in the damaged properties, as well as the anticipated future revenue from those properties, which could materially and adversely affect our business, financial condition, liquidity and results of operations.

Contingent or unknown liabilities could materially and adversely affect our business, financial condition, liquidity and results of operations.

        As part of the REIT formation transactions, we will assume certain existing liabilities of the properties comprising our initial portfolio, some of which may be unknown or unquantifiable at the time their acquisition is consummated. Unknown liabilities might include liabilities for cleanup or remediation of undisclosed environmental conditions beyond the scope of our environmental insurance coverage, claims of tenants, sellers or other persons, and accrued but unpaid liabilities, whether incurred in the ordinary course of business or otherwise.

        The purchase and sale agreements pursuant to which our operating partnership will acquire the properties that will comprise our initial portfolio contain customary representations and warranties, including representations and warranties relating to the exemption from the registration requirements under the Securities Act for the offer and sale of OP shares in the REIT formation transactions, as well as customary indemnities for breaches of representations and warranties, subject to an indemnity limitation of $11.12 million. Although we performed a legal due diligence review in connection with our acquisition of each of our properties, this review did not include certain procedures designed to detect unknown liabilities, including reviews of occupancy certification and environmental conditions. We are subject to the risk that we will assume, as part of the REIT formation transactions, existing unknown liabilities with respect to these properties, which were not detected during the diligence procedures.

        In addition, we may in the future acquire properties, subject to liabilities and without any recourse, or with only limited recourse, with respect to unknown liabilities. As a result, if a claim were asserted against us based on ownership of any of these properties, we may have to pay substantial amounts to defend or settle the claim. If the magnitude of such unknown liabilities is high, individually or in the aggregate, our business, financial condition, liquidity and results of operations would be materially and adversely affected.

Technical advances and obsolescence may reduce the demand for our properties.

        Our largest tenant, PostNord, is a provider of logistics services to, from and within the Nordics. A significant portion of PostNord's business involves mailing and document shipping services. PostNord's business may be adversely affected by increased digitalization and other technological advances may reduce demand for these services. If PostNord's business suffers because of these technological advances, PostNord may not renew its leases with us or may seek to terminate its existing leases with us, which would harm our business. Similarly, technological advances that lead to the obsolescence of the products or services that our other tenants provide may reduce their demand for our properties and significantly harm our business.

Current favorable laws relating to our government-related tenants may be modified or eliminated in the future, and new laws that are adverse to our business may be enacted.

        We lease our properties primarily to government-related tenants. In Norway, Sweden and Denmark, municipal and government tenants cannot go bankrupt, and as such, they cannot discharge their obligations, including lease obligations, through a bankruptcy proceeding in the absence of a bankruptcy of the national government. However, these laws may be amended or new laws enacted in the future to eliminate or modify these prohibitions, which could harm the dependability of our revenue base and reduce our tenant retention rates.

Risks Related to the Real Estate Industry

Our assets may be subject to impairment charges.

        We will periodically evaluate our real estate investments and other assets for impairment indicators. The judgment regarding the existence of impairment indicators is based upon factors such as market conditions, tenant performance and legal structure. For example, the termination of a lease by a major tenant may lead to an impairment charge. If we determine that an impairment has occurred, we would be required to make an adjustment to the net carrying value of the asset which could have an adverse effect on our results of operations in the period in which the impairment charge is recorded.

Our financial performance and the value of our real estate assets are subject to general economic conditions and risks associated with such assets.

        Real estate assets are subject to various risks and fluctuations and cycles in demand and value, many of which are beyond our control. If our real estate assets do not generate sufficient income to meet operating expenses, including debt service, management and property administration fees and capital expenditures, then our financial performance will be materially and adversely affected. In addition, there are significant expenditures associated with an investment in real estate assets (such as debt payments, real estate taxes and maintenance costs) that generally do not decline when adverse business, economic or other circumstances reduce rental income. Income from and the value of our real estate assets may be materially and adversely affected by:

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  weakening of global or Nordic economic conditions, including as a result of the recent global economic uncertainty;

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  reduction in the attractiveness of our properties to existing or potential tenants;

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  financial condition of our existing tenants;

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  changes in supply of or demand for similar or competing properties;

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  greater-than-expected tenant turnover;

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  vacancies or our inability to lease space on favorable terms, or at all;

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  inability to collect rents from tenants, including as a result of financial difficulties or lease defaults by our tenants;

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  increase in interest rates or reduction in the availability of financing on attractive terms, which may render the purchase or sale of properties difficult, unattractive or impossible;

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  increases in operating costs and expenses without an ability to increase rents so as to offset such increases;

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  increase in costs of compliance with governmental regulations, including due to changes in tax, environmental and other local laws;

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  an inability to provide or arrange adequate property maintenance;

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  increases in the cost or reduction in the availability of insurance;

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  changes in laws, regulations and governmental policies, including, without limitation, tax, environmental and safety laws, governmental fiscal policies, and changes in enforcement thereof;

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  competition from other real estate investors with significant capital, including real estate funds;

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  unanticipated increases in costs associated with known or unknown adverse environmental conditions; and

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  general overbuilding or excess supply in our target markets.

        Our business, financial condition, liquidity and results of operations may also be affected by adverse economic developments, including the current fiscal crisis in the European Union, which may result in an economic slow-down in the Nordics as a whole or in the local markets where our properties may be located.

        In addition, to the extent we purchase real estate assets in an unstable market, we are subject to the risk that if the real estate market ceases to attract the same level of demand, or the number of companies seeking to acquire real estate assets decreases, our rental income may be materially and adversely affected or the value of our investments may not appreciate or may decrease significantly. The length and severity of any economic slow-down or downturn cannot be predicted, and our financial performance could be materially and adversely affected to the extent that an economic slow-down or downturn is prolonged or becomes severe.

Actions by our competitors may decrease, or prevent increases in, the occupancy and rental rates of our properties or may affect our ability to grow our portfolio.

        We compete with other owners, operators and developers of real estate properties in the Nordics, some of which own properties similar to ours in markets in which our properties are located. We may increasingly find ourselves in competition with large institutions that have greater resources than us or that may be able or willing to accept more risk than we can prudently manage. In addition, new real estate investment vehicles may enter the market, also seeking to take advantage of the tax advantages of investing in real estate through REITs or similar vehicles, which could significantly increase competitive pressures with respect to real estate activities in the Nordics. Some of our competitors may have greater financial resources than we do and may be able or willing to accept more risk than we are. In the future, competition from these entities may reduce the number of suitable investment opportunities available to us or increase the bargaining power of property owners seeking to sell. If our competitors offer space at rental rates below current market rates or below the rental rates we charge our tenants, we may lose tenants, and we may be pressured to reduce our rental rates in order to retain tenants. In addition, some competing properties may be newer, better located or otherwise more attractive than ours. As a result, our business, financial condition, liquidity and results of operations could be materially and adversely affected.

Real estate investments are not as liquid as other types of investments, which may reduce returns to investors.

        Real estate investments are not as liquid as other types of investments, and this lack of liquidity may limit our ability to react promptly to changes in economic, market or other conditions. Therefore, our ability at any time to sell assets may be restricted and this lack of liquidity may limit our ability to make changes to our portfolio promptly, which could materially and adversely affect our financial performance. In addition, in order to qualify as a REIT and maintain our REIT status, we may not be able to sell properties when we would otherwise choose to do so, due to market conditions or changes in our strategic plan.

        While our business objectives consist primarily of acquiring and deriving operating income from real estate assets, we expect that at times we will deem it appropriate or desirable to sell or otherwise dispose of certain of our real estate assets. Our ability to dispose of real estate assets on advantageous terms depends on factors beyond our control, including competition from other sellers, demand from potential buyers and the availability of attractive financing for potential buyers. We cannot predict the various market conditions affecting real estate investments which will exist at any particular time in the future. Due to the uncertainty of market conditions which may affect the future disposition of our real estate assets, we cannot assure you that we will be able to sell our real estate assets at a profit in the future. Accordingly, the extent to which we will realize potential appreciation on our real estate investments will be dependent upon fluctuating real estate market conditions. Furthermore, we may be required to make expenditures to correct defects or to make improvements before a property can be sold and we cannot assure you that we will have funds available to correct such defects or to make such improvements.

We own properties subject to ground leases that expose us to the loss of such properties upon breach or termination of the ground leases.

        A ground lease agreement permits a tenant to develop and/or operate a land parcel (property) during the lease period, after which the land parcel and all improvements revert back to the property owner. Under a ground lease, property improvements are owned by the property owner unless an exception is created and all relevant taxes incurred during the lease period are paid for by the tenant. Ground leases typically have a long duration generally ranging from 50 to 99 years with additional extension options. We own three properties through leasehold interests in the land underlying the buildings and we may acquire additional buildings in the future that are subject to similar ground leases. These three properties represent approximately 19.0% of our total net rentable square feet and have a weighted average remaining lease term of approximately 48.7 years, as of September 30, 2014. In addition we have two leasehold interests in land that are adjacent to other properties we own corresponding to approximately 97,930 net rentable square feet as of September 30, 2014. The two properties are improved with a variety of parking and cargo related uses, and are therefore not considered to have a meaningful impact to the financial performance of our buildings. As a lessee under a ground lease, we are exposed to the possibility of losing the property upon termination, or an earlier breach by us, of the ground lease, which may have a material adverse effect on our business, financial condition and results of operations, our ability to make distributions to our stockholders and the trading price of our common stock.

        One of our properties, Gullbergsvass, is subject to a ground lease with a remaining term of 40 years and with 20 year renewals. The current lease expires on January 11, 2054 and the annual leasehold rate is re-negotiated every ten years until such time. The land is owned by Jernhusen, a government-owned company. We are presently in dispute with Jernhusen regarding the annual leasehold rate effective November 1, 2014. At the time of the last such annual leasehold rate dispute with Jernhusen, we secured by court-order an unchanged annual leasehold rate. We consider this negotiation process to be typical and while we do not expect any change in the annual leasehold payment following a resolution of our dispute with Jernhusen, we may be unable to successfully conclude the annual leasehold rate negotiations within a reasonable time frame or at all.

Risks Related to our Financing

We may be unable to enter into the new credit facilities on commercially reasonable terms, or at all, which would have a material adverse effect on our business, financial condition and results of operations.

        We have executed commitment letters to enter into the new credit facilities, as described in more detail under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Contractual Obligations—New Credit Facilities." We cannot assure you that we will be able to enter into the new credit facilities on the terms contemplated by the commitment letters or at all. In the event we are unable to enter into the new credit facilities

(or enter into similar arrangements), our business could be adversely affected, which would have a material adverse effect on our business, financial condition and results of operations.

Our growth depends on external sources of capital, which may not be available on favorable terms or at all.

        We intend to grow through acquiring real estate assets, which we intend to finance largely through new debt or equity funding. We may not be in a position to take advantage of attractive investment opportunities for growth if we are unable, due to global or regional economic uncertainty, our own operating or financial performance or otherwise, to access capital markets on a timely basis and on favorable terms or at all.

        Our access to capital will depend upon a number of factors over which we have little or no control, including general market conditions and the market's perception of our current and potential future earnings. The availability of debt financing may be limited within the Nordics, and general rates and terms for debt financing may not be competitive with those of other countries such as the United States. According to Colliers International, an international commercial real estate services organization and industry analyst, property investors in the Nordics need to demonstrate sound financial positions to access debt. Additionally, in Denmark, local lenders are reportedly still constrained by pre-stipulated aggregate levels of exposure to the property sector. According to DTZ, an international real estate advisor and industry analyst, while financing for real property is stabilizing, in Sweden the pricing is still disadvantageous compared to that of the United States. In addition, domestic and international financial markets have exhibited substantial volatility and instability since the global financial crisis of 2008-2009, and the global economy continues to exhibit substantial uncertainty as a result of factors such as the fiscal crisis in the European Union. If general economic instability or downturn leads to an inability to borrow at attractive rates or at all, our ability to obtain capital to finance the purchase of real estate assets could be negatively impacted. In addition, financial covenants under credit facilities of other indebtedness may restrict our operational flexibility and our ability to grow our business, through acquisitions or otherwise, by means of debt financing.

        If we are unable to obtain capital on terms and conditions that we find acceptable, we likely will have to reduce the number of properties we can purchase and the levered return on the properties we do purchase may be lower. In addition, our ability to refinance all of our debt, on acceptable terms or at all, is subject to all of the above factors, and will also be affected by our future financial position, results of operations and cash flows, which additional factors are also subject to significant uncertainties, and therefore we may be unable to refinance our debt, as it matures, on acceptable terms or at all. All of these events would have a material adverse effect on our business, financial condition, liquidity and results of operations.

Because we expect to distribute substantially all of our taxable income to our stockholders, we will need additional capital to finance our growth and such capital may not be available on favorable terms or at all.

        We may need additional capital to fund our growth. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains and that it pay U.S. federal income tax at regular corporate rates to the extent that it annually distributes less than 100% of its taxable income. Because we intend to grow our business, this limitation may require us to incur additional debt or raise additional equity at a time when it may be disadvantageous to do so. We cannot assure you that debt and equity financing will be available to us on favorable terms, or at all, and debt financing may be restricted by the terms of any of our outstanding borrowings. If additional funds are not available to us, we could be forced to curtail or cease new asset originations and acquisitions, which could have a material adverse effect on our business, financial condition, liquidity and results of operations.

Our outstanding indebtedness upon completion of this offering reduces cash available for distribution and may expose us to the risk of default under our debt obligations.

        Upon completion of this offering and deployment of proceeds, we anticipate our total consolidated indebtedness will be approximately $625.4 million (based on September 30, 2014 pro forma outstanding balances), and we may incur significant additional debt to finance future acquisition activities.

        Payments of principal and interest on borrowings may leave us with insufficient cash resources to operate our properties or to pay the distributions currently contemplated or necessary to satisfy the requirements for REIT qualification. Our level of debt and the limitations imposed on us by our debt agreements could have significant material and adverse consequences, including the following:

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  our cash flow may be insufficient to meet our required principal and interest payments;

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  we may be unable to borrow additional funds as needed or on favorable terms, or at all;

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  we may be unable to refinance our indebtedness at maturity or the refinancing terms may be less favorable than the terms of our original indebtedness;

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  to the extent we borrow debt that bears interest at variable rates, increases in interest rates could materially increase our interest expense;

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  we may be forced to dispose of one or more of our properties, possibly on disadvantageous terms;

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  we may default on our obligations or violate restrictive covenants, in which case the lenders or mortgagees may accelerate our debt obligations, foreclose on the properties that secure their loans and take control of our properties that secure their loans and collect rents and other property income;

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  we could be subject to foreign currency exposure to the extent we need to convert cash into the currency in which our indebtedness is denominated in order satisfy payment obligations; and

  •
  our default under any one of our mortgage loans with cross default provisions could result in a default on other indebtedness.

        If any one of these events were to occur, our financial condition, results of operations, cash flow, per share trading price of our common stock and our ability to satisfy our principal and interest obligations and to make distributions to our stockholders could be materially and adversely affected.

Increases in interest rates could increase the amount of our debt payments and materially and adversely affect our business, financial condition, liquidity and results of operations.

        We expect to have approximately $122.6 million in indebtedness with variable interest rates outstanding upon completion of this offering and the deployment of the expected proceeds of this offering. In addition, we may in the future enter into credit facilities or otherwise incur additional indebtedness with variable interest rates. Therefore, increases in interest rates, if not completely and effectively hedged with financial counterparties able to perform, may increase our interest payments. In addition, if we need to repay existing debt during periods of rising interest rates, we may be required to incur additional indebtedness at higher rates. Increased interest payments reduce our ability to make distributions and reduce funds available to carry out our activities or pursue business opportunities.

We do not have a formal policy limiting the amount of debt we may incur. Our board of directors may change our leverage policy without stockholder approval.

        Although we are not required to maintain any particular leverage ratio, the amount of leverage we may employ for particular assets will depend upon the availability of particular types of financing and our assessment of the credit, liquidity, price volatility and other risks of those assets and financing counterparties. We currently intend to limit our borrowings so that our enterprise-wide loan-to-value ratio does not exceed 50% (measured at time of incurrence). However, our charter does not limit the amount of indebtedness we can incur and our board of directors has discretion to deviate from or change our leverage policy at any time, which could result in an investment portfolio with a different risk profile than contemplated in this prospectus.

We expect that any future indebtedness may contain covenants that restrict our operations and may inhibit our ability to grow our business and increase revenues.

        We expect that any future indebtedness may contain restrictions, covenants, and representations and warranties that, among other things, may require us to satisfy specified financial, asset quality, loan eligibility and loan performance tests. If we fail to meet or satisfy any of these covenants or representations and warranties, we would be in default under these agreements and our lenders could elect to declare all amounts outstanding under the agreements to be immediately due and payable, enforce their respective interests against collateral pledged under such agreements and restrict our ability to make additional borrowings. The covenants and restrictions we expect in any future indebtedness may restrict our ability to, among other things:

  •
  incur or guarantee additional debt;

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  make certain investments, originations or acquisitions;

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  make distributions on or repurchase or redeem our capital stock;

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  engage in mergers or consolidations;

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  reduce liquidity below certain levels;

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  grant liens;

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  incur operating losses for more than a specified period; and

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  enter into transactions with affiliates.

        These restrictions may interfere with our ability to obtain financing, or to engage in other business activities, which may significantly limit or harm our business, financial condition, liquidity and results of operations. A default and resulting repayment acceleration could significantly reduce our liquidity, which could require us to sell our assets to repay amounts due and outstanding.

        In addition, the terms of our new credit facilities for which we have executed commitment letters will prohibit us from paying dividends to our stockholders if any event of default occurs under those facilities, including events of default unrelated to our failure to pay amounts due under those facilities. If we are unable to pay dividends to our stockholders, we could fail to qualify as a REIT, which could significantly harm our results of operations and depress the trading price of our common stock.

Our hedging strategies may not be successful in mitigating our risks associated with interest rates or currency fluctuations and could reduce the overall returns on your investment.

        Subject to satisfying the requirements for qualification as a REIT, we may use derivative financial instruments to provide a level of protection against interest rate or currency fluctuation risks, but no hedging strategy can protect us completely. Hedging instruments involve risks, such as the risk that the counterparties may fail to honor their obligations under these arrangements and that these arrangements may not be effective in reducing our exposure to interest rate changes or currency fluctuations. In addition, the nature and timing of hedging transactions may influence the effectiveness of our hedging strategies. Poorly designed strategies or improperly executed transactions could instead have the effect of increasing our risk and losses. Moreover, hedging strategies involve transaction and other costs. We cannot assure you that our hedging strategy and the derivatives that we use will adequately offset the risk of interest rate volatility, currency fluctuations or that our hedging transactions will not result in losses that may reduce the overall return on your investment.

 Risks Relating to Regulation

Our properties will be subject to extensive regulations, which may result in significant costs and materially and adversely affect our business, financial condition, liquidity and results of operations.

        Our properties will be subject to various local laws and regulatory requirements. Local property regulations may restrict the use of properties we acquire and may require us to obtain approval from local authorities with respect to our properties, including prior to acquiring a property or when developing or undertaking renovations. Among other things, these restrictions may relate to the use of water and the discharge of waste water, fire and safety, seismic conditions, asbestos-cleanup or hazardous material abatement requirements. We cannot assure you that existing regulatory policies will not materially and adversely affect us or the timing or cost of any future acquisitions, developments or renovations, or that additional regulations will not be adopted that would increase such delays or result in additional costs. Our failure to obtain such regulatory approvals could have a material adverse effect on our business, financial condition, liquidity and results of operations.

Compliance with environmental laws could materially increase our operating expenses.

        There may be environmental conditions associated with our properties of which we are unaware. If environmental contamination exists on our properties, we could become subject to liability for the contamination. The presence of hazardous substances on a property may materially and adversely affect our ability to sell the property and we may incur substantial remediation costs. In addition, although we may in certain circumstances require in our leases that tenants operate in compliance with all applicable laws and indemnify us against any environmental liabilities arising from a tenant's activities on the property, we could nonetheless be subject to liability by virtue of our ownership interest and we cannot be sure that our tenants would satisfy their indemnification obligations to us. Such environmental liability exposure associated with our properties could harm our business, financial condition, liquidity and results of operations.

Compliance or failure to comply with certain rules on accessibility for disabled persons under the Norwegian Planning and Building Act, the Swedish Planning and Building Act and under the Danish Buildings Act and other similar regulations could result in substantial costs.

        Under the Norwegian Planning and Building Act, the Swedish Planning and Building Act and the Danish Buildings Act (including regulations based on such acts), places of public accommodation and working buildings, including outdoor areas, must meet certain requirements related to access and use by disabled persons. Noncompliance could result in injunctions, the imposition of fines or the award of damages to injured parties. In Sweden and Denmark, relevant authorities may, at the property owner's cost, have certain measures carried out so that the real estate complies with relevant requirements. In Norway severe cases of noncompliance may also be subject to criminal prosecution. If we are required to make unanticipated expenditures to comply with accessibility laws and regulations in relation to our properties our cash flows and the amounts available for distributions to our stockholders may be materially and adversely affected. Even though we believe that our properties are currently in material compliance with these regulatory requirements, the requirements may change, or new requirements may be imposed, that could require significant unanticipated expenditures by us that will affect our cash flows and results of operations.

The preparation of our financial statements involves use of estimates, judgments and assumptions, and our financial statements may be materially affected if our estimates prove to be inaccurate.

        Financial statements prepared in accordance with U.S. GAAP require the use of estimates, judgments and assumptions that affect the reported amounts. Different estimates, judgments and assumptions reasonably could be used that would have a material effect on the financial statements, and changes in these estimates, judgments and assumptions are likely to occur from period to period in the future. We do not have extensive experience in complying with U.S. GAAP and REIT rules or with the financial statement requirements for U.S. public companies. Significant areas of accounting requiring the application of management's judgment include, but are not limited to determining the fair value of our assets. These estimates, judgments and assumptions are inherently uncertain and, if they prove to be wrong, then we face the risk that charges to income will be required. In addition, because we are a newly formed entity formed in connection with the REIT formation transactions, we have in some of these areas limited experience in making these estimates, judgments and assumptions and the risk of future charges to income may be greater than if we had more experience in these areas. Any such charges could significantly harm our business, financial condition, results of operations and the price of our securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies" for a discussion of the accounting estimates, judgments and assumptions that we believe are the most critical to an understanding of our business, financial condition and results of operations.

Separate subsidiaries owned by the parent company of Obligo have been subject to adverse regulatory proceedings in the Nordics and there can be no assurance that additional regulatory matters or proceedings will not arise in the future.

        In 2007, through the adoption by the European Union of the Markets in Financial Instruments Directive (MiFID), which was implemented into Norwegian law by the Norwegian Securities Trading Act, Norway increased the level of regulatory oversight for companies providing investment services. In 2008, acting under this newly created authority, the Norwegian Financial Supervisory Authority, or the NFSA, commenced an on site inspection of a subsidiary then owned by the parent company of Obligo, which was licensed to provide investment advisory services primarily to retail investors in Norway. The NFSA informed this subsidiary that the NFSA had as a result of this inspection found serious, systematic deficiencies in how this subsidiary conducted its operations compared to the requirements set out in the newly created Norwegian Securities Trading Act. In response to these findings, this subsidiary returned its investment services license to the NFSA and transferred aspects of its business to another licensed subsidiary within the parent company group. In 2011, the NFSA conducted a further on site inspection of this other subsidiary in which the NFSA found continuing deficiencies in how this subsidiary conducted its operations compared to the Norwegian Securities Trading Act requirements. These findings, as well as the findings of its prior inspection, eventually led the NFSA in 2012 to vote to take one of the principal remedies available to the NFSA under Norwegian law, which was to revoke this subsidiary's license to provide investment services. The parent company has informed us that, in response to this action, the parent company sought to enhance compliance and internal controls and also offered clients the opportunity to transition their accounts to another subsidiary, Navigea Securities AS, or Navigea, which was acquired by the parent company in 2009. As part of this transition, former clients were offered the opportunity to select either a securities account that offered advisory services in exchange for an annual advisory fee or an account that did not offer advisory services but carried a transaction by transaction fee arrangement. In April 2013, the NFSA undertook a further on site inspection of Navigea. Notwithstanding the efforts the parent company has informed us that it took to enhance regulatory and compliance oversight at Navigea, the NFSA issued a further report in October 2013, and in June 2014 again voted to revoke the license that allowed the reconstituted company to provide investment services. To support its findings, the NFSA cited both the prior issues raised in its previous findings in 2009 and 2012 relating to the predecessor companies and concluded that the reconstituted company recommended the account with an annual advisory fee arrangement in preference to the transaction by transaction fee arrangement without completing in the NFSA's judgment an accurate evaluation of whether or not the advisory service concept was suitable for and in the best interest of each client. As a consequence of the actions taken by the NFSA, the parent company, in June of 2014, announced its decision to wind down the activities of Navigea.

        Although we are an internally managed company that does not rely on an external investment manager and although none of our officers, directors or employees had any operational or managerial role at any of the subsidiaries inspected by the NFSA or any involvement in or responsibility for any of the matters raised by the NFSA relating to those subsidiaries, because we conduct our business and affairs in the Nordics and because the existing entities (which are to a significant extent owned by former clients of Navigea and its predecessor companies) that will become the holders of OP shares upon completion of the formation transaction are organized in the Nordics, we are subject to regulation and oversight by securities and other regulatory authorities in the Nordics. As a result, there can be no assurance that regulatory matters or proceedings in the Nordics relating to us will not arise in the future, which could require us to spend monetary and managerial resources to address any such matters and which could adversely affect our business. In addition, given the previous matters relating to the subsidiaries of Obligo's parent company, there can be no assurance that regulatory matters or proceedings relating to Obligo (which will provide transitional services to us for a limited time after this offering) or its affiliates will not arise in the future, which could adversely impact Obligo's business or its ability to provide transitional services to us or, given the fact that all of our management has served as senior officers and employees of Obligo, could require the expenditure of managerial resources by us or by Obligo to address any such matters.

Risks Related to Our Organization and Structure

There are conflicts of interest in our relationship with Obligo, which could result in decisions that are not in the best interests of our stockholders.

        We are subject to conflicts of interest arising out of our relationship with Obligo. Under the employment agreements we expect to enter into with certain of our executive officers, such executive officers will be permitted to provide transition services to Obligo and Obligo-managed investment vehicles during a specified transition period. During this period, our executive officers will retain their current titles at Obligo and may have conflicts between their duties to us and their duties to, and interests in, Obligo. During turbulent conditions in the real estate industry, distress in the credit markets or other times when we will need focused support and assistance from our executive officers, other entities for which Obligo also acts as an investment manager will likewise require greater focus and attention, placing our executive officers in high demand. In such situations, we may not receive the necessary support and assistance we require or would otherwise receive if Obligo did not act as an investment manager for other entities.

        Obligo also serves as manager of each of the investment vehicles that will contribute properties to us in the REIT formation transactions. Following the completion of this offering and the REIT formation transactions, we, under the purchase and sale agreements, will be entitled to indemnification and damages in the event of breaches of representations and warranties made by these investment vehicles, subject to an indemnity limitation of $11.12 million. In addition, we will enter into an interim transition agreement with Obligo pursuant to which Obligo will agree to provide us with access to certain personnel infrastructure and support. Because of our described business arrangement with Obligo, and their support during the referenced transition period, we may choose not to enforce, or to enforce less vigorously, our rights under the contribution agreements or the interim transition agreement. In addition, under the existing organizational documents of EBH II, Obligo and its affiliates may be entitled to receive a percentage of the OP shares indirectly received by EBH II in the REIT formation transactions based on EBH II's performance and the value of the consideration to be received by holders of interests in EBH II upon completion of this offering.

The internalization of our management structure will expose us to new and additional responsibilities, costs and risks.

        We will internalize our management structure prior to the completion of this offering. The internalization will expose us to new and additional responsibilities, costs and risks. For example, while we will not be responsible for paying advisory management fees and other charges to Obligo, who managed the properties that will comprise our initial portfolio of properties, we will incur direct overhead costs, as we will be responsible for the compensation and benefits of our officers and other personnel who were previously paid by Obligo. If our properties do not perform as anticipated or if we fail to raise additional financing, we may not be able to cover these overhead costs. We will also be subject to potential liabilities that are commonly faced by employers, such as workers' disability and compensation claims, potential labor disputes and other employee-related liabilities and grievances. Accordingly, the internalization of our management structure could adversely affect our financial condition and operating results.

        In the internalization, Obligo is contributing to us our six most senior officers but no other employees or operational assets. Accordingly, in connection with the internalization, we will enter into an interim transition agreement with Obligo pursuant to which Obligo will agree to, among other things, provide us with access to certain infrastructure and supporting services, including substantially all of our asset and property management personnel, information technology systems and financial reporting infrastructure, including relevant employees. Until we establish our own independent employee base, infrastructure and internal capabilities, we will rely significantly on Obligo's infrastructure and supporting services to operate our business successfully. If Obligo does not perform its obligations under the interim transition agreement, we may be unable to manage our assets, properties or personnel, or timely report our financial results and our business will suffer.

        In addition, the employment agreements we expect to enter into with certain of our executive officers will permit those officers to provide transition services to Obligo and Obligo-managed investment vehicles under their existing titles with Obligo during a specified transition period. The responsibilities these officers may have to Obligo or such vehicles may interfere with their ability to spend adequate time on our affairs and create conflicts as to their duties to us versus Obligo.

Investors will not have an ability to evaluate our future investments, and our past performance is not an indication of our future success.

        Beyond our initial portfolio, investors will have no opportunity to evaluate the terms of transactions or other economic or financial data concerning our future investments. You must rely entirely on the management ability of our senior management team and the oversight of our board of directors. The historical performance of properties managed by Obligo may not be indicative of our future performance.

Our business could be harmed if key personnel terminate their employment with us.

        Our success depends, to a significant extent, on the continued services of our senior management team. Upon completion of this offering and the REIT formation transactions, several of our officers will enter into new employment agreements with us. These employment agreements provide for an initial four year term of employment for these executives. Notwithstanding these agreements, there can be no assurance that any of them will remain employed by us. We do not maintain key person life insurance on any of our officers. The loss of services of one or more members of our senior management team, particularly, could harm our business and our prospects.

We have no experience operating our business as a REIT, U.S. company, Luxembourg corporate partnership or public company and have limited experience reporting in U.S. GAAP.

        We have no experience operating, and our senior management team and its personnel do not have any experience managing, a publicly-traded Maryland corporation operating so as to qualify as a REIT for U.S. federal income tax purposes or a corporate partnership limited by shares (société en commandite par actions) organized under the laws of the Grand Duchy of Luxembourg. The U.S. securities laws and regulations and the REIT rules and regulations are highly technical and complex and the failure to comply with these rules and regulations could force us to pay additional taxes, interest or penalties. The inexperience of our senior management team with respect to managing a public Maryland corporation operating so as to qualify as a REIT may hinder our ability to achieve our objectives or result in our failure to comply with applicable regulatory requirements under U.S. federal income tax law or payment of additional taxes and penalties, which could be significant in amount. As a result, we cannot assure you that we will be able to successfully maintain our compliance with applicable regulations.

Certain provisions of Maryland law could inhibit changes in control.

        Certain provisions of the Maryland General Corporation Law, or MGCL, may have the effect of deterring a third party from making a proposal to acquire us or of impeding a change in control under circumstances that otherwise could provide the holders of our common stock with the opportunity to realize a premium over the then-prevailing market price of our common stock. We are subject to the "business combination" provisions of the MGCL that, subject to limitations, prohibit certain business combinations (including a merger, consolidation, statutory share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities) between us and an "interested stockholder" (defined generally as any person who beneficially owns 10% or more of our then outstanding voting stock or an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of our then outstanding voting stock) or an affiliate thereof for five years after the most recent date on which the stockholder becomes an interested stockholder. After the five-year prohibition, any business combination between us and an interested stockholder generally must be recommended by our board of directors and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding shares of our voting stock and (ii) two-thirds of the votes entitled to be cast by holders of our voting stock other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These super-majority vote requirements do not apply if, among other conditions, our common stockholders receive a minimum price, as defined under the MGCL, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder. Our board of directors has by resolution exempted business combinations between us and any other person. Our bylaws provide that this resolution or any other resolution of our board of directors exempting any business combination from the business combination provisions of the MGCL may only be revoked, altered or amended, and our board of directors may only adopt any resolution inconsistent with any such resolution (including an amendment to that bylaw provision), with the affirmative vote of a majority of the votes cast on the matter by holders of outstanding shares of our common stock. As a result, any person may be able to enter into business combinations with us that may not be in the best interests of our stockholders, without compliance with the 5-year moratorium and other provisions of the statute. We cannot assure you that our board of directors will not recommend to stockholders that our board of directors alter or repeal this resolution in the future. An alteration or repeal of the resolution described above will not have any effect on any business combinations that have been consummated or upon any agreements existing at the time of such modification or repeal.

        The "control share" provisions of the MGCL provide that, subject to certain exceptions, a holder of "control shares" of a Maryland corporation (defined as shares which, when aggregated with all other shares controlled by the stockholder (except solely by virtue of a revocable proxy), entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a "control share acquisition" (defined as the direct or indirect acquisition of ownership or control of issued and outstanding "control shares") has no voting rights with respect to such shares except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding votes entitled to be cast by the acquiror of control shares, our officers and our personnel who are also our directors. Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. This bylaw provision may be amended only by our board of directors with the affirmative vote of a majority of the votes cast on such an amendment by holders of outstanding shares of our common stock.

        The "unsolicited takeover" provisions of Title 3, Subtitle 8 of the MGCL permit our board of directors, without stockholder approval and regardless of what is currently provided in our charter or bylaws, to implement certain takeover defenses, some of which (for example, a classified board) we do not yet have. Our charter contains a provision whereby we have elected to be subject to the provisions of Title 3, Subtitle 8 of the MGCL, pursuant to which our board of directors has the exclusive power to fill vacancies on our board of directors. These provisions may have the effect of inhibiting a third party from making an acquisition proposal for us or of delaying, deferring or preventing a change in control of us under the circumstances that otherwise could provide the holders of shares of common stock with the opportunity to realize a premium over the then current market price. See "Certain Provisions of the Maryland General Corporation Law and Our Charter and Bylaws—Business Combinations," "—Control Share Acquisitions" and "—Subtitle 8."

Our authorized but unissued shares of common and preferred stock may prevent a change in our control.

        Our charter permits our board of directors to authorize us to issue additional shares of our authorized but unissued common or preferred stock. In addition, our board of directors may, without stockholder approval, amend our charter to increase the aggregate number of our shares of stock or the number of shares of stock of any class or series that we have the authority to issue and classify or reclassify any unissued shares of common or preferred stock and set the terms of the classified or reclassified shares. As a result, our board of directors may establish a class or series of shares of common or preferred stock that could delay or prevent a transaction or a change in control that might involve a premium price for shares of our common stock or otherwise be in the best interest of our stockholders.

Our duties as the sole manager of the local holding company could create conflicts of interest, which may impede business decisions that could benefit our stockholders.

        The local holding company will hold all of the OP shares issued in the REIT formation transactions, other than the GP shares held by us, and our GP subsidiary will act as the sole manager of the local holding company. In executing its mandate as sole manager of the local holding company, our GP subsidiary must act in the best interests of the local holding company with the loyalty, care and diligence which an ordinarily prudent person would in its position. The discharge of its duties as sole manager of the local holding company may conflict with the interests of our stockholders, however our GP subsidiary will have a duty to the local holding company as sole manager thereof in this regard irrespective of whether this may not be favorable to our stockholders.

Our rights and the rights of our stockholders to take action against our directors and officers are limited, which could limit your recourse in the event of actions not in your best interests.

        Our charter eliminates the liability of our present and former directors and officers to us and our stockholders for money damages to the maximum extent permitted under Maryland law. Under Maryland law, our present and former directors and officers will not have any liability to us or our stockholders for money damages other than liability resulting from:

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  actual receipt of an improper benefit or profit in money, property or services; or

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  active and deliberate dishonesty by the director or officer that was established by a final judgment and was material to the cause of action adjudicated.

        Our charter authorizes us to indemnify our directors and officers for actions taken by them in those and other capacities to the maximum extent permitted by Maryland law. Our bylaws require us to indemnify each present and former director or officer, and each person who served any predecessor of our company, including our predecessor, in a similar capacity, to the maximum extent permitted by Maryland law, in connection with the defense of any proceeding to which he or she is made, or threatened to be made, a party or a witness by reason of his or her service to us or our predecessor. In addition, we may be obligated to pay or reimburse the expenses incurred by such persons in connection with any such proceedings without requiring a preliminary determination of their ultimate entitlement to indemnification. See "Certain Provisions of Maryland General Corporation Law and Our Charter and Bylaws—Indemnification and Limitation of Directors' and Officers' Liability."

You may face difficulties in protecting your interests and your ability to protect your rights through the U.S. federal courts may be limited.

        Our operating partnership is incorporated in Luxembourg, some of the members of our board of directors and our senior management team reside in Norway, and substantially all of our assets and some or all of the assets of such persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or entities or to enforce against them judgments obtained in U.S. courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States. Even if you are successful in bringing an action of this kind, the laws of Luxembourg, Norway and/or Sweden may render you unable to enforce a judgment against our assets or the assets of our directors and officers located in those jurisdictions. For more information regarding the relevant laws of these jurisdictions, see "Enforceability of Civil Liabilities."

Our charter contains provisions that make removal of our directors difficult, which could make it difficult for our stockholders to effect changes to our management.

        Our charter provides that, subject to the rights of holders of any series of preferred stock, a director may be removed with or without cause upon the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors. Upon completion of this offering, vacancies may be filled only by a majority of the remaining directors in office, even if less than a quorum. These requirements make it more difficult to change our management by removing and replacing directors and may prevent a change in control of our company that is in the best interests of our stockholders.

Ownership limitations may restrict change of control or business combination opportunities in which our stockholders might receive a premium for their shares.

        In order for us to qualify as a REIT under the Code, shares of our stock must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of our stock may be owned, directly or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made). To assist us in preserving our REIT qualification, among other purposes, our charter generally prohibits any person from directly or indirectly owning more than 9.8% by value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock, of the outstanding shares of any class or series of our preferred stock and of the outstanding shares of our capital stock. These ownership limits and other restrictions could have the effect of discouraging a takeover or other transaction in which holders of our common stock might receive a premium for their shares over the then prevailing market price or which holders might believe to be otherwise in their best interests.

We expect to become subject to financial reporting and other requirements for which our accounting, internal audit and other management systems and resources may not be adequately prepared.

        Following this offering, we will become subject to reporting and other obligations under the Securities Exchange Act of 1934, as amended, or the Exchange Act, including the requirements of Section 404 of the Sarbanes-Oxley Act. Section 404 requires annual management assessments of the effectiveness of our internal controls over financial reporting and, after we are no longer an "emerging growth company" for purposes of the JOBS Act, our independent registered public accounting firm to express an opinion on the effectiveness of our internal controls over financial reporting. To the extent applicable, these reporting and other obligations place or will place significant demands on our management, administrative, operational, internal audit and accounting resources and will cause us to incur significant expenses. We may need to upgrade our systems or create new systems; implement additional financial and management controls, reporting systems and procedures; expand or outsource our internal audit function; and hire additional accounting, internal audit and finance staff. If we are unable to accomplish these objectives in a timely and effective fashion, our ability to comply with the financial reporting requirements and other rules that apply to reporting companies could be impaired. We expect to have in place accounting, internal audit and other management systems and resources that will allow us to maintain compliance with the requirements of the Sarbanes-Oxley Act either at the time of the completion of this offering or at the end of any phase-in periods following the completion of this offering permitted by the NYSE, the Securities and Exchange Commission, or the SEC, and the JOBS Act. Any failure to maintain effective internal controls could have a material adverse effect on our business, operating results and stock price.

Pursuant to the recently enacted JOBS Act, we are eligible to take advantage of certain specified reduced disclosure and other requirements that are otherwise generally applicable to public companies for so long as we are an "emerging growth company."

        We are an "emerging growth company" as defined in the JOBS Act and we are eligible to take advantage of certain specified reduced disclosure and other requirements that are otherwise generally applicable to public companies that are not "emerging growth companies" including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an "emerging growth company." We would cease to be an "emerging growth company" if we have more than $1 billion in annual gross revenues, we have more than $700 million in market value of our common stock held by non-affiliates or we issue more than $1 billion of non-convertible debt over a three-year period. If we do take advantage of any or all of these exemptions, we do not know if some investors will find our common stock less attractive as a result. The result may be a less active trading market for our common stock and our stock price may be more volatile.

We have identified a material weakness in our internal control over financial reporting which could, if not remediated, result in material misstatements in our financial statements.

        In connection with the preparation of our financial statements as of and for the nine months ended September 30, 2014, we concluded there is a material weakness in internal control over financial reporting related to deficiencies in the financial statement close process. Under standards established by the Public Company Accounting Oversight Board, a material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected and corrected on a timely basis.

        The primary factors contributing to the material weakness, which relates to our financial statement close process, were:

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  Our local accounting teams in the Nordics that initially prepared the financial statements were trained under local Swedish and Norwegian GAAP. At that time they lacked sufficient U.S. GAAP knowledge and a detailed U.S. GAAP accounting policy that could be followed during the process of day to day bookkeeping.

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  Our resources at the entity level were insufficient to provide reasonable assurance that transactions are recorded to permit the preparation of financial statements in conformity with U.S. GAAP. As a result we were unable to detect on a timely basis a material error in the historical financial statements of one entity and immaterial errors in the financial statements of another entity. As a result, the Statement of Revenue and Certain Expenses of EBH I were restated for the nine months ended September 30, 2013.

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  At the time of the preparation of these financial statements, we had not yet constituted our board of directors and our board of directors had not yet constituted its audit committee to provide sufficient oversight and governance for our internal accounting functions.

        We have already taken steps and are continuing to take steps to remediate the material weakness. These steps include the continued development and implementation of formal policies, improved processes and documented procedures, as well as the continued hiring of additional finance personnel with U.S. GAAP knowledge and training. In addition, upon completion of this offering, the audit committee of our board of directors will be in place. The actions that we are taking are subject to ongoing senior management review, as well as audit committee oversight. Although we plan to complete this remediation process as quickly as possible, we cannot at this time estimate how long it will take, and our initiatives may not prove to be successful in remediating this material weakness. If our remedial measures are insufficient to address the material weakness, or if additional material weaknesses or significant deficiencies in our internal control over financial reporting are discovered or occur in the future, our consolidated financial statements may contain material misstatements and we could be required to restate our financial results. In addition, if we are unable to successfully remediate this material weakness and if we are unable to produce accurate and timely financial statements, our stock price may be adversely affected and we may be unable to maintain compliance with applicable stock exchange listing requirements.

        We are not currently required to comply with Section 404 of the Sarbanes-Oxley Act, and are therefore not currently required to make an assessment of the effectiveness of our internal controls. However, we will need to evaluate our internal controls over financial reporting in connection with Section 404 of the Sarbanes-Oxley Act for the year ending December 31, 2015. Our independent registered public accounting firm will also be required to report on our internal control over financial reporting upon the later of the year following our first annual report required to be filed with the SEC or the date that we are no longer an emerging growth company under the SEC's rules. This assessment will need to include disclosure of any material weaknesses in our internal control over financial reporting identified by our management, as well as our auditors' attestation report on our internal controls over financial reporting. In addition, when required, if we are unable to assert that our internal control over financial reporting is effective, or if our auditors are unable to express an opinion on the effectiveness of our internal control over financial reporting, we could lose investor confidence in the accuracy and completeness of our financial reports, which could have a material adverse effect on the price of our common stock.

Risks Related to Our Common Stock

There is no public market for our common stock and a market may never develop which could cause our common stock to trade at a discount and make it difficult for holders of our common stock to sell their shares.

        Shares of our common stock are newly-issued securities for which there is no established trading market. Our common stock has been approved for listing on the NYSE, subject to official notice of issuance. However, there can be no assurance that an active trading market for our common stock will develop, or if one develops, be maintained. Accordingly, no assurance can be given as to the ability of our stockholders to sell their common stock or the price that our stockholders may obtain for their common stock.

        Some of the factors that could negatively affect the market price of our common stock include:

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  our actual or projected operating results, financial condition, cash flows and liquidity or changes in business strategy or prospects;

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  our ability to acquire our target assets on preferable terms or at all;

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  equity issuances by us, or share resales by our stockholders, or the perception that such issuances or resales may occur;

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  actual or anticipated accounting problems;

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  publication of research reports about us or the real estate industry in the Nordics;

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  changes in market valuations of similar companies;

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  adverse market reaction to any increased indebtedness we may incur in the future;

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  interest rate changes;

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  additions to or departures of our senior management team;

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  speculation in the press or investment community;

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  our failure to meet, or the lowering of, our earnings estimates or those of any securities analysts;

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  changes in governmental policies, regulations or laws;

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  failure to qualify, or maintain our qualification, as a REIT;

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  price and volume fluctuations in the stock market generally; and

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  general market and economic conditions, including the current state of the credit and capital markets.

        Market factors unrelated to our performance could also negatively impact the market price of our common stock. One of the factors that investors may consider in deciding whether to buy or sell our common stock is our distribution rate as a percentage of our stock price relative to market interest rates. If market interest rates increase, prospective investors may demand a higher distribution rate or seek alternative investments paying higher dividends or interest. As a result, interest rate fluctuations and conditions in capital markets can affect the market value of our common stock.

Common stock and preferred stock eligible for future sale may have material and adverse effects on our share price.

        Subject to applicable law, our board of directors, without stockholder approval, may authorize us to issue additional authorized and unissued shares of common stock and preferred stock on the terms and for the consideration it deems appropriate. In addition we will issue (i) 24,668,442 OP shares in the consolidation transactions involving EBH II, EBH I, the TRES portfolio and the Kongsberg portfolio, (ii) 369,565 OP shares in the internalization transaction and (iii) an additional 217,391 LTIP units to Wunderlich Securities in connection with the closing of this offering. In addition, an additional 869,565 shares of restricted common stock, OP shares or LTIP units in our operating partnership were previously either purchased in connection with the formation of our operating partnership or will be granted or purchased under our Equity Incentive Plan concurrently with the closing of this offering (subject to a three year vesting schedule). Finally, an additional 369,565 shares of common stock may be issued upon redemption of OP shares that may be issued upon the achievement of certain performance thresholds relating to the class B OP shares issued in the internalization transaction. See "Polar Star Operating Partnership S.C.A Articles of Incorporation—Redemption of OP Shares." We have granted registration rights to those persons who will receive common stock issuable upon exchange of OP shares in such transactions.

        We will bear the expenses incident to these registration requirements except that we will not bear the costs of (i) any underwriting fees, discounts or commissions, (ii) out-of-pocket expenses of the persons exercising the registration rights or (iii) transfer taxes.

        The holders of OP shares or class B OP shares we will issue in connection with our REIT formation transactions, the internalization or in the future will have the right, in certain circumstances, to cause their shares to be redeemed for cash or, at our election, shares of our common stock. In addition, there will be               shares of common stock available for future issuance and sale under our Equity Incentive Plan following this offering. The conversion of these OP shares or class B OP shares into our common stock and the issuance and sale of awards under our Equity Incentive Plan will dilute the ownership interests of our existing stockholders and may depress the trading price of our common stock.

        We cannot predict the effect, if any, of future sales of our common stock or the availability of shares for future sales, on the market price of our common stock. The market price of our common stock may decline significantly when the restrictions on resale by certain of our stockholders lapse. Sales of substantial amounts of common stock or the perception that such sales could occur may materially and adversely affect the prevailing market price for our common stock.

We cannot assure you of our ability to make distributions in the future. We may be required to borrow funds to make distributions.

        We intend to make regular quarterly distributions to our stockholders and holders of OP shares. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay U.S. federal income tax at regular corporate rates to the extent that it annually distributes less than 100% of its taxable income. We generally intend over time to distribute 100% of our taxable income so as to satisfy the requirements for qualification as a REIT and avoid the payment of corporate level U.S. federal income taxes on our undistributed income. Any distributions we make will be at the direction of our board of directors and will depend upon a number of factors, including our earnings and financial conditions. If sufficient cash is not available for distribution from our operations, we may have to fund distributions from working capital or to borrow to provide funds for such distribution, or to reduce the amount of such distribution. See "Distribution Policy." However, we have no intention to use the net proceeds from this offering to make distributions. We cannot assure you that distributions will be made or sustained. Any distributions we pay in the future will depend upon our actual results of operations, economic conditions and other factors that could differ materially from our current expectations.

The market price of our common stock could be materially and adversely affected by our level of cash distributions.

        The market value of the equity securities of a REIT is based primarily upon the market's perception of the REIT's growth potential and its current and potential future cash distributions, whether from operations, sales or refinancings, and is secondarily based upon the real estate market value of the underlying assets. For that reason, our common stock may trade at prices that are higher or lower than our net asset value per share. To the extent we retain operating cash flow for investment purposes, working capital reserves or other purposes, these retained funds, while increasing the value of our underlying assets, may not correspondingly increase the market price of our common stock. Our failure to meet the market's expectations with regard to future earnings and cash distributions likely would materially and adversely affect the market price of our common stock.

Future offerings of debt or preferred equity securities, which may rank senior to our common stock, may materially and adversely affect the market price of our common stock.

        If we decide to issue debt securities in the future, which would rank senior to our common stock, it is likely that they will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additionally, any preferred equity securities or convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock and may result in dilution to owners of our common stock. We and, indirectly, our stockholders will bear the cost of issuing and servicing such securities. Because our decision to issue debt or preferred equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of our common stock will bear the risk of our future offerings reducing the market price of our common stock and diluting the value of their stock holdings in us.

Risks Related to Our Taxation as a REIT

Our failure to qualify or remain qualified as a REIT would subject us to U.S. federal income tax and applicable state and local taxes, which would reduce the amount of cash available for distribution to our stockholders.

        We have been organized and we intend to operate in a manner that will enable us to qualify as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2014. We have not requested and do not intend to request a ruling from the Internal Revenue Service, or the Service, that we qualify as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions and Treasury Regulations promulgated thereunder for which there are limited judicial and administrative interpretations. The complexity of these provisions and of applicable Treasury Regulations is greater in the case of a REIT that, like us, holds its assets through entities treated as partnerships for U.S. federal income tax purposes and conducts substantially all of its activities in currencies other than the U.S. dollar. In addition, the fact that we are a U.S. REIT making all of our investments through non-U.S. subsidiary entities and in currencies other than the U.S. dollar may subject us to novel issues and interpretations of the various REIT requirements, including those discussed below under "—Currency fluctuations could adversely impact our ability to satisfy the REIT requirements" and "If Polar Star Operating Partnership S.C.A. is treated as a corporation for U.S. federal income tax purposes, we will cease to qualify as a REIT."

        To qualify as a REIT, we must meet, on an ongoing basis, various tests regarding the nature and diversification of our assets and our income, the ownership of our outstanding stock, and the amount of our distributions. Our ability to satisfy these asset tests depends upon our analysis of the characterization and fair market values of our assets, some of which are not susceptible to a precise determination, and for which we will not obtain independent appraisals. Our compliance with the REIT income and quarterly asset requirements also depends upon our ability to manage successfully the composition of our income and assets on an ongoing basis. Moreover, new legislation, court decisions or administrative guidance, in each case possibly with retroactive effect, may make it more difficult or impossible for us to qualify as a REIT. Thus, while we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that we will so qualify for any particular year. These considerations also might restrict the types of assets that we can acquire in the future.

        If we fail to qualify as a REIT in any taxable year, and we do not qualify for certain statutory relief provisions, we would be required to pay U.S. federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates, and distributions to our stockholders would not be deductible by us in determining our taxable income. In such a case, we might need to borrow money, sell assets, or reduce or even cease making distributions in order to pay our taxes. Our payment of income tax would reduce significantly the amount of cash available for distribution to our stockholders. Furthermore, if we fail to qualify as a REIT, we no longer would be required to distribute substantially all of our net taxable income to our stockholders. In addition, unless we were eligible for certain statutory relief provisions, we could not re-elect to qualify as a REIT until the fifth calendar year following the year in which we failed to qualify.

The REIT distribution requirements could adversely affect our ability to execute our business plan, require us to borrow funds during unfavorable market conditions or subject us to tax, which would reduce the cash available for distribution to our stockholders.

        In order to qualify as a REIT, we must distribute to our stockholders, on an annual basis, at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gains. In addition, we will be subject to U.S. federal income tax at regular corporate rates to the extent that we distribute less than 100% of our net taxable income (including net capital gains) and will be subject to a 4% nondeductible excise tax on the amount by which our distributions in any calendar year are less than a minimum amount specified under U.S. federal income tax laws. We intend to distribute our net income to our stockholders in a manner intended to satisfy the REIT 90% distribution requirement and to avoid U.S. federal income tax and the 4% nondeductible excise tax.

        In addition, our taxable income may exceed our net income as determined by GAAP because, for example, realized capital losses will be deducted in determining our GAAP net income, but may not be deductible in computing our taxable income. As an example, due to our investments in real property located outside of the United States, we may enter into hedging transactions to manage our risk with respect to local currency fluctuations. If we were to recognize ordinary income with respect to such a hedging transaction and a capital loss on the sale of such real property, we would be required to make a distribution although we may not have realized an overall economic gain. Similarly, we may recognize foreign currency gain as described in "—Currency fluctuations could adversely impact our ability to satisfy the REIT requirements", which would be characterized as ordinary income. If we realized capital losses in the same taxable year as such distribution, such losses would not offset the gain we recognize from such distribution, and our net taxable income could exceed our overall economic gain during such taxable year. In addition, we may incur nondeductible capital expenditures or be required to make debt or amortization payments. As a result of the foregoing, we may generate less cash flow than taxable income in a particular year and we may incur U.S. federal income tax and the 4% nondeductible excise tax on that income if we do not distribute such income to stockholders in that year. In that event, we may be required to use cash reserves, incur debt or liquidate assets at rates or times that we regard as unfavorable or, to the extent possible, make a taxable distribution of our stock in order to satisfy the REIT 90% distribution requirement and to avoid U.S. federal income tax and the 4% nondeductible excise tax in that year.

Complying with REIT requirements may limit our ability to hedge effectively and may cause us to incur tax liabilities.

        The REIT provisions of the Code may limit our ability to hedge our assets and operations. Under these provisions, any income that we generate from transactions intended to hedge interest rate and currency risks will generally be excluded from gross income for purposes of the 75% and 95% gross income tests if: (i) the instrument hedges interest rate risk or foreign currency exposure on liabilities used to carry or acquire real estate assets or hedges risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income tests; and (ii) such instrument is properly identified under applicable Treasury Regulations. See "Material U.S. Federal Income Tax Considerations—Requirements for Qualification—General—Gross Income Tests—Hedging Transactions." Any income recognized by us from other hedges would generally constitute non-qualifying income for purposes of both the 75% and 95% gross income tests. As a result of these rules, we may have to limit our use of hedging techniques that might otherwise be advantageous or implement those hedges through a TRS, which could increase the cost of such hedging activities, or else be subject to greater risks associated with interest rate or other changes than we would otherwise incur.

Currency fluctuations could adversely impact our ability to satisfy the REIT requirements.

        We expect that substantially all of our operating income and expense will be denominated in the foreign currencies in which our assets are located, and our operating partnership will pay distributions in foreign currencies or U.S. dollars. Accordingly, our operating partnership may hold various foreign currencies at any given time and enter into foreign currency hedging transactions. The U.S. federal income tax rules regarding foreign currency transactions could adversely impact our compliance with the REIT requirements. For example, changes in the U.S. dollar value of the currencies of our operations will impact the determination of our gross income from such operations for U.S. federal income tax purposes. Variations in such currency values could therefore adversely affect our ability to satisfy the REIT gross income tests. In addition, foreign currency held by our operating partnership could adversely affect our ability to satisfy the REIT asset tests to the extent our operating partnership holds foreign currency on its balance sheet other than its functional currency or otherwise holds any foreign currency that is not held in the normal course of the activities of our operating partnership which give rise to qualifying income under the 95% or 75% gross income tests or are directly related to acquiring or holding qualifying assets under the 75% asset test.

        If any of our activities do not comply with the applicable REIT requirements, the U.S. federal income tax rules applicable to foreign currencies could magnify the adverse impact of such activities on our REIT compliance. For example, if we receive a distribution from our operating partnership that is attributable to operations within a particular foreign jurisdiction, we could recognize foreign currency gain or loss based on the fluctuation in the U.S. dollar value of the local currency of such jurisdiction between the time that the underlying income was recognized and the time of such distribution.

Provided that the segment of our operating partnership's business to which such distribution is attributable satisfies certain of the REIT income and asset tests on a standalone basis, any foreign currency gain resulting from such distribution will be excluded for purposes of the REIT gross income tests. However, if such segment did not satisfy the applicable REIT income and asset tests on a standalone basis, any currency gain resulting from such distribution may be non-qualifying income for purposes of the REIT gross income tests, which would adversely affect our ability to satisfy such tests. As another example, foreign currency gain attributable to our holding of certain obligations, including currency hedges of such obligations, will be excluded for purposes of the 95% gross income test, but not the 75% gross income test. However, if such gains are attributable to cash awaiting distribution or reinvestment, such gains may be non-qualifying income under the 75% and 95% gross income tests. See "Material U.S. Federal Income Tax Considerations—Requirement for Qualification—General—Gross Income Tests." Furthermore, the impact of currency fluctuations on our compliance with the REIT requirements could be difficult to predict.

        The U.S. federal income tax rules regarding foreign currency transactions are complex, in certain respects uncertain, and limited authority is available regarding the application of such rules. As a result, there can be no assurance that the Service will not challenge the manner in which we apply such rules to our operations. Any successful challenge could increase the amount which we are required to distribute to our shareholders in order to qualify as a REIT or otherwise adversely impact our compliance with the REIT requirements.

Complying with REIT requirements may cause us to forego otherwise attractive business opportunities or liquidate otherwise attractive investments.

        To qualify as a REIT, we must ensure that we meet the REIT gross income tests annually. In addition, we must ensure that, at the end of each calendar quarter, at least 75% of the value of our total assets consists of cash, cash items, government securities and qualified REIT real estate assets, including certain mortgage loans and certain kinds of mortgage-backed securities. The remainder of our investment in securities (other than government securities, securities of corporations that are treated as TRSs, and qualified REIT real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities and qualified real estate assets) can consist of the securities of any one issuer, and no more than 25% of the value of our total securities can be represented by securities of one or more TRSs. See "Material U.S. Federal Income Tax Considerations—Requirements for Qualification—General—Asset Tests." If we fail to comply with these asset requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences.

        To meet these tests, we may be required to take or forgo taking actions that we would otherwise consider advantageous. For instance, in order to satisfy the gross income or asset tests applicable to REITs under the Code, we may be required to forego investments that we otherwise would make. Furthermore, we may be required to liquidate from our portfolio otherwise attractive investments. In addition, we may be required to make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders. Thus, compliance with the REIT requirements may hinder our investment performance.

If Polar Star Operating Partnership S.C.A. is treated as a corporation for U.S. federal income tax purposes, we will cease to qualify as a REIT.

        We plan to conduct substantially all of our business through our operating partnership subsidiary, Polar Star Operating Partnership S.C.A., a corporate partnership limited by shares (société en commandite par actions) formed under the laws of the Grand Duchy of Luxembourg, and its subsidiaries. Polar Star Operating Partnership S.C.A. is not a per se corporation under Section 301.7701-2(b) of the Treasury Regulations and will file an entity classification election under Section 301.7701-3 of the Treasury Regulations to be treated as a partnership for U.S. federal income tax purposes. Based on the foregoing, we believe Polar Star Operating Partnership S.C.A. will be treated as a partnership for U.S. federal income tax purposes. Assuming that it qualifies as a partnership for U.S. federal income tax purposes, Polar Star Operating Partnership S.C.A. will not be subject to U.S. federal income tax on its income. Instead, each of its holders, including us, will be allocated its share of our operating partnership's income. No assurance can be provided, however, that the Service will not challenge Polar Star Operating Partnership S.C.A.'s status as a partnership for U.S. federal income tax purposes, or that a court would not sustain such a challenge. If the Service were successful in treating Polar Star Operating Partnership S.C.A. as a corporation for U.S. federal income tax purposes, we would fail to meet the gross income tests and certain of the asset tests applicable to REITs and, therefore, cease to qualify as a REIT and we would become subject to U.S. federal, state and local income tax on our net income. Our payment of U.S. federal income tax would reduce significantly the amount of cash available to make distributions to our shareholders.

Even if we qualify as a REIT, we may be subject to tax (including foreign taxes for which we will not be permitted to pass-through any foreign tax credit to our stockholders), which would reduce the amount of cash available for distributions to our stockholders.

        Even if we qualify as a REIT, we may be subject to U.S. federal, state, local, and foreign taxes, including alternative minimum taxes, and state, local or foreign income, franchise, property and transfer taxes. For example, we intend to make investments solely in real properties located outside the United States through foreign entities, including Polar Star Operating Partnership S.C.A. Such entities may be subject to local income and property taxes in the jurisdiction in which they are organized or where their assets are located. In addition, in certain circumstances, we may be subject to non-U.S. withholding tax on repatriation of earnings from such non-US entities. To the extent we are required to pay any such taxes we will not be able to pass through to our stockholders any tax credit with respect to our payment of any such taxes.

        Ordinary income (net of allowable deductions) derived by a Norwegian company and a Swedish Company is taxable at a current rate of 27% and 22%, respectively. In permitted circumstances, we expect our total ordinary income to be reduced by interest charges, depreciation, general and administrative costs and certain maintenance expenses and amortization of capital expenditures. On a pro forma basis after giving effect to this offering and the REIT formation transactions, we anticipate our income tax expense will be approximately $2.44 million for the nine months ended September 30, 2014 and approximately $5.45 million for the year ended December 31, 2013. We may maintain leverage levels higher than we otherwise would in part in order to reduce our income tax expense, or in the event we reduce our leverage, we may be subject to additional Norwegian tax or Swedish tax. To the extent we are required to pay any such foreign taxes, we will not be able to pass-through to our stockholders any tax credit with respect to our payment of such taxes.

        To the extent we distribute less than 100% of our taxable income, we will be subject to U.S. federal corporate income tax on our undistributed income and will incur a 4% non-deductible excise tax on the amount, if any, by which our distributions in any calendar year are less than a minimum amount specified under the Code. In addition, we could in certain circumstances be required to pay an excise or penalty tax, which could be significant in amount, in order to utilize one or more relief provisions under the Code to maintain qualification for taxation as a REIT. Furthermore, we may hold some of our assets through TRSs. Any TRS or other taxable corporation in which we own an interest could be subject to U.S. federal, state and local income taxes at regular corporate rates if such entities are formed as domestic entities or generate income from U.S. sources or activities connected with the United States, and also will be subject to any applicable foreign taxes. Any of these taxes would decrease the amount available for distribution to our stockholders.

The tax on prohibited transactions could limit our ability to engage in certain transactions or subject us to a 100% penalty tax.

        We will be subject to a 100% tax on any income from a prohibited transaction. "Prohibited transactions" generally include sales or other dispositions of property (other than property treated as foreclosure property under the Code) that is held as inventory or primarily for sale to customers in the ordinary course of a trade or business by a REIT, either directly or indirectly through certain pass-through subsidiaries. Although we do not intend to hold a significant amount of assets as inventory or primarily for sale to customers in the ordinary course of our business, the characterization of an asset sale as a prohibited transaction depends on the particular facts and circumstances. The Code provides a safe harbor that, if met, allows a REIT to avoid being treated as engaged in a prohibited transaction. It is likely that we may sell certain properties that have not met all of the requirements of such safe harbor if we believe the transaction would not be a prohibited transaction based on a facts and circumstances analysis. If the Service were to successfully argue that such a sale was in fact a prohibited transaction, we would be subject to a 100% penalty tax with respect to such sale.

The ability of our board of directors to revoke our REIT election without stockholder approval may cause adverse consequences to our stockholders.

        Our charter provides that the board of directors may revoke or otherwise terminate our REIT election, without the approval of our stockholders, if the board determines that it is no longer in our best interest to attempt to, or continue to, qualify as a REIT. If we cease to qualify as a REIT, we would become subject to U.S. federal income tax on our net taxable income and we generally would no longer be required to distribute any of our net taxable income to our stockholders, which may have adverse consequences on our total return to our stockholders.

Dividends payable by REITs do not qualify for the reduced tax rates on dividend income from regular corporations, which could adversely affect the value of our common stock.

        The maximum U.S. federal income tax rate for certain qualified dividends payable to U.S. stockholders that are individuals, trusts and estates is 20%. Dividends payable by REITs, however, are generally not eligible for the reduced rates and therefore may be subject to a 39.6% maximum U.S. federal income tax rate on ordinary income when paid to such stockholders. Although the reduced U.S. federal income tax rate applicable to dividend income from regular corporate dividends does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable rates applicable to regular corporate dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of our common stock.

Non-U.S. stockholders will generally be subject to withholding tax with respect to our dividends.

        Non-U.S. stockholders (as defined in "Material U.S. Federal Income Tax Considerations") will generally be subject to U.S. federal withholding tax on dividends received from us at a 30% rate, subject to reduction under an applicable treaty or a statutory exemption under the Code. Although such withholding taxes may be creditable in such non-U.S. stockholder's resident jurisdiction, for many such non-U.S. stockholders, investment in a REIT that invests principally in non-U.S. real property may not be the most tax-efficient way to invest in such assets compared to a direct investment in such assets which would generally not subject such non-U.S. stockholders to U.S. withholding taxes.

Legislative or regulatory tax changes related to REITs could materially and adversely affect our business.

        At any time, the U.S. federal income tax laws or regulations governing REITs or the administrative interpretations of those laws or regulations may be changed, possibly with retroactive effect. We cannot predict if or when any new U.S. federal income tax law, regulation or administrative interpretation, or any amendment to any existing U.S. federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective or whether any such law, regulation or interpretation may take effect retroactively. We and our stockholders could be adversely affected by any such change in, or any new, U.S. federal income tax law, regulation or administrative interpretation.

Your investment has various tax risks.

        Although provisions of the Code generally relevant to an investment in shares of our common stock are described in "Material U.S. Federal Income Tax Considerations," you should consult your tax advisor concerning the effects of U.S. federal, state, local and foreign tax laws to you with regard to an investment in our common stock.

FORWARD-LOOKING STATEMENTS

        We make forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. When we use the words "believe," "expect," "anticipate," "estimate," "plan," "continue," "intend," "should," "may" or similar expressions, we intend to identify forward-looking statements. Statements regarding the following subjects, among others, may be forward-looking:

  •
  use of the proceeds of this offering;

  •
  market trends in our industry, interest rates, the regional property market in the Nordics and the global economy in general;

  •
  our business and investment strategy;

  •
  competition from other acquirers or managers of real estate in the Nordics;

  •
  our financial performance or results of operations;

  •
  our expected use of leverage;

  •
  actions, initiatives and the financial stability of the Nordic governments;

  •
  economic conditions in the Nordics and globally;

  •
  our ability to obtain and maintain financing arrangements on favorable terms or at all;

  •
  general volatility of the real estate market;

  •
  changes in the value of our assets;

  •
  our investment and underwriting process;

  •
  our ability to repay or refinance our debt as it becomes due;

  •
  changes in interest rates and the market value of our target assets;

  •
  tenant defaults or decreased recovery rates from our tenants;

  •
  the degree to which our hedging strategies may or may not protect us from interest rate and currency volatility;

  •
  impact of and changes in governmental regulations, tax law and rates, accounting guidance and similar matters on our financial performance;

  •
  our ability to qualify, and maintain our qualification, as a REIT for U.S. federal income tax purposes;

  •
  availability of qualified personnel;

  •
  estimates relating to our ability to make distributions to our stockholders in the future; and

  •
  our understanding of our competition.

        The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. Forward-looking statements are not predictions of future events. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. Some of these factors are described in this prospectus under the headings "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time and it is not possible for us to predict those events or how they may affect us. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

 USE OF PROCEEDS

        We estimate that we will receive net proceeds from this offering of approximately $459.0 million, or approximately $528.7 million if the underwriters' overallotment option is exercised in full, after deducting the underwriting discount and estimated offering expenses. We intend to use the net proceeds of this offering, together with funds available from our new credit facilities and additional cash on hand from our acquisitions of the equity interests in the subsidiaries that hold the real property portfolio and other assets of each of EBH I and EBH II as follows:

  •
  approximately $685.0 million to repay existing indebtedness not including prepayment penalties;

  •
  approximately $95.0 million to fund the cash portion of the consideration payable to current holders of interests in EBH I, EBH II, the TRES portfolio and the Kongsberg portfolio;

  •
  approximately $34.2 million to pay prepayment penalties, swap breakage costs and other related costs in connection with repaying the indebtedness noted above;

  •
  approximately $6.2 million in connection with the incurrence of our new credit facilities; and

  •
  approximately $153.8 million for future acquisitions and development activities.

        In addition, we expect the cash portion of the purchase price of the equity interests in the subsidiaries that hold the real property portfolio and other assets of each of EBH I and EBH II to be paid out of the existing cash balances of the acquired investment vehicles. See "The History, Structure and Formation of Our Company."

        The following table provides information related to the expected sources and uses of the proceeds from this offering (assuming the underwriters' overallotment option is not exercised).

Sources of Funds	(in thousands)	Uses of Funds	(in thousands)
Net offering proceeds	$459,000	Repayment of existing indebtedness	$684,980
New credit facilities proceeds	469,570	Assumed Debt	155,847
Assumed Debt	155,847	Cash acquisition consideration	95,014
Cash on hand from acquisitions and EBH I and EBH II	45,647	Prepayment penalties and swap breakage costs	34,229
		New credit facilities costs	6,211
		Cash available for possible future acquisitions and development activities	153,783

Total Sources	$1,130,064	Total Uses	$1,130,064

        As set forth above, we expect to use a portion of the net proceeds from this offering to repay approximately $215.4 million of our outstanding indebtedness (based on September 30, 2014 outstanding balances), net of new borrowings as described below and to pay approximately

$34.2 million in prepayment penalties, swap breakage costs and related costs related to repay such indebtedness.

Entity/Property	Date of Incurrence	Stated Interest Rate	Principal Balance as of September 30, 2014(1)	Amount to be Repaid with Proceeds of this Offering, Net of New Borrowings	Maturity Date
			(in thousands)	(in thousands)
EBH I	June 30, 2012	4.10%	$105,202	$19,640	July 15, 2017
EBH I	May 31, 2012	6.60%	11,668	11,668	June 30, 2017
EBH I	July 1, 2013	4.10%	4,667	4,667	July 15, 2017
The Garrison, Smedstad 1:21/A4 Campus, Artilleristen 1	December 2006	1.12%	148,930	9,681	September 30, 2024
Lysbomben 4	December 22, 2005	1.27%	57,980	57,980	December 30, 2014
TRES portfolio	March 1, 2007	1.17%	350,778	106,018	February 28, 2017
Carpus, Kirkegårdsveien 45	September 10, 2010	2.30%	72,912	0	December 31, 2017
Carpus, Kirkegårdsveien 45	September 10, 2010	4.15%	5,974	0	August 26, 2022
Carpus, Kirkegårdsveien 45	August 27, 2010	6.50%	5,756	5,756	August 27, 2018
Midgard, Kirkegårdsveien 45	September 10, 2010	2.30%	75,717	0	December 31, 2017
Midgard, Kirkegårdsveien 45	September 10, 2010	4.15%	1,245	0	August 26, 2022

Total			$840,829	$215,410

(1)
Actual amounts repaid may differ from the amounts outstanding as of September 30, 2014 due to repayment of amortized principal amounts between September 30, 2014 and the completion of this offering.

        Pending application of net proceeds of this offering, we intend to invest the net proceeds in interest-bearing accounts, money market accounts and interest-bearing securities in a manner that is consistent with our intention to qualify for taxation as a REIT.

 DISTRIBUTION POLICY

        We intend to make regular quarterly distributions to our stockholders and holders of OP shares. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay U.S. federal income tax at regular corporate rates to the extent that it annually distributes less than 100% of its taxable income. We intend to pay a pro rata initial distribution of $         per share with respect to the period commencing on the completion of this offering and ending at the last day of the then-current fiscal quarter, based on a distribution of $         per share for a full quarter. On an annualized basis, this would be $         per share, or an annual distribution rate of approximately 6.0% based on the offering price of $         per share. We estimate this initial annual distribution rate will represent approximately 85.3% of estimated cash available for distribution to our common stockholders for the 12-months ending September 30, 2015 on a constant currency basis. We intend to maintain our initial distribution rate for the 12-month period following completion of this offering unless our actual results of operations, economic conditions or other factors differ materially from the assumptions used in our estimate. We do not intend this estimate to be a projection or forecast of our actual results of operations or our liquidity, and have estimated cash available for distribution for the sole purpose of determining the amount of our initial annual distribution rate. Our estimate of cash available for distribution assumes the completion of this offering, including the application of the net proceeds from this offering as described in "Use of Proceeds." We cannot assure you that our distribution policy will not change in the future.

        These distributions and any future distributions we make will be at the discretion of our board of directors and will depend upon our earnings and financial condition, any debt covenants, satisfaction of the requirement for REIT qualification, applicable provisions of the MGCL and such other factors as our board of directors deems relevant. Our earnings and financial condition will be affected by various factors, including the net interest and other income from our portfolio, our operating expenses and any other expenditures. For more information regarding risk factors that could materially and adversely affect our earnings and financial condition, see "Risk Factors."

        The following table describes our pro forma net income for the 12-months ended September 30, 2014 and the adjustments we have made thereto in order to estimate our initial cash available for distribution to the holders of our common stock for the 12-months ending September 30, 2015 (dollars in thousands, expect per share data):

Pro forma net income for the 12 months ended December 31, 2013		$8,194
Less: Pro forma net income for the 9 months ended September 30, 2013		(6,933)
Add: Pro forma net income for the 9 months ended September 30, 2014		2,393
Pro forma net income for the 12 months ended September 30, 2014		3,654
Add: Pro forma real estate depreciation and amortization (1)		48,525
Add: Net increases in contractual rent income (2)		2,377
Less: Net decreases in contractual rent income due to lease expirations, assuming no renewals (3)		(2,336)
Less: Net effects of straight-line rent adjustments to tenant leases (4)		(53)
Add: Net effects of above- and below-market rent adjustments (5)		2,467
Add: Non-cash compensation expense (6)		3,333
Add: Non-cash interest expense (7)		3,432
Add: Change in deferred tax (tax expense with no cash effect) (8)		3,197
Estimated cash flow from operating activities for the 12 months ending September 30, 2015		$64,596
Less: Estimated provision for tenant improvement costs and leasing commissions (9)		(1,972)
Less: Scheduled mortgage loan principal repayments (10)		(1,276)
Total estimated cash available for distribution for the 12 months ending September 30, 2015		$61,348
Total estimated cash available for distribution for the 12 months ending September 30, 2015 on a constant currency basis (11)		$56,328
Total estimated initial annual distributions to stockholders and holders of operating partnership units		$48,026
Total estimated initial annual distributions to stockholders
Total estimated initial annual distributions to holders of operating partnership units (other than our company)
Total estimated annual distributions		$48,026
Estimated initial annual distributions per share	$
Payout ratio based on our share of estimated cash available for distribution on a constant currency basis (12)		85.3%

(1)
Included in real estate depreciation and amortization is acquired in-place lease asset amortization, which was calculated based on the initial public offering price of $        per share upon assumed absorption periods ranging from 0 to 23 months for the leased premises.
(2)
Represents the net increases in contractual rental income net of expenses from existing leases and from new leases and renewals hereof that were not in effect for the entire 12-month period ended September 30, 2014 or that were signed prior to the date of the prospectus but that will go into effect during the 12 months ending September 30, 2015.
(3)
Assumes no lease renewals or new leases (other than month-to-month leases) for leases expiring after September 30, 2014 unless a new or renewal lease had been entered into prior to the date of the prospectus.
(4)
Represents the conversion of estimated rental revenues for the 12 months ended September 30, 2014 from a straight-line accrual basis to a cash basis of revenue recognition.
(5)
Represents the elimination of non-cash adjustments for above-market and below-market leases for the 12 months ended September 30, 2014.
(6)
Pro forma non-cash compensation expense related to LTIP units of restricted common stock that is generally issued to directors, executive officers and certain other employees in connection with the offering.
(7)
Pro forma non-cash interest expense for the 12 months ending September 30, 2015.
(8)
Pro forma non-cash change in deferred tax.

(9)
Represents tenant improvements and leasing commission costs incurred or expected to be incurred in the 12 month period ending September 30, 2015 that we are contractually obligated to provide pursuant to all contractual leases, entered into prior to the date of the prospectus.
(10)
Represents scheduled payments of mortgage loan principal due during the 12 months ending September 30, 2015.
(11)
As discussed elsewhere in this prospectus, all or a significant portion of our revenues and expenses are transacted in local currencies. However, we report our results of operations and our consolidated financial information in U.S. dollars by translating amounts denominated in local currencies into U.S. dollars. Assets and liabilities are translated into U.S. dollars at the prevailing exchange rate on the balance sheet date, while items included in our consolidated income statement, including items shown in the above distribution table, are translated into U.S. dollars at the average exchange rate over the applicable reporting periods. We present Total estimated cash available for distribution for the 12 months ending September 30, 2015 on a constant currency basis in order to eliminate the impact of historical fluctuations in the value of local currencies compared to U.S. dollars during the historical periods covered by the above distribution table. For this presentation, we substituted the average exchange rates over the historical periods covered in the table for the exchange rates in effect as of September 30, 2014. This alternative presentation is included because the distribution table is attempting to estimate the U.S. dollars we will have available for distribution to our stockholders for the 12 months ending September 30, 2015. By substituting the September 30, 2014 exchange rates for the historical rates, we believe that the estimate provides more current information to investors relating to the cash we will have available for distribution to our stockholders during the 12 months ended December 31, 2015. For a more detailed discussion of constant currency, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures—Constant Currency."

(12)
Calculated as Total estimated annual distributions divided by Total estimated cash available for distribution for the 12 months ending September 30, 2015 on a constant currency basis.

        To the extent that in respect of any calendar year, cash available for distribution is less than our taxable income, we could be required to sell assets or borrow funds or use the proceeds from future equity and debt offerings to make cash distributions or make a portion of the required distribution in the form of a taxable stock distribution or distribution of debt securities. To the extent we are able to pay a taxable stock dividend, our stockholders would be sent a form that would allow each stockholder to elect to receive its proportionate share of such distribution in all cash or in all stock and the distribution will be made in accordance with such elections, provided that if our stockholders' elections, in the aggregate, would result in the payment of cash in excess of the maximum amount of cash to be distributed, then cash payments to stockholders who elected to receive cash will be prorated, and the excess of each such stockholder's entitlement in the distribution, less such prorated cash payment, would be paid to such stockholder in shares of our common stock.

        We anticipate that our distributions generally will be taxable as ordinary income to our stockholders, although a portion of the distributions may be designated by us as qualified dividend income or capital gain or may constitute a return of capital. In addition, a portion of such distributions may be taxable stock dividends payable in our shares. We will furnish annually to each of our stockholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, return of capital, qualified dividend income or capital gain. For more information, see "Material U.S. Federal Income Tax Considerations—Taxation of Stockholders—Taxation of Taxable U.S. Stockholders."

 CAPITALIZATION

        The following table presents the capitalization as of September 30, 2014 of (i) our predecessor on a historical basis, (ii) our company on a pro forma basis after taking into account the REIT formation transactions, but before this offering and (iii) our company on an adjusted pro forma basis taking into account the REIT formation transactions, this offering (assuming an offering price at the mid-point of the initial public offering price range shown on the cover page of this prospectus) and the use of the net proceeds as described in "Use of Proceeds." You should read this table in conjunction with "Use of Proceeds," "Summary Financial Data," "Selected Pro Forma and Historical Financial and Operating Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our unaudited pro forma financial information and the historical financial statements and related notes thereto included elsewhere in this prospectus.

	As of September 30, 2014
	Historical Predecessor (i)	Company Pro Forma Following REIT Formation Transactions (ii)	Company As Adjusted Pro Forma (iii)
	(In thousands, except share and per share data)
Mortgage and other Secured Loans	$206,910	$834,777	$
Stockholders' equity:

Common stock, par value $0.01 per share, 450,000,000 shares authorized,              shares issued and outstanding, actual; 26,124,963 shares issued and outstanding, pro forma;            shares issued and outstanding, adjusted pro forma(1)

Additional paid in capital		1

Owners' Equity	47,838	1
Noncontrolling Interests		393,097

Total stockholders' equity	$47,838	$393,098	$

Total capitalization	$254,748	$1,227,875	$

(1)
Issued and outstanding shares on an adjusted pro forma basis includes (i) 24,668,442 OP shares to be issued in the consolidation transactions involving EBH I, EBH II, the TRES portfolio and the Kongsberg portfolio, (ii) 369,565 OP shares to be issued in the internalization transaction, (iii) 869,565 shares of restricted common stock, OP shares or LTIP units in our operating partnership either purchased in connection with the formation of our operating partnership or granted or purchased under our Equity Incentive Plan concurrently with the closing of this offering (all of which are subject to a three year vesting schedule), and (iv) an additional 217,391 LTIP units to be issued to Wunderlich Securities in connection with the closing of this offering. Does not include (i) up to 6,521,739 shares of common stock that may be issued by us upon exercise of the underwriters' overallotment option, (ii) shares of common stock, OP shares or LTIP units in our operating partnership reserved for future issuance and sale under our Equity Incentive Plan or (iii) 369,565 shares of common stock that may be issued upon redemption OP shares that may be issued upon the achievement of performance thresholds relating to the class B OP shares that will be issued in the internalization transaction. See "Polar Star Operating Partnership S.C.A Articles of Incorporation—Redemption of OP Shares."

 DILUTION

        Purchasers of shares of our common stock offered by this prospectus will experience an immediate and material dilution of the net tangible book value of their common stock from the initial public offering price. At September 30, 2014, our predecessor had a net tangible book value of approximately $47.7 million, or $        per share of our common stock held by continuing investors in our predecessor, assuming the exchange of OP shares into shares of our common stock on a one-for-one basis. After giving effect to the sale of the shares of our common stock offered hereby, the deduction of the underwriting discount and estimated offering expenses, the receipt by us of the net proceeds from this offering and the use of these funds as described under "Use of Proceeds," the pro forma net tangible book value at September 30, 2014 attributable to the common stockholders on a fully diluted basis (excluding 369,565 shares of common stock that may be issued upon redemption of 369,565 class B OP shares) would have been approximately $698.4 million, or $         per share of our common stock assuming an initial public offering price of $        per share, which is the mid-point of the initial public offering price range shown on the cover page of this prospectus. This amount represents an immediate increase in net tangible book value of $        per share to continuing investors and an immediate dilution in pro forma net tangible book value of $        per share from the initial public offering price of $        per share of our common stock to new public investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share of common stock		$
Net tangible book value per share before this offering and the REIT formation transactions(1)	$
Increase in pro forma net tangible book value per share attributable to the REIT formation transactions, but before this offering(2)
(Decrease) in pro forma net tangible book value per share attributable to this offering(3)
Net increase in pro forma net tangible book value per share attributable to this offering and the REIT formation transactions

Pro forma net tangible book value per share after this offering and the REIT formation transactions(4)

Dilution in pro forma net tangible book value per share to new investors(5)		$

(1)
Net tangible book value is defined as total assets less total liabilities, excluding intangible assets, intangible liabilities, and the deferred taxes related to intangible assets and intangible liabilities. Net tangible book value per share of our common stock before this offering and the REIT formation transactions is determined by dividing net tangible book value, based on September 30, 2014 net book value of the tangible assets of our predecessor, by the number of shares of our common stock held by continuing investors in our predecessor after this offering, assuming the exchange in full of the OP shares to be issued to the continuing investors in our predecessor for shares of our common stock on a one-for-one basis but excluding 369,565 shares of common stock that may be issued upon redemption of 369,565 class B OP shares.
(2)
Increase in net tangible book value per share of our common stock attributable to the REIT formation transactions, but before this offering, is determined by dividing the difference between the September 30, 2014 pro forma net tangible book value, excluding net offering proceeds, and the September 30, 2014 net tangible book value of our predecessor, by the number of shares of our common stock held by all of the continuing investors after this offering, assuming the exchange in full of the OP shares to be issued and sold to the continuing investors for shares of our common stock on a one-for-one basis but excluding 369,565 shares of common stock that may be issued upon redemption of 369,565 class B OP shares.

(3)
This amount is calculated after deducting the underwriting discount and estimated offering expenses.
(4)
Based on pro forma net tangible book value of approximately $698.4 million divided by the sum of 69,603,224 shares of our common stock to be outstanding upon completion of this offering on a fully diluted basis (excluding the 369,565 shares of common stock that may be issued upon redemption of 369,565 class B OP shares).
(5)
Dilution is determined by subtracting pro forma net tangible book value per share of our common stock after giving effect to this offering and the REIT formation transactions from the initial public offering price paid by a new investor for a share of our common stock.

        The table below summarizes, as of September 30, 2014, on a pro forma basis after giving effect to the REIT formation transactions and this offering, the differences between:

  •
  the number of OP Shares to be received by the continuing investors in the REIT formation transactions, the number of shares of restricted common stock or equity interests in our operating partnership (including LTIP units) issued and sold to our directors and certain officers, 369,565 OP shares to be issued to Obligo as part of the internalization, 369,565 shares of common stock that may be issued upon redemption of 369,565 class B OP shares and the number of shares of common stock purchased by new investors in this offering; and

  •
  the total consideration paid and the average price per OP Share paid by the continuing investors (based on the net tangible book value of the assets and properties being acquired by our operating partnership in the REIT formation transactions) and the total consideration paid and the average price per share paid by our directors, certain officers and investors purchasing shares in this offering.

	OP Shares/Common Stock Issued			Net Tangible Book Value of Contribution
							Average Price Per OP Share/ Share
	Number	Percentage		Amount	Percentage
	(in thousands)
OP shares to be issued in connection with the REIT formation transactions and the internalization	25,038		%	$292,683		%	$
Our directors and officers and Wunderlich Securities(1)	1,087		%	—	—			—

New investors			%	500,000		%		—

Total		100.0%		$792,683	100.0%		$

(1)
Represents (i) OP shares issued and sold to certain members of our senior management team in connection with our operating partnership's formation and shares of restricted common stock or equity interests in our operating partnership (including LTIP units) issued and sold to our directors and certain officers under our Equity Incentive Plan concurrently with the completion of this offering and the REIT formation transactions and (ii) LTIP units issued to Wunderlich Securities in connection with the closing of this offering.

        This table excludes shares of common stock that may be issued by us upon exercise of the underwriters' overallotment option and shares of common stock that may be issued and sold in the future under our Equity Incentive Plan, as described under "Our Management—Equity Incentive Plan." Further dilution to our new investors will result if these excluded shares of common stock are issued and sold in the future.

        The table below summarizes, as of September 30, 2014, our net tangible book value of (i) our predecessor on a historical basis, (ii) our company on a pro forma basis after taking into account the REIT formation transactions, but before this offering and (iii) our company on an adjusted pro forma basis taking into account the REIT formation transactions, this offering (assuming an offering price at the mid-point of the initial public offering price range shown on the cover page of this prospectus) and the use of the net proceeds as described in "Use of Proceeds."

Net tangible book value
	Our predecessor before this offering	Contribution from continuing investors	Attributable to common stockholders on a fully diluted basis
	(i)	(ii)	(iii)
Pro forma total assets
Less: pro forma intangible assets
Pro forma tangible assets
Less: pro forma total liabilities
Plus pro forma intangible lease liabilities
Plus: deferred tax on intangible assets and intangible liabilities
Pro forma tangible liabilities
Pro forma net tangible assets

SELECTED PRO FORMA AND HISTORICAL FINANCIAL AND OPERATING DATA

        The following table shows selected pro forma and historical financial and operating data for our company and our predecessor for the periods indicated. You should read the following selected pro forma and historical financial and operating data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the pro forma and historical financial statements and related notes thereto included elsewhere in this prospectus.

        The following selected historical balance sheet data as of December 31, 2013 and 2012 and the historical statements of operations data and cash flows data for the two-year period ended December 31, 2013 have been derived from the audited historical financial statements of our predecessor.

        The selected historical balance sheet data as of September 30, 2014 and historical statements of operations and cash flows data for the nine-month periods ended September 30, 2014 and 2013 have been derived from the unaudited historical financial statements of our predecessor, which we believe include all adjustments (consisting of normal recurring adjustments) necessary to present the information set forth therein under U.S. GAAP.

        Our unaudited selected pro forma results of operations data for the nine months ended September 30, 2014 and for the year ended December 31, 2013 and balance sheet data as of September 30, 2014, give effect to the REIT formation transactions, this offering, the use of proceeds from this offering and certain related transactions, as if those transactions occurred on January 1, 2013 for the operating data and on September 30, 2014 for the balance sheet data. Our pro forma financial information is not necessarily indicative of what our actual financial position and results of operations would have been as of the dates and for the periods indicated nor does it purport to represent our future financial position or results of operations.

	For the nine months ended September 30,			For the year ended December 31,
	Company Pro Forma	Our Predecessor Historical		Company Pro Forma	Our Predecessor Historical
	2014	2014	2013	2013	2013	2012
	(amounts in thousands, except share and per share data)
Revenues:
Rental revenues	$84,960	$27,667	$28,137	$115,952	$37,558	$36,002
Tenant reimbursements	5,043	514	523	7,367	830	711

Total revenues	90,003	28,181	28,660	123,319	38,388	36,713

Expenses:
Property operating expense	19,796	6,679	6,871	28,471	9,547	8,860
Depreciation and amortization	36,770	6,774	7,166	47,279	9,550	9,253
Administrative expense	8,220	1,206	1,231	6,514	1,640	1,580
Real estate tax	1,340	1,066	1,091	1,835	1,455	1,248

Total expenses	66,126	15,725	16,359	84,099	22,192	20,941

Operating income	23,877	12,456	12,301	39,220	16,196	15,772
Gains from financial instruments at fair value	—	5,530	5,657	—	6,760	3,037
Interest income	393	146	240	998	444	616
Interest expense	19,848	8,408	8,728	27,070	11,614	11,378
Profit before tax from continuing operations	4,422	9,724	9,470	13,148	11,786	8,047
Income tax expense	2,029	2,138	2,092	4,954	2,583	360
Net income	2,393	7,586	7,378	8,194	9,203	7,687
Net profit attributable to common stockholders	1,495	7,586	7,378	5,118	9,203	7,687
Net income attributable to non-controlling interest	898	—	—	3,075	—	—
Basic and diluted earnings per share	$0.03	1.15	1.12	$0.12	1.39	1.16
Comprehensive income, net:
Net income	2,393	7,586	7,378	8,194	9,203	7,687
Foreign currency translation	—	(6,448)	576	—	739	3,527
Comprehensive income	2,393	1,138	7,954	8,194	9,942	11,214
Comprehensive income allocated to non-controlling interest	(898)	—	—	(3,075)	—	—
Comprehensive income, attributable to common stockholders	1,495	1,138	7,954	5,118	9,942	11,214
Pro forma, basic and diluted earnings (loss) per share	$	—	—	$	—	—
Pro forma weighted average common stock outstanding—basic and diluted		—	—		—	—
Pro forma weighted average common stock and OP Shares outstanding—basic and diluted		—	—		—	—
Other Data:
FFO(1)	39,163	14,360	14,544	55,473	18,753	16,940
FFO (excluding specified items)(2)	46,656	10,010	9,862	67,963	13,378	12,815

	As of September 30		As of December 31
	Company Pro Forma	Our Predecessor Historical	Our Predecessor Historical
	2014	2014	2013	2012
	(amounts in thousands, except share and per share data)
Balance Sheet Data:
Investments in real estate, net	$1,294,548	$274,514	$306,699	$307,544
Cash and cash equivalents	154,022	9,040	14,914	21,883
Total assets	1,606,016	288,141	337,314	344,865
Mortgages, notes and loans payable	619,366	206,910	235,585	235,312
Total liabilities	851,726	240,303	271,957	279,616
Total stockholders' equity	453,849	47,838	65,357	65,249
Total liabilities and equity	1,606,016	288,141	337,314	344,865
Other Data:
Number of Properties	26	3	3	3
Total GLA (Sq. Ft.)	7,218,543	1,684,164	1,694,519	1,662,733
Cash flows provided by (used in):
Operating Activities	—	14,638	9,554	12,008
Financial Activities	—	(10,357)	(12,742)	(7,777)
Investment Activities	—	(8,962)	(3,811)	(1,745)

(1)
We compute FFO in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT, in its March 1995 White Paper (as amended in November 1999 and April 2002). See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Funds from Operations" for a more detailed discussion of FFO and a reconciliation of FFO to our net income.
(2)
We also compute FFO (excluding specified items), which is FFO after specific and defined supplemental adjustments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—FFO (excluding specified items)" for a more detailed discussion of FFO (excluding specified items) and a reconciliation of FFO (excluding specified items) to FFO.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion in conjunction with the "Selected Pro Forma and Historical Financial and Operating Data," our predecessor's historical consolidated financial statements and related notes, "Risk Factors" and "Business and Properties" included elsewhere in this prospectus. Where appropriate, the following discussion includes the effects of this offering and the REIT formation transactions. These effects are reflected in our pro forma consolidated financial statements located elsewhere in this prospectus.

Overview

        We are an internally managed Maryland corporation that acquires, owns, leases, manages and redevelops office and industrial properties located primarily in Norway, Sweden and Denmark, which we refer to as the Nordics or the Nordic Region. Our business is led by Bjarne Eggesbø, who serves as the Chairman of our board of directors, Chief Executive Officer and President, and other members of our highly experienced senior management team who together on average have more than 16 years of experience in the acquisition, management, financing and redevelopment of office and industrial properties in the Nordics. This team is supported by our full-time professional and administrative staff, including nine full-time property management and leasing professionals that will support our growth initiatives and the operating performance of our properties.

        Prior to or simultaneously with the completion of this offering, we will complete a series of transactions, which we refer to as the REIT formation transactions, which will enable us to continue our business as a REIT. Our strategy in converting to a REIT and in undertaking this offering is to expand our access to capital to position us for significant growth in the size and scope of our real property portfolio, while delivering attractive risk-adjusted returns to our stockholders.

        Upon completion of this offering and the REIT formation transactions, we will wholly-own a high quality and strategically located portfolio of 26 properties, including 11 properties in Norway and 15 properties in Sweden, with an aggregate of approximately 7.2 million leasable square feet. As of September 30, 2014, our properties were approximately 94.6% leased with a weighted average remaining lease term of approximately 5.8 years. Our properties include 12 office properties comprising 3.2 million leasable square feet and 12 industrial properties comprising 3.9 million leasable square feet, in addition to two commercial properties comprising approximately 115,105 leasable square feet. As of September 30, 2014, the majority (75% based on leasable square feet) of our properties were multi-tenant properties, and 25% (based on leasable square feet) were single-tenant properties. Many of our properties have multiple commercial uses, such as office space and industrial space. Our industrial properties include a combination of warehouse and distribution facilities.

        We intend to elect, and operate our business so as to qualify, to be taxed as a REIT for U.S. federal income tax purposes, commencing with our taxable year ending December 31, 2014. So long as we qualify as a REIT, we generally will not be subject to U.S. federal income tax on our taxable income to the extent that we annually distribute all of our taxable income to our stockholders. Our wholly-owned GP subsidiary serves as the sole manager of, and we will operate our business through, our operating partnership subsidiary, Polar Star Operating Partnership S.C.A., a corporate partnership limited by shares (société en commandite par actions) organized under the laws of the Grand Duchy of Luxembourg, and its subsidiaries.

Factors Impacting Our Operating Results

        We expect that our results of operations will be affected by a number of factors and will primarily depend on the rental revenue we receive from our properties, the impact and timing of lease expirations, general market conditions and the competitive environment in the Nordics, the expenses associated with operating our business and our ability to qualify as a REIT.

Rental Revenue

        We expect to receive income primarily from rental revenue generated by our properties. The amount of rental revenue will depend upon a number of factors, including:

  •
  our ability to maintain occupancy rates at our properties;

  •
  our ability to maintain or increase rental rates at our properties;

  •
  our ability to lease currently available space and space available from lease terminations;

  •
  amounts of gross leasable area, which may vary as a result of the acquisition or development of new properties and the disposition or expansion of existing properties; and

  •
  rent collection, which primarily relates to each of our tenant's financial condition and ability to make rent payments to us on time.

        As of September 30, 2014, our properties were approximately 94.6% leased. All of our properties are located in the Nordics. Future economic downturns or regional downturns in the Nordics that impair our ability to renew or re-lease space and the ability of our tenants to fulfill their lease commitments could materially and adversely affect our ability to maintain or increase rental rates at our properties.

Lease Expirations

        Our ability to re-lease space subject to expiring leases will impact our results of operations and is affected by economic and competitive conditions in our markets and by the desirability of our individual properties. As of September 30, 2014, leases representing approximately 2.7% of the leasable square feet of the properties in our initial portfolio were scheduled to expire prior to December 31, 2014. The leases scheduled to expire prior to December 31, 2014 represent approximately 2.4% of the total annualized base rent of our properties.

Conditions in Our Markets

        Upon completion of this offering and the REIT formation transactions, we will own 11 properties in Norway and 15 properties in Sweden. Positive or negative changes in economic or other conditions, adverse weather conditions and natural disasters in these markets may affect our overall financial performance.

Competitive Environment

        We will compete for tenants and property acquisitions with a number of owners, developers and operators of office and industrial real estate in the Nordics, many of which own properties similar to ours in the markets in which our properties are located. In the future, competition from others may diminish our opportunities to acquire a desired property on favorable terms or at all. In addition, competition may affect the occupancy and rental rates of our properties and thus our financial results, and we may be pressured to reduce our rental rates to below those which we currently charge or to offer substantial rent abatements, tenant improvements, early termination rights or tenant-favorable renewal options in order to retain tenants when our tenants' leases expire.

Operating Expenses

        Our operating expenses generally consist of maintenance and repairs, real estate taxes, property management fees, insurance, electricity and other miscellaneous operating expenses. While the structure of our leases may vary depending on the type and location of the property, we generally seek to structure our leases so that the tenant typically is responsible for utilities, maintenance and repair of the internal components of the premises throughout the lease term, while we are responsible for insurance and external and structural maintenance of the property, including facade, elevators, HVAC and roof maintenance. We currently estimate that our initial annual administrative expense will be approximately $12.1 million, of which an estimated $3.3 million will be non-cash compensation expense. We will also incur general and administrative expenses, including legal, accounting and other expenses related to corporate governance, public reporting and compliance with the various provisions of U.S. securities laws. Increases or decreases in such operating expenses will impact our overall financial performance.

Foreign Currency Exchange Rates

        All of the rent payments under our leases are denominated in Norwegian Krone or Swedish Krona, and we expect that substantially all of our future leases will be denominated in the local currency of the nation in which the underlying property is located. A significant portion of our operating expenses will be transacted in local currency. We plan to report our results of operations and consolidated financial information in U.S. dollars. Our operating partnership will pay distributions in local currencies or U.S. dollars, and we will pay distributions to our stockholders in U.S. dollars. Accordingly, our operating partnership may hold various foreign currencies at any given time and may enter into foreign currency hedging transactions. As a result, our results of operations as reported in U.S. dollars and our distributions to our stockholders will be impacted by fluctuations in the value of the local currencies in which we conduct our real property business or that are held or acquired for distribution to holders of OP shares against the U.S. dollar. For example, assuming we do not hedge such foreign currency exposure, a decrease in the values of the Norwegian Krone or the Swedish Krona relative to the U.S. dollar would cause our results of operations and our distributions to our stockholders as expressed in U.S. dollars to decrease. Conversely, an increase in the values of the Norwegian Krone or the Swedish Krona relative to the U.S. dollar would cause our results of operations and our distributions to our stockholders as expressed in U.S. dollars to increase.

        The following table sets forth, for the periods indicated, the average exchange rates to the U.S. dollar as published by Bloomberg London for the Norwegian Krone, the Swedish Krona and the Danish Krone.

	Average Exchange Rates
Year Ended December 31,	Norwegian Krone	Swedish Krona	Danish Krone
2009	6.2864	7.6457	5.3546
2010	6.0449	7.2031	5.6275
2011	5.6041	6.4890	5.3543
2012	5.8160	6.7694	5.7926
2013	5.8737	6.5138	5.6173
Five Years Ended December 31, 2013	5.9250	6.9242	5.5492
Nine Months Ended September 30, 2014	6.1079	6.6657	5.5054

Hedging

        In an effort to mitigate the risk of fluctuations in foreign currency exchange rates, we, our operating partnership and its subsidiaries, will actively manage our revenues and expenses so that we incur a significant portion of our expenses, including our operating costs and borrowings, in the same local currencies in which we receive our revenues. In addition, subject to satisfying the requirements for qualification as a REIT, we may engage in various hedging strategies, which may include currency futures, swaps, forwards and options. We expect that these strategies and instruments, if implemented, may allow us to reduce, but not eliminate, the risk of fluctuations in foreign currency exchange rates.

        We also plan, subject to satisfying the requirements for qualification as a REIT, to manage interest rate risk related to our borrowings through the use of interest rate swaps, interest rate caps or other financial instruments. An interest rate swap is a contractual agreement entered into by two counterparties under which each agrees to make periodic payments to the other for an agreed period of time based on a notional amount of principal. We expect that we will primarily utilize interest rate swaps. We expect that our interest rate swaps will typically be floating-to-fixed interest rate swaps, under which we will agree to pay a series of fixed interest rate payments on notional amount in exchange for a series of floating, or variable rate payments, effectively fixing our interest rate on that amount of principal of our variable rate debt. The market values of floating-to-fixed interest rate swaps will depend heavily on the current market fixed rate, the corresponding term structures of variable rates and the expectation of changes in future variable rates. As expectations of future variable rates increase, the market values of the swaps increase. Other than for tax purposes, we will treat the swaps as non-hedge instruments and, accordingly, recognize the fair value of the swaps as assets or liabilities on our balance sheet, with the change in fair value recognized in our income statement. We expect our hedging strategies and instruments will allow us to reduce, but not eliminate, interest rate risk.

Currency Translation

        All or a significant portion of our revenues and expenses are transacted in local currencies. We report our results of operations and consolidated financial information in U.S. dollars. Accordingly, we translate amounts denominated in local currencies into U.S. dollars for financial reporting purposes. Assets and liabilities are translated at the prevailing exchange rate on the balance sheet date. Items included in our consolidated income statement are translated at the average exchange rate for the applicable period.

Real Estate Taxes

        We pay real estate taxes relating to our properties based on the assessed value of our properties as determined by the local municipality in which the property is located. The value of each of our properties may be reassessed from time to time, which may decrease or increase the amount of our real estate taxes. Under certain of our lease agreements, the tenant is responsible for the payment of real estate taxes relating to the leased property.

Income Tax

        Ordinary income (net of allowable deductions) derived by a Norwegian company and a Swedish Company is taxable at a current rate of 27% and 22%, respectively. In permitted circumstances, we expect our total ordinary income to be reduced for interest charges, depreciation, general and administrative costs and certain maintenance expenses and capital expenditures. As a result, we expect our ordinary income tax liability to be reduced, but not eliminated. On a pro forma basis after giving effect to this offering and the REIT formation transactions, we anticipate our income tax expense will be approximately $2.44 million for the nine months ended September 30, 2014 and approximately $5.45 million for the year ended December 31, 2013. We may maintain leverage levels higher than we otherwise would in part in order to reduce our income tax expense, or in the event we reduce our leverage, we may be subject to additional Norwegian tax or Swedish tax.

Our Qualification as a REIT

        We have determined to continue our predecessor's business as a REIT beginning with our taxable year ending December 31, 2014. So long as we qualify as a REIT, we generally will not be required to pay U.S. federal income taxes on our taxable income to the extent we distribute to our stockholders annually all of our REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains. In order to maintain our qualification as a REIT, we need to comply with certain operational limitations which govern the types of assets we can own and the sources of income we can receive. See "Material U.S. Federal Income Tax Considerations."

Critical Accounting Policies

        Our discussion and analysis of the historical financial condition and results of operations of our predecessor are based upon its consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions in certain circumstances that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amount of revenue and expenses in the reporting period. Actual amounts may differ from these estimates and assumptions. We have provided a summary of significant accounting policies in note 2 to the consolidated financial statements of our predecessor included elsewhere in this prospectus. We have summarized below those accounting policies that require material subjective or complex judgments and that we expect will have the most significant impact on our financial condition and results of operations. Management evaluates these estimates on an ongoing basis, based upon information currently available and on various assumptions that it believes are reasonable as of the date hereof. In addition, other companies in similar businesses may use different estimation policies and methodologies, which may impact the comparability of our or our predecessor's results of operations and financial condition to those of other companies.

        The following discussion of critical accounting policies uses "we," "our" and "our predecessor" interchangeably. Except where specifically stated to the contrary, we expect our critical accounting policies to be substantially similar to those of our predecessor.

Rental Property, Depreciation and Impairment

        Rental property is carried at cost less accumulated depreciation and impairment loss. We review our properties on a periodic basis to determine whether impairments exist and provide a provision if impairments are identified. Indicators of impairment include changes in circumstances warranting further assessment of recoverability (such as a decrease in occupancy). If further assessment of recoverability is needed, we estimate the future net cash flows expected to result from the use of the property and its eventual disposition, on an individual property basis. If the sum of the expected future net cash flows (undiscounted and without interest charges) is less than the carrying amount of the property on an individual property basis, we recognize an impairment loss based upon the estimated fair value of such property as compared to its current carrying value. We have not identified any indicators of impairment because we have a steady increase in rental revenues and strong market fundamentals for office property.

        Depreciation expense is computed using the straight-line method based on the following useful lives:

Buildings	50 years
Building and land improvements	5 - 20 years
Tenant improvements	Shorter of useful life or terms of related lease

        Expenditures for tenant improvements, leasehold improvements and leasing commissions are capitalized and depreciated over the shorter of their useful lives or the terms of each specific lease. Repairs and maintenance are charged to expense when incurred. Expenditures which improve or extend the life of the building are capitalized and depreciated over their estimated useful life.

Tenant Accounts Receivable

        We maintain an allowance for estimated losses that may result from the inability of tenants to make required payments. We regularly assess our ability to collect outstanding payments and in so doing must make estimates of the collectability of tenant accounts receivable. If a tenant fails to make contractual payments beyond any allowance, we may recognize bad debt expense in future periods equal to the amount of unpaid rent and deferred rent.

Derivative Instruments

        We account for interest rate swaps in accordance with ASC 815, Derivatives and Hedging. We designate interest rate swaps as non-hedge instruments. Accordingly, we recognize the fair value of the interest rate swap as an asset or liability on our balance sheet with the changes in fair value recognized on our statements of operation.

Revenue and Gain Recognition

        Rental revenues from leases with fixed rent escalations are recognized on a straight-line basis over the term of the lease when collectability is reasonably assured including the effect of any free rent periods. Most of our leases do not have fixed rent escalations, but rather have escalations based on country-specific CPI, and therefore we recognize minimal straight-line rental revenue. Prepaid rent is recorded as a current liability. Additional rents from expense reimbursements for insurance, real estate taxes and certain other expenses are recognized in the period in which the related expenses are incurred.

        Certain tenants are obligated to reimburse us for insurance, real estate taxes and certain other expenses and these costs, which have been assumed by the tenants under the terms of their respective leases, are not reflected in our predecessor's financial statements. Such reimbursement costs are recognized as revenue in the period incurred. To the extent any tenant responsible for these costs under its lease defaults on its lease or it is deemed probable that it will fail to pay for such costs, we would record a liability for such obligation. Recovery revenue related to leases whereby the tenant has assumed the cost for insurance, real estate taxes and certain other expenses is not recognized in our predecessor's financial statements.

        Rental revenue from month-to-month leases or leases with no scheduled rent increases or other adjustments are recognized on a monthly basis when earned.

        Lease termination fees are recognized as termination revenue when the related leases are cancelled, fees are determinable, tenant vacancy has occurred, collectability is reasonably assured, we have no continuing obligation to provide services to such former tenants and the payment is not subject to conditions that must be met or waived.

        We recognize gains on sales of real estate pursuant to the provisions of ASC 360-20-15, Accounting for Sales of Real Estate. The specific timing of a sale is measured against various criteria in ASC 360-20-15 related to the terms of the transaction and any continuing involvement in the form of management or financial assistance associated with the property. If the sales criteria are not met, we defer gain recognition and accounts for the continued operations of the property by applying the finance, installment or cost recovery methods, as appropriate, until the sales criteria are met.

Adoption of New or Revised Accounting Standards

        As an emerging growth company under the JOBS Act, we can elect to adopt new or revised accounting standards as they are effective for private companies. However, we are electing to opt out of such extended transition period. Therefore, we will adopt new or revised accounting standards as they are effective for public companies, and this election is irrevocable.

Historical Results of Operations of Our Predecessor

        The results of operations set forth below relate to the historical financial information of EBH II, which is our predecessor for financial accounting purposes. EBH II, a real estate investment vehicle managed by Obligo, currently holds three of the 26 properties that will comprise our initial portfolio upon completion of this offering and the REIT formation transactions. The three properties currently held by EBH II include The Garrison, Smedstad 1:21, A4 Campus, Artilleristen 1 and Lysbomben 4. We intend to further grow our portfolio over time by acquiring well-located, strategic properties in the Nordics. See "Business—Our Business Objectives and Growth Strategies." We also intend to elect, and to operate our business so as to qualify, as a REIT for U.S. federal income tax purposes, commencing with our taxable year ending December 31, 2014 and will be subject to constraints on our operations imposed on REITs by the Code, to which our predecessor was not subject. We also operate as an internally managed company that will rely on our own executive management team and employees in conducting the operation of our business whereas our predecessor was externally managed by Obligo. For the reasons described above, we do not believe that the results of operations set forth below are necessarily indicative of the results we expect to report in the future.

        The results of operations set forth below are presented in U.S. dollars. For the periods indicated, all of our predecessor's revenues and expenses were denominated in Swedish Krona. Accordingly, such amounts were translated into U.S. dollars at the average exchange rate for the applicable period. See "—Currency Translation." We refer to the variance in reported amounts that is attributable to a change in the foreign currency exchange rate as "change in the currency exchange rate."

Comparison of the Nine Months Ended September 30, 2014 to the Nine Months Ended September 30, 2013

        The following table summarizes the historical results of operations of our predecessor for the nine months ended September 30, 2014 and the nine months ended September 30, 2013.

	Nine Months ended September 30,
	2014	2013	$ Change	% Change
	(In thousands)
Revenues:
Rental revenues	$27,667	$28,137	$(470)	(1.7)%
Tenant reimbursements	514	523	(9)	(1.7)%

Total revenues	28,181	28,660	(479)	(1.7)%

Expenses:
Property operating expense	$6,679	$6,871	$(192)	(2.8)%
Depreciation and amortization	6,774	7,166	(392)	(5.5)%
Administrative expense	1,206	1,231	(25)	(2.0)%
Real estate tax	1,066	1,091	(25)	(2.3)%

Total expenses	15,725	16,359	(634)	(3.9)%

Operating income	$12,456	$12,301	$155	1.3%
Gains from financial instruments at fair value	5,530	5,657	(127)	(2.2)%
Interest income	146	240	(94)	(39.2)%
Interest expense	8,408	8,728	(320)	(3.7)%

Profit (loss) before tax from continuing operations	9,724	9,470	254	2.7%

Income tax expense	2,138	2,092	46	2.2%

Net income	$7,586	$7,378	$208	2.8%

Revenues

        Total revenues decreased by $479,000, or 1.7%, to $28.18 million for the nine months ended September 30, 2014 compared to $28.66 million for the nine months ended September 30, 2013. A detailed analysis of the increase follows.

        Rental revenues.    Rental revenues decreased by $470,000, or 1.7%, to $27.67 million for the nine months ended September 30, 2014 compared to $28.14 million for the nine months ended September 30, 2013. In local currency, rental revenues increased by 0.6%, which was more than the change in currency exchange rate.

        Tenant reimbursements.    Tenant reimbursements decreased by $9,000, or 1.7%, to $514,000 for the nine months ended September 30, 2014 compared to $523,000 for the nine months ended September 30, 2013.

Expenses

        Total expenses decreased by $634,000, or 3.9%, to $15.73 million for the nine months ended September 30, 2014 compared to $16.36 million for the nine months ended September 30, 2013. A detailed analysis of the decrease follows.

        Property operating expense.    Property operating expense decreased by $192,000, or 2.8%, to $6.68 million for the nine months ended September 30, 2014 compared to $6.87 million for the nine months ended September 30, 2013.

        Depreciation and amortization.    Depreciation and amortization expense decreased by $392,000, or 5.5%, to $6.77 million for the nine months ended September 30, 2014 compared to $7.17 million for the nine months ended September 30, 2013. Lower depreciation expense resulting from assets becoming fully depreciated resulted in a decrease in depreciation and amortization expense of approximately $235,000 and the remainder was due to a change in the currency exchange rate.

        Administrative expense.    Administrative expense decreased by $25,000, or 2.0%, to $1.21 million for the nine months ended September 30, 2014 compared to $1.23 million for the nine months ended September 30, 2013.

        Real estate tax.    Real estate tax decreased by $25,000, or 2.3%, to $1.07 million for the nine months ended September 30, 2014 compared to $1.09 million for the nine months ended September 30, 2013, due to the change in currency exchange rates.

        Gains from financial instruments at fair value.    Gains from financial instruments at fair value decreased by $127,000, or 2.2%, to $5.53 million for the nine months ended September 30, 2014 compared to $5.66 million for the nine months ended September 30, 2013. For both periods, a decrease in the remaining life of our swaps resulted in net gains from financial instruments at fair value, but was reduced by a decrease in the interest rate on the floating rate debt underlying our interest rate swaps.

        Interest income.    Interest income decreased by $94,000, or 39.2%, to $146,000 for the nine months ended September 30, 2014 compared to $240,000 for the nine months ended September 30, 2013 mainly due to settlement of an outstanding receivable from an affiliate company in June 2014.

        Interest expense.    Interest expense decreased by $320,000, or 3.71%, to $8.41 million for the nine months ended September 30, 2014 compared to $8.73 million for the nine months ended September 30, 2013. The decrease in interest expenses was due to repayment of debt, a decrease in the interest rate on our three month Stockholm Interbank Offered Rate, or STIBOR, rate floating debt and change in the currency exchange rate.

Comparison of the Year Ended December 31, 2013 to the Year Ended December 31, 2012

        The following table summarizes the historical results of operations of our predecessor for the years ended December 31, 2013 and December 31, 2012.

	Year Ended December 31,
	2013	2012	$ Change	% Change
	(In thousands)
Revenues
Rental revenues	$37,558	$36,002	$1,556	4.3%
Tenant reimbursements	830	711	119	16.7%

Total revenues	38,388	36,713	1,675	4.6%

Expenses
Property operating expense	$9,547	$8,860	$687	7.8%
Depreciation and amortization	9,550	9,253	297	3.2%
Administrative expense	1,640	1,580	60	3.8%
Real estate tax	1,455	1,248	207	16.6%

Total expenses	22,192	20,941	1,251	6.0%

Operating income	$16,196	$15,772	$424	2.7%
Gains (losses) from financial instruments at fair value	6,760	3,037	3,723	122.6%
Interest income	444	616	(172)	(27.9)%
Interest expense	11,614	11,378	236	2.1%

Profit before tax from continuing operations	11,786	8,047	3,739	46.5%
Income tax expense	2,583	360	2,223	617.6%

Net income	$9,203	7,687	$1,516	19.7%

Revenues

        Total revenues increased by $1.7 million, or 4.6%, to $38.4 million for the year ended December 31, 2013 compared to $36.7 million for the year ended December 31, 2012. A detailed analysis of the increase follows.

        Rental revenues.    Rental revenues increased by $1.6 million, or 4.3%, to $37.6 million for the year ended December 31, 2013 compared to $36.0 million for the year ended December 31, 2012. Substantially all of the increase was attributable to a change in the currency exchange rate.

        Tenant reimbursements.    Tenant reimbursements increased by $119,000, or 16.7%, to $830,000 for the year ended December 31, 2013 compared to $711,000 for the year ended December 31, 2012. Approximately $91,000 of the increase was attributable to an increase in reimbursable services provided to tenants during the year ended December 31, 2013 and the remainder was due to a change in the currency exchange rate.

Expenses

        Total expenses increased by $1.3 million, or 6.0%, to $22.2 million for the year ended December 31, 2013 compared to $20.9 million for the year ended December 31, 2012. A detailed analysis of the increase follows.

        Property operating expense.    Property operating expense increased by $687,000, or 7.8%, to $9.5 million for the year ended December 31, 2013 compared to $8.9 million for the year ended

December 31, 2012. Approximately $306,000 of the increase was attributable to an increase in tenant repairs and maintenance during the year ended December 31, 2013 and the remainder was primarily due to a change in the currency exchange rate.

        Depreciation and amortization.    Depreciation and amortization expense increased by $297,000, or 3.2%, to $9.6 million for the year ended December 31, 2013 compared to $9.3 million for the year ended December 31, 2012. Lower depreciation expense resulting from certain assets becoming fully depreciated resulted in a decrease in depreciation and amortization expense of approximately $66,000, which was offset by change in the currency exchange rate.

        Administrative expense.    Administrative expense increased by $60,000, or 3.8%, to $1.64 million for the year ended December 31, 2013 compared to $1.58 million for the year ended December 31, 2012. All of the increase was attributable to a change in the currency exchange rate.

        Real estate tax.    Real estate tax increased by $207,000, or 16.6%, to $1.46 million for the year ended December 31, 2013 compared to $1.25 million for the year ended December 31, 2012. Approximately $158,000 of the increase was attributable to an increase in property taxes resulting from an increase in the assessed value of two properties and the remainder was due to a change in the currency exchange rate.

        Gains (losses) from financial instruments at fair value.    Gains from financial instruments at fair value increased by $3.7 million, or 122.6%, to $6.8 million for the year ended December 31, 2013 compared to $3.0 million for the year ended December 31, 2012. Approximately $3.6 million of the increase was attributable to an increase in the interest rate on the floating rate debt underlying interest rate swaps as well as a decrease in the remaining life of the swaps, and the remainder was due to a change in the currency exchange rate.

        Interest income.    Interest income decreased by $172,000 to $444,000 for the year ended December 31, 2013 compared to $616,000 for the year ended December 31, 2012. Approximately $196,000 of the decrease was due to a decrease in cash balances earning interest income and a decrease in interest from related party receivables during the year ended December 31, 2013, and the remainder was due to a change in the currency exchange rate.

        Interest expense.    Interest expense increased by $236,000, or 2.1%, to $11.6 million for the year ended December 31, 2013 compared to $11.4 million for the year ended December 31, 2012. A reduction in the interest rate on the three month Stockholm Interbank Offered Rate, or STIBOR, rate floating debt and the repayment of debt resulted in a decrease in interest expense of $210,000, which was offset by change in the currency exchange rate.

Historical Cash Flows of our Predecessor

Comparison of the Nine Months Ended September 30, 2014 to the Nine Months Ended September 30, 2013

        The following table summarizes the historical cash flows of our predecessor for the nine months ended September 30, 2014 and the nine months ended September 30, 2013.

	Nine Months Ended September 30
	2014	2013	$ Change	% Change
	(In thousands)
Net cash flow from operating activities	$14,638	$11,586	$3,052	26.3%
Net cash flow used in investment activities	(8,962)	(1,716)	(7,246)	422.3%
Net cash flow used in financing activities	(10,357)	(11,977)	1,620	(13.5)%

Net Cash Flow from Operating Activities

        Net cash provided by operating activities increased by $3.05 million, or 26.3%, to $14.64 million for the nine months ended September 30, 2014 compared to $11.59 million for the nine months ended September 30, 2013. The increase was primarily attributable to an increase in net income (adjusted for non-cash items) of $1.36 million and to an increase in prepaid rents of approximately $6.04 million, which was offset by a decrease in trade payables of $1.19 million and net decrease in prepaid assets and other liabilities of $2.73 million. The remainder was due to changes in the currency exchange rate.

Net Cash Flow Used in Investment Activities

        Net cash used in investing activities increased by $7.25 million, or 422.3%, to $8.96 million for the nine months ended September 30, 2014 compared to $1.72 for the nine months ended September 30, 2013. The increase was attributable to $3.82 million related to an expansion project at the Garrison property in Linköping, Sweden. This project is designed to increase leasable office space by 67,800 square feet and the parking garage and storage space in the basement by 18,300 square feet by construction of a new building on the existing land plot. The anticipated completion date is January 2016 and the total project budget is $17.9 million. The project also includes preparation for a potential phase two with an opportunity to build another 48,400 square feet of office space. No investment decision has been made for phase two. Capital expenditures increased by $1.7 million related to costs to repair the damage to one of our buildings by a fire. To date, we have received $797,000 in insurance proceeds. We anticipate that all of our losses related to the fire will be covered by insurance. Capital expenditures also includes $1.67 million in capitalized tenant improvements, $400,000 related to installation of more efficient heat and cooling system for existing tenants at the Garrison property in Linköping, Sweden and $440,000 related to completion of a project related to a new lease agreement with the government tenant Trafikverket at the Garrison property in Linköping, Sweden and $650,000 related to conversion of 3,550 square feet of non-leasable space to leasable office space for the tenant Linköping municipality at the property Garrison in Linköping, Sweden.

Net Cash Flow Used in Financing Activities

        Net cash used in financing activities decreased by $1.62 million, or 13.5%, to $10.36 million for the nine months ended September 30, 2014 compared to $11.98 million for the nine months ended September 30, 2013. Dividend payments increased by $8.83 million, to $18.66 million for the nine months ended September 30, 2014 compared to $9.83 million for the nine months ended September 2013, and repayment of debt increased by $776,000 to $2.93 million for the nine months ended September 30, 2014 compared to $2.15 million for the nine months ended September 30, 2014. The increased cash used for dividend payment and repayment of debt was offset by cash received from settlement of receivable from the parent company of $11.23 million, received in June 23, 2014.

Comparison of the Year Ended December 31, 2013 to the Year Ended December 31, 2012

        The following table summarizes the historical cash flows of our predecessor for the years ended December 31, 2013 and December 31, 2012.

	Year Ended December 31,
	2013	2012
	(In thousands)
Net cash flow from operating activities	$9,554	$12,008
Net cash flow used in investment activities	(3,811)	(1,745)
Net cash flow used in financing activities	(12,742)	(7,777)

Net Cash Flow from Operating Activities

        Net cash provided by operating activities decreased by $2.5 million, or 20.4%, to $9.6 million for the year ended December 31, 2013 compared to $12.0 million for the year ended December 31, 2012. The decrease was primarily attributable to a decrease in prepaid rents of approximately $2.7 million.

Net Cash Flow Used in Investment Activities

        Net cash used in investing activities increased by $2.1 million, or 118.4%, to $3.8 million for the year ended December 31, 2013 compared to $1.7 million for the year ended December 31, 2012. The increase was mainly attributable to an increase in capital expenditures on properties related to existing and new tenants. A substantial amount of $2.1 million was attributable to a new lease agreement with the government tenant Trafikverket at the Garrison property in Linköping, Sweden. This project will continue in 2014, with an estimated remaining amount of $500,000. Capital expenditures for the year ended December 31, 2013 also included an amount of $200,000 related to technical design for an expansion project at the Garrison property in Linköping, Sweden.

Net Cash Flow Used in Financing Activities

        Net cash used in financing activities increased by $5.0 million, or 63.8%, to $12.7 million for the year ended December 31, 2013 compared to $7.8 million for the year ended December 31, 2012. The increase was attributable to an increase in dividend payments of $4.4 million and an increase in the repayment of debt of $118,000.

Liquidity and Capital Resources

        Liquidity is a measure of our ability to turn non-cash assets into cash and to meet potential cash requirements. We expect to use significant cash to pay dividends, repay principal and interest on our borrowings, fund our operations and meet other general business needs. Our short-term liquidity requirements consist primarily of funds to pay for operating expenses and other expenditures directly associated with our properties, including:

  •
  interest expense and scheduled principal payments on outstanding indebtedness;

  •
  management and property administration fees;

  •
  payment of property taxes;

  •
  general and administrative expenses; and

  •
  capital expenditures for tenant improvements and leasing commissions.

        We intend to satisfy our short-term liquidity requirements through our existing cash and cash equivalents, cash flow from operating activities, the proceeds of this offering and available borrowings.

        Our long-term liquidity needs consist primarily of funds necessary to pay for acquisitions, non-recurring capital expenditures and scheduled debt maturities. We intend to satisfy our long-term liquidity needs through cash flow from operations, long-term secured and unsecured borrowings, issuance of equity or debt securities or, in connection with certain acquisitions of additional properties, the issuance of shares in our operating partnership.

        Following the completion of this offering and the REIT formation transactions, we expect to have total outstanding indebtedness of approximately $625.4 million.

Contractual Obligations

        Our Predecessor.    As of September 30, 2014, our predecessor had approximately $227.9 million of indebtedness outstanding. The following table sets forth our predecessor's principal obligations and commitments, including periodic interest payments related to the indebtedness outstanding, as of September 30, 2014:

	Payments by Period
	Total	Less than 1 year	1 - 2 years	3 - 5 years	More than 5 years
	(In thousands)
Principal payments	$206,910	$60,917	$6,599	$7,697	$131,698
Interest payments—fixed rate debt	6,096	6,096	0	0	0
Interest payments—variable rate debt(1)	14,940	1,659	3,198	3,038	7,045

Total	$227,946	$68,672	$9,797	$10,735	$138,743

(1)
Based on the weighted average interest rate on our predecessor's variable rate debt as of September 30, 2014, which was 1.12%. Our predecessor's variable rate debt bears interest at the three-month STIBOR rate, which was 0.47% as of September 30, 2014, plus an interest spread ranging from 65 basis points to 80 basis points.

        On a Pro Forma Basis Before Paydowns.    As of September 30, 2014, EBH I, EBH II, the TRES portfolio and the Kongsberg portfolio has approximately $931.6 million of indebtedness outstanding. The following table sets forth the principal obligations and commitments, including periodic interest payments related to this indebtedness as of September 30, 2014:

	Payments by Period
	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
	(In thousands)
Principal payments	$840,829	$74,554	$474,862	$157,009	$134,404
Interest payments—fixed rate debt	62,586	27,786	32,699	2,102	0
Interest payments—variable rate debt	28,149	5,542	12,010	3,368	7,229

Total	$931,564	$107,882	$519,571	$162,479	$141,633

New Credit Facilities

        We have executed commitment letters relating to the following four borrowings, which we expect to arrange concurrently with the completion of this offering. We refer to these four borrowings collectively as our new credit facilities in this prospectus.

        Swedish Term Loan.    We have executed a commitment letter with Deutsche Pfandbriefbank AG and Swedbank AB, dated November 5, 2014, which is expected to provide us with a medium term secured credit facility with total available borrowings of up to approximately $384.0 million, or the Swedish term loan. We expect that the Swedish term loan will become effective concurrently with the completion of this offering. Borrowings under the Swedish term loan are expected to bear interest at an annual rate equal to 3-month STIBOR plus 1.95%, payable on a quarterly basis. The maturity date of the Swedish term loan is expected to be December 11, 2019. The Swedish term loan is expected to be secured through a first-lien mortgage on each of our properties located in Sweden (other than Lysbomben 4). In connection with the execution of the Swedish term loan we expect to be required to pay certain facility fees, including the following: (i) an arrangement fee equal to 0.10% of the amount available under the Swedish term loan; (ii) a utilization fee equal to 0.60% of the amount available under the Swedish term loan if the facility is used by us in full or in part; (iii) a break fee equal to 0.60% of the amount available under the Swedish term loan in the event that the utilization fee is not payable; (iv) an annual commitment fee, paid quarterly, equal to 1.00% of the amount available under the Swedish term loan; and (v) a termination fee if the Swedish term loan is terminated during its first three years in an amount ranging from 0.50% to 2.00% of the amount terminated. We expect the Swedish term loan will contain affirmative and restrictive covenants, including an advance rate limitation of approximately 55% of the collateralized properties, a loan-to-value limitation of 65.0% and an interest coverage limitation of 200.0%, and property valuation requirements. The lenders under the Swedish term loan have the right to demand repayment of amounts due under this facility in the event of our default under the terms of this facility or in the event of our default occurring under our other new credit facilities, certain event of bankruptcy, in the event that we cease to be listed with the NYSE or in the event of certain change of control transactions, subject, in most instances, to certain remedial provisions.

        Norwegian Term Loan.    We have executed a commitment letter with Bolig- og Næringskreditt AS, dated May 6, 2014, which is expected to provide us with a secured term loan with total available borrowings of up to approximately $85.6 million, or the Norwegian term loan. We expect that the Norwegian term loan will become effective concurrently with the completion of this offering. Borrowings under the Norwegian term loan are expected to bear interest at an annual rate equal to the three month NIBOR plus 1.80%, payable on a quarterly basis. This facility does not require principal amortization during the first five years of its term, and amorization thereafter will be based on a designated principal payment schedule. The maturity date of the Norwegian term loan is expected to be July 15, 2021. The Norwegian term loan is expected to be secured through a first-lien mortgage on the following properties: Gjerpensgate, Mariboes gate, Midtåsen, Aslakveien, Tollbugata, Njøsavegen, Fjørevegen and Abel Meyers gate. We expect to pay a draw-down fee of approximately $40,000 in connection with any borrowings made under the Norwegian term loan and a prepayment fee equal to 0.25% of the amount repaid under the Norwegian term loan during the first two years of its term and is thereafter freely pre-payable without interest or penalty. We expect the Norwegian term loan will contain affirmative and restrictive covenants, including a loan-to-value limitation of 65.0%. The lender under the Norwegian term loan have the right to demand repayment of amounts due under this facility in the event of our default under the terms of this facility or in the event of our default occurring under our other new credit facilities with the lender, certain event of bankruptcy or in the event of certain change of control transactions, in each case, subject to certain remedial provisions.

        Swedish Revolving Credit Facility.    We have executed a commitment letter with Deutsche Pfandbriefbank AG and Swedbank AB, dated November 5, 2014, which is expected to provide us with a revolving secured credit facility with total available borrowings of up to approximately $58.2 million, or the Swedish revolving credit facility. We expect that the Swedish revolving credit facility will become effective concurrently with the completion of this offering. Borrowings under the Swedish revolving credit facility are expected to bear interest at an annual rate equal to 3-month STIBOR plus 2.25%, payable on a quarterly basis. The maturity date of the Swedish revolving credit facility is expected to be December 11, 2019. The Swedish revolving credit facility is expected to be secured through a first-lien mortgage on Lysbomben 4. In connection with the execution of the Swedish revolving credit facility, we expect to be required to pay certain facility fees, including the following: (i) an arrangement fee equal to 0.10% of the amount available under the Swedish revolving credit facility; (ii) a completion fee equal to 0.65% of the amount available under the Swedish revolving credit facility following its execution; (iii) a break fee equal to 0.65% of the amount available under the Swedish revolving credit in the event that the completion fee is not payable; (iv) an annual commitment fee, paid quarterly, equal to 1.00% of the amount available under the Swedish revolving credit facility not already drawn; and (v) a termination fee if the Swedish revolving credit facility is terminated during its first four years in an amount ranging from 0.25% to 1.00% of the amount terminated. We expect the Swedish revolving credit facility will contain affirmative and restrictive covenants, including an advance rate limitation of approximately 55% of the collateralized properties, a loan-to-value limitation of 65.0% and an interest coverage limitation of 200.0%, and property valuation requirements. The lenders under the Swedish revolving credit facility have the right to demand repayment of amounts due under this facility in the event of our default under the terms of this facility or in the event of our default occurring under our other new credit facilities, certain event of bankruptcy, in the event that we cease to be listed with the NYSE or in the event of certain change of control transactions, in each case, subject, in most instances, to certain remedial provisions.

        Norwegian Revolving Credit Facility.    We have executed a commitment letter with Bolig- og Næringskreditt AS, dated May 6, 2014, which is expected to provide us with a revolving secured credit facility with total available borrowings of up to approximately $38.9 million, or the Norwegian revolving credit facility. We expect that the Norwegian revolving credit facility will become effective concurrently with the completion of this offering. Borrowings under the Norwegian revolving credit facility are expected to bear interest at an annual rate equal to the three month NIBOR plus 2.65%, payable on a quarterly basis. The maturity date of the Norwegian revolving credit facility is expected to be 12 months from the closing of this offering (and may be extended at our option on a rolling 12 month basis, subject to our satisfaction of certain conditions). The Norwegian revolving credit facility is expected to be secured by the same properties as the Norwegian term loan. We expect to pay a draw-down fee of approximately $200,000 at the date the facility becomes effective and an annual fee, paid quarterly, equal to 0.8% of the amount available to borrow under the Norwegian revolving credit facility. The lenders under the Norwegian revolving credit facility have the right to demand repayment of amounts due under this facility in the event of our default under the terms of this facility or in the event of our default occurring under our other new credit facilities, certain event of bankruptcy or in the event of certain change of control transactions, in each case, subject to certain remedial provisions.

        On a Pro Forma Basis After Paydowns.    The following table sets forth our principal obligations and commitments, including periodic interest payments related to the indebtedness outstanding as of September 30, 2014, on a pro forma basis after giving effect to this offering and the REIT formation transactions, including pro forma paydowns from the proceeds of this offering, borrowings from the re-financing and cash on hand:

	Payments by Period
	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
	(dollars in thousands)
Principal payments	$625,417	$1,276	$2,551	$149,313	$472,277
Interest payments—fixed rate swaps	76,743	16,597	31,325	24,103	4,718
Interest payments—variable rate debt	19,466	3,444	6,750	7,141	2,131

Total	$721,626	$21,317	$40,626	$180,557	$479,126

        The following table sets forth certain additional information with respect to the existing mortgage indebtedness we expect will remain outstanding after giving effect to this offering and the REIT formation transactions:

Loan	Principal	Fixed/Floating	Rate	Maturity Date	Amortization per Year
Carpus, Kirkegårdsveien 45	$72,912	Floating	2.30%	December 31, 2017	$183
Carpus, Kirkegårdsveien 45	5,974	Floating	4.15%	August 26, 2022	747
Midgard, Kirkegårdsveien 45	75,717	Floating	2.30%	December 31, 2017	190
Midgard, Kirkegårdsveien 45	1,244	Floating	4.15%	August 26, 2022	156

Total / Weighted Average	$155,847		2.39%		$1,276

Capital Expenditures

        When we lease space to new tenants, or renew leases for existing tenants, we often incur expenditures for tenant improvements. This amount, as well as the amount of other capital expenditures, will vary from year to year, in some cases significantly. For the years ended December 31, 2012 and 2013, the weighted average annual tenant improvements at the properties in our initial portfolio were approximately $13.10 and $6.11 per square foot of leased space, respectively. After giving effect to the REIT formation transactions, we expect the cost of future tenant improvements for the properties in our initial portfolio to be approximately $4.3 million during the year ending December 31, 2014, based on the rentable square feet that will become available in our properties as a result of leases scheduled to expire during the year ending December 31, 2014.

        We expect recurring capital expenditures for the properties in our initial portfolio to be insignificant for the year ending December 31, 2014. We consider recurring capital expenditures to be expenditures that are made in respect of a property for the replacement of longer-lived property and equipment due to ordinary wear and tear. Our recurring capital expenditures for our properties have traditionally been low because of the nature of our leases which require our tenants to cover many of these costs and those that we have borne have been expensed rather than capitalized because they have been small. We consider non-recurring capital expenditures to be expenditures associated with substantial renovations of properties. Our non-recurring capital expenditures are discretionary and also may vary significantly from year to year. We expect non-recurring capital expenditures at the properties in our initial portfolio will be approximately $16.1 million for the year ending December 31, 2014. Expected non-recurring capital expenditures include an already initiated expansion project at the Garrison property in Linköping, Sweden. This project is designed to increase by construction of a new building on the existing land plot. The anticipated completion date is January 2016, with a total project investment budget of $13.0 million, of which $5.4 million is expected to be incurred during the year ending December 31, 2014. The project also includes preparation for a potential phase two with an opportunity to expand the office space by developing an additional 48,400 square feet. No investment decision has been made for phase two. We have also commenced an expansion project at the Jönköping property in the TRES portfolio. This project relates to a 62,333 square feet extension for PostNord, which has signed a new 15 year lease agreement. This project was finalized on budget and time schedule on April 15, 2014, with a total capital expenditure of $11.6 million, of which $4.3 million incurred during the nine months ending September 30, 2014. Remaining expected non-recurring capital expenditures for the year ending December 31, 2014 include approximately $3.3 million relating to several smaller projects in our initial portfolio.

        The following table sets forth certain information regarding historical capital expenditures at the properties in our initial portfolio through September 30, 2014.

	Nine Months ended September 30, 2014	Sq. Ft. 2014	2014 Per Sq. Ft.(1)	Year ended December 31, 2013	Sq. Ft. 2013	2013 Per Sq. Ft.	Year ended December 31, 2012	Sq. Ft. 2012	2012 Per Sq. Ft.
	(amount in thousands, except per sq. ft. data)
Non-Recurring Capital Expenditures(2)
Revenue Generating(3)	$9,507	343,433	$27.68	$10,105	427,672	$23.63	$8,606	310,248	$27.74
Non-Revenue Generating(4)	2,243	4,380,382	0.51	3,188	858,915	3.71	807	584,435	1.38
Recurring Capital Expenditures(5)	—	—	0.00	—	—	0.00	—	—	0.00

Total Capital Expenditures	$11,750	4,723,815	$2.49	$13,293	1,286,587	$10.33	$9,413	894,683	$10.52

On a constant currency basis, our total capital expenditures were $10,882 for the nine months ended September 30, 2014, $12,027 for the year ended December 31, 2013, and $8,826 for the year ended December 31, 2012, based on exchange rates as of September 30, 2014.

(1)
Per square foot, or PSF, amounts calculated by dividing the aggregate annualized capital expenditure costs by the annual average square footage of our real property holdings during each period.
(2)
Non-recurring capital expenditures are long lived expenditures associated with substantial renovations.
(3)
Non-recurring capital expenditures which generate revenue and that are associated with improving the quality and functionality of tenant spaces, public areas and/or building systems.
(4)
Non-recurring capital expenditures which does not generate any measurable revenue compensation to landlord.
(5)
Recurring capital expenditures are expenditures that we believe do not improve or extend the life of the asset. In Norway the landlord typically pays for insurance, taxes, structural repairs, and replacement of fixtures once they can no longer be effectively maintained. In Sweden the landlord typically pays for utilities cost (excluding electricity-tenants are usually sub metered), service fees related to common areas, property insurance, structural repairs, periodical maintenance and replacement of fixtures once they can no longer be efficiently maintained. Triple net leases exist but are not customary outside of the major CBD markets.

Off Balance Sheet Arrangements

        As of September 30, 2014, neither we, on a pro forma basis, nor our predecessor had any off-balance sheet arrangements.

Interest Rate Risk

        ASC 815, Derivatives and Hedging (formerly known as SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities), requires us to recognize all derivatives on our balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value and the changes in fair value must be reflected as income or expense. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives are either offset against the change in fair value of the hedged assets, liabilities or firm commitments through earnings or recognized in other comprehensive income, which is a component of shareholders equity. The ineffective portion of a derivative's change in fair value is immediately recognized in earnings.

        As of September 30, 2014, on a pro forma basis, we had approximately $502.9 million of mortgage debt subject to interest rate swaps with such interest rate swaps having an approximate $0 net fair value. For an explanation of our interest rate hedging, see "—Factors Impacting Our Operating Results—Hedging."

Inflation

        Most of our leases contain provisions designed to mitigate the adverse impact of inflation. These provisions generally increase rental rates during the terms of the leases either at fixed rates or indexed escalations (based on a country-specific CPI or other measures). We may be adversely impacted by inflation on the leases that do not contain indexed escalation provisions. In addition, most of our leases require the tenant to pay for property taxes, insurance, maintenance and repair of the internal components of the premises throughout the lease term. This may reduce our exposure to increases in costs and operating expenses resulting from inflation, assuming our properties remain leased and tenants fulfill their obligations to reimburse us for such expenses.

Seasonality

        We do not consider our business to be subject to material seasonal fluctuations.

Non-GAAP Financial Measures

        In this prospectus, we disclose and discuss FFO and FFO (excluding specified items), which each meet the definition of "non-GAAP financial measure" set forth in Item 10(e) of Regulation S-K promulgated by the SEC. As a result, we are required to include in this prospectus a statement of why management believes that presentation of these measures provides useful information to investors.

        Neither FFO nor FFO (excluding specified items) should be considered as an alternative to net income (determined in accordance with U.S. GAAP) as an indication of our performance, and we believe that to understand our performance further, FFO and FFO (excluding specified items) should be compared with our reported net income or net loss and considered in addition to cash flows in accordance with U.S. GAAP, as presented in our financial statements.

Funds from Operations (FFO)

        We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002). As defined by NAREIT, FFO represents net income (computed in accordance with U.S. GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs), real estate impairment losses and extraordinary items and after adjustments for unconsolidated partnerships and joint ventures. We present FFO and FFO (excluding specified items) (described below) because we consider them to be important supplemental measures of our operational performance which we believe are frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO and FFO (excluding specified items) when reporting their results. FFO is intended to exclude U.S. GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions, real estate impairment losses and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. Our computation of FFO may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with U.S. GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

        The following table sets forth a reconciliation of our FFO before non-controlling interest for the period presented to net income, the nearest U.S. GAAP equivalent:

	For the nine months ended September 30,			For the year ended December 31,
	Company Pro Forma	Our Predecessor Historical		Company Pro Forma	Our Predecessor Historical
	2014	2014	2013	2013	2013	2012
	(amounts in thousands, except share and per share data)
Net income	$2,393	$7,586	$7,378	$8,194	$9,203	$7,687
Depreciation and amortization	36,770	6,774	7,166	47,279	9,550	9,253

Funds from operations (FFO)	$39,163	$14,360	$14,544	$55,473	$18,753	$16,940

Funds from operation (FFO) per share(1)	$			$

(1)
Calculated based on                        shares outstanding.

FFO (excluding specified items)

        FFO (excluding specified items) is a non-GAAP measure that we believe is useful to management and investors to measure our operating performance (including the costs to finance our operating performance) by removing the effect of items that do not reflect ongoing property operations. Due to the nature of certain items recorded in our operating results that we believe are not reflective of our core operating performance, we compute FFO (excluding specified items), which is FFO adjusted to exclude:

  •
  acquisition costs;

  •
  equity-based compensation;

  •
  gains from financial instruments at fair value;

  •
  straight-line rent adjustment;

  •
  amortization of market leases;

  •
  amortization of deferred financing fees; and

  •
  non-cash tax expense.

        In addition, we believe that FFO (property level) is also useful to management and investors to measure the operating performance of our in-place real property portfolio. We compute FFO (property level), which is FFO (excluding specified items) adjusted to exclude the following items:

  •
  cash income tax expense;

  •
  net interest expense;

  •
  additional administrative expenses; and

  •
  interest income.

        We believe that FFO (excluding specified items) and FFO (property level) provides investors with another financial measure that may facilitate comparisons of operating performance between periods and, to the extent they calculate FFO (excluding specified items) or FFO (property level) on a comparable basis, between REITs. However, as with FFO, our reported FFO (excluding specified items) and FFO (property level) may not be comparable to other REITs' FFO (excluding specified items) and FFO (property level), should not be used as a measure of our liquidity, and is not indicative of our funds available for our cash needs, including our ability to pay dividends.

        The following table sets forth a reconciliation of our FFO (excluding specified items) and FFO (property level) for the periods presented to net income, the nearest U.S. GAAP equivalent:

	For the nine months ended September 30,			For the year ended December 31,
	Company Pro Forma	Our Predecessor Historical		Company Pro Forma	Our Predecessor Historical
	2014	2014	2013	2013	2013	2012
	(amounts in thousands)
Net income	$2,393	$7,586	$7,378	$8,194	$9,203	$7,687
Depreciation and amortization	36,770	6,774	7,166	47,279	9,550	9,253

Funds from operations (FFO)	$39,163	$14,360	$14,544	$55,473	$18,753	$16,940
Equity based compensation	2,500	—	—	3,333	—	—
Gains from financial instruments at fair value	—	(5,530)	(5,657)	—	(6,760)	(3,037)
Straight-line rent adjustment	(44)	—	—	(60)	—	—
Amortization of (above) / below market leases	1,820	—	—	2,533	—	—
Amortization of deferred financing fees	1,176	—	—	1,734	—	—
Amortization of debt discount	1,483	—	—	2,010	—	—
Non-cash tax expense	557	1,180	975	2,940	1,385	(1,088)

FFO (excluding specified items)	$46,656	$10,010	$9,862	$67,963	$13,378	$12,815

FFO (excluding specified items) per share(1)	$	—	—	$	—	—
FFO (excluding specified items)	$46,656	$10,010	$9,862	$67,963	$13,378	$12,815
Cash income tax expense	1,472	958	1,104	2,014	1,198	1,449
Interest expense	19,848	8,408	8,728	27,070	11,614	11,378
Net of Amortization of deferred financing fees(2)	(1,176)	—	—	(1,734)	—	—
Net of Amortization of debt discount(2)	(1,483)	—	—	(2,010)	—	—
Administrative expense	8,220	1,206	1,231	6,514	1,640	1,580
Net of Equity-based compensation(2)	(2,500)	—	—	(3,333)	—	—
Interest income	(393)	(146)	(240)	(998)	(444)	(616)
FFO (property level)	$70,643	$20,436	$20,685	$95,486	$27,386	$26,605

(1)
Calculated based on                        shares outstanding.
(2)
Amount is adjusted from FFO (excluding specified items).

Constant Currency

        All or a significant portion of our revenues and expenses are transacted in local currencies. We report our results of operations and consolidated financial information in U.S. dollars. Accordingly, we translate amounts denominated in local currencies into U.S. dollars for financial reporting purposes. Assets and liabilities are translated at the prevailing exchange rate on the balance sheet date. Items included in our consolidated income statement are translated at the average exchange rate over the applicable period.

        In this prospectus, we also present selected results of operations data in a constant currency format. This format adjusts operating data to eliminate the impact of fluctuations in the value of local currencies compared to U.S. dollars over the applicable period by substituting the average exchange rate over the period for the exchange rate in effect as of the end of the period.

        The operating information we present in this constant currency format represent "non-GAAP financial measures." This operating information should not be considered as an alternative to the comparable operating information presented in accordance with U.S. GAAP.

        However, we believe that the presentation of selected operating data in this constant currency format will provide insight into aspects of our operating performance that exclude the impact of changes due to currency fluctuations over a period and therefore allow a greater analysis of the underlying operating fundamentals of our properties.

        The following table sets forth a reconciliation of selected pro forma financial and operating data for our company on a constant currency basis to the nearest U.S. GAAP equivalent for the periods presented:

	For the nine months ended September 30, 2014			For the year ended December 31, 2013
	Company Pro Forma GAAP Equivalent	Adjustment(1)	Constant Currency Basis(1)	Company Pro Forma GAAP Equivalent	Adjustment(2)	Constant Currency Basis(2)
	(amounts in thousands)
Revenues:
Rental revenues	$84,960	(5,885)	$79,075	$115,952	(10,903)	$105,049
Tenant reimbursements	5,043	(343)	4,700	7,367	(689)	6,678

Total revenues	90,003	(6,228)	83,775	123,319	(11,592)	111,727
Expenses:
Property operating expense	19,796	(1,433)	18,363	28,471	(2,716)	25,755
Depreciation and amortization	36,770	(2,596)	34,174	47,279	(4,443)	42,836
Administrative expense	8,220	(71)	8,149	6,514	(166)	6,348
Real estate tax	1,340	(96)	1,244	1,835	(174)	1,661

Total expenses	66,126	(4,196)	61,930	84,099	(7,499)	76,600
Operating income	23,877	(2,032)	21,845	39,220	(4,093)	35,127
Interest income	393	(23)	370	998	(92)	906
Interest expense	19,848	(1,303)	18,545	27,070	(2,498)	24,572

Profit before tax from continuing operations	4,422	(752)	3,670	13,148	(1,687)	11,461

Income tax expense	2,029	(180)	1,849	4,954	(553)	4,401

Net income	$2,393	$(572)	$1,821	$8,194	$(1,134)	$7,060

(1)
Based on an exchange rate, as of September 30, 2014, of the Norwegian Krone to the U.S. dollar of 6.4281 to one and the Swedish Krona to the U.S. dollar of 7.2173 to one as compared to an average exchange rate, for the nine month period ended September 30, 2014, of the Norwegian Krone to the U.S. dollar of 6.1079 to one and the Swedish Krona to the U.S. dollar of 6.6657 to one.
(2)
Based on an exchange rate, as of September 30, 2014, of the Norwegian Krone to the U.S. dollar of 6.4281 to one and the Swedish Krona to the U.S. dollar of 7.2173 to one as compared to an average exchange rate, for one-year period ended December 31, 2013, of the Norwegian Krone to the U.S. dollar of 5.8737 to one and the Swedish Krona to the U.S. dollar of 6.5138 to one.

        The following table sets forth a reconciliation of our pro forma FFO on a constant currency basis for the periods presented to net income, the nearest U.S. GAAP equivalent:

	For the nine months ended September 30, 2014			For the year ended December 31, 2013
	Company Pro Forma GAAP Equivalent	Adjustment(1)	Constant Currency Basis(1)	Company Pro Forma GAAP Equivalent	Adjustment(2)	Constant Currency Basis(2)
	(amounts in thousands)
Net income	$2,393	$(572)	$1,821	$8,194	$(1,134)	$7,060
Depreciation and amortization	36,770	(2,596)	34,174	47,279	(4,443)	42,836
Funds from operations (FFO)	$39,163	$(3,168)	$35,995	$55,473	$(5,577)	$49,895

(1)
Based on an exchange rate, as of September 30, 2014, of the Norwegian Krone to the U.S. dollar of 6.4281 to one and the Swedish Krona to the U.S. dollar of 7.2173 to one as compared to an average exchange rate, for the nine month period ended September 30, 2014, of the Norwegian Krone to the U.S. dollar of 6.1079 to one and the Swedish Krona to the U.S. dollar of 6.6657 to one.
(2)
Based on an exchange rate, as of September 30, 2014, of the Norwegian Krone to the U.S. dollar of 6.4281 to one and the Swedish Krona to the U.S. dollar of 7.2173 to one as compared to an average exchange rate, for one-year period ended December 31, 2013, of the Norwegian Krone to the U.S. dollar of 5.8737 to one and the Swedish Krona to the U.S. dollar of 6.5138 to one.

        The following table sets forth a reconciliation of our pro forma FFO (excluding specified items) and FFO (property level) on a constant currency basis for the periods presented to net income, the nearest U.S. GAAP equivalent:

	For the nine months ended September 30, 2014			For the year ended December 31, 2013
	Company Pro Forma GAAP Equivalent	Adjustment(1)	Constant Currency Basis(1)	Company Pro Forma GAAP Equivalent	Adjustment(2)	Constant Currency Basis(2)
	(amounts in thousands)
Net income	$2,393	$(572)	$1,821	$8,194	$(1,134)	$7,060
Depreciation and amortization	36,770	(2,596)	34,174	47,279	(4,443)	42,836
Funds from operations (FFO)	$39,163	$(3,168)	$35,995	$55,473	$(5,577)	$49,895
Equity based compensation	2,500		2,500	3,333		3,333
Straight-line rent adjustment	(44)	4	(40)	(60)	7	(53)
Amortization of (above) / below market leases	1,820	(116)	1,704	2,533	(232)	2,301
Amortization of deferred financing fees	1,176	(11)	1,165	1,734	(181)	1,553
Amortization of debt discount	1,483	(74)	1,409	2,010	(171)	1,839
Non-cash tax expense	557	(68)	490	2,940	(357)	2,583
FFO (excluding specified items)	$46,656	$(3,433)	$43,222	$67,963	$(6,511)	$61,452
Cash income tax expense	1,472	(112)	1,360	2,014	(196)	1,818
Interest expense	19,848	(1,303)	18,545	27,070	(2,498)	24,572
Net of Amortization of deferred financing fees(3)	(1,176)	11	(1,165)	(1,734)	181	(1,553)
Net of Amortization of debt discount(3)	(1,483)	74	(1,409)	(2,010)	171	(1,839)
Administrative expense	8,220	(71)	8,149	6,514	(166)	6,348
Net of Equity-based compensation(3)	(2,500)		(2,500)	(3,333)		(3,333)
Interest income	(393)	23	(370)	(998)	92	(906)
FFO (property level)	$70,643	$(4,811)	$65,832	$95,486	$(8,927)	$86,559

(1)
Based on an exchange rate, as of September 30, 2014, of the Norwegian Krone to the U.S. dollar of 6.4281 to one and the Swedish Krona to the U.S. dollar of 7.2173 to one as compared to an average exchange rate, for the nine month period ended September 30, 2014, of the Norwegian Krone to the U.S. dollar of 6.1079 to one and the Swedish Krona to the U.S. dollar of 6.6657 to one.
(2)
Based on an exchange rate, as of September 30, 2014, of the Norwegian Krone to the U.S. dollar of 6.4281 to one and the Swedish Krona to the U.S. dollar of 7.2173 to one as compared to an average exchange rate, for one-year period ended December 31, 2013, of the Norwegian Krone to the U.S. dollar of 5.8737 to one and the Swedish Krona to the U.S. dollar of 6.5138 to one.
(3)
Amount is adjusted from FFO (excluding specified items).

Quantitative and Qualitative Disclosures About Market Risk

        Our future income, cash flows and fair values relevant to financial instruments depend upon prevailing market interest rates. Market risk is the exposure to loss resulting from changes in interest rates, foreign currency exchange rates, commodity prices and equity prices. The primary market risks to which we believe we could be exposed are interest rate risk and foreign currency exchange rate risk. Many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors that are beyond our control contribute to interest rate risk and exchange rate risk.

        We may use derivative financial instruments to manage, or hedge, interest rate risks related to our borrowings, primarily through interest rate swaps. We expect that our interest rate swaps will typically be floating-to-fixed interest rate swaps, under which we will exchange a series of fixed interest rate payments on a notional amount of principal in exchange for a series of floating or variable rate payments on such notional amount. The market values of floating-to-fixed interest rate swaps will depend heavily on the current market fixed rate, the corresponding term structures of variable rates and the expectation of changes in future variable rates. As expectations of future variable rates increase, the market values of the swaps increase. We will treat the swaps as non-hedge instruments and, accordingly, recognize the fair value of the swaps as assets or liabilities on our balance sheet, with the change in fair value recognized in our income statement.

        As of September 30, 2014, on a pro forma basis, we had approximately $625.4 million of indebtedness outstanding of which approximately $122.6 million, or 19.6%, is variable rate debt and approximately $502.9 million, or 80.4%, is subject to fixed interest rates. Based on our pro forma variable rate balance as of September 30, 2014, interest expense would have increased by approximately $920,000 for the nine months ended September 30, 2014 if short-term interest rates had been 100 basis points higher. Interest rate risk amounts were determined by considering the impact of hypothetical interest rates on our financial instruments. These analyses do not consider the effect of any change in overall economic activity that could occur in that environment. Further, in the event of a change of that magnitude, we may take actions to further mitigate our exposure to the change. However, due to the uncertainty of the specific actions that would be taken and their possible effects, these analyses assume no changes in our financial structure.

        We are exposed to currency fluctuation risk. All of the rent payments under our leases are denominated in Norwegian Krone or Swedish Krona, and we expect that substantially all of our future leases will be denominated in the local currency of the nation in which the underlying property is located. A significant portion of our operating expenses will be transacted in local currency. We plan to report our results of operations and consolidated financial information in U.S. dollars. Our operating partnership will pay distributions to us and to other holders of OP shares in local currencies, and we will pay distributions to our stockholders in U.S. dollars. As a result, our results of operations as reported in U.S. dollars and our distributions to our stockholders will be impacted by fluctuations in the value of local currency in which we conduct our real property business against the U.S. dollar. For example, assuming we do not hedge such foreign currency exposure, a decrease in the values of the

Norwegian Krone or the Swedish Krona relative to the U.S. dollar would cause our results of operations and our distributions to our stockholders as expressed in U.S. dollars to decrease. Conversely, an increase in the values of the Norwegian Krone or the Swedish Krona relative to the U.S. dollar would cause our results of operations and our distributions to our stockholders as expressed in U.S. dollars to increase. See "Risk Factors—Factors Impacting Our Operating Results—Foreign Currency Exchange Rates."

MARKET OVERVIEW

        All information in this "Market Overview" section has been obtained from market research prepared or obtained by CBRE in connection with this offering.

        Our strategy is to capitalize on substantial immediate and long-term opportunities in public and private sector commercial real estate in the Nordics. According to Aberdeen Asset Management, or Aberdeen, the Nordic property market is the fourth largest market in Europe (behind the United Kingdom, Germany and France) based on market values. The Nordic property market is currently exhibiting the following characteristics:

  •
  During the year ended September 30, 2013, the Nordic property market saw transaction volume of $25.9 billion, according to CBRE, an increase of 17% compared to the year ended September 30, 2012, with local investors accounting for the majority of the investment capital.

  •
  The Norwegian and Swedish property markets are generally viewed as experiencing a period of sustained growth, while the Danish property market is projected to experience more moderate growth in the near term.

  •
  The spreads between Nordic property yields and ten-year Norwegian, Swedish and Danish government bonds remain near historical highs, suggesting the potential for near term price appreciation across the sector.

        We target strategically located office and industrial properties across the Nordics that offer the potential to achieve attractive risk-adjusted returns. The properties that we seek to acquire are generally located outside of, but in close proximity to, Central Business Districts ("CBDs") that are located near major transportation hubs and corridors and employment centers. We define these as infill regions. In addition to infill regions, we target strategically important regional locations that derive their value from unique attributes such as access to transportation corridors, strategic tenant clusters, specific local industry and the effects of long-term government policies such as planned decentralization. We target properties that are generally leased to one or more government or other creditworthy tenants. We also generally target properties with an average in-place remaining lease term of at least five years and that may afford us the opportunity to realize long-term capital appreciation by renewing or re-leasing existing space or implementing capital improvements that can support higher rental rates.

        We currently own 11 properties in Norway, including nine office properties and two commercial properties, and 15 properties in Sweden, including three office properties and 12 industrial properties. Our strategy is to acquire additional properties in these markets and also to build out our pan-Nordic portfolio by also acquiring properties in Denmark. The following provides an overview of key economic and real property fundamentals and trends in our target markets.

Nordic Region Economic Overview

        The Northern European countries of Norway, Sweden and Denmark, which we refer to as the Nordics or the Nordic Region, have much in common in their economy, culture, history and language. While they do not form a separate political entity, they do cooperate in the Nordic Council, which provides for a common labor market and free movement across borders.

        Norway, while not a member of the European Union ("EU"), has access to the EU's single market, is part of the Schengen Area permitting free movement across European borders and has been granted participation rights in several of the EU's programs, bodies and initiatives. Norway's economy has historically been driven by economic activity linked to the maritime industry, and the country is a worldwide shipping leader. The economy has increasingly benefited from commodities production and exports since the discovery of large oil and gas reserves in the North Sea in 1969. An estimated 56% of

Norway's oil and gas reserves remain on the Norwegian Continental Shelf, according to the Norwegian Petroleum Directorate; as such, the petroleum industry will be a core part of Norway's economy for the foreseeable future. Statoil, a multinational oil and gas company, is Norway's largest company and the ninth largest oil and gas company in the world by market value as of May 2014, according to Forbes Global. Other significant Norwegian companies include Wilh. Wilhemsen, one of the world's leading shipping companies, telecommunications company Telenor, high-tech systems supplier Kongsberg Group and aluminum and renewable energy company Norske Hydro. Other than Kongsberg Group referred to above, none of the other companies are currently tenants in our portfolio.

        Sweden, a member of the EU since 1995, has a diversified, export-oriented economy that also benefits from natural resources such as timber, iron ore and fisheries. The country is known for internationally-recognized companies such as IKEA and H&M in the retail/consumer sector, technology companies such as Ericsson, telecommunications companies such as TeliaSonera, financial services companies such as Swedbank, Handelsbanken and SEB, aerospace and defense companies such as Saab, and automobile and truck manufacturers such as Volvo and Scania. Sweden's largest trade flows are with the United States, Germany, Norway, the United Kingdom ("UK"), Denmark and Finland.

        Denmark is a dynamic economy focused on exports of manufactured goods such as industrial machinery, chemical products and instruments, as well as products for consumption, and has been a member of the EU since 1973. Denmark's liberal trade policy within the EU and strong trade relationship with the United States has aided in the development of large Danish companies including A.P. Moller—Maersk Group, the largest container ship operator in the world, pharmaceuticals manufacturer Novo Nordisk, brewer Carlsberg Group and facility services manager ISS.

        Together, Norway, Sweden and Denmark rank as the sixth-largest economy in the Eurozone, with a combined 2013 GDP of $1.4 trillion (source: Oxford Economics) that is approximately 3.3% larger than that of Spain, the next largest European economy. The Swedish economy was ranked as the 10th-largest European economy based on 2013 GDP ($559 billion), representing 40.0% of the Nordic Region's GDP. The Norwegian economy drove approximately $513 billion in GDP in 2013 and represented 36.5% of the Nordic Region's GDP, while Denmark's GDP of approximately $331 billion represented 23.5% of the Nordic Region's GDP in 2013.

        The Nordic Region's strong and diversified economies, combined with significant employment by national and local governments/government agencies as well as heavy investment in the oil and gas sector, contribute to the area's low unemployment rates, high per-capita GDP and high personal consumption.

        The Nordic countries enjoy some of the lowest unemployment rates in Europe. 2014 unemployment is expected to be 3.5%, 7.9% and 5.2% for each of Norway, Sweden and Denmark, respectively, according to Eurostat. These rates compare favorably to the EU's projected 11.7% 2014 unemployment rate. The gap is projected to widen over the next three years, as labor markets continue to improve more rapidly in the Nordics than in the EU. The favorable Nordic unemployment picture is supported in part by the relatively large proportion of public sector employment, approximately 28%, 29% and 34% in Sweden, Denmark and Norway, respectively, according to Eurostat.

Source: Oxford Economics

        The Nordic countries exhibit very strong GDP and GDP per capita, with Norway ($100,818), Denmark ($58,929) and Sweden ($58,163) ranked second, fourth and fifth, respectively, in GDP per capita in the Eurozone as of 2013, according to the World Bank. Further, the Nordics' GDP growth has outperformed the Eurozone in eight of the last ten years. Driven by projected increases in economic growth and exports globally and among the Nordics' trading partners, the region's GDP growth is expected to outperform that of the Eurozone over the next three years.

        Norway, Sweden, and Denmark reported current account surpluses of 6.2%, 10.6% and 7.2%, respectively, of GDP in 2013, compared with 2.3% in the Eurozone.

        The Nordic Region benefits from low levels of public debt relative to GDP and sound fiscal and public finance policies including stable government spending and public debt-to-GDP ratios of 29.5%, 40.6% and 44.5% for Norway, Sweden and Denmark, respectively, in 2013, according to Eurostat. The same ratio in 2013 was 78.4% for Germany; 132.6% for Italy; 93.9% for Spain and 90.6% for the United Kingdom, with 92.6% for the entire Eurozone.

Source: Eurostat

        Norway, Sweden, and Denmark have each been assigned the highest credit ratings of AAA by Fitch and S&P, and Aaa by Moody's. The ratings are attributed to the countries' fiscal discipline, sound public finance policies, vast natural resources and stable governments, among other factors. These credit ratings, along with strong economic fundamentals and growth prospects, contribute to the nations' low sovereign borrowing costs.

Source: Oxford Economics

        With over 20 million residents, the Nordic Region has a large and growing regional population with significant spending power. Since 2004, the Nordic Region's population has increased by approximately 1.3 million and it is projected to grow to over 21 million by 2020. Denmark's five-year population growth has outpaced that of the EU by nearly three times, Sweden's has outpaced it by more than four times, Norway's has outpaced it by more than seven times since 2009 and is expected to continue to do so through 2020.

Source: Eurostat

        The Nordic Region's household disposable income per capita outpaces that of the EU by 69% on average. Sweden's 2012 average disposable household income per capita of approximately $33,630, Norway's approximately $54,700 and Denmark's $36,280 are 37%, 123% and 48% higher than the EU average, respectively, driving robust personal consumption expenditures. In 2013, the average household had personal consumption expenditure of approximately $27,650 in Sweden, $39,780 in Norway and $29,750 in Denmark, compared to an approximate $24,570 average personal consumption expenditure in the EU, according to Eurostat.

        According to the OECD, Norway's GDP growth was 0.6% in 2013 and is forecast to be 2.0% and 2.4% for 2014 and 2015, respectively, as measured in local currency. This compares favorably with same period actual/forecasts for the Eurozone of -0.4%, 1.2% and 1.7%, respectively, as measured in euros. According to Fitch, Norway's North Sea petroleum revenues have been prudently managed and domestic oil exports support the country's fiscal balance and current account balance.

        Increased government purchases of goods and services, especially infrastructure and other investments, are expected to stimulate economic activity going forward. Additionally, anticipated tax concessions should help increase household real disposable income and stimulate demand. Increased personal income, combined with continued low interest rates and an anticipated rise in home prices, is expected to drive consumption growth in 2015 and beyond.

        According to the OECD, Norway's unemployment rate is forecast to remain stable at 3.5% for both 2014 and 2015, less than one-third of the rate forecast for the Eurozone. Public sector employment exhibited an increase during the 2008-2009 recession but has largely remained stable over the past 20 years when measured as a share of total employment. According to the OECD, Norway has the fifth-highest labor force participation rate in the world.

        According to Eurostat, Norway has benefited from strong population growth in recent years. From 2009 to 2011, Norway reportedly experienced a population rate of growth in excess of 4.6 times that of the aggregate 27 European Union member states. Approximately 71.2% of the growth reflected immigration patterns partly driven by strong labor markets.

        The economic outlook for Sweden remains upbeat, despite recent modest GDP growth. According to the OECD, GDP growth is forecast to be 2.8% and 3.1% in 2014 and 2015, respectively, as measured in local currency. This compares favorably with same period forecasts for the Eurozone of 1.2% and 1.7%, respectively, as measured in euros.

        Domestic consumer confidence levels and corporate spending are improving, and the OECD is forecasting increases in domestic household consumption based on a recently enacted income tax reduction program. Housing consumption is expected to receive an additional boost as low interest rates and income tax cuts increase disposable income. Although household saving reached a recent peak in 2013, it is expected to gradually decline in conjunction with anticipated improvement in the employment market. Further, rebounding investment activity is expected to create additional growth going forward. According to Riksbanken, international demand for Swedish goods and services is forecast to increase which we believe should lead to further improvement in employment conditions.

        Forward looking indicators of labor demand point to continued growth. According to the OECD, Sweden's unemployment rate is forecast to decrease from the current level of approximately 7.9% to about 7.4% in 2015, which is less than two thirds of the forecast unemployment rate for the Eurozone over the same period. According to the OECD, Sweden has the third-highest labor force participation rate in the world.

        According to Eurostat, Sweden has benefitted from strong population growth in recent years. During the period 2009 through 2011, Sweden experienced a population growth more than three times that of the average population growth for the Eurozone. Approximately 67.6% of the population growth reflected immigration patterns partly driven by a stronger labor market compared to that of the Eurozone.

        Following three years of economic stagnation in the aftermath of the global financial crisis, economic indicators now point to an improvement in the Danish economy. According to the OECD, GDP growth is forecast to be 1.4% and 1.8% for 2014 and 2015, respectively, as measured in local currency. This compares favorably with same period forecasts for the Eurozone of 1.2% and 1.7%, respectively, as measured in euros. Confidence indicators are pointing towards increased momentum. Private sector consumption, which is forecasted to expand by 1.4% and 1.7% in 2014 and 2015, respectively, according to Eurostat, is expected to be a key driver of economic growth in 2014 and 2015, primarily due to the positive effects of 2012 national income tax reform, coupled with a low interest rate environment and stabilization of housing prices. The export sector in Denmark is projected to benefit from an increase in foreign demand.

        Denmark's unemployment has recently decreased and is forecast to be 5.2% in 2014, less than two thirds of the unemployment rate forecast for the Eurozone. Danish productivity has grown modestly over the past few years. According to the OECD, Denmark has the seventh-largest labor force participation rate in the world.

        According to Eurostat, Denmark has had a modest population growth in recent years. During the period from 2009 through 2011, Denmark reportedly experienced a population rate of growth in excess of 1.5 times that of the average aggregate 27 European Union member states. Approximately 66.7% of the growth reflected immigration patterns partly driven by strong labor markets.

Nordic Commercial Real Estate Market

        The overall Nordic Region commercial real estate market is the fourth-largest in the EU based on market values from IPD, after the United Kingdom, Germany and France (in fact, Sweden alone is the fourth-largest commercial property market in the EU). With nearly $24.7 billion in commercial real estate transactions in 2013, the combined Nordic Region represents Europe's third-largest property market by transaction volume, behind the United Kingdom and Germany.

Source: IPD	Source: CBRE

        In the public equity markets, the recovery of European real estate equities has materially lagged that of the U.S. REIT market post-2008.

Source: EPRA/NAREIT

        Notwithstanding a recent increase in activity by international investors, local investors continue to account for the majority of both investment capital and ownership in Sweden and Norway (foreign investment in the Danish market represented approximately 55 to 60% of total transaction volume in 2013, with the relatively high foreign share driven by deal size as opposed to activity levels).

Source: CBRE	Source: CBRE

        The Nordic office and industrial markets are generally segmented into infill versus non-infill regions. Infill markets are considered high-barrier-to-entry markets. Given our targeting of both infill and strategically important regional markets throughout the Nordic Region, we enjoy significant advantages arising from the natural supply constraints inherent to those markets. In addition to scarcity of developable land and complex entitlement processes, the major cities in the Nordic Region have the highest construction costs of any city in the Eurozone. Construction cost for new office space is $310 per square feet in Oslo, $296 per square feet in Copenhagen and $280 per square feet in Stockholm and Gothenburg. This compares to the next highest construction cost in the Eurozone of $271 per square feet in Paris and $241 per square feet in Zurich. Our entrenched position in the highly valuable Nordic markets strongly benefits from limited competition from new construction.

        The spreads between Nordic property yields and ten-year Norwegian, Swedish and Danish government bonds remain near historical highs, suggesting the potential for near-term price appreciation across the sector. The Nordics currently offer on average an approximate 250 to 300 bps spread between prime real estate cap rates and ten-year government bonds, versus equivalent spreads in the U.S. ranging from 100 to 150 bps. We believe that our target acquisition assets should produce cap rate spreads in the 400 bps range, supported by our ability to source off-market or lightly-marketed deals.

Source: CBRE

Our Property Markets

        We currently own 11 properties in Norway, including nine office properties and two commercial properties, and 15 properties in Sweden, including three office properties and 12 industrial properties.

        Our target markets generally enjoy high current occupancy and high rental rates, which we believe will lead to strong investment yields. As of Q2 2014, office occupancy was 92% and 95% for major office markets in Norway and Sweden, respectively. Due to strong occupancy and regional economic growth since the financial crisis in 2008, landlords have generally been able to command premium rents over the last several years; these rents are projected to continue their growth through 2018. As of Q2 2014, prime office rental rates were approximately $61 and $63 per square feet for the largest markets in Norway and Sweden, respectively, versus the EU average of $40 per square feet. Industrial rental rates were $18 and $13 per square feet for the largest markets in Norway and Sweden, respectively, compared to the EU average of $10 per square feet.

        Our strategy is to acquire additional properties in these markets and also to build out our pan-Nordic portfolio by acquiring properties in Denmark. The following provides an overview of key economic and real property fundamentals and trends in each of our target markets.

Norway Commercial Real Estate Market

        We divide the Norwegian real estate market into four distinct geographic areas: (1) Oslo CBD; (2) Oslo non-CBD; (3) greater Oslo, which includes municipalities located within approximately 30 miles of Oslo; and (4) regional Norway. We have three properties located in Oslo, one property in greater Oslo and seven properties in regional Norway.

        Although the markets are distinct in some respects, historically, trends in occupancy, rental rates and property values in regional locations generally correlate with trends within Oslo. As there is limited available data for Norway's regional markets, participants may look to trends within Oslo as a proxy.

        We believe the available purchase yields for properties located in prime CBD locations such as Oslo are not attractive currently due in part to an influx of foreign capital that has focused in this area. Additionally, in 2005, the Government of Norway initiated a 20-year decentralization program aimed at achieving a geographically balanced settlement pattern, in which all parts of the country experience population growth. Within the Norwegian market, our strategy is therefore to continue to acquire office, industrial and logistics properties in non-CBD locations in Oslo, greater Oslo and key areas of regional Norway where we believe prices and risk-adjusted return profiles are more attractive. These areas, which serve as primary hubs for trade and shipping, benefit from strong commercial support from private and public sector tenants and universities. We will seek to acquire properties that benefit from close proximity to major transportation corridors, employment centers and areas that are of significant strategic importance to their existing or contemplated tenants. We are currently targeting dominant office park submarkets in select submarkets in close proximity to Oslo.

Oslo Office Market

        The capital city of Oslo is Norway's largest city with approximately 633,000 residents within the city limits and nearly 1.2 million residents in the metropolitan area. According to CBRE, the Oslo office market consists of approximately 102 million square feet of space. The prime office submarkets include the CBD (Vika, Tjuvholmen and Aker Brygge), Skøyen and Bjørvika. Other major submarkets include Lysaker and Fornebu in the west, and Nydalen in the north, and Helsfyr and Bryn in the east. Major tenants include companies within the oil and gas, service, telecommunications and banking industries, as well as government entities.

        Despite increases in supply in 2012 and 2013, office occupancy for greater Oslo has remained stable for several years at around 93%, where it currently stands, below the prior cyclical peak of approximately 96% seen in 2008. Occupancy in Oslo's prime submarkets currently stands at approximately 97%.

        The following graph depicts the historical average occupancy trend for the greater Oslo office market between 2003 and 2013

Source: CBRE

        The greater Oslo office market will continue to benefit from high average occupancy for the next several years as GDP growth drives demand for office space. We expect moderate new construction within specific submarkets, where tenants require newer and more modern space configurations. Given the relatively modest development pipeline, overall market occupancy for greater Oslo is projected to exceed current levels through 2016. Office inventory growth is expected to be less than 8% through 2017.

        Strong occupancy and absorption have supported rental growth, especially in centrally located submarkets. Projected absorption for 2013 through 2016 is further estimated to be 3.5 million square feet. Modest development will help to ensure continued rental growth through 2016. According to CBRE, average office rent for greater Oslo is currently $29 per square feet, the highest level since 2008, with prime locations commanding $61 per square feet or more. The current trend is for corporate tenants to seek out locations in close proximity to public transportation, which has been amplified over recent years due to strong competition for qualified employees. The demand for higher quality space has also increased, which requires landlords to reinvest in their buildings. Office rental rates in Oslo are projected to grow by 3% annually through 2016.

        The following graph depicts the historical average rental rate trend for the greater Oslo office market between 2003 and 2013.

Source: CBRE

        The greater Oslo office market should see continued strong rental rate performance. Robust projected population growth should translate into increased domestic consumption of goods and services. Stable employment levels should also boost personal spending and consumption. As the search for qualified labor intensifies, employee salaries and compensation may increase within the mid to higher level professional ranks. Improved consumption patterns should translate into increased demand for real estate and growth in rental rates.

Norway Logistics Market

        The Norwegian logistic and industrial property sector has reported sustained rent levels. Although Norwegian exports suffered slightly during early 2013 as a result of reduced order volumes for oil and gas supplies, domestic consumption remained robust and supported the overall logistics and distribution sector. The trend in demand for logistic property appears positive. Supply levels remain relatively tight as the scarcity of large development parcels in close proximity to Oslo limits new construction. While there are a number of vacant parcels available for development in the smaller municipalities surrounding Oslo, the distance to primary transportation corridors, coupled with somewhat restrictive debt financing conditions, render these locations less appealing to potential tenants and investors. As a result, industrial inventory growth is expected to remain stable through 2017.

        According to CBRE, occupancy in the greater Oslo industrial market has remained high for the last several years. Despite prime rents remaining flat for four years following the 2008 financial crisis, they have recently begun to increase and now average $18 per square feet, higher than immediately prior to the crisis. Major tenants include DHL, Bring (Norwegian Postal Service), and food retail giants such as COOP, NorgesGruppen and Rema. Projected increases in Nordic household disposable income and personal consumption, particularly in Norway, as well as the continued consumption shift towards e-commerce and its attendant shipping needs, should drive occupancy and rents in the Oslo industrial market in the coming years.

Sweden Commercial Real Estate Market

        We divide the Swedish property market into six geographic areas: (1) the CBDs of Stockholm, Gothenburg and Malmö; (2) Stockholm non-CBD; (3) greater Stockholm, which includes municipalities located within approximately 30 miles of Stockholm; (4) Gothenburg; (5) Malmö; and (6) regional Sweden, which includes regional cities such as Linköping, Norrköping and Östersund. We have three properties in Stockholm, one property in greater Stockholm, one property in Gothenburg, two properties in Malmö and eight properties in regional Sweden. More than 80% of our industrial properties are located within a primary logistics triangle that connects the central parts of Sweden with major port cities to the west and east. Our office properties are in strategic office locations that benefit from drivers such as tenant co-location needs.

        Similarly to Norway, trends in occupancy, rental rates and property values in key regional locations generally tend to correlate with trends within Stockholm. As there is limited available data for some key regional markets, participants may look to trends within Stockholm as a proxy.

        We believe, and property market indicators suggest, that demand for office and industrial space in Sweden is increasing while supply and new development remains limited. As a result, we expect that rental rates and property values in these areas will increase over the near-to-medium term. To take advantage of these trends, we expect to be an active buyer of office and industrial properties in Sweden.

        Our strategy is to continue to acquire office, industrial and logistics properties in non-CBD locations in Stockholm, greater Stockholm, Gothenburg, Malmö, and strategic markets in regional Sweden, with a focus on properties that are located in close proximity to major transportation corridors and employment centers and that are of significant strategic importance to their existing or contemplated tenants.

Stockholm Office Market

        Stockholm is Sweden's capital and largest city with a population of approximately 900,000 within the city limits and 2,171,459 in the greater metropolitan area. According to industry analyst Sweco, Stockholm's population is forecast to increase by an aggregate 15% over the next ten years.

        According to CBRE, the Stockholm office market consists of approximately 118 million square feet of space, of which 19 million is located within the CBD and an additional 37.7 million is located within the rest of the inner city. The prime submarkets include the CBD, Inner City, Kista and Solna / Sundbyberg. These prime locations attract tenants requiring larger spaces at healthy rent levels, with the highest rents being achieved in the CBD. Major tenants include companies within the banking, information technology and telecommunications industries.

        An estimated 1.3 million square feet of prime CBD office space in Sweden (representing nearly 7.0% of the entire Swedish CBD market) is scheduled to be vacated over the next few years. We believe that many tenants will take the opportunity to migrate their businesses out of the CBD area and into newer and lower-cost properties located outside of the CBD. As an example, Stockholm's northern suburbs are on the rise as many larger tenants choose to move their business from the central areas due to increasing space constraints, opting instead for larger, modern office space outside of the CBD.

        Despite increases in supply of office space in 2012 and 2013, the Stockholm CBD office occupancy rate has remained stable at more than 95% since 2012, with strong absorption in H1 2014. Although the development pipeline is higher than in recent years, it is relatively modest considering the growing demand for office space in Stockholm. Hence, the overall market occupancy for greater Stockholm is projected to remain stable.

        The strong occupancy and absorption rates have supported high rental rates, and the modest development pipeline will help to ensure increasing rental rates through 2016. According to CBRE, the average office rent for greater Stockholm is currently around $28 per square feet, with prime locations commanding rents of $63 per square feet, with a 20% band given large variations across the submarkets. The current market trend is for corporate tenants to seek out locations in close proximity to public transportation, which has been further amplified over recent years due to strong competition for qualified employees. The demand for higher quality space has also increased, which requires landlords to reinvest in their buildings. Office occupancy and rental rates in Stockholm are projected to remain stable across most submarkets, with some growth expected in Inner City.

Source: CBRE

Source: CBRE

Gothenburg Office Market

        Gothenburg is Sweden's second largest city with approximately 526,000 residents. Nearly 900,000 residents populate the expanded metropolitan Gothenburg region. Its central and coastal Scandinavian location has positioned it as a primary hub for trade and shipping and related office employment. The Port of Gothenburg is the largest of its kind in Scandinavia. Gothenburg's total office inventory approaches 34.7 million square feet. The following chart illustrates office market occupancy over the 2003 through 2013 period:

Source: CBRE

        Gothenburg should see continued strong occupancy performance.

        Rental rates in Gothenburg have risen steadily over the 2003 through 2013 period, partly as a result of tenant willingness to migrate away from CBD locations in favor of certain non-CBD areas, as illustrated by the following chart:

Source: CBRE

Sweden Logistics Market

        Sweden's logistics market will continue to benefit from improving domestic consumption, leading to higher shipping and storage activities, low vacancies and a lack of new supply. Swedish port traffic, as measured by 20-Foot Equivalent Units, has increased by 20% since 2008. According to CBRE, average industrial market rents have remained flat at $13 per square feet. since the 2008 financial crisis. Going forward, modest increases are expected due to demand outgrowing supply. This is particularly the case in Arlanda, given the close proximity to the airport and good access to the highway system. Logistics properties with office components, loading bays and railway access typically command higher rents. Major tenants in the Stockholm industrial market include PostNord, DHL, Schenker and DSV.

Logistics Triangle

        The majority of goods in Sweden are distributed within an area known as the Logistics Triangle, defined as the area between Stockholm, Gothenburg and Malmö. The Logistics Triangle encompasses critical domestic ports, the largest airports and the main transportation corridors in Sweden, including key trucking routes and railways. An estimated 80% of Sweden's population and business activity is located in or takes place within the Logistics Triangle. The major submarkets within the Logistics Triangle are discussed below:

        Gothenburg—Gothenburg is the primary logistics hub in Sweden. The Port of Gothenburg is Scandinavia's largest container port and the only port that can accommodate the largest ocean container vessels. The port sees in excess of 11,000 cargo ship visits per year, and offers direct routing to over 130 destinations, according to the Port of Gothenburg. Gothenburg also offers 24 daily rail connections between the port and logistics markets throughout Sweden and Norway.

        Mälaren Valley—Located within the Greater Stockholm region, the Mälaren Valley is the fastest growing region in Sweden with traffic flows to and from Norway and Finland. Logistics has an increasing importance within the region due to a new cargo harbor and more efficient infrastructure, with tenants focusing on cross-docking and distribution operations. A majority of the region's logistics inventory is outdated, resulting in strong demand for new logistics facilities. At the same time, landlords may have the opportunity to improve/expand upon existing facilities to better meet tenant needs, driving strong renovation yields with minimal construction risk. The average prime rent for high-quality logistics space that benefits from close proximity to major highway and/or public transportation in Stockholm is $13 per square foot. There are several infrastructure developments that favor the logistics market and changing requirements for logistics use within the city are anticipated to further stimulate demand.

        Jönköping—With its location in the center of the Logistics Triangle, Jönköping has developed into an increasingly important logistics hub as it is home to several important third-party logistics, or "3PL", business and distribution centers.

        The Skåne region—This region comprises the southern cities of Malmö, Helsingborg and Trelleborg, and the region's importance as a major logistics hub stems from its close proximity to Copenhagen and the European continent. The region benefits from several large harbors and ports, including Trelleborg, Ystad and Helsingborg, and is home to major industrial corporations, including Tetra Pak, Gambro, Absolut Company, Sony Ericsson, Findus and Brio. Car manufacturer Toyota has capitalised on Malmö's logistic advantages to establish a Nordic distribution terminal for its passenger cars in Malmö's port. Nordic Motor Transport—the company that adds the finishing touches to Honda cars destined for the Nordic market—has done the same.

Denmark Commercial Real Estate Market

        Denmark is one of our target markets due to its strategic location and improving economy. We believe opportunities exist in Denmark to acquire assets that have the potential to generate attractive risk-adjusted returns, including through the redevelopment and re-leasing of older properties that may be outdated. Our investment strategy will be focused on the Copenhagen and greater Copenhagen markets. Consistent with our overall investment strategy, we will target properties located outside of the CBD.

        We believe the available purchase yields for properties located in prime CBD locations such as Copenhagen are not attractive currently. However we will seek to acquire properties that benefit from close proximity to major transportation corridors, employment centers and that are of significant strategic importance to their existing or contemplated government-related or other creditworthy tenants, where we believe purchase yields are attractive. Our primary target market consists of select submarkets in close proximity to the Copenhagen CBD. We will also seek to acquire properties that are in need of significant capital to modernize and ready the space for substantial lease-up, where we believe the purchase yield offers a risk-adjusted premium versus more fully leased and modernized properties.

Copenhagen Office Market

        Denmark's capital of Copenhagen is its largest city with approximately 728,243 residents within the city limits and 1,268,855 in the greater metropolitan area. According to CBRE, the Copenhagen office market consists of approximately 62 million square feet of space and has increased 3.9 million square feet since 2010, with almost all of the expansion coming from new development areas such as Ørestad and the harbor waterfront. The prime office submarkets include Copenhagen CBD, Brokvarterer & Frederiksberg and Ørestad. Major tenants include companies in the shipping, pharmaceutical, banking, financial and manufacturing industries, as well as the public sector.

        Despite increases in supply of office space since 2010, the office occupancy rate for greater Copenhagen has stabilized at around 91%. Given the relatively high vacancy rate, there are very few speculative developments in the market, and office buildings planned for delivery in 2016 and 2017 are fully leased.

        According to CBRE, the average prime office rent for Copenhagen is currently $28 per square feet, which is 10% below the peak of 2008-2009. Rents have been stronger for high quality offices in less expensive locations. We believe that rents will generally remain flat in the short term with a potential modest upward trend in 2015 and 2016.

        The following chart illustrates market occupancy over the 2003 through 2013 period:

Source: CBRE

        The following chart illustrates rental rates over the 2003 through 2013 period:

Source: CBRE

Denmark Logistics Market

        According to CBRE, average industrial market rents have remained flat at $7 per square feet since 2012, though they are projected to increase slightly in 2015 due to expected economic growth and limited supply in the short term. As the Danish economy continues to improve and global economic activity begins to pick up, the Danish logistics market should begin to see accelerated growth. Additionally, Danish port traffic has increased steadily since 2008, indicating a healthy industrial and logistics market and providing significant demand for the corresponding real estate.

BUSINESS AND PROPERTIES

Overview

        We are an internally managed Maryland corporation that acquires, owns, leases, manages and redevelops office and industrial properties located primarily in Norway, Sweden and Denmark, which we refer to as the Nordics or the Nordic Region. Our business is led by Bjarne Eggesbø, who serves as the Chairman of our board of directors, Chief Executive Officer and President, and other members of our highly experienced senior management team who together on average have more than 16 years of experience in the acquisition, management, financing and redevelopment of office and industrial properties in the Nordics. This team is supported by our full-time professional and administrative staff, including nine full-time property management and leasing professionals that will support our growth initiatives and the operating performance of our properties.

        Our growth strategy is focused throughout the Nordic region which is currently experiencing strong macroeconomic trends, including low unemployment, high GDP and disposable income per capita, strong current account surpluses and improving growth outlooks, as well as limited sovereign debt risk. We believe that these and other factors support strong and improving real property fundamentals. The Nordics are three of only nine countries in the world to maintain a AAA rating from all three leading credit rating agencies (S&P, Moody's and Fitch). Upon completion of this offering and the REIT formation transactions, we will wholly-own a high quality and strategically located portfolio of 26 properties, including 11 properties in Norway and 15 properties in Sweden, with an aggregate of approximately 7.2 million leasable square feet. As of September 30, 2014, our properties were approximately 94.6% leased with a weighted average remaining lease term of approximately 5.8 years. Our properties include 12 office properties comprising 3.2 million leasable square feet and 12 industrial properties comprising 3.9 million leasable square feet, as well as two commercial properties comprising approximately 115,105 leasable square feet. As of September 30, 2014, the majority (75% based on leasable square feet) of our properties were multi-tenant properties, and 25% (based on leasable square feet) were single-tenant properties. Our industrial properties include a combination of warehouse and distribution facilities.

        Our strategy focuses on properties leased to Nordic state owned and controlled enterprises, AAA-rated sovereign tenants, departments and agencies of Nordic governments and state and municipal government entities in the Nordics. We believe that many of these tenants, which we refer to as government-related tenants, are exceptionally high quality lease counterparties. We also focus on properties leased to high credit quality corporate tenants, which are typically large public companies with investment grade ratings. Our growth strategy focuses on properties with at least five years remaining on their lease term, 100,000 square feet of leasable area and post-1980 construction.

        Sound fiscal management by Nordic governments supports stable credit markets and improving real property fundamentals. The Nordics benefit from low levels of public debt relative to GDP and sound fiscal and public finance policies including stable government spending and public debt-to-GDP ratios of 29.5%, 40.6% and 44.5% for Norway, Sweden and Denmark, respectively, in 2013, according to Eurostat. The same ratio in 2013 was 78.4% for Germany; 132.6% for Italy; 93.9% for Spain and 90.6% for the United Kingdom, with 92.6% for the entire Eurozone. The economic performance of the Nordics stands out among member nations of the OECD. As of May 2014, the OECD projected 2014 GDP growth for Norway and Sweden to be 2.0% and 2.8%, respectively, compared to 1.2% for the Eurozone. In addition, the OECD projected 2015 GDP growth for Norway and Sweden to be 2.4% and 3.1% respectively, compared to 1.7% for the Eurozone.

        As of September 30, 2014, approximately 85.8% of the annualized base rent from our properties was derived from leases with Nordic government-related tenants, while 92.8% of the annualized base rent from our properties was derived from Nordic government-related tenants and investment-grade rated corporate tenants. Our in-place portfolio benefits from favorable lease structures and terms. Our leases with our tenants, including government-related tenants, are our standard commercial leases and do not contain any mechanism allowing tenants to terminate prior to their stated lease expiration date. This contrasts with some federal and state government leases in the United States, for example those administered by the GSA under which government tenants may have rights to terminate early with little or no tenant liability, pursuant to early termination rights, or in the event the applicable U.S. government body does not appropriate rent amounts in its annual budget. Moreover, in Norway and Sweden municipal and government tenants cannot go bankrupt, and as such, they cannot discharge their financial obligations, including lease obligations, through bankruptcy proceedings. Finally, our tenants are typically contractually required to provide in excess of 12 months notice to us if they intend to vacate at lease expiration, which provides us with significant lead time to re-tenant upcoming vacancies.

        As of September 30, 2014, leases representing 2.4%, 10.8% and 20.5% of the total annualized base rent of our properties will expire in 2014, 2015 and 2016, respectively, which we believe will afford our in-house leasing team the opportunity to increase our rental income over time. In cases where the rental rate charged to a vacating tenant is below the market rate, our in-house leasing team will seek to achieve higher market rates upon re-leasing to a new tenant. Further, many of our properties offer the potential for redevelopment, which may allow our team to increase rental rates by attracting a broader spectrum of tenants in search of higher quality spaces. In cases where tenants are renewing existing leases, our team actively seeks opportunities to provide modest tenant improvements to enhance the properties' value to our tenants while generating an appropriate return on invested capital.

        Many of our properties are integral to our tenants' operations, often containing tailored infrastructure that we believe cannot be easily replicated elsewhere, and many of our tenants have already invested significant amounts of their own capital to improve the properties. Moreover, many of our properties benefit from strategically important location attributes which we believe reduces the likelihood that tenants will vacate. For these reasons, we believe that the prospects for lease renewals at our properties are high.

        Bolstered by strong real estate fundamentals and the extensive real estate experience and relationships of our senior management team, we intend to aggressively grow our portfolio through additional acquisitions in the office and industrial property sectors in the Nordics. According to CBRE, spreads between Nordic property yields and ten year Norwegian, Swedish and Danish government bonds remain near historical highs, suggesting the potential for near term price appreciation across the sector. As additional international capital flows into the region, we expect to see property values increase over time. We believe that the growing Nordic economies in conjunction with limited new supply will drive demand for office and industrial space in the region, thereby increasing occupancy, rents and property values.

        Our target acquisitions will be predominantly investments in the $40 million to $200 million range. We intend to focus on major cities in areas outside of CBDs, as well as in regional cities that exhibit significant public and private commercial and industrial activity due to their dense populations, strategic locations and strong levels of employment. Where appropriate potential returns present themselves, we also may acquire assets in city centers. In contrast, other institutional investors, primarily international buyers, tend to concentrate their efforts on larger deal sizes in Oslo and Stockholm. We believe that our market knowledge, in conjunction with limited competition from foreign capital, provides us with a competitive advantage within our target markets.

        We intend to elect, and to operate our business so as to qualify, to be taxed as a REIT for U.S. federal income tax purposes, commencing with our taxable year ending December 31, 2014. So long as we qualify as a REIT, we generally will not be subject to U.S. federal income tax on our taxable income to the extent that we annually distribute all of our taxable income to stockholders. Our wholly-owned GP subsidiary serves as the sole manager of, and we will operate our business through, our operating partnership subsidiary, Polar Star Operating Partnership S.C.A., a corporate partnership limited by shares (société en commandite par actions) organized under the laws of the Grand Duchy of Luxembourg, and its subsidiaries.

        We believe this offering will provide investors the unique opportunity to access a Nordic property portfolio through the NYSE-listed shares of a REIT formed in a so-called UpREIT structure. We believe there is no comparable investment opportunity currently available to U.S. investors today.

Our Senior Management Team and other Real Estate Professionals

        Led by our Chairman of our board of directors, Chief Executive Officer and President, Bjarne Eggesbø, our senior management team has extensive experience investing in and managing office and industrial properties in the Nordics, cross-border real estate transactions and global real estate finance. This team is currently responsible for the management and operation of our properties through their senior management roles with Obligo Investment Management AS, or Obligo, the investment advisor for the investment vehicles that own the properties we will acquire through the REIT formation transactions. Mr. Eggesbø, who has more than 17 years of experience in the real estate industry and has completed in excess of $33.0 billion in real estate acquisitions and financings, is supported by Espen Bjerke, our Chief Financial Officer, Robert Washington, our Chief Operating Officer, Rickard Olander, our Chief Investment Officer, Tor Pedersen, our Senior Vice President for Norway and Denmark, and Morten Wettergreen, our Senior Vice President for Sweden. Messrs. Eggesbø, Bjerke, Washington, Olander, Pedersen and Wettergreen have an average of approximately 16 years of real estate and capital markets experience. We believe their experience in providing full service real estate solutions for government and government-related tenants has enabled them to understand and anticipate tenant needs, leading to high occupancy rates, tenant retention and consistent property level cash flows. We believe we will benefit from the long track record and broad experience of our senior management team as we pursue our business objectives and growth strategies.

        Our senior management team is supported by our full-time professional and administrative staff, including nine full-time property management and leasing professionals that will support our growth initiatives and the operating performance of our properties. Our full-time property management team handles and/or proactively monitors all aspects of property management for each of our properties. This in-house team is actively involved in our property management activities, including developing and approving property operating budgets, managing property leasing, including negotiations and interactions with tenants, leading and managing property redevelopment and property improvement activities, implementing property expansion programs and where appropriate engaging, approving and monitoring third-party property managers, contractors and service providers to support the in-house team. We plan to grow our internal property management function over time as we grow our portfolio through additional acquisitions.

Market Opportunity

        Upon completion of this offering and the REIT formation transactions, we will own, and will seek to acquire additional properties in Norway and Sweden, and we intend to target Denmark as part of our investment strategy.

        According to the World Bank, the 2013 GDP per capita in Norway, Denmark and Sweden of $100,818, $58,929 and $58,163, respectively, represented the second-, fourth- and fifth-highest in the Eurozone. According to CBRE, the Nordic Region benefits from stable or increasing employment levels, low levels of public-debt-to-GDP ratios, sound fiscal and public finance, policies including stable government spending. These countries benefit from sound government fiscal policies and stable public sectors with balanced views on private and public interests. The Norwegian and Swedish banking sectors remain stable after years of government induced proactive financial oversight measures.

        According to CBRE, driven by projected increases in economic growth and exports globally and among the Nordics' trading partners, the Nordic Region's GDP growth is expected to outperform that of the Eurozone over the next three years. Norway relies primarily on its oil-related revenues to support continued fiscal stimulus and stability. Norway's oil and gas reserves account for nearly one-third of total government revenues, while petroleum investments continue to support and stimulate the Norwegian economy. Sweden relies primarily on its diversified manufacturing and services industries. International demand for Sweden's goods and services is expected to be the primary catalyst for near term economic growth.

        According to Eurostat, population growth in Norway and Sweden has been strong, and the region as a whole benefits from a large and growing regional population with significant spending power. Furthermore, both countries benefit from a highly educated workforce, high levels of labor force participation and unemployment rates well below that of the broader set of Eurozone countries. Norway and Sweden rank high in terms of quality of life considerations and ease of doing business relative to the same broader set. Economic stability and growth prospects in both countries continue to attract businesses seeking to expand their geographic footprint. In addition, strong population growth coupled with stable employment levels are expected to result in increasing demand for additional leasable space from both public and private sector tenants. The overall trend is evident in the strong tenant demand for higher quality premises, which has translated into rising rental rates and property values.

        Commercial property values throughout Europe declined during the recent financial crisis. The Nordic countries, however, and in particular Norway and Sweden, were relatively less affected by the economic downturn compared to the broader set of Eurozone countries. According to CBRE, property values are rising in Norway and Sweden, and the property market is expected to continue performing going forward.

        Property market indicators in the Nordics suggest that demand for office and industrial space is increasing in locations outside of CBDs while supply and new development in these areas remain limited, which is expected to translate into increased rental rates and property values. To take advantage of these trends, we expect to be an active buyer of office and industrial properties in the Nordics.

Property Market

        We believe that the Nordic property market presents us with substantial immediate and long-term opportunities to strategically grow our business. According to Aberdeen, the Nordic property market is the fourth-largest market in Europe (behind the United Kingdom, Germany and France).

        We believe that the Nordic property market is currently exhibiting the following general characteristics:

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  During the year ended September 30, 2013, the Nordic property market reported transaction volume of $25.9 billion, an increase of 17% compared to the year ended September 30, 2012, with local investors accounting for the majority of the investment capital.

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  The Norwegian and Swedish property markets are generally viewed as experiencing a period of sustained growth, while the Danish property market is projected to experience more moderate growth in the near term.

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  Spreads between Nordic property yields and ten-year Norwegian, Swedish, and Danish government bonds remain near historical highs, providing attractive risk-adjusted returns.

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  We expect the gradual improvement of European economic conditions to positively affect the Norwegian and Swedish property markets while yields in Danish markets still lag those of both Norway and Sweden.

        We believe that many investors in the Nordic property market are attempting to decipher whether the global crisis, and in particular the European crisis, has been adequately resolved or if the signs of recovery are simply temporary. Meanwhile, we believe that increased appetite for core properties in CBDs located in the Nordics has resulted in aggressive pricing and capitalization rate compression.

        We view the Nordic property market as experiencing a gradual shift towards decentralization that is in part attributable to explicit government decentralization strategies. We believe, and property market indicators suggest, that demand for office and industrial space in Norway and Sweden is increasing while supply and new development remains limited. As a result, we expect that rental rates and property values will increase in these areas. Despite increased participation by foreign investors, particularly in CBD locations, we believe that the combination of capitalization rate compression in CBD locations and a finite supply of core properties within the Nordics will temper foreign investor motivation. We expect that investment activity in non-CBD locations will continue to be driven by local investors, generally limiting competition for acquisitions and investment.

        We believe that Nordic office and industrial properties generally exhibit high yield resilience. With longer duration leases, especially to government or other creditworthy tenants, we believe that these properties offer an alternative investment opportunity that is partly linked to the fundamental fiscal health of the public sector. Nonetheless, accessing the Nordic debt markets to invest in these property sectors remains challenging for many investors. We believe that this challenge is primarily related to the inability of Nordic borrowers and investors to demonstrate the required platform, size and operational expertise in working with government and other creditworthy tenants to adapt and improve upon properties for better alignment with the specific business needs of such tenants. To further amplify the challenge, most local and regional lenders within the Nordics have limited experience lending against purpose-built real estate, where the value of the underlying property and the credit quality of the loan are directly tied to the business needs of a single or a few tenants. We therefore believe that well-capitalized investors with access to a range of financing sources will be well-positioned to take advantage of opportunities that exist to acquire properties in the Nordics.

Political Stability

        We believe that the Nordic countries benefit from stable political environments. Norway, Sweden and Denmark are constitutional monarchies, where the heads of state have no real political power, but rather serve in symbolic and ceremonial capacities, while a democratically elected parliament wields the vast majority of power and is responsible for the nation's governance. These countries have comparatively strong election turnout and the political differences between the primary parties are comparatively small. The Nordic countries generally share a strong emphasis on the welfare state and social benefits are on average higher than those in other European economies.

        Sweden and Denmark are part of the European Union, but have not adopted the euro currency. Norway is part of the European Economic Area, enabling it to participate in the European Union's internal market without being a member of the European Union. The Nordics have a relatively large, but well-functioning, public sector. The region became known for high levels of taxation and growing public sectors in the 1970s and 1980s. Since then, however, tax rates have declined in the region and the public sector has generally been reduced to today's more sustainable level, and of a similar level to other European countries.

        We believe the Nordic consensus-driven policy-making environment has helped the governments sustain higher public spending, while simultaneously allowing for budget surpluses to be maintained. Much of the public spending is focused on: (i) having a high percentage of the labor force employed within the public sector; (ii) government's responsibility for healthcare and education and (iii) a generous social security system. Public confidence in the Nordic governments' policies combined with general voter support for spending in these areas has enabled successive governments to plan around a long-term fiscal framework. We believe long-term planning to be an essential component to reducing both political and financial instability.

        We believe the Nordic countries' abilities to carry out pension system reforms, generally well ahead of those in other economies, have indirectly assisted in creating political stability. Over the past few years, the Nordic countries have worked to adjust their respective pension systems' funding. In particular, Sweden reformed its pension system away from an expensive defined-benefit system to a defined-contribution system in an effort to contain costs amid an aging population base. Denmark has also accumulated large pension assets, which, according to the OECD, represented approximately 50.0% of GDP in 2012. In general, we believe the pension systems within the Nordics compare favorably with the largely pay-as-you-go systems still prevalent in most other advanced global economies.

        We believe that prudent fiscal management and political stability over time have gradually positioned the Nordic countries into the relatively favorable ratings positions they enjoy today. The system of the welfare state has recently been dubbed "the next supermodel" by publications such as The Economist. We believe the Nordic countries' budgetary discipline leading up to the most recent global financial crisis that ensued in 2008 afforded them a comparatively low pre-crisis government debt-to-GDP ratio as compared to the median of other Aaa-rated economies at the time, as shown in the chart below.

Source: Moody's Investors Service, September 2013

        We believe that the Nordic countries' healthy position at the onset of the 2008 global crisis subsequently paved the way for a variety of stimulus programs that did not radically impact fiscal sustainability. Therefore, in the aftermath of the recent global recession, we believe that the Nordic countries have fared relatively well. We believe that the Nordic central banks have been successful in credit-risk management over the past five years because of the market's confidence in the Nordic countries' political stability.

Our Competitive Strengths

        We believe that several factors distinguish us from other owners of office and industrial properties in the Nordics, including the following:

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  Strategically Located Portfolio.  Our 26 properties are geographically diversified across Norway and Sweden and include 12 office properties, 12 industrial properties and two commercial properties comprising an aggregate of approximately 7.2 million leasable square feet. Many of our properties are mission-critical to our tenants' businesses or operations. Our properties are generally located in major cities in areas outside of CBDs as well as in regional cities in attractive locations for properties of their type. Our properties are strategically located in close proximity to major transportation hubs, employment centers and areas that are of significant strategic importance to existing or contemplated tenants.

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    Ten of our 12 industrial properties are located in what we view as Sweden's prime logistics region, either along the key logistics transportation and trucking corridors linking Sweden's three largest cities or within those cities themselves, an area we refer to as Sweden's "Logistics Triangle". This southernmost region is also Sweden's most densely populated region, home to approximately 80% of the country's population. Four of our logistics properties feature direct rail links with Sweden's national rail system and have many potential alternative tenants and uses.

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    Our office properties are all located in what we believe are "strategic" office locations within Norway and Sweden, typically outside of the CBDs. We believe these strategic, non-CBD locations generally offer a more compelling risk-adjusted return potential than properties within the CBDs themselves. The Norwegian government follows a long-standing policy of promoting decentralization. Government programs, including tax incentives, grants, and low-cost student loans, are used to promote a more even distribution of the population living, working and studying across the country's land mass and to drive commercial activity in areas outside the major cities and their CBDs. A significant implication of this policy is that the Norwegian government has consciously chosen to locate many of its key departments and agencies outside of the capital and has thereby promoted the development of regional government, business and commercial hubs. As a result, only 12.4% of Norway's population currently resides within the municipality of Oslo. A further result is a heightened demand for office real estate in such non-CBD strategic locations. In Sweden, the allocation of responsibilities between governmental and regional entities has shifted. The regional entities' responsibilities have grown and are continuously growing, and regional entities will accordingly require larger premises. As such, relocation from the city center may be required.

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    Further, certain of our office properties are configured as multi-tenant campuses, in which two or more tenants have chosen to co-locate due to the interdependent nature of their operations. We believe it would be difficult for such clusters of interrelated tenants to vacate, due to the lack of suitable alternative campus properties and the organizational complexity and cost of relocation.

        In sum, we believe many of our existing properties exhibit favorable real property fundamentals and are also benefitting from favorable trends such as increasing demand for, but a limited supply and new development of, office and industrial space.

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  Primary Investment Focus on Nordic Government and High Credit Quality Corporate Tenants.  We acquire, own, lease and manage properties that are primarily leased to Nordic government-related tenants and Nordic sovereigns. Our current government tenants include state owned or controlled enterprises and agencies and departments of the national governments of Norway and Sweden and state and municipal governmental entities. As of September 30, 2014, approximately 85.8% of our annualized base rent was derived from such tenants. We believe that many of these tenants represent exceptionally high quality lease counterparties, due to their financial strength and stability. Under Norwegian, Swedish and Danish law, municipalities and agencies of the national government are not permitted to discharge their obligations, including lease obligations, through a bankruptcy proceeding in the absence of a bankruptcy of the national government. Accordingly, we believe that government and government-related tenants support a recurring and dependable revenue base from our properties and will support our objective of delivering attractive risk adjusted returns to our stockholders. Such tenants also tend to have long-term lengths of tenancy. This in turn contributes to our outstanding tenant retention history. Our largest tenant, PostNord AB, or PostNord, is wholly owned by the Swedish and Danish governments. PostNord is currently rated 'BBB+' with a stable outlook by Nordic capital market participants Danske Bank, Handelsbanken and SEB. The parent of our next largest tenant, Kongsberg Gruppen ASA, is listed on the Oslo Stock Exchange and approximately 50% owned by the Government of Norway. Kongsberg Gruppen ASA is rated 'A-' with a stable outlook by SEB. The parent of our third largest and only material private sector tenant, FMC Technologies Inc., is listed on the NYSE and carries investment grade ratings of Baa2/BBB ratings from Moody's and S&P, respectively. Over time, we may expand our tenant base to include additional creditworthy private sector tenants. As of September 30, 2014, approximately 92.8% of the annualized base rent from our properties was derived from either government-related tenants or investment-grade rated corporate tenants.

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  Strong and Stable Target Markets.  Our primary target markets are in the Nordics, which are three of only nine countries in the world to currently have a AAA rating from S&P, Moody's and Fitch. According to the World Bank, the 2013 GDP per capita in Norway, Denmark and Sweden of $100,818, $58,929 and $58,163, respectively, represented the second-, fourth- and fifth- highest in the Eurozone. We believe that the Nordics currently exhibit strong macroeconomic fundamental trends with low sovereign debt to GDP borrowing ratios, strong population growth and high and stable employment levels. Each of Norway, Sweden and Denmark maintains a separate sovereign currency from the euro and has full control over monetary policy, which we believe affords each greater control over government spending and fiscal policy compared to nations in the Eurozone.

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  Favorable Lease Renewal and Re-tenanting Experience.  We believe that many of our properties are integral to our tenants' operations. In many cases, our tenants have made, or we believe plan to make, substantial capital investments in the property and/or site-specific equipment. Due to the tenant specific investments made in many of our properties by us or our tenants, we believe that there is a high likelihood that these properties will be re-leased to existing tenants upon expiration of the current lease term. Of the 190,167 and 1,464,169 square footage of leases that expired in 2012 and 2013, respectively, 89.8% and 91.6%, respectively, were renewed. Of the approximately 1,080,758 square feet of leases expiring through December 31, 2015, we are already in advanced negotiations for renewals on 24.7% of such square footage. In addition to our strong record in lease renewals, we have also been able to achieve higher rental income from certain of our properties through a range of capital improvement projects at our properties and by re-tenanting at higher lease rates.

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  Experienced Senior Management Team with Broad Capabilities; Strong Relationships with Government Agencies.  Members of our senior management team collectively possess a combination of skills that we believe is unusual among Nordic real estate market participants. In addition to local property market expertise, our senior management team has substantial experience in global finance and capital markets, cross-border transactions and structuring. We believe combining local real estate knowledge with a global perspective and sophisticated finance and capital markets expertise gives us a competitive advantage. Our platform includes capabilities in acquisitions, development and redevelopment, construction and project management, capital markets and structuring, portfolio and asset management, and leasing and tenant relations. Members of our senior management team have an average of 16 years of experience acquiring, owning, leasing and managing real estate in the Nordics with certain members of this team being responsible for managing our existing portfolio since 2007. Our senior management team maintains deep relationships with our target tenants and specific knowledge of these tenants' real estate needs, requirements and processes. We believe that our senior management team's experience in providing full service real estate solutions for government and government-related tenants will enable us to understand and anticipate tenant needs, leading to high occupancy rates, tenant retention and consistent property-level cash flow. In addition, our full-time professional and administrative staff, including nine full-time property management and leasing professionals, will support our growth initiatives and the operating performance of our properties.

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  Broad Industry Contacts to Drive Acquisition Opportunities.  We expect to grow our business by being an active buyer of office and industrial properties in the Nordics and by continuing to invest in our existing properties. Our senior management team has established and maintains a broad, in-place network of property owners, tenants and brokers in our target markets from which they expect to continue to identify and evaluate acquisition and leasing opportunities. In addition, we believe that our senior management team's government property expertise will provide us with attractive acquisition opportunities from state-owned property companies and other sellers, and will make us an attractive buyer. We believe that substantial immediate and long-term opportunities exist in the Nordic property market, particularly in non-CBD locations in close proximity to major Nordic cities, as well as certain key areas of regional Norway and Sweden. Many of the properties in our portfolio are located in these areas, and we intend to leverage our local market knowledge and relationships to be an active participant in both off-market and marketed opportunities. In addition, we will seek to take advantage of strategic acquisition opportunities through partnerships with local and regional property developers and operators in the Nordics to further expand and diversify our portfolio and improve our overall financial performance.

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  Scalability of Platform.  We believe that our senior management team has the ability and processes in-place to handle a growing number of properties and accommodate further growth. Upon completion of this offering and the REIT formation transactions, we expect to explore property acquisitions in both existing and new markets in the Nordics to build our portfolio. In particular, we intend to target Denmark as a new market as part of our overall growth strategy. We believe that the collective experiences of our in-place senior management team will allow us to successfully acquire, integrate and operate properties in existing and new markets quickly and efficiently without incurring significant additional general and administrative expenses.

Our Business Objectives and Growth Strategies

        Our primary business objectives are to increase cash flow from operations, achieve sustainable long-term growth and provide attractive risk-adjusted returns to our stockholders through stable distributions and capital appreciation. Our business strategy consists of the following principal elements:

  •
  Capitalize on Acquisition Opportunities in the Nordic Market.  We intend to take advantage of what we believe is an attractive market opportunity to invest in the public and private sector of commercial real estate in the Nordics. Government policy and spending is a significant and stable driver of economic activity in the Nordics. The combined total government spending in the Nordics in 2013 was $460 billion, according to the respective countries' national budgets. We believe there is a substantial investment opportunity to continue to acquire strategically located properties leased primarily to governments, government sponsored or controlled enterprises, government agencies within the Nordics and other investment grade tenants. We believe, and property market indicators suggest, that demand for office and industrial space in the Nordics is increasing while supply and new development remains limited. As a result, we expect that rental rates and property values in these areas will increase over the near to medium term. To take advantage of these trends, we expect to be an active buyer of office and industrial properties in the Nordics. We believe the most attractive risk-adjusted economics are available in, and therefore intend to focus our acquisition activity on, prime logistics markets and strategic office locations, including in major cities in areas outside of CBDs as well as in regional cities that exhibit significant public and private commercial and industrial activity due to their population density, strategic location, levels of employment and government policy. We intend to utilize our strong balance sheet and liquidity position, as well as our senior management team's in-depth market knowledge and expertise, to actively pursue such opportunities.

  •
  Realize Internal Growth through Active Asset Management.  As our leases expire, we expect to realize rent growth as we re-lease or re-tenant our properties at higher rental rates over time. In addition, we expect to grow our rental rates and extend lease terms through targeted tenant improvements at our properties, while generating an appropriate return on invested capital. We will also seek to increase our cash flows by maintaining high tenant retention rates, efficiently leasing vacant space, managing operating expenses and maintaining and monitoring our properties. Our in-house property management team proactively manages our properties and rent rolls to stagger lease expiration profiles in order to reduce the risk of vacancies and synchronize expirations in the case of redevelopment. This team also carefully manages common area expenses to make our properties as competitive and cost-efficient as possible for new and existing tenants. We also have made and will make energy efficiency retrofitting and sustainability a portfolio-wide initiative driven by economic returns, which we believe increases our properties' overall value and desirability. In addition, our senior management team will continue to actively monitor and seek to maintain the high credit quality of our tenant mix on an ongoing basis. Finally, certain of our existing lease agreements include upward-only rent escalation provisions designed to provide us with a baseline of annual rental growth linked to a country specific consumer price index, or CPI.

  •
  Maintain Relationships with High Quality Tenants.  Our tenants include government sponsored or controlled enterprises, governments and agencies and other creditworthy tenants which support a recurring and dependable revenue base from our properties. Our asset management team is focused on serving these tenants and our senior management team has instituted numerous activities and processes that we believe support strong tenant relationships. For example, our senior management team has regular meetings and continuous dialogue with our major tenants so that we can be responsive to their needs and provide a level of service that we believe is superior to other landlords in our markets. Our senior management team works to identify lease extension and capital improvement opportunities, both at lease expiration dates and during the term of the lease in response to changing tenant requirements. We believe that this regular communication also allows us to gain valuable market insights. Our senior management team regularly undertakes targeted capital programs to improve our properties. For example, during the period from January 1, 2009 to September 30, 2014, 31.5% of the aggregate leasable square feet of our properties have benefitted from significant capital programs aimed at securing tenant retention. We believe our commitment to provide high quality premises and focus on tenant relationships will help us retain existing tenants and attract new tenants.

  •
  Seek Opportunities Based on Industry Relationships Deal Flow.  Our senior management team has deep industry relationships and a broad network of contacts, which we believe will provide us with access to an extensive pipeline of acquisition opportunities. We believe that this access to real estate investment opportunities, as well as the breadth of these relationships will generate attractive investment opportunities through which we can grow our business and increase value for our stockholders. We believe that these relationships and local market knowledge will provide us with a competitive advantage over other investors, particularly foreign capital attempting to invest in similar assets. In addition, we believe that our senior management team's government property expertise provides us access to acquisition opportunities from state-owned property companies and other sellers. Unlike commercial landlords, government sellers of properties have a long-term interest in ensuring that the new owner is sensitive to the ongoing needs of government tenants. We believe our senior management team's experience and reputation with this property type make us an attractive buyer. Finally, within the Nordic market, we will be unique by virtue of our typical corporate governance profile as a U.S.-listed REIT. We believe that this, combined with our access to U.S. and other capital markets and liquidity and a stable balance sheet, will make us an attractive counterparty for transacting with sellers, lenders and tenants.

  •
  Capitalize on Opportunities to Generate Additional Cash Flow from our Properties.  We expect to increase cash flow from our properties by redeveloping certain existing properties and undertaking new construction on surplus land. We believe trends in the Nordics, and our senior management team's own experience with our tenants, indicate public and private sector tenants will require additional leasable space to conduct their operations. Accordingly, we believe we will have opportunities to grow our rental revenue by expanding or redeveloping properties to satisfy tenant needs. Some of our properties include surplus land plots in attractive areas, which are suitable for future development. This includes potential development of up to approximately 320,000 square feet in Stockholm, Sweden; up to 160,000 square feet in Linköping, Sweden; and up to 65,000 square feet in Kongsberg, Norway. In addition, certain of our expiring leases present redevelopment opportunities. These may include converting older industrial spaces to higher-rent office space. Our senior management team has successfully executed both ground-up developments as well as warehouse-to-office conversions and believes such projects present the potential for attractive returns on invested capital. Finally, we may convert former single-tenant properties into multitenant space in order to realize a higher rental rate per square foot and access a larger universe of potential users. We may pursue these redevelopment opportunities by leveraging our expertise in managing fee-for-service construction partners, as we have in the past, or via joint ventures.

Our Initial Portfolio

        Upon completion of the REIT formation transactions and this offering, our initial portfolio will consist of 26 properties, including 11 in Norway and 15 in Sweden, with approximately 7.2 million leasable square feet. As of September 30, 2014, our properties were approximately 94.6% leased, with a weighted average remaining lease term of approximately 5.8 years. As of September 30, 2014, approximately 80.5% of the aggregate leasable square feet of our properties was leased to, and approximately 85.8% of our annualized base rent was derived from, government sponsored or controlled enterprises, government tenants or government or municipal agencies in Norway and Sweden.

        The tables below set forth certain information with respect to our properties, as of September 30, 2014:

Property	Location	Number of Buildings	Year Built / Most Recently Renovated(1)	Property Type	Leasable Sq. Ft.	% Leased	Number of Tenants	Major Tenant	Annualized Base Rent(2)	% of Total Annualized Base Rent(2)
The Garrison	Linköping, Sweden	38	1922 / 2013	Office	835,925	97.6%	49	Swedish National Laboratory of Forensic Science	$15,008,693	14.1%
Posten 1	Stockholm, Sweden	1	1983 / 2005	Industrial	976,663	83.8%	8	PostNord AB	9,921,944	9.3%
A4 Campus	Östersund, Sweden	31	1893 / 2008	Office(3)	510,898	98.9%	67	Mittuniversitetet	9,322,248	8.7%
Gullbergsvass	Göteborg, Sweden	2	1972 / 2012	Industrial	674,262	96.9%	22	PostNord AB	8,998,193	8.4%
Carpus	Kongsberg, Norway	2	2001 / 2009	Office	429,814	100.0%	1	Kongsberg Gruppen ASA(5)	8,883,064	8.3%
Vasslan 3	Stockholm, Sweden	1	1990 / 2000	Industrial	661,797	95.5%	6	PostNord AB	8,637,244	8.1%
Midgard	Kongsberg, Norway	1	2009 / 2009	Office	360,182	100.0%	1	FMC Technologies(5)	7,481,487	7.0%
Lysbomben 4	Stockholm, Sweden	3	1949 / 1990	Office	337,341	100.0%	10	The National Board of Health and Welfare	6,977,910	6.5%
Kläppen 4	Malmö, Sweden	3	1974 /1995	Industrial	474,549	97.1%	1	PostNord AB	5,288,968	5.0%
Gjerpensgate 10-20	Skien, Norway	5	1991 / 2000	Office	208,217	91.9%	10	The Norwegian Public Roads Administration	3,451,825	3.2%
Vevaxeln 6	Malmö, Sweden	1	1992 / 2000	Industrial	205,957	100.0%	1	PostNord AB	3,145,937	2.9%
Barnarps-Kråkebo 1:42	Jönköping, Sweden	1	1992 /2014	Industrial	183,503	100.0%	1	PostNord AB	2,329,395	2.2%
Søebergkvartalet 21	Sandefjord, Norway	1	1983 / 2001	Office	195,059	97.2%	8	Vestfold Police District	2,160,756	2.0%
Sågen 4	Västerås, Sweden	1	1992 / 1996	Industrial	151,836	100.0%	2	PostNord AB	2,052,894	1.9%
Midtåsen 30	Oslo, Norway	1	2004 / 2004	Commercial(4)	87,000	100.0%	4	The Nursing Home Department	1,890,826	1.8%
Njøsavegen 2	Leikanger, Norway	1	2004 / 2004	Office	62,855	100.0%	2	County Governor Sogn og Fjordane	1,580,238	1.5%
Skönsmon 2:2	Sundsvall, Sweden	1	1983 / 2000	Industrial	96,660	100.0%	1	PostNord AB	1,197,502	1.1%
Tollbugata 2	Drammen, Norway	1	1975 / 1996	Office	76,048	94.1%	3	Ministry of Transport and Communication	1,180,880	1.1%
Butängen 2:2	Norrköping, Sweden	1	1989 / 1998	Industrial	167,756	68.7%	4	PostNord AB	1,156,386	1.1%
Gåvan 6	Linköping, Sweden	2	1975 / 1992	Industrial	149,672	89.4%	4	PostNord AB	1,100,383	1.0%
Mariboes gate 6-8	Oslo, Norway	1	1990 / 2013	Office	72,563	80.7%	6	Norway Conservation Association	1,094,656	1.0%
Magasinet 8	Alvesta, Sweden	2	1988 / 1995	Industrial	90,062	95.4%	1	PostNord AB	1,004,165	0.9%
Abel Meyers gate 10	Namsos, Norway	1	1982 / 1997	Office	69,689	81.8%	7	Nord-Trøndelag Politidistrikt	874,432	0.8%
Aslakveien 16-18	Oslo, Norway	1	2003 / 2003	Commercial	28,105	100.0%	4	Municipality of Oslo, District Vestre Aker	823,161	0.8%
Fjørevegen 20	Sogndal, Norway	1	2001 / 2001	Office	38,463	100.0%	4	Sogn & Fjordane Police District	654,058	0.6%
Härföraren 1	Nykvarn, Sweden	1	1992 / 1992	Industrial	73,668	75.5%	5	Animail	452,664	0.4%
Sweden Subtotal / Weighted Avg		89			5,590,549	93.9%	182		$76,594,526	71.8%
Norway Subtotal / Weighted Avg		16			1,627,994	96.7%	50		30,075,383	28.2%

Total		105			7,218,543	94.6%	232		$106,669,909	100.0%

Property Type	Number of Properties	Leasable Sq. Ft.	% of Total Leasable Sq. Ft.	% Leased	Number of Tenants	Annualized Base Rent(2)	% of Total Annualized Base Rent(2)	Annualized Base Rent(2) Per Leased Sq. Ft.
Office	12	3,197,053	44.3%	97.5%	168	$58,670,246	55.0%	$18.82
Industrial	12	3,906,384	54.1%	92.0%	56	45,285,676	42.5%	12.60
Commercial	2	115,105	1.6%	100.0%	8	2,713,987	2.5%	23.58

Total	26	7,218,543	100.0%	94.6%	232	$106,669,909	100.0%	$15.63

(1)
Renovation means significant upgrades, alterations or additions to building interiors, exteriors or systems.
(2)
Annualized Base Rent means the contractual monthly base rent under our leases as of September 30, 2014 multiplied by 12. The amounts shown are gross of an aggregate of $108,127 in tenant concessions applicable over the one-year period ending September 30, 2015.
(3)
A4 Campus is a university campus that includes office and other commercial buildings.
(4)
Midtåsen 30 is a nursing home facility that includes office space as well as housing for residents.
(5)
The tenant is a subsidiary of the named parent entity.

        The following table sets forth information relating to the geographic diversification by country of our properties (based on total annualized rent, as of September 30, 2014):

Market	Total Number of Properties	Occupancy	Total Leasable Sq. Ft.	% of Total Leasable Sq. Ft.	Total Annualized Base Rent(1) per Leased Sq. Ft.	Total Annualized Base Rent(1)	% of Total Annualized Base Rent(1)	Total Leased Sq. Ft.
Norway	11	96.7%	1,627,994	22.6%	$19.10	$30,075,383	28.2%	1,574,458
Regional Norway	7	97.4%	1,364,278	18.9%	18.87	25,085,861	23.5%	1,329,252
Oslo	3	92.5%	187,668	2.6%	21.93	3,808,642	3.6%	173,667
Greater Oslo	1	94.1%	76,048	1.1%	16.51	1,180,880	1.1%	71,538
Sweden	15	93.9%	5,590,549	77.4%	14.58	76,594,525	71.8%	5,251,615
Regional Sweden	8	95.5%	2,186,312	30.3%	15.89	33,171,666	31.1%	2,088,048
Stockholm	3	90.5%	1,975,802	27.4%	14.28	25,537,098	23.9%	1,787,982
Gothenburg	1	96.9%	674,262	9.3%	13.77	8,998,193	8.4%	653,423
Malmö	2	97.9%	680,505	9.4%	12.66	8,434,905	7.9%	666,512
Greater Stockholm	1	75.5%	73,668	1.0%	8.13	452,664	0.4%	55,649

Total / Wtd Avg	26	94.6%	7,218,543	100.0%	$15.63	$106,669,909	100.0%	6,826,073

(1)
Annualized Base Rent means the contractual monthly base rent under our leases as of September 30, 2014 multiplied by 12. The amounts shown are gross of an aggregate of $108,127 in tenant concessions applicable over the one-year period ending September 30, 2015.

        The table below sets forth relevant information with respect to our ten largest tenants, as of September 30, 2014:

Major Tenant	Total Leased Sq. Ft.	Number of Leases	% of Total Leased Sq. Ft.	Total Annualized Base Rent(1)	% of Total Annualized Base Rent(1)
PostNord AB	2,963,595	32	43.4%	$36,818,769	34.5%
Kongsberg Gruppen ASA(2)	429,814	4	6.3%	8,883,064	8.3%
FMC Technologies(2)	360,182	2	5.3%	7,481,487	7.0%
Mittuniversitetet	295,093	17	4.3%	5,718,326	5.4%
Swedish National Laboratory of Forensic Science	160,544	1	2.4%	3,627,994	3.4%
Swedish Transport Administration	167,992	7	2.5%	3,605,446	3.4%
The National Board of Health and Welfare	154,828	2	2.3%	3,490,213	3.3%
The Swedish Police Service	177,605	16	2.6%	3,048,015	2.9%
National Archives—Sweden	164,752	3	2.4%	2,835,310	2.7%
The Nursing Home Department	87,000	3	1.3%	1,871,355	1.8%

Sub-Total/Wtd Avg	4,961,405	87	72.7%	$77,379,979	72.5%

Other Tenants	1,864,668	145	27.3%	29,289,930	27.5%

Total / Wtd Avg	6,826,073	232	100.0%	$106,669,909	100.0%

(1)
Annualized Base Rent means the contractual monthly base rent under our leases as of September 30, 2014 multiplied by 12. The amounts shown are gross of an aggregate of $108,127 in tenant concessions applicable over the one-year period ending September 30, 2015.
(2)
Tenant is a subsidiary of the named parent entity.

        The table below sets forth relevant information with respect to the lease expirations of our properties, as of September 30, 2014:

Year of Lease Expiration	Number of Expiring Leases	Sq. Ft. of Leases Expiring(1)	% Property Net Leasable Sq. Ft.	Expiring Base Rent	% of Total Expiring Base Rent	Expiring Base Rent Per Sq. Ft.
2014	35	182,427	2.7%	$2,610,576	2.4%	$14.31
2015	109	898,331	13.2%	11,494,012	10.8%	12.79
2016	85	2,008,851	29.4%	21,892,293	20.5%	10.90
2017	53	208,502	3.1%	3,649,007	3.4%	17.50
2018	44	373,918	5.5%	7,323,439	6.9%	19.59
2019	15	550,363	8.1%	9,107,250	8.5%	16.55
2020	17	467,281	6.8%	7,969,354	7.5%	17.05
2021	9	246,227	3.6%	4,320,984	4.1%	17.55
2022	18	299,744	4.4%	6,256,696	5.9%	20.87
2023 and thereafter	51	1,590,429	23.3%	32,046,298	30.0%	20.15

Total / Wtd Avg	436	6,826,073	100.0%	$106,669,909	100.0%	$15.63

(1)
Square footage of leases expiring excludes 392,470 square feet of unleased space as of September 30, 2014.

        The following table sets forth certain historical information regarding leasing-related tenant improvements and leasing commission costs for tenants at our properties through September 30, 2014:

	Nine Months ended September 30, 2014	Sq. Ft. 2014	2014 Per Sq. Ft.	Year ended December 31, 2013	Sq. Ft. 2013	2013 Per Sq. Ft.	Year ended December 31, 2012	Sq. Ft. 2012	2012 Per Sq. Ft.
	(amount in thousands, except per sq. ft. data)
Tenant Improvements
New Leases—1st Generation(1)	$2,805	85,661	$32.75	$5,255	156,717	$33.53	$317	8,665	$36.55
New Leases—2nd Generation(2)	18	5,737	3.13	18	9,568	1.87	14	3,606	3.93

Sub-total—New Leases	$2,823	91,398	$30.89	$5,273	166,284	$31.71	$331	12,271	$26.96
Renewals—1st Generation(3)	$751	4,336	$173.22	$171	6,171	$27.70	$1,842	164,149	$11.22
Renewals—2nd Generation(4)	516	320,335	1.61	273	263,790	1.03	136	201,081	0.67

Sub-total—Renewals	$1,267	324,671	$3.90	$444	269,961	$1.64	$1,978	365,230	$5.41

Total Tenant Improvements	$4,090	416,069	$9.83	$5,717	436,246	$13.10	$2,308	377,501	$6.11

On a constant currency basis, our total tenant improvements were $3,786 for the nine months ended September 30, 2014, $5,212 for the year ended December 31, 2013, and $2,148 for the year ended December 31, 2012, based on exchange rates as of September 30, 2014.

Leasing Commissions
New Leases—1st Generation	$17	5,339	$3.19	$1,103	449,796	$2.45	$419	258,926	$1.62
New Leases—2nd Generation	32	32,496	0.98	13	9,568	1.40	2	1,410	1.62

Sub-total—New Leases	$49	37,835	$1.29	$1,116	459,364	$2.43	$421	260,336	$1.62
Renewals—1st Generation	$0	0	$0.00	$0	0	$0.00	$24	16,877	$1.42
Renewals—2nd Generation	0	0	0.00	35	19,191	1.81	0	0	0.00

Sub-total—Renewals	$0	0	$0.00	$35	19,191	$1.81	$24	16,877	$1.42

Total Leasing Commissions	$49	37,835	$1.29	$1,151	478,556	$2.41	$445	277,213	$1.61

On a constant currency basis, our leasing commissions were $45 for the nine months ended September 30, 2014, $1,042 for the year ended December 31, 2013, and $417 for the year ended December 31, 2012, based on exchange rates as of September 30, 2014.

(1)
Generally refers to new space made available for lease and which has never been occupied or has been significantly upgraded.
(2)
Generally refers to space that has had a prior tenant and with improvements that are reusable by a subsequent tenant.
(3)
A major upgrade of the premises for an existing tenant when the existing lease agreement is still in place (e.g. changed rent and/or term in contracted in appendix).
(4)
At the time of lease renewal, such space typically receives what we deem to be a cosmetic improvement.

        The following table sets forth certain information regarding historical capital expenditures at our properties through September 30, 2014:

	Nine Months ended September 30, 2014	Sq. Ft. 2014	2014 Per Sq. Ft.(1)	Year ended December 31, 2013	Sq. Ft. 2013	2013 Per Sq. Ft.	Year ended December 31, 2012	Sq. Ft. 2012	2012 Per Sq. Ft.
	(amount in thousands)
Non-Recurring Capital Expenditures(2)
Revenue Generating(3)	$9,507	343,433	$27.68	$10,105	427,672	$23.63	$8,606	310,248	$27.74
Non-Revenue Generating(4)	2,243	4,380,382	0.51	3,188	858,915	3.71	807	584,435	1.38
Recurring Capital Expenditures(5)	—	—	0.00	—	—	0.00	—	—	0.00

Total Capital Expenditures	$11,750	4,723,815	$2.49	$13,293	1,286,587	$10.33	$9,413	894,683	$10.52

On a constant currency basis, our total capital expenditures were $10,882 for the nine months ended September 30, 2014, $12,027 for the year ended December 31, 2013, and $8,826 for the year ended December 31, 2012, based on exchange rates as of September 30, 2014.

(1)
Per square foot, or PSF, amounts calculated by dividing the aggregate annualized capital expenditure costs by the annual average square footage of our real property holdings during each period.
(2)
Non-recurring capital expenditures are long lived expenditures associated with substantial renovations.
(3)
Non-recurring capital expenditures which generate revenue and that are associated with improving the quality and functionality of tenant spaces, public areas and/or building systems.
(4)
Non-recurring capital expenditures which does not generate any measurable revenue compensation to landlord.
(5)
Recurring capital expenditures are expenditures that we believe do not improve or extend the life of the asset. In Norway the landlord typically pays for insurance, taxes, structural repairs, and replacement of fixtures once they can no longer be effectively maintained. In Sweden the landlord typically pays for utilities cost (excluding electricity—tenants are usually sub metered), service fees related to common areas, property insurance, structural repairs, periodical maintenance and replacement of fixtures once they can no longer be efficiently maintained. Triple net leases exist but are not customary outside of the major CBD markets.

        The following table sets forth the percentage leased and annualized base rent per leased square foot for our portfolio for the in-place leases as of the dates indicated below:

Date	Percentage Leased	Total Leased Sq. Ft.	Annualized Base Rent(1) per Leased Sq. Ft.
September 30, 2014	94.6%	6,826,073	$15.63
December 31, 2013	94.7%	6,827,646	$16.97

(1)
Annualized Base Rent means the contractual monthly base rent under our leases as of September 30, 2014 multiplied by 12. The amounts shown are gross of an aggregate of $108,127 in tenant concessions applicable over the one-year period ending September 30, 2015.

Description of our Properties

        Upon completion of the REIT formation transactions and this offering, we will own interests in each of the properties described below:

        The Garrison, Smedstad 1:21, Linköping, Sweden.    This 835,925 square foot office property was 97.6% leased as of September 30, 2014. This unique property consists of 38 commercial multi-story buildings and two land parcels, and was previously occupied by the Swedish Armed Forces. The property is situated adjacent to a number of residential neighborhoods. It is located in the southern part of Linköping, Sweden, less than one mile from the downtown area. The property was constructed in 1922 and expanded in 1992 and 2001, with major refurbishments completed over the last ten years. The largest tenants are the Swedish Police Service and the Swedish National Laboratory of Forensic Science which occupy 21.2% and 19.2% of the leasable square footage, respectively. Upon completion of the REIT formation transactions, we will acquire a 100.0% interest in this property.

        Since acquiring the property in 2004, we have developed or constructed approximately 241,000 square feet of space (a 41% total increase in usable space, consisting of 139,000 square feet of new development space and 102,000 square feet of expansion space) to provide a variety of office, education, restaurant, amenity and other commercial uses. Major projects included approximately 96,000 square feet of development projects to accommodate expansions for the Swedish National Board of Forensic Medicine and the Swedish National Laboratory of Forensic Science. We believe these and other tenants have chosen to co-locate at the Garrison due to the interdependent nature of their operations; as a result, we believe that it would be difficult for either or both tenants to vacate, due to the lack of a suitable alternative multi-tenant campus and due to the organizational complexity and cost of relocation. The property has therefore evolved into a distinct, government-centric co-location submarket of its own, benefiting from continued strong occupancy performance and revenue growth through our successful retention and expansion of the predominant government-tenant footprint. The asset also benefits from strong extended co-location attributes from nearby hospital and education clusters, both having significant regional importance and significance to our tenants' operations. Since we acquired the property, base rent per square foot has increased approximately 26% and the property has annually averaged at least 98% occupancy. We are currently developing a new office building on the property, consisting of approximately 69,000 square feet of leasable space, plus an additional approximate 17,000 square feet of underground parking and storage space; we anticipate the project to be 100% completed in early 2016 and are currently negotiating a long-term lease with a potential tenant to occupy a portion of the space by the end of next year. We continue to review other potential ground-up development opportunities at the property as well. We currently plan to construct a new office building with an attached parking garage. The development will likely be in two phases and will comprise an aggregate of 95,000 square feet. A new 12,000 square feet anchor lease to a government tenant has been signed. Phase one of the project has a targeted completion by the middle of 2015.

        Posten 1, Stockholm, Sweden.    This 976,663 square foot office and industrial property was 83.8% leased as of September 30, 2014. The property consists of a single building that includes 23 elevators and 80 loading docks, 50 of which are indoors. In addition, as part of the property, we hold two road easements (Huvudsta 4:13 and Huvudsta 4:14) that are not income producing. The property also has four rail track connections entering into the 90,000 square foot train-hall. The property is located in Solna, a municipality of Stockholm, Sweden's capital and largest city, less than two miles from the Stockholm central station. The property was constructed in 1983, with major refurbishments completed in 1999, 2000, 2004 and 2005. The largest tenant is PostNord which occupies 72.2% of the leasable square footage. Upon completion of the REIT formation transactions, we will acquire a 100.0% interest in this property.

        A4 Campus, Artilleristen 1, Östersund, Sweden.    This 510,898 square foot university campus property was 98.9% leased as of September 30, 2014. The property consists of 31 commercial multi-story buildings and six land parcels, and was previously occupied by the Swedish Armed Forces. Following the acquisition of the property in 2004, approximately 145,000 square feet was re-developed or constructed to provide a variety of education, office, storage, restaurant and other uses. It is located in the eastern portion of Östersund, Sweden, less than one mile from the downtown area. The property is primarily surrounded by residential and small commercial neighborhoods and benefits from close proximity to primary transportation corridors. The property was constructed between 1893 and 1895, with major refurbishments and extensions completed over the last ten years. The largest tenant is Mittuniversitetet, a Swedish government-owned educational institution, which occupies 57.8% of the leasable square footage. Upon completion of the REIT formation transactions, we will acquire a 100.0% interest in this property.

        Gullbergsvass 703:57, Gothenburg, Sweden.    This 674,262 square foot office and industrial property was 96.9% leased as of September 30, 2014. The property consists of two buildings comprised predominantly of terminal and office spaces, with tenant garage parking located below ground. Extensive refurbishments were completed in 2005 and 2011/2012, including approximately 135,000 square feet leased to Trafikverket, a government transportation authority. As part of a

Trafikverket-related renovation, we converted approximately 28,000 square feet of vacant former industrial space to office and added approximately 20,000 square feet of new mezzanine space from a previously existing 81,000 square feet in total usable tenant space, resulting in a 59% increase in total usable tenant space. The project was completed on-time (less than nine months) and within budget ($11 million with an expected unlevered returns (based on our anticipated annual rental revenue over our estimated capital investment) of approximately 15%). In conjunction with the renovation, Trafikverket executed a new six-year lease with a 15% increase in rent per square foot. Combined with the sizeable increase in usable space, the renovation resulted in an 83% increase in total annual rent for Trafikverket. The property is centrally located in Gothenburg, Sweden's second largest city, and in close proximity to the local bus terminal and central station, and is well located for its logistic purposes with convenient access to Highways E6 and E20 as well as county roadway R45. The property was constructed between 1972 and 1986. The largest tenant is PostNord which occupies 56.0% of the leasable square footage. The property is subject to a financeable ground lease with a remaining term of 40 years and renewal options every ten years. The land is owned by Jernhusen, a government agency. Upon completion of the REIT formation transactions, we will acquire a 100.0% interest in this property, subject to the ground lease.

        Vasslan 3, Stockholm, Sweden.    This 661,797 square foot office and industrial property was 95.5% leased as of September 30, 2014. The property consists of a single four-story building with a basement and maintenance facility. The ground floor of the main building has 55 loading docks. The remaining floors of the building are primarily configured with office space. The property is located approximately three miles south of downtown Stockholm, Sweden and is primarily surrounded by light industrial and commercial use properties. The property benefits from close proximity to two primary highways and a tram/subway terminal. The property was constructed in 1990 and expanded in 2000. The largest tenant is PostNord which occupies 72.8% of the leasable square footage. The property is subject to a financeable ground lease with a remaining term of 53 years and renewal options every ten years. The land is owned by the City of Stockholm. Upon completion of the REIT formation transactions, we will acquire a 100.0% interest in this property, subject to the ground lease.

        Carpus, Kirkegårdsveien 45, Kongsberg, Norway.    This 429,814 square foot office property was 100.0% leased as of September 30, 2014. The property consists of two standalone buildings. Building one is a four-story office building, while building two is connected by an enclosed footbridge, and consists of six stories. Parts of the second building houses storage, lab, and testing facilities. The property is located at Kirkegårdsveien 45 which is located in the technology park of the city of Kongsberg, Norway. Building one was constructed in 2001, while building two was completed in 2009. The buildings are 100.0% leased to a subsidiary of Kongsberg Gruppen ASA, until December 2024 and 2025. Kongsberg Gruppen ASA is listed on the Oslo Stock Exchange, and is approximately 50% owned by the Norwegian government. Upon completion of the REIT formation transactions, we will acquire a 100.0% interest in this property.

        Lysbomben 4, Stockholm, Sweden.    This 337,341 square foot office property was 100.0% leased as of September 30, 2014. The property consists of three multi-story commercial buildings and six land parcels. The primary multi-story office building was purpose-built in 1968 for the Swedish National Archives. It is located in an attractive area in Marieberg that is less than two miles from downtown Stockholm, Sweden. The property is primarily surrounded by a number of supporting commercial and residential use properties. The property was constructed in 1949 and expanded in 1968, with major refurbishment completed in 1990. The largest tenants are the Swedish National Archives and the National Board of Health and Welfare which occupy 48.8% and 45.9% of the leasable square footage, respectively. Upon completion of the REIT formation transactions, we will acquire a 100.0% interest in this property.

        Midgard, Kirkegårdsveien 45, Kongsberg, Norway.    This 360,182 square foot office property was 100.0% leased as of September 30, 2014. The property consists of a single six-story building with 240 parking spaces below ground. The property is located at Kirkegårdsveien 45 in the technology park of the city of Kongsberg, Norway. Kongsberg is one of the most recognized clusters of technology and engineering based industries in Norway. The property was constructed in 2009, and is 100.0% leased to a subsidiary of FMC Technologies until December 2024. Upon completion of the REIT formation transactions, we will acquire a 100.0% interest in this property.

        Kläppen 4, Malmö, Sweden.    This 474,549 square foot industrial property was 97.1% leased as of September 30, 2014. The property consists of three buildings that are located in the harbor area approximately two miles north of downtown Malmö, Sweden. The property was constructed in 1974, with major refurbishments completed in 1988 and 1995. The largest tenant is PostNord which occupies 97.1% of the leasable square footage. Upon completion of the REIT formation transactions, we will acquire a 100.0% interest in this property.

        Gjerpensgate 10-20, Skien, Norway.    This 208,217 square foot office property was 91.9% leased as of September 30, 2014. The property encompasses one city block and consists of five multi-story buildings and 222 surface parking spaces. It is situated in the municipality of Skien, Norway and is located in close proximity to the city's rail station. The property was constructed in 1991, and expanded in 1993 and 2000. The largest tenant is the Norwegian Public Roads Administration which occupies 27.5% of the leasable square footage. Upon completion of the REIT formation transactions, we will acquire a 100.0% interest in this property.

        Vevaxeln 6, Malmö, Sweden.    This 205,957 square foot industrial property was 100.0% leased as of September 30, 2014. The property is comprised of a single-story building that has 124 loading docks and office space in a corridor system. In addition, as part of the property, we own an additional approximate 48,000 square feet of parking space (Vipparmen 1). We believe that the property represents one of the larger commercial parcels in Sweden. The property is located approximately five miles east of downtown Malmö, Sweden, in the Toftanäs industrial area and it benefits from close proximity to Highway E6. The property was constructed in 1992 and expanded in 1995, with major refurbishments completed in 1995 and 2000. The property is 100% leased to PostNord. Upon completion of the REIT formation transactions, we will acquire a 100.0% interest in this property.

        Barnarp-Kråkebo 1:42, Jönköping, Sweden.    This 183,503 square foot industrial property was 100.0% leased as of September 30, 2014. The property consists of a single two-story building with approximately 100 loading bays, a functional natural gas supply and is connected to municipal water and sewage networks. It is located in Torsvik, an industrial submarket located south of downtown Jönköping, Sweden. The surrounding area has been developed with a number of industrial and commercial buildings, and benefits from highway access. The property underwent an extensive expansion in 2014 to accommodate the growing space needs of PostNord. Total square footage was increased 51%, with construction completed on-time (nine months) and within budget ($15 million), with no disruption to the tenant's ongoing business. The new expansion space was primarily configured as a combination of distribution and warehouse space, with smaller pockets of office build-out. In conjunction with the project, PostNord executed a 15-year lease renewal with no free rent. Annual rent increased 150% to $2.5 million and annual net operating income increased 188% to $2.3 million. The property recently underwent a major expansion as the existing building was connected to a 12,223 square foot logistic building originally constructed in 2008/2009. The property was constructed in 1992 and was previously expanded in 1995. The property, including the recently-completed expansion, is 100% leased to PostNord. Upon completion of the REIT formation transactions, we will acquire a 100% interest in this property.

        Sågen 4, Västerås, Sweden.    This 151,836 square foot industrial property was 100.0% leased as of September 30, 2014. The property consists of a single four-story building with a basement. The property is located less than one mile east of downtown Västerås, Sweden's fifth largest city, and benefits from access to a primary highway. The property was constructed in 1992 and expanded in 1996. The property is 100% leased to PostNord. Upon completion of the REIT formation transactions, we will acquire a 100.0% interest in this property.

        Søebergkvartalet 21, Sandefjord, Norway.    This 195,059 square foot office property was 97.2% leased as of September 30, 2014. The property includes smaller residential and commercial uses under separate ownership and not part of our initial portfolio. These residential and commercial uses comprise approximately 25% of the entire building on an allocated cost basis. The property encompasses one city block and a single five-story building with 224 parking spaces located on two below-ground levels. The property is located in the downtown area of the municipality of Sandefjord, Norway, in close proximity to the central train station and bus terminal. The property was constructed in 1983, with significant refurbishments completed in 1996 and 2001. The largest tenants are the Vestfold Police District and the Municipality of Sandefjord which occupy 31.3% and 31.0% of the leasable square footage, respectively. Upon completion of the REIT formation transactions, we will acquire a 100.0% interest in the property's office component.

        Midtåsen 30, Oslo, Norway.    This 87,000 square foot nursing home property was 100.0% leased as of September 30, 2014. The property consists of a single four-story building with capacity for 96 residents. It is located in Nordstrand, a predominantly residential area on the south-east side of Oslo, the capital city of Norway. The property was constructed in 2004. The property is 100% leased to The Nursing Home Department and was purpose-built as a nursing home facility. Upon completion of the REIT formation transactions, we will acquire a 100.0% interest in this property.

        Njøsavegen 2, Leikanger, Norway.    This 62,855 square foot office property was 100.0% leased as of September 30, 2014. The property consists of a single four-story building with 95 parking spaces below ground. It is located in close proximity to downtown Leikanger, Norway, home to the county administration and local tax authorities. The property was constructed in 2004. The largest tenant is the County Governor of Sogn og Fjordane which occupies 71.7% of the leasable square footage, and the property is used primarily for office and archive purposes. Upon completion of the REIT formation transactions, we will acquire a 100.0% interest in this property.

        Skönsmon 2:2, Sundsvall, Sweden.    This 96,660 square foot industrial property was 100.0% leased as of September 30, 2014. The property consists of a single two-story building. The second floor features a mixed office configuration. The property is located in an industrial area of Sundsvall, Sweden, in close proximity to the downtown area and to the central station, as well as to two primary highways. The property was constructed in 1983 and expanded in 1995, with major refurbishment completed in 2000. The property is 100% leased to PostNord. Upon completion of the REIT formation transactions, we will acquire a 100.0% interest in this property.

        Bütangen 2:2, Norrköping, Sweden.    This 167,756 square foot industrial property was 68.7% leased as of September 30, 2014. The property consists of a single three-story building with the second and third floors improved for office, restaurant and sport facility uses. It is located in downtown Norrköping, Sweden, in close proximity to the local central station. The property is connected to a single rail track and benefits from close proximity and access to two primary highways. The property was constructed in 1989 and expanded in 1996, with significant refurbishments completed in 1994 and 1998. The largest tenant is PostNord which occupies 62.3% of the leasable square footage. Upon completion of the REIT formation transactions, we will acquire a 100.0% interest in this property.

        Gåvan 6, Linköping, Sweden.    This 149,672 square foot industrial property was 89.4% leased as of September 30, 2014. The property consists of one larger two-story distribution building and one smaller single-story maintenance building. It is located in Östra Tornby, a suburban industrial area of Linköping, Sweden, only a few hundred meters from the central station and the city's downtown area.

The surrounding neighborhood is primarily developed with a variety of commercial and industrial use properties and benefits from close proximity to a primary highway. The property was constructed in 1975, with major refurbishment in 1992. The largest tenant is PostNord which occupies 73.5% of the leasable square footage. Upon completion of the REIT formation transactions, we will acquire a 100.0% interest in this property.

        Magasinet 8, Alvesta, Sweden.    This 90,062 square foot industrial property was 95.4% occupied as of September 30, 2014. This property consists of a two-story building and a storage facility with staff and dining areas. The property is configured with L-shaped loading docks and benefits from rail track connections. It is located within 15 miles of Växjö, Sweden, the primary regional city. The property was constructed in 1988, with major refurbishment completed in 1995. The largest tenant is PostNord which occupies 95.4% of the leasable square footage. Upon completion of the REIT formation transactions, we will acquire a 100.0% interest in this property.

        Tollbugata 2, Drammen, Norway.    This 76,048 square foot office property was 94.1% leased as of September 30, 2014. The property consists of a single six-story building with a basement and a small technical room located on the roof. It is located in downtown Drammen, Norway, in close proximity to an express train station linking the city to Oslo. The surrounding area has been developed with a number of residential and commercial use properties. The property was constructed in 1975, with significant refurbishment completed in 1996. The largest tenant is the Ministry of Transport and Communication which occupies 94.1% of the leasable square footage. Upon completion of the REIT formation transactions, we will acquire a 100.0% interest in this property.

        Mariboes gate 6-8, Oslo, Norway.    This 72,563 square foot office property was 80.7% leased as of September 30, 2014. The property consists of a single seven-story building located in the district of Gamle Oslo, part of downtown Oslo, Norway, and benefits from a central location in close proximity to public transportation. The property was constructed in 1990, with significant refurbishment completed in 2013. The property is divided into four sections, of which, three are owned by EBH I. The largest tenant is the Stiftelsen Horisont which occupies 23.1% of the leasable square footage. Upon completion of the REIT formation transactions, we will acquire a 100.0% interest in EBH I's interest in three of the four sections of this property.

        Abel Meyers gate 10, Namsos, Norway.    This 69,689 square foot office property was 81.8% leased as of September 30, 2014. The property consists of a single four-story building with a basement and a small technical room located on the roof. It is located in downtown Namsos, Norway. The property was constructed in 1982. The largest tenant is the local police department which occupies 45.3% of the leasable square footage. Upon completion of the REIT formation transactions, we will acquire a 100.0% interest in this property.

        Aslakveien 16-18, Oslo, Norway.    This 28,105 square foot commercial property was 100.0% leased as of September 30, 2014. The property consists of a single four-story building with 7,761 square feet of retail space and 28 residential units. The property includes additional residential units under separate ownership and not part of our initial portfolio. These additional residential units comprise approximately 19.5% of the leasable square footage of the entire building. The property is located in a residential neighborhood on the west side of Oslo, Norway. The property was constructed in 2003. The largest tenant is the Municipality of Oslo, District Vestre Aker which occupies 61.1% of the leasable square footage. Upon completion of the REIT formation transactions, we will acquire an 100% interest in the property's retail component and 14 residential units.

        Fjørevegen 20, Sogndal, Norway.    This 38,463 square foot office property was 100.0% leased as of September 30, 2014. The property consists of a single three-story building with minor retail space, 10,753 square feet of storage space below ground and 28 parking spaces. It is located in downtown Sogndal, a regional municipality in western Norway. The property was constructed in 2001. The property is majority leased to the Sogn & Fjordane Police District which occupies 51.3% of the leasable square footage. The property is currently subject to a financeable ground lease with a remaining term of 62 years. Upon completion of the REIT formation transactions, we will acquire a 100.0% interest in this property, subject to the ground lease.

        Härföraren 1, Nykvarn, Sweden.    This 73,668 square foot industrial property was 75.5% leased as of September 30, 2014. The property consists of a single two-story building with 50 loading bays and a smaller main entrance building improved for office use. It is located in a small municipality and suburb of Stockholm, Sweden. The area benefits from close proximity to two primary highways. The property was constructed in 1992. The largest tenant is Animail which occupies 58.1% of the leasable square footage. Upon completion of the REIT formation transactions, we will acquire a 100.0% interest in this property.

Additional Information with Respect to Certain Properties

The Garrison

        The Garrison is our largest office campus by square footage and gross revenue. The property contains 835,925 square feet of leasable space and is located at Smedstad 1:21 in Linköping, Sweden. The Garrison was 97.6% occupied as of September 30, 2014, with major tenants including The Swedish Police Service, Swedish National Laboratory of Forensic Science, The National Board of Forensic Medicine, The Swedish National Courts Administration and Linköping Municipality.

        Since we acquired the property in 2004, we have added a total of 241,111 square feet of leasable space, including 102,257 through the re-development of previously unusable spaces and 138,854 through new construction.

        We currently plan to construct a new office building with an attached parking garage. The development will likely be in two phases and will comprise an aggregate of 95,000 square feet. A new 12,000 square feet anchor lease to a government tenant has been signed. Phase one of the project has a targeted completion by the middle of 2015.

        The 2012 annual property taxes for The Garrison were $743,296.

The Garrison Primary Tenants

        The following table sets forth information with respect to the tenants at The Garrison which occupy 10% or more of The Garrison's leasable square footage, future lease expirations and other real estate information related to the property, as of September 30, 2014.

Tenant	Principal Nature of Business	Lease Expiration	Total Leased Sq. Ft.	% Property Net Leasable Sq. Ft.	Annualized Base Rent(1)	% of Property Annualized Base Rent(1)	Annualized Base Rent(1) per Leased Sq. Ft.	Renewal Option
The Swedish Police Service	Government	01/01/16	177,605	21.2%	$3,048,015	20.3%	$17.16	3
Swedish National Laboratory of Forensic Science	Government	03/31/22	160,544	19.2%	3,627,994	24.2%	22.60	0
County Council of Östergötland	Government	05/17/19	83,291	10.0%	1,458,821	9.7%	17.51	3
The Swedish National Courts Administration	Government	11/04/25	83,485	10.0%	1,814,568	12.1%	21.74	0

(1)
Annualized Base Rent means the contractual monthly base rent under our leases as of September 30, 2014 multiplied by 12.

The Garrison Lease Expirations

        The following table sets forth the lease expirations for in-place leases at The Garrison for each of the time periods indicated. The information set forth in the table assumes that tenants do not exercise renewal options or early termination rights.

Year of Lease Expiration	Number of Leases Expiring	Square Footage of Leases Expiring	% Property Net Leasable Sq. Ft.	Expiring Annualized Base Rent(1)	% of Total Expiring Annualized Base Rent(1)	Expiring Annualized Base Rent(1) Per Sq. Ft.
Available	5	20,204	2.4%	$0	0.0%	$0.00
2014	10	25,166	3.0%	427,439	2.8%	16.98
2015	35	237,280	28.4%	3,902,234	26.0%	16.45
2016	13	37,082	4.4%	604,676	4.0%	16.31
2017	11	44,703	5.3%	716,680	4.8%	16.03
2018	4	12,723	1.5%	224,664	1.5%	17.66
2019	4	23,067	2.8%	398,912	2.7%	17.29
2020	4	25,597	3.1%	444,928	3.0%	17.38
2021	2	80,923	9.7%	642,911	4.3%	7.94
2022	1	160,544	19.2%	3,627,994	24.2%	22.60
2023	1	269	0.0%	9,491	0.1%	35.27
Thereafter	5	168,369	20.1%	4,008,765	26.7%	23.81

(1)
Annualized Base Rent means the contractual monthly base rent under our leases as of September 30, 2014 multiplied by 12.

The Garrison Percentage Leased and Base Rent

        The following table sets forth the percentage leased and annualized base rent per leased square foot for The Garrison for the in-place leases as of the dates indicated below:

Date	Percentage Leased	Total Leased Sq. Ft.	Annualized Base Rent(1) per Leased Sq. Ft.
September 30, 2014	97.6%	815,721	$18.40
December 31, 2013	97.9%	810,307	21.02
December 31, 2012	98.5%	809,855	20.67

(1)
Annualized Base Rent means the contractual monthly base rent under our leases as of September 30, 2014 multiplied by 12.

The Garrison Tax Basis and Depreciation

Garrison	Tax Basis	Net Tax Value	Life in Years	Method(1)
Land	$636,249	$636,249	—	—
Building	116,856,996	89,862,691	50	SL
Other	17,849,196	4,046,527	20	SL

Total	$135,342,441	$94,545,467	—	—

(1)
Straight line method of depreciation.

Posten 1

        Posten 1 is our largest industrial property by square footage and gross revenue. The property contains 976,663 square feet of leasable space and is located in Stockholm, Sweden. Posten 1 was 83.8% occupied, as of September 30, 2014, with PostNord as the major tenant.

        We expect PostNord to vacate parts of its leased space over the coming three years and we may need to make additional investments in the property before we will be able to re-lease it. We have signed a 30-year 250,000 square foot lease with the Greater Stockholm Public Transport, which will occupy space that PostNord is expected to vacate in 2014 and 2015. In connection with the new lease agreement, we expect to make an estimated $65 million capital investment in order to convert the property from an industrial space into an office property by 2017. Pursuant to the new lease agreement, we expect to achieve a 30% rent premium over the existing lease agreement with an expected unlevered returns (based on our anticipated annual rental revenue over our estimated capital investment) of approximately 10%.

        There were no 2012 annual property taxes for Posten 1.

Posten 1 Primary Tenants

        The following table sets forth information with respect to the tenants at Posten 1 who occupy 10% or more of Posten 1's leasable square footage, future lease expirations and other real estate information related to the property, as of September 30, 2014.

Tenant	Principal Nature of Business	Lease Expiration	Total Leased Sq. Ft.	% Property Net Rentable Sq. Ft.	Annualized Base Rent(1)	% of Property Annualized Base Rent(1)	Annualized Base Rent(1) per Leased Sq. Ft.	Renewal Option
PostNord AB	Logistics / Mail Service	08/13/16	705,241	72.2%	8,373,034	84.4%	$11.87	3 years
Greater Stockholm Public Transport	Government	06/30/15	112,913	11.6%	1,488,354	15.0%	$13.18	0 years

(1)
Annualized Base Rent means the contractual monthly base rent under our leases as of September 30, 2014 multiplied by 12.

Posten 1 Lease Expirations

        The following table sets forth the lease expirations for in-place leases at Posten 1 for each of the time periods indicated. The information set forth in the table assumes that tenants exercise no renewal options and no early termination rights.

Year of Lease Expiration	Number of Leases Expiring	Square Footage of Leases Expiring	% Property Net Leasable Sq. Ft.	Expiring Annualized Base Rent(1)	% of Total Expiring Annualized Base Rent(1)	Expiring Annualized Base Rent(1) Per Sq. Ft.
Available	12	158,219	16.2%	$0	0.0%	$0.00
2014	0	0	0.0%	0	0.0%	0.00
2015	8	421,030	43.1%	4,838,808	48.8%	11.49
2016	4	363,347	37.2%	4,429,585	44.6%	12.19
2017	3	108	0.0%	24,129	0.2%	224.16
2018	2	33,853	3.5%	614,312	6.2%	18.15
2019	1	108	0.0%	15,110	0.2%	140.37
2020	0	0	0.0%	0	0.0%	0.00
2021	0	0	0.0%	0	0.0%	0.00
2022	0	0	0.0%	0	0.0%	0.00
2023	0	0	0.0%	0	0.0%	0.00
Thereafter	0	0	0.0%	0	0.0%	0.00

(1)
Annualized Base Rent means the contractual monthly base rent under our leases as of September 30, 2014 multiplied by 12.

Posten 1 Percentage Leased and Base Rent

        The following table sets forth the percentage leased and annualized base rent per leased square foot for Posten 1 for the in-place leases as of the dates indicated below:

Date	Percentage Leased	Total Leased Sq. Ft.	Annualized Base Rent(1) per Leased Sq. Ft.
September 30, 2014	83.8%	818,445	$12.12
December 31, 2013	88.3%	870,219	13.44
December 31, 2012	98.5%	970,743	12.49

(1)
Annualized Base Rent means the contractual monthly base rent under our leases as of September 30, 2014 multiplied by 12.

Posten 1 Tax Basis and Depreciation

Posten 1	Tax Basis	Net Tax Value	Life in Years	Method(1)
Land	$7,099,529	$7,099,529	—	—
Building	69,123,998	34,739,715	50	SL
Other	429,331	136,671	20	SL

Total	$76,652,858	$41,975,915	—	—

(1)
Straight line method of depreciation.

Principal Tenant

        Our largest tenant as of September 30, 2014 was PostNord. As of September 30, 2014, PostNord accounted for approximately 34.5% of the annualized base rents attributable to our properties. PostNord is currently rated `BBB+' with a stable outlook by Nordic credit market participants Danske Bank, Handelsbanken and SEB.

        PostNord is a leading supplier of business communications in the Nordics, one of the largest operators in the Nordic advertising market and a leading provider of logistics services to, from and within the Nordics. The company was formed through the merger of Posten AB and Post Danmark A/S in 2009 and is 60% owned by the Swedish government and 40% owned by the Danish government. PostNord reported that, during the nine months ended September 30, 2014, PostNord had net sales of approximately $4.07 billion. Based on our discussions with PostNord, it is our belief that PostNord has committed to an equipment upgrade program of approximately $150 million to be implemented by the end of 2016. We believe that approximately $100 million of the total capital commitment will be allocated to five specific properties that will be part of our initial portfolio, including Kläppen 4, Magasinet 8, Gullbergsvass, Vasslan 3 and Skönsmon 2:2. New machine equipment has been installed at Magasinet 8 and Kläppen 4 and upgrades at the other locations will follow. For more detailed financial information regarding PostNord, please refer to PostNord's financial reports which are publicly available at www.postnord.com. The information on PostNord's website is not intended to form a part of or be incorporated by reference into this prospectus.

        We believe that PostNord benefits from the following market positioning and governance attributes:

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  Markets—Regulated postal service market with attractive cash flow profile. Logistics market offers compelling growth opportunities. Strong e-commerce growth drives demand for parcel services.

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  Position—Positioned as a dominant Nordic market player. Significant barriers to entry exist due to need for an asset-intense network.

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  Financial Strength—Stable financial position. Proven ability to deliver attractive profit margins and cash flows amidst a changing market landscape.

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  Ownership—Mission-critical service for domestic and regional economies.

        Over time, we intend to further diversify our tenant base through acquisitions, which should also reduce our exposure to PostNord as a percentage of our total portfolio.

Financial Outlook

        We believe that PostNord's activities are systemically important to the Swedish and Danish governments, with the company enjoying a strong market position in both economies. We believe that its operating margins are relatively stable. PostNord is expected to continue to drive cost reduction programs to ensure long-term profitability. The Danske Bank, Handelsbanken and SEB currently rate PostNord as 'BBB+' with a stable outlook.

        PostNord's stated objective is to solidify its position as a leading Nordic logistics operator, to deliver the most efficient communication solutions and to be the preferred choice amongst retailers and consumers within the Nordics for e-commerce deliveries and home deliveries.

E-Commerce

        PostNord operates in a variety of economies and markets that are undergoing major structural transformation. Increased digitization reduces demand for mail distribution, while, at the same time, demand for logistics solutions associated with the distribution of goods sold through e-commerce is increasing. We believe that PostNord enjoys a favorable market position to capitalize on the structural transformation, as it has been expanding its logistics effort organically and through outside acquisitions. We believe that it is a leading player in several sectors and areas of business and it benefits from controlling the Nordics' most extensive distribution network. We believe that PostNord enjoys strong brand awareness and long-standing customer relationships.

        According to the annual DIBS Payment Services' 2013 annual survey, the online-based retail industry in the Nordics continues to grow at a steady pace with reported rates of growth of 17.0% in Norway, 7.0% in Sweden and 14.0% in Denmark.

Our Financing Strategy

        We intend to finance our future growth with the most advantageous sources of capital available to us at the time of the financing, which may include a combination of public and private offerings of our equity and debt securities, secured and unsecured corporate-level debt, property-level debt and mortgage financing or borrowings. We may issue OP shares or shares of our common stock, as means to finance our business or as currency in large portfolio acquisitions. We currently intend to limit our borrowings so that our enterprise-wide loan-to-value ratio does not exceed 50% (measured at time of incurrence). However, our charter does not contain a specific limitation on the amount of debt we may incur and our board of directors may implement or change our target debt levels at any time without the approval of our stockholders.

        We have executed commitment letters relating to the following four borrowings, which we expect to arrange concurrently with the completion of this offering. We refer to these four borrowings collectively as our new credit facilities in this prospectus.

Swedish Term Loan

        We have executed a commitment letter with Deutsche Pfandbriefbank AG and Swedbank AB, dated November 5, 2014, which is expected to provide us with a medium term secured credit facility with total available borrowings of up to approximately $384.0 million, or the Swedish term loan. We expect that the Swedish term loan will become effective concurrently with the completion of this offering. Borrowings under the Swedish term loan are expected to bear interest at an annual rate equal to 3-month STIBOR plus 1.95%, payable on a quarterly basis. The maturity date of the Swedish term loan is expected to be December 11, 2019.

Norwegian Term Loan

        We have executed a commitment letter with Bolig- og Næringskreditt AS, dated May 6, 2014, which is expected to provide us with a secured term loan with total available borrowings of up to approximately $85.6 million, or the Norwegian term loan. We expect that the Norwegian term loan will become effective concurrently with the completion of this offering. Borrowings under the Norwegian term loan are expected to bear interest at an annual rate equal to 3 month NIBOR plus 1.80%, payable on a quarterly basis. This facility does not require principal amortization during the first five years of its term, and amortization thereafter will be based on a designated principal payment schedule. The maturity date of the Norwegian term loan is expected to be July 15, 2021.

Swedish Revolving Credit Facility

        We have executed a commitment letter with Deutsche Pfandbriefbank AG and Swedbank AB, dated November 5, 2014, which is expected to provide us with a revolving secured credit facility with total available borrowings of up to approximately $58.2 million, or the Swedish revolving credit facility. We expect that the Swedish revolving credit facility will become effective concurrently with the completion of this offering. Borrowings under the Swedish revolving credit facility are expected to bear interest at an annual rate equal to 3-month STIBOR plus 2.25%, payable on a quarterly basis. The maturity date of the Swedish revolving credit facility is expected to be December 11, 2019.

Norwegian Revolving Credit Facility

        We have executed a commitment letter with Bolig- og Næringskreditt AS, dated May 6, 2014, which is expected to provide us with a revolving secured credit facility with total available borrowings of up to approximately $38.9 million, or the Norwegian revolving credit facility. We expect that the Norwegian revolving credit facility will become effective concurrently with the completion of this offering. Borrowings under the Norwegian revolving credit facility are expected to bear interest at an annual rate equal to 3 month NIBOR plus 2.65%, payable on a quarterly basis. The maturity date of the Norwegian revolving credit facility is expected to be 12 months from the closing of this offering (and may be extended at our option on a rolling 12 month basis, subject to our satisfaction of certain conditions).

        In addition, upon completion of this offering, approximately $155.8 million of existing mortgage debt secured by two of our initial properties will remain outstanding. For a further description of the mortgage loans, see Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Contractual Obligations."

Our Hedging Strategy

        All of our leases are denominated in Swedish Krona and Norwegian Krone, and we expect that substantially all of our future leases will be denominated in the local currency of the nation in which the underlying property is located. In addition, we expect that a significant portion of our operating expenses will be transacted in local currencies. We plan to report our results of operations and consolidated financial information in U.S. dollars. In addition, our operating partnership will pay distributions in local currencies or U.S. dollars, and we will pay distributions to our stockholders in U.S. dollars. Accordingly, our operating partnership may hold various foreign currencies at any given time and may enter into foreign currency hedging transactions. As a result, our results of operations as reported in U.S. dollars and our distributions to our stockholders will be impacted by fluctuations in the values of the local currencies in which we conduct our real property business or that are held or acquired for distribution to holders of OP shares against the U.S. dollar.

        In order to mitigate the risk of fluctuations in foreign currency exchange rates, we, our operating partnership and its subsidiaries will actively manage our revenues and expenses so that we incur a significant portion of our expenses, including our operating costs and borrowings, in the same local currencies in which we receive our revenues. In addition, subject to satisfying the requirements for qualification as a REIT we may engage in various hedging strategies, which may include currency futures, swaps, forwards and options. We expect that these strategies and instruments, if implemented, may allow us to reduce, but not eliminate, the risk of fluctuations in foreign currency exchange rates.

        We also plan, subject to satisfying the requirements for qualification as a REIT to manage interest rate risk related to our borrowings through the use of interest rate swaps, interest rate caps or other financial instruments. An interest rate swap is a contractual agreement entered into by two counterparties under which each agrees to make periodic payments to the other for an agreed period of time based on a notional amount of principal. We expect that we will primarily utilize interest rate swaps. We expect that our interest rate swaps will typically be floating-to-fixed interest rate swaps, under which we will agree to pay a series of fixed interest rate payments on a notional amount of principal in exchange for a series of floating or variable rate payments, effectively fixing our interest rate on that amount of principal of our variable rate debt. The market values of floating-to-fixed interest rate swaps will depend heavily on the current market fixed rate, the corresponding term structures of variable rates and the expectation of changes in future variable rates. As expectations of future variable rates increase, the market values of the swaps increase. We expect our hedging strategies and instruments may allow us to reduce, but not eliminate, interest rate risk.

Our Leases

        The following is a general description of the type of lease we typically enter into with our tenants. The terms and conditions of any actual lease may vary from those described below. If we determine that the terms of a lease at a property, in the context of the entire investment, are favorable to us, we may enter into leases with terms that are substantially different than the terms described below.

        We intend to continue to acquire properties leased to single or multiple tenants where we as the landlord have limited exposure to expense escalations. While the structure of our leases may vary depending on the type and location of the property, we generally seek to structure our leases so that the tenant typically is responsible for utilities and maintenance and repair of the internal components of the premises throughout the lease term. In the Swedish market, the tenant typically also pays real estate taxes. Furthermore, in the Norwegian market the tenant typically also pays for maintenance of HVAC systems and elevators. The landlord is typically responsible for insurance and external and structural maintenance of the property, including facade, elevators, HVAC and roof maintenance.

        We expect that our lease structure will offer predictability and stability of our expenses, which we believe will help us to achieve stable and consistent cash distributions to our stockholders. Not all of our leases, however, will follow our general lease structure. Multi-tenant properties exhibit a variety of lease arrangements among different tenants and leases are subject to substantial negotiation between landlord and tenant. We will seek to utilize best practice standards for lease structures in the different jurisdictions in which we make investments.

        While we expect to enter into new leases that have terms of at least five years, we may acquire properties with shorter in-place lease terms if the property benefits from an attractive location, if the property is difficult to replace or if the property has other significant and favorable real estate attributes. We also may enter into leases with longer lease terms if we believe the potential investment yield is particularly attractive.

        As part of our lease negotiation strategy, we may agree to make tenant improvements in return for higher rental payments over the term of the lease. We believe that tenant improvements increase the likelihood of tenant renewals and create opportunities for us to achieve attractive risk-adjusted returns on capital invested in our properties. Accordingly, we expect to aggressively use the funding of tenant improvements to assist our tenants in retrofitting and modernizing our properties and tenant spaces in order to increase their strategic importance to our tenants. We also believe that an active property reinvestment strategy will strongly position our properties in the event we have to re-lease the property or space to a new tenant at some future date.

        Under most commercial leases, tenants are obligated to pay a predetermined annual base rent on a monthly basis. We expect that certain of of our leases will contain periodic rent increases tied to increases in annual consumer price indices in the particular jurisdiction in which the property is located. Generally, the leases require each tenant to procure, at its own expense, commercial general liability insurance. The owner typically pays for property insurance covering the building for the full replacement value and naming the lender, if applicable, as the additional insured on the policy. In addition, we generally expect to obtain loss-of-rent (business interruption) insurance for a period of approximately 36 months in case of property damage, fire, or other instances which render the property uninhabitable. Tenants will be required to provide proof of insurance by furnishing a certificate of insurance to us upon request. We do not typically expect to permit leases to be assigned or subleased without our prior written consent. If we do consent to an assignment or sublease, generally we expect the terms of such consent to provide that the original tenant will remain fully liable under the lease unless we release that original tenant from its obligations.

        As of September 30, 2014, leases representing approximately 2.4% of the total annualized base rent of our properties were scheduled to expire in 2014. As of September 30, 2014, the weighted average rental rate for our leases expiring in 2014 was $14.31 per square foot. We expect rental rates for leases expiring during 2014 to be slightly higher on the average upon their renewal or release. This belief is based upon our historical experience and view of the current leasing market. We also expect to potentially incur tenant improvements to renew leases during 2014. Such improvements, depending on their scope and magnitude, typically result in rental rate increases. During the calendar years 2012 and 2013, a total of 142 leases expired of which (i) 100 were renewed to the same tenant and (ii) 20 were subsequently re-leased to a new tenant at an average rental rate increase of 2.2%. The average rental rate increase for these leases was 0.9%.

        A ground lease agreement permits a tenant to develop and/or operate a land parcel (property) during the lease period, after which the land parcel and all improvements revert back to the property owner. Under a ground lease, property improvements are owned by the property owner unless an exception is created and all relevant taxes incurred during the lease period are paid for by the tenant. Ground leases typically have a long duration generally ranging from 50 to 99 years with additional extension options. We own three properties through leasehold interests in the land underlying the buildings and we may acquire additional buildings in the future that are subject to similar ground leases. These three properties represent approximately 19.0% of our total net rentable square feet, as of September 30, 2014. In addition we have two leasehold interests in land that is adjacent to other properties we own corresponding to approximately 97,930 net rentable square feet, as of September 30, 2014. The two properties are improved with a variety of parking and cargo related uses, and are therefore not considered to have a meaningful impact to the financial performance of our buildings.

Leasing

        Our ability to make stable distributions to our stockholders over time is tied to our ability to maintain high occupancy rates, among other factors. We therefore make great efforts to maintain high retention rates among existing tenants, while also taking all reasonable steps to attract new tenants that we consider to be financially strong based on their historical and current financial performance and future growth prospects and outlook. In most instances, prior to entering into a lease with a tenant we seek to obtain tenant financial information, including credit reports and financial statements. We also consider the industry in which the tenant operates and analyze any trends in the industry that could impact the financial prospects of the tenant. We target tenants that are government entities, government sponsored or controlled enterprises or agencies, as well as select private companies, that are located in Norway, Sweden or Denmark. In Norway, Denmark and Sweden, municipal and government tenants cannot go bankrupt, are considered to be secure borrowers, and as such, they cannot discharge their obligations, including lease obligations, through a bankruptcy proceeding in the absence of a bankruptcy of the national government, which is a factor that we consider in analyzing certain prospective government tenants. On an ongoing basis, we actively monitor the financial position of our tenants to identify any credit concerns as quickly as possible. We actively monitor accounts receivable and payment history of tenants, and we often use recognized external market providers to provide us with credit research regarding our major tenants. As such, we believe we will have sufficient access to available data and information in order to assess our tenants' financial performance, credit outlook (as applicable) and organizational initiatives. In addition, we maintain an active dialogue with our tenants in an effort to identify and address negative changes to their businesses.

        We may utilize leasing brokers and property development consultants to establish project management teams that address re-leasing opportunities as existing tenants vacate their premises. The project management team will be led by a senior member of our management team. Any external leasing broker engaged by us will be entitled to a leasing fee when leasing our properties. The fee is generally equal to 15.0% of the first year's annualized rent, not including rent free periods or other incentives. For renewal of leases, the fee is generally equal to 5.0% of the first year's annualized rent, not including rent free periods or other incentives.

        We will focus on maintaining a brand that tenants associate with a consistently high-quality level of services, installations, maintenance and amenities with long-term financial stability. Through long standing brokerage relationships, our senior management team has developed a business model that focuses on negotiating attractive leases with government and government-related tenants, as well as other high credit-quality tenants.

        Our senior management team proactively manages and cultivates industry relationships and has regular meetings with all major tenants in order to ensure a high degree of tenant satisfaction. We believe a continuous open dialogue enables us to ensure that our facilities suit our tenants' evolving business needs. Retaining our existing tenants will normally be our highest priority, as this will minimize brokerage fees, downtime and tenant improvements associated with re-leasing to a new tenant.

        However, lease roll-overs may in some cases present an opportunity to increase cash flow. A landlord's investment in a tenant's space is often seen as an improvement to building quality from the tenant's perspective and can be an attractive risk-adjusted return for the landlord as tenants typically want to amortize the cost of the tenant improvements through rent payments over the lease term, including a return to the landlord on committed capital.

Property Management

        Our property management functions are led by our nine person full-time in-house property management team that handles and/or proactively monitors all aspects of property management for each of our properties. This in-house team is actively involved in our property management activities, including developing and approving property operating budgets, managing property leasing, including negotiations and interactions with tenants, leading and managing property redevelopment and property improvement activities, implementing property expansion programs and where appropriate engaging, approving and monitoring third-party property managers, contractors and service providers to support the in-house team.

        We proactively manage our properties and rent rolls to (i) aggregate smaller demised spaces to create large blocks of vacant space to attract high credit-quality tenants at higher rental rates with lower landlord contributions toward tenant installation costs or to convert former single-tenant properties into multitenant space, depending upon market conditions and tenant need, (ii) create efficient, modern, pre-built offices that can be rented through several lease cycles and attract better credit-quality tenants and (iii) stagger lease expiration profiles in order to reduce risk of high vacancy or synchronize expirations in the case of redevelopment. We also carefully manage common area expenses to make our properties as competitive and cost-efficient as possible for new and existing tenants. In addition, we have made energy efficiency retrofitting and sustainability a portfolio-wide initiative driven by economic returns, which we believe increases our properties' overall value and desirability. We pass on the cost savings achieved by such improvements to our tenants through lower utility costs and reduced operating expense escalations. We continue to see tenants focus on energy reducing initiatives, in addition to having a green energy supply at their facility. These features are typically implemented as part of re-leasing activities, or when performing larger refurbishment projects. We believe these improvements make our properties more desirable to a broader tenant base than those of our competitors.

        To the extent it is necessary to engage a third-party property manager, our in-house team monitors their performance through routine meetings, unscheduled site visits and meetings with our tenants without the property manager present. We further require property managers to carry professional indemnity insurance and to adhere to best practice standards. When necessary, we focus on engaging property managers with established track records in the relevant property type and geographic location. The third-party property managers we engage are typically limited to handling the duties and responsibilities set forth in a property management agreement, which typically include hiring facility maintenance personnel, developing property maintenance plans, providing input on property budgets, local accounting, rent collections, fire safety and legal compliance. We plan to grow our internal property management function over time and to increase the number of our properties that are entirely managed by our in-house property management team.

Investment Guidelines

        Our primary business objectives are to increase cash flow from operations, achieve sustainable long-term growth and provide attractive risk-adjusted returns to our stockholders through stable distributions and capital appreciation. Our board of directors will adopt investment guidelines from time to time relating to the criteria to be used by our senior management team to evaluate specific investments as well as the overall portfolio composition. Our board of directors will review our compliance with the investment guidelines periodically and receive an investment report at each quarter-end in conjunction with its review of our quarterly results. Our board also will review our investment portfolio and related compliance with our investment policies and procedures and investment guidelines at each regularly scheduled board of directors meeting.

        Our board of directors will adopt the following initial investment guidelines:

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  we will primarily acquire, own, lease and manage office and industrial properties;

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  our properties will be located primarily in Norway, Sweden and Denmark;

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  no acquisition shall be made that would cause us to fail to qualify as a REIT; and

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  our investments must be predominantly in real property.

        These investment guidelines may be changed from time to time by a majority of our board of directors without the approval of our stockholders. To the extent that our board of directors approves changes to these investment guidelines that constitute material information to our stockholders, our stockholders will be informed of such changes through disclosure in our periodic reports and other filings under the Exchange Act.

Investment Committee

        We are required to form an Investment Committee. The Investment Committee is comprised of Messrs. Bjarne Eggesbø, our Chairman of our board of directors, Chief Executive Officer and President, Espen Bjerke, our Chief Financial Officer, Robert Washington, our Chief Operating Officer, and Rickard Olander our Chief Investment Officer. The role of the Investment Committee is to oversee our investment guidelines, our investments and our compliance with our investment guidelines and related policies. The Investment Committee will provide our board of directors with quarterly reports on our quarterly results. The Investment Committee will meet as frequently as it believes is necessary, but no less than quarterly.

Regulation

        Our properties are subject to various laws, ordinances and regulations, including regulations relating to common areas and fire and safety requirements.

Norway

General

        Our properties in Norway are subject to various laws and regulations, as well as requirements set by public authorities from time to time, relating to, among other things, common areas, safety requirements, including with respect to fire safety, environment matters and access and use.

        The owner of property in Norway is responsible for compliance with laws, regulations and other public and private requirements. Noncompliance with such laws and regulations could result in additional costs, imposition of fines and award of damages. We believe that we have the necessary permits and approvals to operate our Norwegian properties and are in compliance with the laws, regulations and other public and private requirements in Norway in all material respects.

Environmental Regulations

        Ownership and operation of Norwegian properties are subject to various national and supra-national environmental, health and safety laws, regulations, treaties and conventions, including The Norwegian Pollution Control Act. Under these laws and regulations, courts and government agencies have the authority to require an owner of a contaminated property to clean up the property, even if the property owner did not know of or was not responsible for the contamination. These laws also apply to persons who owned a property at the time it became contaminated. As such it is possible for a previous owner to incur costs even after having sold the relevant property. In addition to the costs of cleanup, environmental contamination can affect the value of a property and, therefore, an owner's ability to borrow using the property as collateral or to sell the property. A property owner may also be subject to claims alleging personal injury or property damage as a result of alleged exposure to hazardous substances. Recent court cases have also established that a parent company may be held liable for contamination of real estate property owned by a subsidiary.

        Our management believes that the properties are in compliance in all material respects with applicable local ordinances and regulations regarding environmental issues. Management is not aware of any environmental liability that it believes would have a materially adverse impact on our financial position, results of operations or cash flows. Management is unaware of any instances in which it would incur significant environmental cost if any of our properties were sold.

Planning Regulations

        Changes in, or completion of, planning or zoning regulations by relevant authorities may affect the operations or ownership of real estate property.

        These may also have an effect on the level of interest such properties receive from potential tenants and potential purchasers of the properties. Furthermore, changes in planning or zoning regulations may limit our ability to further develop the properties and may lead to increased costs.

Accessibility

        The Norwegian Planning and Building Act requires that all buildings, when constructed, re-constructed or renovated must be in compliance with certain requirements to ensure that the buildings are made accessible and adapted to people with disabilities.

Ownership and Title

        When acquiring property in Norway, the Norwegian Land Registration Act requires that such acquisition be duly registered in the Norwegian land register (Kartverket) in order to obtain full title and related legal protections. If the property acquisition is duly registered in the land register, the buyer of the property is legally protected from the seller's or former owner's creditors seizing the property. The buyer is also legally protected against subsequent competing legal rights over the property. Registering the acquisition and thus obtaining legal title is subject to a stamp duty of 2.5% of the property's market value at the time of the registration. If an acquisition is not registered in the land register, and the seller, or a former owner becomes bankrupt or the seller's creditors seize the property, the buyer's ownership rights to the property may be challenged.

        We own three Norwegian properties (Gjerpensgate 10-20, Abel Meyers gate 10 and Søebergkvartalet 21) where we have not registered our legal title to the relevant property in the land Register. The legal title is held by the former owners. To eliminate any risk of seizure as described above, we intend to transfer legal title to the companies owning the properties following the completion of this offering. These actions will require the payment of stamp duty.

        In addition, we have three additional properties where we own both a property-owning subsidiary and a title-holding subsidiary pertaining to the same property. Due to this structure and prior actions that may have been taken by the title-holding and/or property-owning company and/or other prior owners of the properties, there may be a risk related to the legal protection of the title to these properties. To eliminate any risk we intend to take steps to eliminate the split between ownership and title, immediately following the completion of this offering. These actions will require the payment of stamp duty.

Sweden

General

        Our properties in Sweden are subject to various laws and regulations as well as requirements set by public authorities from time to time, relating to, among other things, common areas, safety requirements, including with respect to fire safety, environment matters and access and use. The owner of a property in Sweden is responsible for compliance with laws, regulations and other public and private requirements. Non-compliance with such laws and regulations may result in additional costs, imposition of fines and award of damages. We believe that we have the necessary permits and approvals to operate our Swedish properties and are in compliance with the laws, regulations and other public and private requirements in Sweden in all material respects.

Environmental Laws

        Ownership and operation of Swedish properties are subject to various environmental, health and safety laws, regulations, treaties and conventions. Swedish environmental regulations are based on the comprehensive Swedish Environmental Code. The Swedish Environmental Code entered into force in 1999 and is intended to set forth the main principles of Swedish environmental law and to provide a framework for any delegation of rights to adopt rules and regulations to governmental authorities or municipal governments. The Swedish Environmental Code is based on the polluter pays principle. However, a property owner may become liable for contamination on the property based on secondary liability to remedy contamination. The obligation to remediate includes both an obligation to clean-up and an obligation to investigate for possible contaminations. The secondary liability applies if the polluter cannot be identified or has ceased to exist (such as in the case of bankruptcy of the polluter). In addition to the costs of clean-up, environmental contamination can affect the value of a property and, therefore, an owner's ability to use the property as collateral or to sell the property. A land owner may also be subject to claims alleging personal injury or property damage as a result of alleged exposure to hazardous substances.

        Our management believes that the properties are in compliance in all material respects with applicable local ordinances and regulations regarding environmental issues. Management is not aware of any environmental liability that it believes would have a materially adverse impact on our financial position, results of operations or cash flows. Management is unaware of any instances in which it would incur significant environmental cost if any of our properties were sold.

Planning Regulations

        In Sweden, changes in, or adoption of, zoning plans may affect the operations or ownership of a real estate property. These may also have an effect on the level of interest such properties receive from potential tenants and potential purchasers of the properties. A zoning plan sets forth the permitted use of a property and the extent to which the property may be developed with new buildings or building extensions. Accordingly, adoption of new zoning plans may limit our ability to further develop the properties and may lead to increased costs.

Accessibility

        The Swedish Planning and Building Act requires that all buildings, when constructed, re-constructed or renovated must be in compliance with certain requirements to ensure that the buildings are made accessible and adapted to people with disabilities.

Ownership and Title

        All Swedish land is divided into property units which are individually identified by a name and a code. Ownership of land is connected to a registered real property unit. The boundaries of property units and their ownership are registered in the Swedish Land Register (Fastighetsregistret). Land ownership includes buildings and other permanent facilities (unless the objects have been added to the real property and are owned by a party other than the property owner).

        If a registered title holder is proven not to be the owner of a property and has been granted new mortgages, the Swedish government guarantees compensation for any loss incurred by a creditor who has relied on the information in the land register.

        If the property acquisition is duly registered in the land register pursuant to the Swedish Land Code, the buyer of the property receives full title and is legally protected from the seller's or former owner's creditors seizing the property. The buyer is also legally protected against subsequent competing legal rights over the property. Registering the acquisition and thus obtaining legal title is subject to a stamp duty of 4.25% (for commercial real estate) calculated on the highest of the purchase price and tax assessment value of the real property. If an acquisition is not registered in the land register, and the seller, or a former owner becomes bankrupt or the seller's creditors seize the property, the buyer's ownership rights to the property may be challenged.

Denmark

General

        Real estate property located in Denmark is subject to various laws and regulations as well as requirements set by public authorities from time to time, relating to, among other things, common areas, safety requirements, including with respect to fire safety, environment matters and access and use. The owner of a property in Denmark is responsible for compliance with laws, regulations and other public and private requirements. Non-compliance with such laws and regulations may result in additional costs, imposition of fines and award of damages. We believe that we have the necessary permits and approvals to operate in Denmark and are in compliance with the laws, regulations and other public and private requirements in Denmark in all material respects.

Environmental Regulations

        Ownership and operation of Danish properties are subject to various national and supranational environmental, health and safety laws, regulations, treaties and conventions. Danish law relating to soil pollution authorizes Danish authorities to issue a notice ordering the polluter to clean up any pollution. The Danish authorities cannot issue such a notice to the owner of the property unless the owner is the polluter. However, if a property is polluted and the owner sells the property, the owner may be subject to private law liability. If the owner omits to inform the purchaser of known instances of pollution, the owner may be liable for damages. Furthermore, even if the owner is not aware of the pollution of the property, the owner may still have to accept a proportional reduction of the purchase price for the property.

        Environmental pollution or suspicion of environmental pollution may lead to restrictions on the owner's use of the polluted property and may affect the value of the property and, therefore, an owner's ability to borrow using the property as collateral or to sell the property.

        The land owners' private law liability is primarily established through precedence from court decisions.

Planning Regulation

        Changes in, or completion of, planning or zoning regulations by relevant authorities may affect the future operations of a real estate property. These may also have an effect on the level of interest such properties receive from potential tenants and potential purchasers of the properties. Furthermore, changes in planning or zoning regulations may limit the possibilities to further develop properties and may lead to increased costs.

Accessibility

        The Danish Buildings Act requires that all buildings, when constructed, re-constructed or renovated must be in compliance with certain requirements to ensure that the buildings are made accessible and adapted to people with disabilities.

Ownership, Title and Registration Fees

        If the property acquisition is duly registered in the Danish land register (Tinglysningsretten) pursuant to the Danish Land Registration Act, the buyer of the property receives full title and is legally protected from the seller's or former owner's creditors competing legal rights over the property. The buyer is also legally protected against subsequent competing legal rights over the property. Registering the acquisition and thus obtaining legal title is subject to a stamp duty comprising a fixed fee of $254 and a variable fee of 0.6% of the purchase price. If the acquisition is not registered in the Danish land register, and the seller, or a former owner goes bankrupt or the seller's creditors seize the property, the buyer's ownership rights to the property may be challenged.

The Danish Business Lease Act and Termination

        Danish Business Leases are governed by the Danish Business Lease Act. A number of the provisions in the Danish Business Lease Act, including provisions on termination are mandatory. According to the Danish Business Lease Act fixed lease terms whereby the lease terminates at a predetermined date may generally not be used. Instead either party may terminate the lease with a pre- determined notice of termination. It is common practice to agree on a period of non-terminability. When the period of non-terminability has expired the landlord or the tenant may terminate the lease. The tenant may terminate the lease without stating any particular reason, whereas the landlord's ability to terminate the lease is greatly limited by the Danish Business Lease Act.

        Unless otherwise agreed the landlord and the tenant are entitled to claim rent adjustment (increased or decreased) to the level of market rent. However, such claim cannot be advanced until four years after commencement of the lease agreement.

Competition

        In conducting our business, we compete primarily with local and international property developers and real estate investors, including investment funds, for investment opportunities. With respect to acquiring properties, we compete on the basis of price and other acquisition terms, as well as the ability to obtain acquisition financing on favorable terms. With respect to leasing properties, we compete with other property owners to attract government and other creditworthy tenants to lease our properties and compete on the basis of lease terms, price, location of our properties and services provided, among other factors.

Insurance

        We have comprehensive insurance on each of our properties, including casualty, liability, fire, extended coverage and rental loss customarily obtained for similar properties in amounts that we believe are sufficient to cover reasonably foreseeable losses, with policy specifications and insured limits that we believe are appropriate under the circumstances. As such, we believe that our properties are adequately covered by insurance.

Employees

        Following the completion of this offering and the commencement of our operations, we will have approximately 15 employees. Management and administrative personnel will expand or contract, as necessary, to meet our future needs.

Implications of Being an Emerging Growth Company

        We qualify as an "emerging growth company," as defined in the JOBS Act. An emerging growth company may take advantage of specified reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. While we are an emerging growth company, among other things:

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  we are exempt from the requirement to obtain an attestation and report from our auditors on the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act;

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  we are permitted to provide less extensive disclosure about our executive compensation arrangements;

  •
  we are not required to give to our stockholders non-binding advisory votes on executive compensation or golden parachute arrangements; and

  •
  we have elected not to use an extended transition period for complying with new or revised accounting standards, and this election is irrevocable.

        We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1 billion in annual revenues, have more than $700 million in market value of shares of our common stock held by non-affiliates or issue more than $1 billion of non-convertible debt securities over a three-year period.

Legal Proceedings

        We and/or our property administrators may, from time to time, be involved in routine litigation with respect to our portfolio arising in the ordinary course of business. As of the date of this prospectus, neither we nor any of our properties are involved in any material legal or administrative proceedings.

OUR MANAGEMENT

General

        We are structured as an umbrella partnership REIT, or UpREIT, pursuant to which we plan to conduct substantially all of our business through our operating partnership, Polar Star Operating Partnership S.C.A., a corporate partnership limited by shares (société en commandite par actions) formed under the laws of the Grand Duchy of Luxembourg, and its subsidiaries. Our wholly owned subsidiary, Polar Star GP Lux Co, a limited liability company (société à responsabilité limitée) formed under the laws of the Grand Duchy of Luxembourg, serves as the sole manager of our operating partnership, and in such capacity has full, exclusive and complete responsibility and discretion in the management and control of our operating partnership. The directors of the sole manager are appointed and subject to removal by our board of directors.

Our Directors, Director Nominees and Senior Management Team

        Upon completion of this offering and the REIT formation transactions, our board of directors will consist of seven members, including our existing director, Bjarne Eggesbø, and the director nominees named below who will become directors upon completion of this offering. Each of our directors is elected by our stockholders to serve until the next annual meeting of our stockholders and until his or her successor is duly elected and qualifies. Of the seven directors, we expect that our board of directors will determine that at least five of our directors are independent for purposes of the NYSE corporate governance listing standards and Rule 10A-3 under the Exchange Act. The first annual meeting of our stockholders after this offering will be held in 2015. Our charter and bylaws provide that only a majority of the entire board of directors may at any time increase or decrease the number of directors. However, unless our charter and bylaws are amended, the number of directors may never be less than one, the minimum number required by the MGCL, nor more than 15.

        The following table sets forth certain information concerning the individuals who will be our directors or director nominees, as well as those who will serve as our executive officers upon completion of this offering and the REIT formation transactions:

Name	Age	Position
Bjarne Eggesbø	44	Chairman of our board of directors, Chief Executive Officer and President
Espen Bjerke	39	Chief Financial Officer and Director Nominee
Robert Washington	50	Chief Operating Officer
Rickard Olander	44	Chief Investment Officer
Tor Pedersen	36	Senior Vice President—Norway and Denmark
Morten Wettergreen	37	Senior Vice President—Sweden
Stanton Anderson	74	Director Nominee
John Gregorits	60	Director Nominee
Cristobal Mendez de Vigo	42	Director Nominee
Peter Nelson	57	Director Nominee
John Thomas	48	Director Nominee

        The following sets forth biographical information concerning the individuals who will be our directors or director nominees, as well as those who will serve as our executive officers or as executive officers upon completion of this offering and the REIT formation transactions.

Bjarne Eggesbø

        Mr. Eggesbø will serve as the Chairman of our board of directors, our Chief Executive Officer and President upon the completion of this offering. Mr. Eggesbø will also serve as the Chief Executive

Officer and President of our GP subsidiary, which has full, exclusive and complete responsibility and discretion in the management and control of our operating partnership. Mr. Eggesbø joined Obligo in 2012 and serves as Obligo's Chief Executive Officer and the Chairman of Obligo Real Estate AS. Prior to joining Obligo, Mr. Eggesbø was a principal in Allegiance Investment Group from 2010 to 2012. From 2007 to 2010, Mr. Eggesbø served as Executive Director and Head of Structuring and Securitizations at UBS' European real estate team. At UBS, Mr. Eggesbø also worked on the Swiss government stabilization fund. From 2006 to 2007, Mr. Eggesbø was Head of Structuring and Securitization at Credit Suisse's European real estate finance group. Prior to this, from 1998 to 2005, Mr. Eggesbø worked within the real estate industry at Moody's Investor Service, Deutsche Bank, Morgan Stanley, and Nomura Asset Capital Corporation. Mr. Eggesbø has 17 years of international real estate experience. Mr. Eggesbø has worked both in the U.S. and European real estate markets where he has been involved in structuring and executing real estate transactions with a total value exceeding $33.0 billion. Mr. Eggesbø received his Bachelor of Science with a focus on Real Estate Finance from Cornell University in 1998. We believe that Mr. Eggesbø's 17 years of international real estate experience, in both U.S. and European markets, make him qualified to serve as Chairman of our board of directors and Chief Executive Officer. Mr. Eggesbø speaks fluent English, Norwegian, Spanish and Dutch.

Espen Bjerke

        Mr. Bjerke will serve as our Chief Financial Officer upon the completion of this offering. Mr. Bjerke will also serve as the Chief Financial Officer of our GP subsidiary. Mr. Bjerke has served as Director in the real estate division at Obligo and its predecessor, ABG Sundal Collier, since 2008, where he is responsible for financial and tax structuring, fund administration and asset management. Mr. Bjerke began his career at Ernst & Young, where he worked from 1999 to 2008. At Ernst & Young, Mr. Bjerke gained extensive real estate experience in the Nordic region and was responsible for public company audits, financial due diligence, tax and currency for a range of real estate and public entities. Mr. Bjerke has extensive experience in both U.S. GAAP and International Financial Reporting Standards. Mr. Bjerke received his Master of Science in Business and Economics from BI Norwegian Business School in 1999 and his Master of Science in Accounting and Auditing from the Norwegian School of Economics in 2001. Mr. Bjerke speaks fluent English and Norwegian.

Robert Washington

        Mr. Washington will serve as our Chief Operating Officer upon the completion of this offering. Mr. Washington will also serve as the Chief Operating Officer of our GP subsidiary. Mr. Washington was most recently an Executive Director at UBS in London from August 2007 to May 2014. At UBS, Mr. Washington served as the Chief Operating Officer for the European Real Estate Division, Head of Origination from January 2008 to December 2008 and an Investment Manager and Legal Adviser on the Swiss Government Stabilisation Fund in Europe from January 2009 to May 2014. From 2004 to 2007, Mr. Washington was the Chief Operating Officer and Chief Legal Officer for the European Real Estate Division at Credit Suisse. Previously, Mr. Washington held positions in a technical support team to the principal finance group at Nomura International plc. He practiced law at Simpson Grierson (and its predecessor), a leading New Zealand law firm from 1988 to 1997. Mr. Washington received his LLB in Law from Victoria University of Wellington in 1987. Mr. Washington speaks fluent English.

Rickard Olander

        Mr. Olander will serve as our Chief Investment Officer upon the completion of this offering. Mr. Olander will also serve as the Chief Investment Officer of our GP subsidiary. Mr. Olander has served as a Senior Director at Obligo since February 2013 and is responsible for evaluating new investment opportunities, asset management and oversight of Obligo's U.S. investment operations. Over the length of his career, Mr. Olander has participated in the valuation, underwriting and acquisition of over $10 billion in debt and equity offerings. From 2010 to 2012, Mr. Olander served as a Principal with Allegiance Investment Advisors where he underwrote and structured real estate equity and debt investment opportunities for the firm and on behalf of its institutional and high net worth clients. From 2008 to 2010, Mr. Olander acted as a principal investor in the acquisition and re-development of residential properties. From 2001 to 2008, Mr. Olander worked at Moody's Investors Service, most recently as Vice President in the Structured Finance department. While at Moody's Investors Service, Mr. Olander performed ratings analysis on a variety of real estate and structured finance vehicles. From 1998 to 2000, Mr. Olander worked at KTR Newmark as a commercial real estate appraiser. Mr. Olander received his Bachelor of Science in Management from Johnson & Wales University and Master of Management with a concentration in Real Estate Finance in 1998 from Cornell University. Mr. Olander speaks fluent English and Swedish.

Tor Pedersen

        Mr. Pedersen will serve as our Senior Vice President responsible for Norway and Denmark upon the completion of this offering. Mr. Pederson will also serve as the Senior Vice President responsible for Norway and Denmark for our GP subsidiary. Mr. Pedersen joined Obligo in 2012 as a Director responsible for Fund Management of Norwegian investments with assets under management of $0.6 billion and for evaluating investment opportunities, assisting in the daily asset management of Norwegian assets, overseeing third-party property management and leasing, and monitoring actual property performance. From 2007 to 2012, Mr. Pedersen served as Fund Manager at UNION Eiendomskapital AS, responsible for fund management of Storebrand Eiendomsfond with assets under management of $1.3 billion. From 2004 to 2007, Mr. Pedersen worked at London-based AEW Europe/Curzon Global Partners, where he served as an associate director in the asset management team and was involved in the management of AEW's European real estate portfolios. Mr. Pedersen received his Bachelor of Science in Finance from Kogod School of Business in Washington, D.C. in 2002 and his Master of Science in Real Estate Investment from CASS Business School in London in 2004. Mr. Pedersen speaks fluent English and Norwegian.

Morten Wettergreen

        Mr. Wettergreen will serve as our Senior Vice President responsible for Sweden upon completion of this offering. Mr. Wettergreen will also serve as the Senior Vice President responsible for Sweden for our GP subsidiary. Mr. Wettergreen has served as a Director in the real estate division at Obligo and its predecessor, ABG Sundal Collier, since 2007, responsible for Fund Management of Swedish investment with assets under management of approximately $2.5 billion. Additionally, Mr. Wettergreen's responsibilities have included evaluating investment opportunities, assisting in the daily asset management of Swedish and U.S. Fund investments, overseeing third-party property management and leasing, and monitoring actual property performance. Mr. Wettergreen began his career at ABB Ltd., where he worked from 2002 to 2007. At ABB Ltd., Mr. Wettergreen gained extensive finance experience working in different types of finance positions including the treasury department at the head office of ABB Ltd. in Zurich. Mr. Wettergreen received his Master of Science in Business and Economics from BI Norwegian Business School in Oslo in 2002 and also studied at the Norwegian Military Academy between 1996 and 1998. Mr. Wettergreen speaks fluent English, Norwegian and Swedish.

Stanton D. Anderson

        Mr. Anderson is one of our director nominees and has served on the board of trustees of Physicians Realty Trust (NYSE: DOC) since 2013 where he chairs the audit committee and is a member of the compensation, governance and nominating committees. Mr. Anderson is also serving on the board of directors of Technology Partners, Inc. where he is the chair of the audit committee, a position he has held since 2012. Mr. Anderson has been providing legal consulting services to clients as president of Stanton D. Anderson, P.C. since 1997. Since 1997 Mr. Anderson has served as Senior Counsel to the U.S. Chamber of Commerce. In addition, Mr. Anderson is on the board of directors of the National Chamber Litigation Center, the U.S. Chamber Institute for Legal Reform and the Center for International Private Enterprises. Mr Anderson also served on the board of directors of Aegis Communications Group from 2001 to 2004 and CB Richard Ellis (CBRE) from 1989 to 2001. Mr. Anderson has practiced law in Washington D.C. since 1969. Mr. Anderson was a partner at McDermott Will & Emery from 2005 to 2008, during which time he also served as Executive Vice President and Chief Legal Officer of the U.S. Chamber of Commerce. Mr. Anderson graduated from Westmont College and received his law degree from Willamette University. We believe that Mr. Anderson's extensive experience as a public company director qualifies him to serve on our board of directors.

John S. Gregorits

        Mr. Gregorits is one of our director nominees. Mr. Gregorits has recently retired from his position with the Specialized Funds Group at Prudential Real Estate Investors (PREI), the real estate investment management business of Prudential Financial, where he worked since 1998. Mr. Gregorits was responsible for certain of PREI's funds in its U.S. business, totaling approximately $10 billion in gross assets. While at PREI, Mr. Gregorits served on the U.S. Executive Committee and Investment Committee. Mr. Gregorits has served on the boards of directors of the following companies over the last 15 years: Ridge Property Trust, Lillibridge Healthcare Trust, Bluespace, Redstone, Westport, Pacific Castle, Clarett, Colonnade, Fountainglen, Intergroup, CRIC, Keating, Black Mountain, CSG and Potomac. Mr. Gregorits holds a Bachelor of Art in Economics and Psychology from Duke University and a Master of Arts in Organizational Behavior from Fairleigh Dickson University. We believe that Mr. Gregorits' extensive real estate investment management experience qualifies him to sit on our board of directors.

Cristobal Mendez de Vigo

        Mr. Mendez de Vigo is one of our director nominees. Mr. Mendez de Vigo is a founding partner of Blulicap LLP since 2011. Blulicap is an advisory and private investment company focused on Europe and Asia. From 2007 until being a founding partner of Blulicap, Mr. Mendez de Vigo was the Group Head of Distribution and an Executive Committee member at F&C Asset Management plc., which is a UK-listed fund manager. Mr. Mendez de Vigo spent 11 years at Allianz Global Investors and served in a variety of roles, including Chief Executive Officer of the Australian unit and Head of Strategic Planning and Business Development for Asia Pacific. Mr. Mendez de Vigo received his Business Administration and law degrees from the Universidad Pontificia de Comillas in Madrid, Spain and is an alumni of the Erasmus program at Univerité Catholique de Louvain in Belgium. We believe that Mr. Mendez de Vigo's extensive experience in international investment management and strategy qualifies him to sit on our board of directors.

Peter J. Nelson

        Mr. Nelson is one of our director nominees. Mr. Nelson is currently on the board of directors of the Murray Company, a position he has held since 2004. Mr. Nelson was the Chief Financial Officer at American Homes 4 Rent (NYSE: AMH) from 2012 to June 2014. From 2004 to 2012, Mr. Nelson was the Managing Partner of Morecambe Partners, LLC, an advisory and consultancy firm focused on early stage companies, workout situations and real estate businesses and transactions. During his tenure at Morecambe Partners, Mr. Nelson structured and invested in several commercial real estate transactions, including the acquisition, re-positioning and disposition of industrial properties. From 1997 until 2004, Mr. Nelson served in several executive positions with Alexandria Real Estate Equities, Inc. (NYSE: ARE), including Chief Financial Officer. Mr. Nelson was responsible for debt and equity capital raising as well as property acquisition and growth strategies throughout the United States. At ARE,

Mr. Nelson was responsible for overseeing the company's risk management activities and all accounting and financial reporting functions, including supervising audits. From 2004 to 2008 Mr. Nelson served on the board of directors for ARIAD Pharmaceuticals (NASDAQ: ARID). From 1995 to 1997, Mr. Nelson was the Chief Financial Officer of Lennar Properties, Inc. where he oversaw all financial and operational aspects of the company's investment in, and operation of, commercial properties. Mr. Nelson graduated with a Bachelor of Science in accounting from California State University, Northridge. We believe that Mr. Nelson's extensive experience in managing real estate transactions, as well as his strong experience in financial auditing, qualifies him to sit on our board of directors.

John T. Thomas

        Mr. Thomas is one of our director nominees and has served as President and Chief Executive Officer, as well as on the board of trustees and finance investment committee of Physicians Realty Trust (NYSE: DOC) since August 2013. Mr. Thomas was the Executive Vice President-Medical Facilities Group for Health Care REIT Inc. (NYSE: HCN) from January 2009 to July 2012 where his group was responsible for growing total net investments for HCN's medical facilities division, including hospitals, medical office buildings and life science research facilities from $2.3 billion in assets to approximately $5.6 billion. Since August 2012, Mr. Thomas has been self-employed as a healthcare consultant and lawyer. Prior to HCN, Mr. Thomas served as President, Chief Development Officer and Business Counsel of Cirrus Health from August 2005 to December 2008, where he led efforts to acquire and manage four hospitals and an endoscopy center, as well as efforts to develop other facilities. From October 2000 to July 2009, he served as Senior Vice President and General Counsel for Baylor Health Care System in Dallas, Texas. As General Counsel for the Baylor Health Care System in Dallas, Mr. Thomas was responsible for legal affairs and government affairs. From April 1997 to October 2000, he served as General Counsel and Secretary for Unity Health System. Mr. Thomas received his law degree from Vanderbilt University Law School and his bachelor in Science in Economics from Jacksonville State University. We believe that Mr. Thomas's extensive experience in real estate investment, as well as his strong management experience qualifies him to sit on our board of directors.

Corporate Governance Profile

        We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Our senior management team will provide for the day-to-day management of our operations under the supervision, direction and oversight of our board of directors. Our board of directors has established investment guidelines described under "Business—Investment Guidelines" for our senior management team to follow in its day-to-day management of our business. Our directors will stay informed about our business by attending meetings of our board of directors and its committees and through supplemental reports and communications. Our independent directors will meet regularly in executive sessions without the presence of our officers or non-independent directors. Other notable features of our corporate governance structure include the following:

  •
  our board of directors is not classified, with each of our directors subject to re-election annually;

  •
  of the seven persons who will serve on our board of directors upon completion of this offering, we expect that our board of directors will determine that at least five of our directors are independent for purposes of the NYSE corporate governance listing standards and Rule 10A-3 under the Exchange Act;

  •
  we have opted out of the business combination and control share acquisition provisions of the MGCL and we may not opt in without stockholder approval;

  •
  we anticipate that at least one of our directors will qualify as an "audit committee financial expert" as defined by the SEC; and

  •
  we do not have a stockholder rights plan and our board of directors has adopted a policy that our board may not adopt any stockholder rights plan unless the adoption of the plan has been approved by our stockholders, except that our board of directors may adopt a rights plan without the prior approval of our stockholders if our board, in the exercise of its duties, determines that seeking prior stockholder approval would not be in our best interest under the circumstances then existing. The policy further provides that if a stockholder rights plan is adopted by our board without the prior approval of our stockholders, the stockholder rights plan will expire on the date of the first annual meeting of stockholders held after the first anniversary of the adoption of the plan, unless an extension of the plan is approved by our stockholders.

Code of Business Conduct and Ethics

        Upon completion of this offering, our board of directors will establish a code of business conduct and ethics that applies to our directors, officers and employees. Among other matters, our code of business conduct and ethics will be designed to deter wrongdoing and to promote:

  •
  honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

  •
  full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

  •
  compliance with applicable governmental laws, rules and regulations;

  •
  prompt internal reporting of violations of the code to appropriate persons identified in the code; and

  •
  accountability for adherence to the code.

        Any waiver of the code of business conduct and ethics for our directors or officers may be made only by our board of directors or one of our board committees and will be promptly disclosed as required by law or stock exchange regulations.

Our Board's Role in Risk Oversight

        Our board of directors will play an active role in overseeing the management of our risks. Upon completion of this offering, the committees of our board of directors will assist our full board in risk oversight by addressing specific matters within the purview of each committee. Our audit committee will focus on oversight of financial risks relating to us; our compensation committee will focus primarily on risks relating to executive compensation plans and arrangements; and our nominating and corporate governance committee will focus on reputational and corporate governance risks relating to our company, including the independence of our board of directors. While each committee will be responsible for evaluating certain risks and overseeing the management of such risks, our full board of directors plans to keep itself regularly informed regarding such risks through committee reports and otherwise. We believe the leadership structure of our board of directors supports effective risk management and oversight.

Board Committees

        Our board of directors will form an audit committee, a compensation committee and a nominating and corporate governance committee and adopt charters for each of these committees. Each of the committees will have at least three directors and all of the committees will be composed exclusively of independent directors, as defined by the listing standards of the NYSE or another national securities exchange. Moreover, the compensation committee will be composed exclusively of individuals intended to be, to the extent provided by Rule 16b-3 of the Exchange Act, non-employee directors and will, at such times as we are subject to Section 162(m) of the Code, qualify as outside directors for purposes of Section 162(m) of the Code.

Audit Committee

        The audit committee will be comprised of Stanton Anderson, Peter Nelson and John Thomas, each of whom will be an independent director and "financially literate" under the rules of the NYSE or another national securities exchange. Stanton Anderson will chair our audit committee and serve as our audit committee financial expert, as that term is defined by the applicable SEC regulations.

        The audit committee assists our board of directors in overseeing:

  •
  our financial reporting, auditing and internal control activities, including the integrity of our financial statements;

  •
  our compliance with legal and regulatory requirements and ethical behavior;

  •
  the independent auditor's qualifications and independence;

  •
  the performance of our internal audit functioning and independent auditor; and

  •
  the preparation of audit committee reports.

        The audit committee is also responsible for engaging our independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.

Compensation Committee

        The compensation committee will be comprised of Stanton Anderson, John Gregorits and Cristobal Mendez de Vigo, each of whom will be an independent director. Cristobal Mendez de Vigo will chair our compensation committee.

        The principal functions of the compensation committee will be to:

  •
  review and approve on an annual basis the corporate goals and objectives relevant to the compensation paid by us to our Chief Executive Officer and the other members of our senior management team, evaluate our Chief Executive Officer's performance and the other members of our senior management team's performance in light of such goals and objectives and, either as a committee or together with our independent directors (as directed by the board of directors), determine and approve the remuneration of our Chief Executive Officer and the other members of our senior management team based on such evaluation;

  •
  oversee any equity-based remuneration plans and programs;

  •
  assist the board of directors and the chairman in overseeing the development of executive succession plans;

  •
  review and recommend to the board of directors from time to time the remuneration for our non-executive directors; and

  •
  prepare compensation committee reports.

Nominating and Corporate Governance Committee

        The nominating and corporate governance committee will be comprised of Stanton Anderson, John Gregorits and Cristobal Mendez de Vigo, each of whom will be an independent director. John Gregorits will chair our nominating and corporate governance committee.

        The nominating and corporate governance committee will be responsible for:

  •
  providing counsel to the board of directors with respect to the organization, function and composition of the board of directors and its committees;

  •
  overseeing the self-evaluation of the board of directors as a whole and of the individual directors and the board's evaluation of management and report thereon to the board;

  •
  periodically reviewing and, if appropriate, recommending to the board of directors, changes to our corporate governance policies and procedures;

  •
  identifying and recommending to the board of directors potential candidates for nomination; and

  •
  recommending to the board of directors the appointment of each of our executive officers.

Compensation Committee Interlocks and Insider Participation

        No member of the compensation committee is a current or former officer or employee of ours or any of our subsidiaries. None of our executive officers serves as a member of the board of directors or compensation committee of any company that has one or more of its executive officers serving as a member of our board of directors or compensation committee.

Director Compensation

        A member of our board of directors who is also an employee of our company is referred to as an executive director. Executive directors will not receive compensation for serving on our board of directors. We intend to approve and implement a compensation program for our independent directors that consist of annual retainer fees and long-term equity awards. We will also reimburse each of our independent directors for his or her travel expenses incurred in connection with his or her attendance at full board of directors and committee meetings. We have not made any payments to our director or our director nominees to date. Upon completion of this offering, we will issue and sell 6,522 shares of our restricted common stock each of our independent director nominees, which will be subject to a three year vesting schedule.

        We intend to adopt stock ownership guidelines for our independent directors. Pursuant to our guidelines, our independent directors will be required to hold a number of shares of our common stock or OP shares (including LTIP units) having a market value equal to or greater than $                  . Each independent director will have five years from the later of the date of the completion of this offering and the date of such director's election to our board of directors to attain compliance with our stock ownership requirements.

Lead Independent Director

        Upon completion of this offering, we expect our independent directors will appoint a lead independent director, who will have the following responsibilities:

  •
  presiding at all meetings of our board of directors at which the Chairman of our board of directors is not present, including executive sessions of independent directors;

  •
  serving as liaison between the Chairman of our board of directors and the independent directors;

  •
  approving our board of directors meeting agendas; and

  •
  approving our board of directors meeting schedules to assure that there is sufficient time for discussion of all agenda items.

        Our lead independent director also will have the authority to call meetings of the independent directors. The lead independent director of our board of directors initially will be                                     .

Executive Compensation

        Upon completion of this offering, each of our senior executive officers will enter into employment agreements with us. The following table sets forth the annualized base salary and other compensation that would have been paid in the fiscal year ending December 31, 2014 to Messrs. Eggesbø, Bjerke and Washington, referred to as our "named executive officers," assuming the new employment agreements were in effect for the year ending December 31, 2014.

Name and Principal Position	2014 Annualized Compensation Salary ($)(1) Bonus ($)	Share Awards(2)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)(3)	Totals ($)(4)
Bjarne Eggesbø	$	$		$			$
Chairman of our Board	$
of Directors and Chief
Executive Officer
Espen Bjerke	$	$		$			$
Chief Financial Officer	$
Robert Washington	$	$		$			$
Chief Operating Officer	$

(1)
Salary amounts are annualized for the year ended December 31, 2014, based on the expected base salary levels to be effective upon completion of this offering. Bonus amounts will be awarded to our executive officers at the discretion of our compensation committee and will be awarded after the end of 2014 based on its evaluation of a combination of the executive officer's individual and corporate performance.
(2)
Reflects the issuance and sale of OP shares to certain members of our senior management team in connection with our operating partnership's formation. In connection with our operating partnership's formation, we issued and sold 318,405 OP shares, 154,654 OP shares and 90,974 OP shares to Messers. Eggesbø, Bjerke and Washington, respectively.
(3)
The named executive officers may receive certain perquisites or other personal benefits.
(4)
Amounts shown in this column do not include the value of the perquisites or other personal benefits our named executive officers will receive.

Compensation Policies and Practices and Risk Management

        When establishing and reviewing our compensation philosophy and programs, we consider whether such programs align the interests of our directors and officers with our interests and those of our stockholders and whether such programs encourage unnecessary or excessive risk taking. Base salaries are fixed in amount and, consequently, we do not see them as encouraging risk taking. Employees are also eligible to receive a portion of their total compensation in the form of annual cash bonus awards. While the annual cash bonus awards focus on achievement of annual goals and could encourage the taking of short-term risks at the expense of long-term results, our annual cash bonus awards may represent only a portion of eligible employees' total compensation and are tied to both corporate performance measures and the executive officer's individual performance and are at the discretion of our compensation committee. We believe that the annual cash bonus awards appropriately align the interests of our directors and officers with our interests and those of our stockholders and balance risk with the desire to focus eligible employees on specific goals important to our success and do not encourage unnecessary or excessive risk taking.

        We also provide our named executive officers and other members of senior management team with long-term equity awards to help further align their interests with our interests and those of our stockholders. See "Our Management—Equity Incentive Plan" for additional discussion regarding our Equity Incentive Plan. We believe that these awards do not encourage unnecessary or excessive risk taking, since the awards are generally provided at the beginning of an employee's tenure or at various intervals to award achievements or provide additional incentive to build long-term value and are generally subject to vesting schedules to help ensure that executives and members of senior management team have significant value tied to our long-term corporate success and performance.

        We believe our compensation philosophy and programs encourage employees to strive to achieve both short- and long-term goals that are important to our success and building stockholder value, without promoting unnecessary or excessive risk taking. We will review our compensation policies and practices periodically to determine whether such policies and practices are appropriate in light of our risk management objectives.

Employment Agreements

        The employment agreements we will enter into with our named executive officers upon completion of this offering will provide for Mr. Eggesbø to serve as the Chairman of our board of directors and as our Chief Executive Officer and President, Mr. Bjerke to serve as our Chief Financial Officer and Mr. Washington to serve as our Chief Operating Officer.

        The employment agreement with Mr. Eggesbø will have an initial term of four years. His employment agreement will provide for an automatic one-year extension thereafter, unless either party provides at least six months notice of non-renewal. The employment agreement will require Mr. Eggesbø to devote substantially all of his time to our affairs, provided that he will be permitted to provide transition services to Obligo and Obligo-managed investment vehicles during a specified transition period. During this transition period, Mr. Eggesbø will retain his title with Obligo and may have conflicting time commitment in providing service to us and his duties and availability to Obligo.

        The employment agreements with Messrs. Bjerke and Washington, will each have a four-year term and will be terminable upon six months notice. These employment agreements will require Messrs. Bjerke and Washington to devote substantially all of their time to our affairs, provided that they will also be permitted to provide transition services to Obligo and Obligo-managed investment vehicles during a specified transition period. During this period, Mr. Bjerke will retain his title with Obligo and may have conflicting time commitment in providing service to us and availability to Obligo.

        The employment agreements will provide for:

  •
  an annual base salary of $            for Mr. Eggesbø, $            for Mr. Bjerke and $            for Mr. Washington, subject to increases at the discretion of our board of directors or the compensation committee,

  •
  eligibility to participate in an annual cash performance bonus scheme, if any, under which a bonus would be based on the satisfaction of performance goals established by our board of directors or the compensation committee, which will be awarded at the discretion of the compensation committee,

  •
  participation in our Equity Incentive Plan, as well as other incentive, savings and retirement plans applicable generally to our senior executives,

  •
  medical and other group welfare plan coverage and fringe benefits provided to our senior executives,

  •
  life insurance and disability insurance, and

        In addition, in connection with our operating partnership's formation, a total of 318,405 OP shares, 154,654 OP shares and 90,974 OP shares were issued and sold, respectively to Messrs. Eggesbø, Bjerke and Washington, subject to a three year vesting schedule. Following the 2014 fiscal year, Messrs. Eggesbø, Bjerke and Washington will be eligible for regular, annual issuances and sales of restricted shares, share options, OP shares or other awards pursuant to our Equity Incentive Plan.

        The employment agreements will provide that, if an executive's employment is terminated by us without "cause" or by the executive for "good reason" (each as defined in the applicable employment agreement), the executive will be entitled to the following severance payments and benefits, subject, other than with respect to Mr. Eggesbø, to his execution and non-revocation of a general release of claims:

  •
  accrued but unpaid base salary, bonus and other benefits earned and accrued but unpaid prior to the date of termination,

  •
  an amount equal to the sum of twice the executive's then-current annual base salary plus twice the executive's average bonus over the previous three years, or in the case of the chief executive officer, three times the chief executive officer's then-current annual base salary plus three times the chief executive officer's average bonus over the previous three years,

  •
  health benefits for the executive [and his eligible family members] for two years following the executive's termination of employment at the same level as in effect immediately preceding such termination, and

  •
  in addition, it is expected that the terms of any awards issued under the Equity Incentive Plan will provide that 100% of the unvested shares or share-based awards held by the executive will become fully vested and/or exercisable.

        The employment agreement will provide that if all, or any portion, of the payments provided under the employment agreements, either alone or together with other payments or benefits that the executive receives or is entitled to receive from us or an affiliate, would constitute a "parachute payment" within the meaning of Section 280G of the Code, then these payments may be reduced so that no portion of such compensation, shall be subject to excise tax under the Code.

        The employment agreements will also contain standard confidentiality provisions, which will apply indefinitely, and both non-competition and non-solicitation provisions. The non-competition period will be for 12 months after the executive's employment if he is entitled to severance pay, while the non-solicitation period will last for 24 months following the termination of the executive's employment (whether or not he is entitle to severance pay).

        The other members of our senior management team will enter into employment agreements substantially similar to the employment agreements entered into by the named executive officers.

Retirement Plans

        We expect to sponsor a tax-qualified 401(k) Retirement Savings Plan for our U.S. employees and a retirement benefit scheme for our other non-U.S. employees. All eligible employees are able to participate in our retirement plans, including our executive officers. We intend to provide these plans to help our employees save some amount of their cash compensation for retirement in a tax efficient manner. Under our retirement plan, U.S. employees will be eligible to defer or contribute a portion of their salary, and we expect to match a portion of each eligible employee's contributions. We do not intend to provide an option for our employees to invest in our common shares through our retirement plans

Equity Incentive Plan

        Prior to the completion of this offering, we will adopt the Polar Star Realty Trust Inc. 2014 Equity Incentive Plan, or the Equity Incentive Plan, which permits us to issue and sell equity-based compensation to our directors, officers, consultants and service providers in the form of stock options, stock appreciation rights, dividend equivalent rights, restricted stock, restricted stock units, phantom shares, performance-based awards, unrestricted stock, LTIP units and other awards. The maximum number of shares of common stock that may be issued and sold under the Equity Incentive Plan, consisting of authorized but unissued shares, is equal to 4.5% of the shares of our common stock issued and outstanding from time to time on a fully diluted basis (assuming, if applicable, the exercise of all outstanding options and the conversion of all warrants and convertible securities, including OP shares and LTIP units, into shares of common stock).

        Upon completion of this offering, pursuant to the Equity Incentive Plan, we expect to issue and sell an aggregate of 123,584 shares of restricted common stock or equity interests in our operating partnership (including LTIP units) to our directors and certain officers. The issuances and sales to our directors and certain officers are designed to provide an incentive to align our directors' interests with those of our stockholders and holders of OP shares in connection with the future growth and operation of our business.

        General.    The Equity Incentive Plan provides for the grant, issue and/or sale of options to purchase shares of common stock, share awards (including restricted stock and stock units), stock appreciation rights, performance awards and annual incentive awards, dividend equivalent rights, long-term incentive units, cash and other equity-based compensation. The Equity Incentive Plan provides that no participant in the plan will be permitted to acquire, or will have any right to acquire, shares thereunder if such acquisition would be prohibited by the ownership limits contained in our charter or bylaws or would impair our status as a REIT.

        Administration of the Equity Incentive Plan.    The Equity Incentive Plan will be administered by our compensation committee, and our compensation committee will determine all terms of awards under the Equity Incentive Plan. Our compensation committee will also determine who will receive awards under the Equity Incentive Plan, the type of award and its terms and conditions and the number of shares of common stock subject to the award, if the award is equity based. Our compensation committee will also interpret the provisions of the Equity Incentive Plan. During any period of time in which we do not have a compensation committee, the Equity Incentive Plan will be administered by our board of directors or another committee appointed by the board of directors. References below to our compensation committee refer to the board of directors or another committee appointed by the board of directors for those periods in which the board of directors or such other committee is acting.

        Each member of our compensation committee that administers the Equity Incentive Plan will be a "non-employee director" within the meaning of Rule 16b-3 of the Exchange Act and will, at such times as we are subject to Section 162(m) of the Code and intend for awards to be treated as performance-based compensation for purposes of Section 162(m), qualify as an outside director for purposes of Section 162(m) of the Code.

        Eligibility.    All of our employees (if any), our directors, officers, consultants and service providers are eligible to receive awards under the Equity Incentive Plan. In addition, our non-employee directors and advisors who perform services for us and our subsidiaries and affiliates may receive awards under the Equity Incentive Plan. Incentive stock options, however, are only available to our employees, if any.

        Share Authorization.    The number of shares of common stock that may be granted, issued and/or sold under the Equity Incentive Plan, consisting of authorized but unissued shares, is up to an aggregate of 4.5% of the shares of our common stock issued and outstanding from time to time on a fully diluted basis (assuming, if applicable, the exercise of all outstanding options and the conversion of all warrants and convertible securities, including OP shares and LTIP units (described below), into shares of common stock). If any awards terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised or paid or if any awards are forfeited or expire or otherwise terminate without the delivery of any shares of common stock, the shares subject to such awards will again be available for purposes of the Equity Incentive Plan.

        Share Usage.    Shares of common stock that are subject to awards will be counted against the Equity Incentive Plan share limit as one share for every one share subject to the award. The number of shares subject to any stock appreciation rights awarded under the Equity Incentive Plan will be counted against the aggregate number of shares available for issuance under the Equity Incentive Plan regardless of the number of shares actually issued to settle the stock appreciation right upon exercise.

        No Repricing.    Except in connection with certain corporate transactions, no amendment or modification may be made to an outstanding stock option or stock appreciation right, including by replacement with or substitution of another award type, that would be treated as a repricing under applicable stock exchange rules or would replace stock options or stock appreciation rights with cash, in each case without the approval of the stockholders (although appropriate adjustments may be made to outstanding stock options and stock appreciation rights to achieve compliance with applicable law, including the Code).

        Options.    The Equity Incentive Plan authorizes our compensation committee to grant, issue and/or sell incentive stock options (under Section 422 of the Code) and options that do not qualify as incentive stock options. Subject to adjustments permitted under the Equity Incentive Plan, no more than                        shares of our common stock may be issued as incentive stock options. The exercise price of each option will be determined by the compensation committee, provided that the price cannot be less than 100% of the fair market value of shares of our common stock on the date on which the option is granted. If we were to grant incentive stock options to any 10% stockholder, the exercise price may not be less than 110% of the fair market value of our shares of common stock on the date of grant.

        The term of an option cannot exceed 10 years from the date of grant. If we were to grant incentive stock options to any 10% stockholder, the term cannot exceed five years from the date of grant. Our compensation committee determines at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments. The vesting and exercisability of options may be accelerated by the compensation committee. The exercise price of an option may not be amended or modified after the grant of the option, and an option may not be surrendered in consideration of or exchanged for or substituted for a grant of a new option having an exercise price below that of the option which was surrendered or exchanged or substituted for without stockholder approval.

        The exercise price for any option or the purchase price for restricted stock, if any, is generally payable (i) in cash or cash equivalents, (ii) to the extent the award agreement provides, by the surrender of shares of common stock (or attestation of ownership of such shares) with an aggregate fair market value, on the date on which the option is exercised, of the exercise price, (iii) to the extent the award agreement provides, by payment through a broker in accordance with procedures set forth by us or (iv) to the extent the award agreement provides and/or unless otherwise specified in an award agreement, any other form permissible by applicable laws, including net exercise and service to us or an affiliate.

        Other Awards.    Our compensation committee may also grant, issue and/or sell:

  •
  restricted stock, which are shares of common stock subject to restrictions on transferability and such other restrictions the compensation committee may impose at the date of grant or sale;

  •
  restricted stock units (referred to under the Equity Incentive Plan as phantom shares), which are units entitling the recipient to receive shares of our common stock (or a cash amount equal to the value thereof) upon the completion of a vesting period;

  •
  dividend equivalent rights, which are rights entitling the recipient to receive credits for dividends that would be paid if the recipient had held a specified number of shares of common stock. Dividend equivalent rights generally are granted with restricted stock units and are earned during the vesting period;

  •
  stock appreciation rights, which are a right to receive a number of shares or, in the discretion of our compensation committee, an amount in cash or a combination of shares and cash, based on the increase in the fair market value of the shares underlying the right during a stated period specified by our compensation committee;

  •
  performance and annual incentive awards, ultimately payable in common stock or cash, as determined by our compensation committee. Our compensation committee may grant or sell multi-year and annual incentive awards subject to achievement of specified goals tied to business criteria. Our compensation committee may specify the amount of the incentive award as a percentage of these business criteria, a percentage in excess of a threshold amount or as another amount which need not bear a strictly mathematical relationship to these business criteria. Our compensation committee may modify, amend or adjust the terms of each award and performance goal. Awards to individuals who are covered under Section 162(m) of the Code, if any, will be structured to comply with the requirement that payments to such employees qualify as performance-based compensation under Section 162(m) of the Code to the extent that our compensation committee so designates. Such employees include our Chief Executive Officer and the three highest compensated executive officers determined at the end of each year (other than the Chief Financial Officer), or the covered employees;

  •
  LTIP units, which are profits interests in our operating partnership; and

  •
  other equity-based awards.

        LTIP units are a special class of partnership interests in our operating partnership. Because the LTIP units are structured as profits interests, the grant, vesting or conversion of such units are not expected to produce a tax deduction for U.S. federal income tax purposes. Each LTIP unit awarded will be deemed to be equivalent to an award of one share of our common stock reserved under the Equity Incentive Plan and will reduce the amount of shares of common stock available for other equity awards on a one-for-one basis. LTIP units, whether vested or not, will receive the same quarterly per unit distributions as OP shares in our operating partnership, which, although payable in different currency, are expected to be equal in value at the time of distribution to the per share dividends on our common stock. Initially, LTIP units will not have full parity with other OP shares with respect to liquidating distributions. See "Polar Star Operating Partnership S.C.A. Articles of Incorporation—Distributions." Upon the occurrence of specified events, LTIP units may over time achieve full parity with other OP shares for all purposes, and therefore accrete to an economic value for participants equivalent to our common stock on a one-for-one basis. If such parity is reached, vested LTIP units may be converted into an equal number of OP shares at any time, and thereafter enjoy all the rights of OP shares. However, there are circumstances under which the LTIP units will not achieve full parity with OP shares. Until and unless such parity is reached, the value that a participant will realize for a given number of vested LTIP units will be less than the value of an equal number of shares of our common stock.

        Recoupment.    Award agreements for awards granted pursuant to the Equity Incentive Plan may be subject to mandatory repayment by the recipient to us of any gain realized by the recipient to the extent the recipient is in violation of or in conflict with certain agreements with us (including but not limited to an employment or non-competition agreement) or upon termination for cause as defined in the Equity Incentive Plan, applicable award agreement or any other agreement between us or an affiliate and the recipient. Reimbursement or forfeiture also applies if we are required to prepare an accounting restatement due to a material noncompliance by us, as a result of misconduct, with any financial reporting requirement under the securities laws or if an award was earned or vested based on achievement of pre-established performance goals that are later determined, as a result of the accounting restatement, not to have been achieved.

        Change in Control.    Upon a change in control, awards may be subject to accelerated vesting, exchanged for cash or substitute awards. In addition, the compensation committee may make such adjustments as, in its discretion, determines are necessary or appropriate in light of the change of control.

        Adjustments for Stock Dividends and Similar Events.    Our compensation committee will make appropriate adjustments in outstanding awards and the number of shares available for issuance and/or sale under the Equity Incentive Plan, including the individual limitations on awards, to reflect stock splits and other similar events.

        Section 162(m) of the Code.    Section 162(m) of the Code limits publicly held companies such as us to an annual deduction for federal income tax purposes of $1 million for compensation paid to their covered employees. However, "qualified performance-based compensation" is excluded from this limitation. To the extent our compensation committee deems appropriate, it will establish performance criteria and satisfy such other requirements as may be applicable in order to satisfy the requirements for performance-based compensation under Section 162(m) of the Code with respect to our covered employees, if any.

        Amendment; Termination.    Our board of directors may amend or terminate the Equity Incentive Plan at any time; provided that no amendment may adversely impair the benefits of participants with respect to outstanding awards. Our stockholders must approve any amendment if such approval is required under applicable law or stock exchange requirements. Our stockholders also must approve any amendment that changes the no-repricing provisions of the plan. Unless terminated sooner by our board of directors or extended with stockholder approval, the Equity Incentive Plan will terminate on the tenth anniversary of the adoption of the plan.

Interim Transition Agreement

        Through the terms of an interim transition agreement, Obligo has agreed to support our efforts by making its selected infrastructure, including office space, information technology and other administrative services at such facilities available to us. Pursuant to the interim transition agreement, Obligo will be entitled to receive from us, on a quarterly basis, $187,500, regardless of the actual expenses incurred, during the term of the interim transition agreement. The interim transition agreement has an initial term of three years with an early termination option after two years upon payment by us of $375,000.

Limitation of Liability and Indemnification

        Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains such a provision and eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law. For further details with respect to the limitation on the liability of our directors and officers, the indemnification of our directors and officers and the relevant provisions of the MGCL, see "Certain Provisions of the Maryland General

Corporation Law and Our Charter and Bylaws—Indemnification and Limitation of Directors' and Officers' Liability."

        We will obtain a policy of insurance under which our directors and officers will be insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers, including certain liabilities under the Securities Act of 1933, as amended, or the Securities Act. Additionally, we intend to enter into indemnification agreements with each of our directors, executive officers and certain other parties upon the completion of this offering, which will require, among other things, that we maintain a comparable "tail" directors' and officers' liability insurance policy for six years after each director or executive officer ceases to serve in such capacity following a change in control, as such term is defined in the agreement.

Rule 10b5-1 Sales Plans

        Our directors and officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. The director or officer may amend a Rule 10b5-1 plan in some circumstances and may terminate a plan at any time. Our directors and officers also may buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material non-public information, subject to compliance with the terms of our insider trading policy. Prior to 180 days after the date of pricing of this offering (subject to early termination and certain other conditions contained in the lock-up agreement) with respect to our senior management team, the sale of any shares under such plan will be subject to the lock-up agreement that the director or executive officer has entered into with the underwriters.

PRINCIPAL STOCKHOLDERS

        The following table presents information regarding the beneficial ownership of our common stock and the OP shares after giving effect to the REIT formation transactions but immediately prior to the completion of this offering and, following the completion of this offering, with respect to:

  •
  each person who is the beneficial owner of more than 5% of our outstanding common stock;

  •
  each of our directors and director nominees;

  •
  each of our executive officers; and

  •
  all directors, director nominees and executive officers as a group.

        Unless otherwise indicated, all shares and OP shares are owned directly and the indicated person has sole voting and investment powers.

	Percentage of Shares and OP Shares Outstanding
	Immediately Prior to Offering				Immediately After Offering
Name of Beneficial Owner	Number of Shares and OP Shares Beneficially Owned		Percentage of All Shares and OP Shares		Number of Shares and OP Shares Beneficially Owned(6)	Percentage of All Shares and OP Shares
Directors, Director Nominees and Executive Officers(1):
Bjarne Eggesbø	318,405	(3)		%(5)	318,405		%
Espen Bjerke	154,654	(3)		%(5)	154,654		%
Robert Washington	90,974	(3)		%(5)	90,974		%
Rickard Olander	100	(4)	*		90,974		%
Tor Pedersen	90,974	(3)		%(5)	90,974		%
Morten Wettergreen	90,974	(3)		%(5)	90,974		%
Stanton Anderson	0			%	6,522		%
John Gregorits	0			%	6,522		%
Cristobal Mendez deVigo	0			%	6,522		%
Peter Nelson	0			%	6,522		%
John Thomas	0			%	6,522		%
All directors and executive officers as a group	745,981	(7)		%(5)	869,565		%
Principal Stockholders:
Offentliga Fastigheter i Sverige II AB(2)	0			%	12,346,565		%
Etatbygg Holding I AS(2)	0			%	2,573,923		%
Global Eiendom Utbetaling Norge 2007 AS(2)	0			%	3,437,121		%
Næringsbygg i Norge III AS(2)	0			%	5,947,149		%
Global Eiendom Utbetaling Norge 2008 AS(2)	0			%	363,684		%

(1)
The address for each of the persons and entities named above is One World Financial Center, Suite 2200, New York, New York 10281.
(2)
Represents OP shares to be issued in connection with the consolidation transactions that are being undertaken in connection with the REIT formation transactions. The economic interest in each OP share will be held individually in Offentliga Fastigheter i Sverige II, Etatbygg Holding I, Global Eiendom Utbetaling Norge 2007, Global Eiendom Utbetaling Norge 2008 AS and Næringsbygg i Norge III while the voting power will be held by the intermediate local holding company. See "Certain Relationships and Related Transactions—Formation Transactions."

(3)
Represents OP shares issued and sold in connection with the formation of our operating partnership. Such shares are subject to a three year vesting schedule and forfeiture in the event of the departure of the named executive officer during the vesting schedule.
(4)
We were initially capitalized by issuing 100 shares of our common stock to Viking Star LLC, which is 100% owned by Rickard Olander.
(5)
Percentage of OP shares. Such shares are subject to a three year vesting schedule and forfeiture in the event of the departure of the named executive officer during the vesting schedule.
(6)
The number of shares of common stock and OP shares immediately after this offering includes our issuance and sale of shares of restricted common stock or equity interests in our operating partnership (including LTIP units) to our directors and certain officers under our Equity Incentive Plan. In addition we will issue 369,565 OP shares in the internalization transaction and an additional 217,391 LTIP units to Wunderlich Securities in connection with the closing of this offering. Finally, an additional 369,565 shares of common stock may be issued upon redemption OP shares that may be issued upon the achievement of certain performance thresholds relating to the class B OP shares issued in the internalization transaction. See "Polar Star Operating Partnership S.C.A Articles of Incorporation—Redemption of OP Shares."
(7)
Represents total of OP shares.

 THE HISTORY, STRUCTURE AND FORMATION OF OUR COMPANY

Overview

        We trace our history back to 1999 with the formation of EBH I, which completed its initial capital raise in 1999. EBH I acquired its real properties from 1999 to 2004 and has owned all of its existing portfolio for at least ten years. EBH II, which was organized in 2004, completed its initial capital raise in 2005, acquired its real properties during both 2004 and 2005 and has owned all of its existing properties since the dates of their original acquisition. The two investment vehicles that, prior to the consummation of this offering, jointly own the TRES portfolio, which currently own our core logistics and industrial properties, were organized in 2006 and 2007 and acquired the TRES portfolio in 2007. The two investment vehicles that, prior to the consummation of this offering, jointly own the two properties that comprise the Kongsberg portfolio were organized in 2007 and 2008 and acquired such properties in 2008.

        Each of EBH I, EBH II, the third party investment vehicles that, prior to the consummation of this offering, jointly own the TRES portfolio and the third party investment vehicles that, prior to the consummation of this offering, jointly own the Kongsberg portfolio is currently externally managed by Obligo Investment Management AS, or Obligo, a Norway-based global asset management firm that, as of September 30, 2014, managed more than 30 investment vehicles and had assets under management of approximately $6.6 billion, including $5.2 billion of real estate assets, located in the Nordics, the European Union and the United States. Obligo is a wholly owned subsidiary of Agasti Holding ASA, or Agasti, a large financial services firm in Norway and Sweden with 126 employees as of September 30, 2014. Founded in 1990, Agasti is a publicly traded company listed on the Oslo Stock Exchange (Oslo Børs).

        Obligo was formed in 2012 primarily to consolidate and expand Agasti's third party fund management business. Prior to Obligo's formation, Agasti primarily provided administrative support services and arranged for third party fund managers to provide asset and investment management services on behalf of private real estate funds. As part of Obligo's formation, Obligo acquired ABG Real Estate AS, or ABG Real Estate, a subsidiary of ABG Sundal Collier Norge ASA, a leading Nordic investment bank. At the time of this acquisition, ABG Real Estate was providing asset and investment management services to EBH I and EBH II and to the TRES and Kongsberg portfolios. Also as part of Obligo's formation, Obligo hired Bjarne Eggesbø, who will serve as our Chairman of our board of directors, Chief Executive Officer and President upon completion of this offering, to lead the Obligo platform. Mr. Eggesbø is supported in his efforts by two Obligo senior executives who joined Obligo as part of the ABG Real Estate acquisition: Espen Bjerke, who will serve as our Chief Financial Officer, and Morten Wettergreen who will serve as our Senior Vice President responsible for Sweden, upon completion of this offering. In addition, since joining Obligo, Mr. Eggesbø hired other senior executives who will form the core of our senior management team upon completion of this offering, including Robert Washington who will serve as our Chief Operating Officer, Rickard Olander who will serve as our Chief Investment Officer, and Tor Pedersen who will serve as our Senior Vice President responsible for Norway and Denmark. Since its inception in 2012, Obligo has grown to an organization of more than 40 team members, covering all aspects of real property fund management, including asset management, finance, currency management, accounting and administrative services.

        We expect the real property portfolios held by EBH I, EBH II, which is our predecessor for financial accounting purposes, the TRES portfolio and the Kongsberg portfolio, will form the core of our initial assets upon completion of this offering and the REIT formation transactions. The table below sets forth the properties held by each of the investment vehicles whose properties we expect to be contributed to our operating partnership in the REIT formation transactions described below.

EBH I	EBH II	TRES Portfolio	Kongsberg Portfolio
Gjerpensgate	The Garrison	Posten 1	Carpus
Søebergkvartalet 21	A4 Campus	Gullbergsvass	Midgard
Midtåsen 30	Lysbomben 4	Vasslan 3
Njøsavegen 2		Kläppen 4
Tollbugata 2		Vevaxeln 6
Mariboes gate 6-8		Barnarp Kråkebo 1:42
Abel Meyers gate 10		Sågen 4
Aslakveien 16-18		Skönsmon 2:2
Fjørevegen 20		Bütangen 2:2
Gåvan 6
Magasinet 8
Härföraren 1

REIT Formation Transactions

        Prior to or concurrently with the completion of this offering, we will engage in the REIT formation transactions that are designed to:

  •
  internalize our management structure;

  •
  consolidate the ownership of our real estate portfolio into our operating partnership and its subsidiaries;

  •
  facilitate this offering;

  •
  enable us to raise capital to fund the cash portion of the purchase price for each of the TRES portfolio and the Kongsberg portfolio, repay existing indebtedness related to certain properties in our portfolio and other obligations and provide capital for future acquisitions;

  •
  enable us to qualify as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2014; and

  •
  enable continuing investors to obtain liquidity (after the expiration of applicable lock-ups) for their investments in our company.

        The following REIT formation transactions have occurred or will occur prior to or concurrently with the completion of this offering (all amounts are based on the mid-point of the initial public offering price range shown on the cover page of this prospectus):

  Our Formation

  •
  Polar Star Realty Trust Inc. was incorporated on January 10, 2014 under the laws of the State of Maryland. We intend to elect, and operate our business so as to qualify, to be taxed as a REIT for U.S. federal income tax purposes, commencing with our taxable year ending December 31, 2014.

  Formation of our Operating Partnership

  •
  Our operating partnership, Polar Star Operating Partnership S.C.A., a corporate partnership limited by shares (société en commandite par actions), was organized under the laws of the Grand Duchy of Luxembourg on                        . Through our GP subsidiary, our wholly owned subsidiary, we are the sole manager of our operating partnership.

  Formation of the local holding company

  •
  Polar Star LP Lux, which we refer to as the local holding company, was organized as a private limited liability company under the laws of the Grand Duchy of Luxembourg on                        . The local holding company will hold all the OP shares to be issued by our operating partnership in the REIT formation transactions described below. Upon completion of this offering and the REIT formation transactions, the local holding company will hold an aggregate of 24,668,442 OP shares. Our GP subsidiary will serve as the sole manager (or its equivalent) of the local holding company.

  Internalization

  •
  The current structure of the internalization transaction contemplates that our senior management team will, prior to the effective date of this offering, become employees of a separate wholly-owned management company subsidiary of ours, or the Management Company, which will thereafter become responsible for the management of EBH II, EBH I, the TRES portfolio and the Kongsberg portfolio and will also own the other assets used in the operation, property management and administration of these entities. As part of these transactions, members of Obligo's senior management team will become our executives and employees. It is expected that these individuals will become full-time employees of the Management Company, although for a transition period they may provide limited transitional support services to Obligo.

  •
  Pursuant to the Internalization Agreement, we will issue 369,565 class B OP shares and 369,565 OP shares to Obligo. The class B OP shares will initially only entitle the holders thereof to participate in nominal distributions paid by our operating partnership, including from operations or upon liquidation of our operating partnership. However, these class B OP shares will, subject to the conditions described below, have the right to participate fully in future distributions paid by our operating partnership on the same basis as OP shares (as if the class B OP shares were converted into an aggregate of 0.5% of our shares of common stock and OP shares (not held by us) outstanding as of the date of completion of this offering). To the extent that our FFO per share is greater than $            for the quarter ending immediately after the first anniversary of the completion of our initial public offering, all of such class B OP shares will have the right to participate fully in future distributions. To the extent that our FFO per share is less than $            for the quarter ending immediately after the first anniversary of the completion of our initial public offering, such class B OP shares will continue thereafter to have the right to participate only in nominal future distributions. Finally, to the extent that our FFO per share is greater than $            but less than $            for the quarter ending immediately after the first anniversary of the completion of our initial public offering, a pro-rated amount of such class B OP shares will have the right to participate fully in future distributions. Holders of class B OP shares that have the right to fully participate in future distributions will also have redemption rights that are comparable to the redemption rights available to the holders of OP shares. Unlike the class B OP shares, the OP shares will entitle the holders thereof to full distributions from the date of issuance. The terms of the Internalization Agreement are expected to be unanimously approved by the boards of directors of the investment vehicles whose properties are expected to be contributed to us as part of the REIT formation transactions, including all of their independent directors.

  Interim Transition Agreement

  •
  We will enter into an interim transition agreement with Obligo. For additional information regarding the interim transition agreement, see "Our Management—Interim Transition Agreement."

  Consolidation transaction

  •
  We will engage in a consolidation transaction pursuant to which, in accordance with the terms of separate purchase and sale agreements, EBH II and EBH I will exchange, through a series of transactions, their equity interests in subsidiaries that hold office and industrial properties in Norway and Sweden for OP shares and cash. In addition, as part of the consolidation transaction, in accordance with the terms of separate purchase and sale agreements, we will acquire the ownership interests in the TRES portfolio that owns the 12 properties that comprise the TRES portfolio and the ownership interest in the entities that hold the two properties that comprise the Kongsberg portfolio, in each case for a combination of OP shares and cash. The OP shares that will be issued in the consolidation transaction will be held by a local holding company that will be owned by EBH II, EBH I and the holders of interests in the TRES portfolio and the Kongsberg portfolio.

  EBH II

  •
  EBH II will indirectly receive 12,346,565 OP shares having an aggregate value of approximately $         million and approximately $20.7 million in cash in exchange for the equity interests in the subsidiaries that hold EBH II's real property portfolio. The consideration to be received by EBH II in the consolidation transaction was based on the valuation of the properties used by EBH II in determining the net asset value, as of June 30, 2014, as adjusted for certain other assets and liabilities of EBH II as of September 30, 2014 and as further adjusted for prepayment penalties, swap breakage costs and other transaction expenses. This amount is referred to in the acquisition agreement for the EBH II transaction as the contribution value. The property valuations used in the determination of net asset value are based on (i) independent appraisals that are obtained as part of the valuation process, (ii) information obtained about properties as a result of due diligence, marketing and leasing activities and (iii) comparative third party transactions and (iv) other indicators of value. The OP shares to be issued in respect of the equity interests in the subsidiaries that hold EBH II's real property portfolio will be held by the local holding company.

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  Under the existing organizational documents of EBH II, Obligo and its affiliates are entitled to receive a percentage of the 12,346,565 OP shares indirectly received by EBH II and an amount in cash in the consolidation transaction based on EBH II's performance and the value of the consideration to be received by holders of interests in EBH II upon completion of this offering. Assuming that the shares to be sold in this offering are sold at the mid-point of the initial public offering price range shown on the cover page of this prospectus, Obligo and its affiliates will be allocated approximately                                    OP shares and will receive approximately $            in cash. The number of OP shares allocated to the holders of interests in EBH II will be increased, and the number of OP shares allocated to Obligo and its affiliates will be decreased, on a share for share basis, if the initial public offering price is below the mid-point of the initial public offering price range shown on the cover page of this prospectus. Conversely, the number of OP shares allocated to the holders of interests in EBH II will be decreased, and the number of OP shares allocated to Obligo and its affiliates will be increased, on a share for share basis, if the initial public offering price is above the mid-point of the initial public offering price range shown on the cover page of this prospectus. Any such increase or decrease will not impact the relative percentage ownership of our company and our operating partnership by investors purchasing shares of common stock in this offering. If the shares to be sold in this offering are sold at a price per share that is $1.00 above or below the mid-point of the initial public offering price range shown on the cover page of this prospectus, Obligo and its affiliates will be allocated approximately                                    OP shares and approximately $            in cash or approximately                                    OP shares and approximately $            in cash, respectively.

  EBH I

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  EBH I will indirectly receive 2,573,923 OP shares having an aggregate value of approximately $         million and approximately $4.3 million in cash in exchange for the equity interests in the subsidiaries that hold EBH I's real property portfolio. The consideration to be received by EBH I in the consolidation transaction was based on the valuation of the properties used by EBH I in determining the net asset value, as of June 30, 2014, as adjusted for certain other assets and liabilities of EBH I as of September 30, 2014 and as further adjusted for prepayment penalties, swap breakage costs and other transaction expenses. This amount is referred to in the acquisition agreement for the EBH I transaction as the contribution value. The property valuations used in the determination of net asset value are based on (i) independent appraisals that are obtained as part of the valuation process, (ii) information obtained about properties as a result of due diligence, marketing and leasing activities and (iii) comparative third party transactions and (iv) other indicators of value. The OP shares to be issued in respect of the equity interests in the subsidiaries that hold EBH I's real property portfolio will be held by the local holding company.

  TRES portfolio

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  We entered into an agreement on October 20, 2014 to acquire the ownership interests in the TRES portfolio that owns the 12 properties comprising the TRES portfolio for 7,929,532 OP shares and $49.1 million in cash using a portion of the net proceeds of this offering. The purchase price for the TRES portfolio was determined based on the valuation of the properties in this portfolio as of June 30, 2014, which was determined based on substantially the same policies and procedures as described above for EBH II, including similar adjustments.

  Kongsberg portfolio

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  We entered into an agreement on October 20, 2014 to acquire the ownership interests in the Kongsberg portfolio for 1,818,422 OP shares and $20.9 million in cash using a portion of the net proceeds of this offering. The purchase price for the Kongsberg portfolio was determined based on the valuation of the properties in this portfolio as of June 30, 2014, which was determined based on substantially the same policies and procedures as described above for EBH II, including similar adjustments.

  •
  The value of the OP shares to be indirectly received by EBH II and EBH I and the holders of interests in the TRES portfolio and the Kongsberg portfolio, which we refer to collectively as the continuing investors, will increase or decrease if our common stock is priced above or below the mid-point of the initial public offering price range shown on the cover page of this prospectus. The initial public offering price of our common stock will be determined by negotiations between us and the underwriters. Among the factors to be considered in determining the initial public offering price are an assessment of the breadth and depth of our senior management team, the strength and opportunities that exist in the Nordic economies, our growth prospects, current market valuations, financial performance and dividend yields of publicly-traded companies considered by us and the underwriters to be comparable to us and the current state of the industry and economies in which we operate as a whole. The initial public offering price does not necessarily bear any relationship to our book value, assets, financial condition or any other established criteria of value and may not be indicative of the market price for our common stock after this offering.

  Purchase and Sale Agreements

  •
  Our operating partnership will enter into separate purchase and sale agreements with EBH I, EBH II and the holders of interests in the TRES portfolio and the Kongsberg portfolio,

    pursuant to which our operating partnership will acquire the properties that will comprise our initial portfolio. The purchase and sale agreements contain customary representations and warranties, including representations and warranties relating to the exemption from the registration requirements under the Securities Act for the offer and sale of OP shares in the REIT formation transactions, as well as customary indemnities for breaches of representations and warranties, subject to an indemnity limitation of $            . In addition, each of the purchase and sale agreements provides that the closing of the transaction is subject to our completion of this offering by no later than March 31, 2015. The terms of the purchase and sale agreements were unanimously approved by the board of directors of each of EBH I and EBH II, including all of their respective independent directors. In addition, the terms of the purchase and sale agreements were unanimously approved by the board of directors of the holders of interests in each of the TRES portfolio and the Kongsberg portfolio, including all of their respective independent directors.

  Initial Public Offering

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  We will sell 43,478,261 shares of our common stock in this offering and up to an additional 6,521,739 shares if the underwriters exercise their overallotment option. We will contribute the net proceeds from this offering to our operating partnership in exchange for 43,478,261 OP shares (or up to 50,000,000 OP shares if the underwriters exercise their overallotment option).

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  We will repay approximately $685.0 million of existing indebtedness and pay approximately $34.2 million to pay prepayment penalties, swap breakage costs and related costs in connection with repaying such indebtedness.

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  Effective upon completion of this offering, we will issue and sell a total of 869,565 shares of restricted common stock or equity interests in our operating partnership (including LTIP units) to our directors and certain officers. These sales are designed to provide an incentive for the recipients and to ensure that their interests are aligned with those of our stockholders and holders of OP shares in connection with the future growth and operation of our business. The value of the OP shares that we will issue and sell to our directors and certain officers will increase or decrease if our common stock is priced above or below the mid-point of the initial public offering price range shown on the cover page of this prospectus.

  Registration rights agreement

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  We will provide registration rights to holders of our common stock (including common stock issuable upon redemption of OP shares) that will be issued in connection with the REIT formation transactions. See "Shares Eligible for Future Sale—Registration Rights Agreement."

Consequences of This Offering and the REIT formation transactions

        Upon completion of this offering and the REIT formation transactions:

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  Our senior management team will manage our day-to-day operations subject to the supervision, direction and oversight of our board of directors.

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  Our operating partnership will directly or indirectly own our properties.

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  Purchasers of shares of our common stock in this offering are expected to own 43,478,261 shares of our outstanding common stock, or 62.5% of the combined outstanding equity of our company and our operating partnership on a fully diluted basis. If the underwriters exercise their overallotment option in full, purchasers of shares of our common stock in this offering are expected to own 50,000,000 shares of our outstanding common stock, or 65.7% of the combined outstanding equity of our company and our operating partnership on a fully diluted basis.

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  Through Polar Star GP Lux Co, our wholly owned subsidiary, we are the sole manager of our operating partnership. We or this subsidiary are expected to own 62.5% of the outstanding OP shares and the continuing investors will own 35.4%. If the underwriters exercise their overallotment option in full, we are expected to own 65.7% of the OP shares and the continuing investors are expected to own 32.4%.

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  We expect to have total consolidated indebtedness of approximately $625.4 million (based on September 30, 2014 pro forma outstanding balances).

Equity Sales to Related Parties

        We will issue (i) 24,668,442 OP shares in the consolidation transactions involving EBH II, EBH I, the TRES portfolio and the Kongsberg portfolio, (ii) 369,565 OP shares in the internalization transaction and (iii) an additional 217,391 LTIP units to Wunderlich Securities in connection with the closing of this offering. In addition, an additional 869,565 shares of restricted common stock, OP shares or LTIP units in our operating partnership were previously either purchased in connection with the formation of our operating partnership or will be granted or purchased under our Equity Incentive Plan concurrently with the closing of this offering (subject to a three year vesting period). Finally, an additional 369,565 shares of common stock may be issued upon redemption of OP shares that may be issued upon the achievement of certain performance thresholds relating to the class B OP shares issued in the internalization transaction. See "Polar Star Operating Partnership S.C.A Articles of Incorporation—Redemption of OP Shares."

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Formation Transactions

        Upon completion of this offering, we will engage in a series of transactions, which we refer to as the REIT formation transactions, which will enable us to qualify as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2014, facilitate this offering and enable continuing investors to obtain liquidity (after the expiration of applicable lock-ups) for their existing investments. Our strategy in electing to be taxed as a REIT and in undertaking this offering is to expand our access to capital in order to position us for significant growth in the size and scope of our real property portfolio, all while delivering attractive risk-adjusted returns to our stockholders.

        The properties that will comprise our initial portfolio are currently held by real estate investment vehicles managed by Obligo, including EBH II, which is our predecessor for financial accounting purposes, EBH I, the TRES portfolio and the Kongsberg portfolio. Prior to or concurrently with the completion of this offering, we will engage in the REIT formation transactions that will consolidate our initial real estate portfolio within our operating partnership and its subsidiaries. We will acquire a 100% interest in all of our properties. We will acquire these interests in exchange for an aggregate of 24,668,442 OP shares and approximately $95.0 million in cash.

        The REIT formation transactions include a series of consolidation transactions pursuant to which EBH II and EBH I will exchange their equity interests in subsidiaries that hold office and industrial properties in Norway and Sweden for interests in an intermediate holding company that holds an aggregate of 14,920,488 OP shares of our operating partnership and approximately $25.0 million in cash. Obligo will receive certain minor administrative-related fees in connection with its administration of the intermediate holding company. In addition, we will acquire the ownership interests in the TRES portfolio, which holds the 12 properties comprising the TRES portfolio, for an aggregate of 7,929,532 OP shares and approximately $49.1 million in cash and the ownership interests in the Kongsberg portfolio for an aggregate of 1,818,422 OP shares and approximately $20.9 million in cash. The agreements relating to the consolidation transactions are subject to customary closing conditions, including the completion of this offering. The terms of the purchase and sale agreements were unanimously approved by the board of directors of each of EBH I and EBH II, including all of their respective independent directors. In addition, the terms of the purchase and sale agreements were unanimously approved by the board of directors of the investment vehicles that hold interests in each of the TRES portfolio and the Kongsberg portfolio, including all of their respective independent directors.

        The holding company formed for the holders of interests in EBH II will indirectly receive 12,346,565 OP shares having an aggregate value of approximately $         million (based on the mid-point of the initial public offering price shown on the cover page of this prospectus) and approximately $20.7 million in cash. Under the existing organizational documents of EBH II, Obligo and its affiliates are entitled to receive a percentage of the 12,346,565 OP shares allocated to EBH II in the consolidation transaction based on EBH II's performance and the value of the consideration to be received by holders of interests in EBH II upon completion of this offering.

        The REIT formation transactions are designed to:

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  internalize our management structure;

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  consolidate the ownership of our real estate portfolio into our operating partnership and its subsidiaries;

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  facilitate this offering;

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  enable us to raise the necessary capital to acquire the TRES portfolio and the Kongsberg portfolio and repay existing indebtedness related to certain properties in our portfolio and other obligations;

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  enable us to qualify as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2014; and

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  enable continuing investors to obtain liquidity (after the expiration of applicable lock-ups) for their investments in our company.

        For additional detail on the REIT formation transactions, see "The History, Structure and Formation of Our Company."

Equity Sales to Related Parties

        We will issue (i) 24,668,442 OP shares in the consolidation transactions involving EBH II, EBH I, the TRES portfolio and the Kongsberg portfolio, (ii) 369,565 OP shares in the internalization transaction and (iii) an additional 217,391 LTIP units to Wunderlich Securities in connection with the closing of this offering. In addition, an additional 869,565 shares of restricted common stock, OP shares or LTIP units in our operating partnership were either previously purchased in connection with the formation of our operating partnership or will be granted or purchased under our Equity Incentive Plan concurrently with the closing of this offering (subject to a three year vesting period). Finally, an additional 369,565 shares of common stock may be issued upon redemption of OP shares that may be issued upon the achievement of certain performance thresholds relating to the class B OP shares issued in the internalization transaction. See "Polar Star Operating Partnership S.C.A Articles of Incorporation—Redemption of OP Shares."

Internalization

        Upon completion of the internalization, we will issue 369,565 class B OP shares and 369,565 OP shares to Obligo. For additional detail on the class B OP shares, see "Polar Star Operating Partnership S.C.A. Articles of Incorporation—Class B OP Shares."

Indemnification Agreements for Officers and Directors

        We intend to enter into indemnification agreements with members of our board of directors and our executive officers that will be effective upon completion of this offering. These indemnification agreements will provide indemnification to these persons by us to the maximum extent permitted by Maryland law and certain procedures for indemnification, including advancement by us of certain expenses relating to claims brought against these persons under certain circumstances. See "Our Management—Limitation of Liability and Indemnification."

Interim Transition Agreement

        Pursuant to the interim transition agreement, Obligo will be entitled to receive from us, on a quarterly basis, $187,500, regardless of the actual expenses incurred, during the term of the interim transition agreement. The interim transition has an initial term of three years with an early termination option after two years upon payment by us of $375,000. Certain of our officers and directors are also officers of Obligo. As a result, the interim transition agreement was negotiated between related parties, and their terms, including fees and other amounts payable, may not be as favorable to us and our operating partnership as if they had been negotiated with unaffiliated third parties. The interim transition agreement will be approved by us and separately will be unanimously approved by Obligo's board of directors, including its independent board members.

Registration Rights Agreement

        We will provide registration rights to holders of our common stock (including common stock issuable upon redemption of OP shares) that will be issued in connection with the REIT formation transactions. See "Shares Eligible for Future Sale—Registration Rights Agreement."

 DESCRIPTION OF CAPITAL STOCK

        The following summary description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by reference to the MGCL and to our charter and our bylaws, each as amended and restated in connection with this offering. For a more complete understanding of our capital stock, we encourage you to read carefully this entire prospectus, as well as our charter and our bylaws, the forms of which are filed as exhibits to the registration statement of which this prospectus forms a part.

General

        Our charter provides that we may issue up to 450,000,000 shares of common stock, $0.01 par value per share, and up to 50,000,000 shares of preferred stock, $0.01 par value per share. Our charter authorizes our board of directors to amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we are authorized to issue with the approval of a majority of our entire board of directors and without stockholder approval. After giving effect to this offering and the REIT formation transactions, 69,603,224 shares of our common stock will be issued and outstanding (76,124,963 if the underwriters' overallotment option is exercised in full) on a fully diluted basis, and no shares of our preferred stock will be issued and outstanding. Under Maryland law, our stockholders are not generally liable for our debts or obligations.

Shares of Common Stock

        All of the shares of our common stock offered by this prospectus will be duly authorized, validly issued, fully paid and nonassessable. Subject to the preferential rights, if any, of holders of any other class or series of our stock and to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, holders of outstanding shares of common stock are entitled to receive dividends on such shares of common stock out of assets legally available therefor if, as and when authorized by our board of directors and declared by us, and the holders of outstanding shares of common stock are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all our known debts and liabilities.

        Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock and except as may otherwise be specified in the terms of any class or series of stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and the holders of shares of common stock will possess the exclusive voting power. A plurality of the votes cast in the election of directors is sufficient to elect a director and there is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

        Holders of shares of common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of our company. Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, shares of common stock will have equal dividend, liquidation and other rights.

        Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge or consolidate with or convert into another entity, sell all or substantially all of its assets or engage in a statutory share exchange unless the action is advised by our board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is specified in the corporation's charter. Our charter provides that these actions may be approved by a majority of all of the votes entitled to be cast on the matter, except that certain amendments to the provisions of our charter related to the removal of directors and the restrictions on ownership and transfer of our stock, and the vote required to amend such provisions, must be approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the amendment. Maryland law also permits a Maryland corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to an entity if all of the equity interests of the entity are owned, directly or indirectly, by the corporation. Because substantially all of our assets will be held by our operating partnership or its subsidiaries, these subsidiaries may be able to merge or transfer all or substantially all of their assets without the approval of our stockholders.

Power to Reclassify Our Unissued Shares of Stock

        Our charter authorizes our board of directors to classify and reclassify any unissued shares of common or preferred stock into other classes or series of stock, including one or more classes or series of stock that have priority with respect to voting rights, dividends or upon liquidation over our common stock, and authorize us to issue the newly-classified shares. Prior to the issuance of shares of each new class or series, our board of directors is required by Maryland law and by our charter to set, subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Our board of directors may take these actions without stockholder approval unless stockholder approval is required by the terms of any other class of series of our stock or the rules of any stock exchange or automatic quotation system on which our securities may be listed or traded. Therefore, our board could authorize the issuance of shares of common or preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for shares of our common stock or otherwise be in the best interest of our stockholders. No shares of preferred stock are presently outstanding, and we have no present plans to issue any shares of preferred stock.

Power to Increase or Decrease Authorized Shares of Stock and Issue Additional Shares of Common and Preferred Stock

        We believe that the power of our board of directors to amend our charter to increase or decrease the number of authorized shares of our stock, to authorize us to issue additional authorized but unissued shares of common or preferred stock and to classify or reclassify unissued shares of common or preferred stock and thereafter to authorize us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series, as well as the additional shares of common stock, will be available for issuance without further action by our stockholders, unless such approval is required by the terms of any other class or series of our stock or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not intend to do so, it could authorize us to issue a class or series of stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a change in control or other transaction that might involve a premium price for shares of our common stock or otherwise be in the best interest of our stockholders.

Restrictions on Ownership and Transfer

        In order for us to qualify as a REIT under the Code, shares of our stock must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of our stock may be owned, directly or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made). To qualify as a REIT, we must satisfy other requirements as well. See "Material U.S. Federal Income Tax Considerations—Taxation of REITs in General."

        Our charter contains restrictions on the ownership and transfer of our stock. The relevant sections of our charter provide that, after completion of this offering and subject to the exceptions described below, no person or entity may own, or be deemed to own, by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% by value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock, of the outstanding shares of any class or series of our preferred stock and of the outstanding shares of our capital stock. We refer to this limit as the "ownership limit." A person or entity that becomes subject to the ownership limit by virtue of a violative transfer that results in a transfer to a trust, as described below, is referred to as a "prohibited owner" if, had the violative transfer been effective, the person would beneficially own or constructively own shares of capital stock and, if appropriate in the context, shall also mean any person who would have been the record owner of the shares that the prohibited owner would have so owned.

        The constructive ownership rules under the Code are complex and may cause shares of stock owned beneficially or constructively by a group of related individuals and/or entities to be owned beneficially or constructively by one individual or entity. As a result, the acquisition of less than 9.8% by value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock or any class or series of our preferred stock or 9.8% by value or number of shares, whichever is more restrictive, of the aggregate of the outstanding shares of all classes and series of our capital stock (or the acquisition of an interest in an entity that owns, beneficially or constructively, shares of our stock) by an individual or entity, could, nevertheless, cause that individual or entity, or another individual or entity, to own beneficially or constructively in excess of the ownership limit. As defined in Rule 13d-3 of the Exchange Act, a person includes a group.

        Our board of directors may, in its sole discretion, subject to such conditions as it may determine and the receipt of certain representations and undertakings, prospectively or retroactively, waive all or any component of the ownership limit or establish a different limit on ownership, or excepted holder limit, for a particular stockholder if the stockholder's ownership in excess of the ownership limit would not result in our being "closely held" within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise would not result in our failing to qualify as a REIT. As a condition of its waiver or grant of an excepted holder limit, our board of directors may, but is not required to, require an opinion of counsel or the Service ruling satisfactory to our board of directors with respect to our qualification as a REIT.

        In connection with granting a waiver of the ownership limit, creating an excepted holder limit or at any other time, our board of directors may from time to time increase or decrease the ownership limit or any component thereof for all other persons and entities unless, after giving effect to such increase we would be, "closely held" within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or we would otherwise fail to qualify as a REIT. Prior to the modification of the ownership limit, our board of directors may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure our qualification as a REIT. A reduced ownership limit will not apply to any person or entity whose percentage ownership of our common stock, preferred stock of any class or series, or stock of all classes and series as applicable, is in excess of such decreased ownership limit until such time as such person's or entity's percentage ownership of our common stock, preferred stock of any class or series or stock of all classes and series, as applicable, equals or falls below the decreased ownership limit, but any further acquisition of shares of our common stock, preferred stock, or stock of any class or series of our stock, as applicable, in excess of such percentage ownership of our common stock, preferred stock or stock of all classes and series will be in violation of the ownership limit.

        Upon completion of this offering, our charter will further prohibit:

  •
  any person from beneficially or constructively owning, applying certain attribution rules of the Code, shares of our stock that would result in our being "closely held" under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT; and

  •
  any person from transferring shares of our stock if such transfer would result in shares of our stock being owned by fewer than 100 persons (determined without reference to any rules of attribution).

        Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate the ownership limit or any of the other foregoing restrictions on ownership and transfer of our stock, or who would have owned shares of our stock transferred to the trust as described below, must immediately give notice to us of such event or, in the case of an attempted or proposed transaction, must give at least 15 days prior written notice to us and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT.

        If any transfer of shares of our stock would result in shares of our stock being beneficially owned by fewer than 100 persons, such transfer will be null and void and the intended transferee will acquire no rights in such shares. In addition, if any purported transfer of shares of our stock or any other event would otherwise result in any person violating the ownership limit or an excepted holder limit established by our board of directors, or in our being "closely held" under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then that number of shares (rounded up to the nearest whole share) that would cause us to violate such restrictions will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us and the intended transferee will acquire no rights in such shares. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit or our being "closely held" under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then our charter provides that the transfer of the shares will be null and void and the intended transferee will acquire no rights in such shares.

        Shares of stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price paid by the prohibited owner for the shares (or, if the event that resulted in the transfer to the trust did not involve a purchase of such shares of stock at market price, the last sales price reported on the NYSE (or other applicable exchange) on the day of the event which resulted in the transfer of such shares of stock to the trust) and (2) the market price on the date we accept, or our designee accepts, such offer. We may reduce the amount payable by the amount of any dividend or other distribution that we have paid to the prohibited owner before we discovered that the shares had been automatically transferred to the trust and that is then owed to the trustee as described above, and we may pay the amount of any such reduction to the trustee for the benefit of the charitable beneficiary. We have the right to accept such offer until the trustee has sold the shares of our stock held in the trust as discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates, the trustee must distribute the net proceeds of the sale to the prohibited owner and any dividends or other distributions held by the trustee with respect to such shares of stock must be paid to the charitable beneficiary.

        If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limit or the other restrictions on ownership and transfer of our stock. After the sale of the shares, the interest of the charitable beneficiary in the shares transferred to the trust will terminate and the trustee must distribute to the prohibited owner an amount equal to the lesser of (1) the price paid by the prohibited owner for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares at market price, the last sales price reported on the NYSE (or other applicable exchange) on the day of the event which resulted in the transfer of such shares of stock to the trust) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the trust for the shares. The trustee may reduce the amount payable to the prohibited owner by the amount of any dividend or other distribution that we paid to the prohibited owner before we discovered that the shares had been automatically transferred to the trust and that is then owed to the trustee as described above. Any net sales proceeds in excess of the amount payable to the prohibited owner must be immediately paid to the charitable beneficiary of the trust, together with other amounts held by the trustee for the beneficiary of the trust. In addition, if, prior to discovery by us that shares of stock have been transferred to a trust, such shares of stock are sold by a prohibited owner, then such shares will be deemed to have been sold on behalf of the trust and to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount will be paid to the trustee upon demand. The prohibited owner has no rights in the shares held by the trustee.

        The trustee will be designated by us and must be unaffiliated with us and with any prohibited owner. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the charitable beneficiary of the trust, all dividends and other distributions paid by us with respect to the shares held in trust and may also exercise all voting rights with respect to the shares held in trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary of the trust. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the trust will be paid by the recipient to the trustee upon demand.

        Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority, at the trustee's sole discretion:

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  to rescind as void any vote cast by a prohibited owner prior to our discovery that the shares have been transferred to the trust; and

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  to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

        However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote. In addition, if our board of directors determines that a proposed transfer would violate the restrictions on ownership and transfer of our stock, our board of directors may take such action as it deems advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem the shares of stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

        Every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of our stock, within 30 days after the end of each taxable year, must give us written notice, stating the stockholder's name and address, the number of shares of each class and series of our stock that the stockholder beneficially owns and a description of the manner in which the shares are held. Each such owner must provide us with such additional information as we may request in order to determine the effect, if any, of the stockholder's beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limit. In addition, each stockholder must provide us with such information as we may request in good faith in order to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

        Any certificates representing shares of our stock will bear a legend referring to the restrictions described above.

        These restrictions on ownership and transfer will not apply if our board of directors determines that it is no longer in our best interests to continue to qualify as a REIT or that compliance with the restrictions and limitations on ownership and transfer of our stock described above is no longer required in order for us to qualify as a REIT.

        These restrictions on ownership and transfer could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interest of the stockholders.

Transfer Agent and Registrar

        We expect the transfer agent and registrar for our common stock and OP shares to be American Stock Transfer & Trust Company, LLC.

SHARES ELIGIBLE FOR FUTURE SALE

        After giving effect to this offering and the REIT formation transactions, we will have 69,603,224 shares of common stock outstanding on a fully diluted basis and 26,124,963 OP shares, which are exchangeable on a one-for-one basis into shares of our common stock. Shares of our common stock are newly issued securities for which there is no established trading market. No assurance can be given as to (i) the likelihood that an active market for shares of our common stock will develop, (ii) the liquidity of any such market, (iii) the ability of the stockholders to sell the shares or (iv) the prices that stockholders may obtain for any of the shares. No prediction can be made as to the effect, if any, that future sales of shares or the availability of shares for future sale will have on the market price prevailing from time to time. Sales of substantial amounts of common stock, or the perception that such sales could occur, may affect adversely prevailing market prices of the shares of common stock. See "Risk Factors—Risks Related to Our Common Stock."

        For a description of certain restrictions on ownership and transfer of common stock, see "Description of Capital Stock—Restrictions on Ownership and Transfer."

Issuance of Shares of Common Stock

        We will issue (i) 24,668,442 OP shares in the consolidation transactions involving EBH II, EBH I, the TRES portfolio and the Kongsberg portfolio, (ii) 369,565 OP shares in the internalization transaction and (iii) an additional 217,391 LTIP units to Wunderlich Securities in connection with the closing of this offering. In addition, an additional 869,565 shares of restricted common stock, OP shares or LTIP units in our operating partnership were previously either purchased in connection with the formation of our operating partnership or will be granted or purchased under our Equity Incentive Plan concurrently with the closing of this offering (subject to a three year vesting period). Finally, an additional 369,565 shares of common stock may be issued upon redemption of OP shares that may be issued upon the achievement of certain performance thresholds relating to the class B OP shares issued in the internalization transaction. See "Polar Star Operating Partnership S.C.A Articles of Incorporation—Redemption of OP Shares." The class B OP shares will initially only entitle the holders thereof to participate in nominal distributions paid by our operating partnership, including from operations or upon liquidation of our operating partnership. However, these class B OP shares will, subject to the conditions described below, have the right to participate fully in future distributions paid by our operating partnership on the same basis as OP shares (as if the class B OP shares were converted into an aggregate of 0.5% of our shares of common stock and OP shares (not held by us) outstanding as of the date of completion of this offering). To the extent that our FFO per share is greater than $            for the quarter ending immediately after the first anniversary of the completion of our initial public offering, all of such class B OP shares will have the right to participate fully in future distributions. To the extent that our FFO per share is less than $            for the quarter ending immediately after the first anniversary of the completion of our initial public offering, such class B OP shares will continue thereafter to have the right to participate only in nominal future distributions. Finally, to the extent that our FFO per share is greater than $            but less than $            for the quarter ending immediately after the first anniversary of the completion of our initial public offering, a pro-rated amount of such class B OP shares will have the right to participate fully in future distributions. Holders of class B OP shares that have the right to fully participate in future distributions will also have redemption rights that are comparable to the redemption rights available to the holders of OP shares. Unlike the class B OP shares, the OP shares will entitle the holders thereof to full distributions from the date of issuance.

Rule 144

        The shares of restricted common stock described above under "—Issuance of shares of common stock" and any additional shares of common stock that may be issued upon exchange of OP shares will, when issued, be "restricted" securities under the meaning of Rule 144 under the Securities Act, and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption provided by Rule 144.

        In general, under Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

        A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of our common stock or the average weekly trading volume of our common stock during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us (which requires that we are current in our periodic reports under the Exchange Act).

Regulation S

        Generally, Regulation S provides that certain resales of securities made in offshore transactions are not subject to the registration or prospectus-delivery requirements of the Securities Act. In general, this means that our common stock may be sold outside the United States without registration in the United States.

Redemption/Exchange Rights

        In connection with the REIT formation transactions, our operating partnership will issue an aggregate of 24,668,442 OP shares that will remain outstanding upon completion of this offering and consummation of the REIT formation transactions. Beginning on or after the date which is six months after the completion of this offering, such OP shares become exchangeable, on a one-for-one basis, for shares of common stock, subject to the ownership limits set forth in our charter and described under the section entitled "Description of Capital Stock—Restrictions on Ownership and Transfer." Also see "Polar Star Operating Partnership S.C.A. Articles of Incorporation."

Registration Rights Agreement

        We have granted registration rights to those persons who will receive common stock issuable upon exchange of OP shares in the REIT formation transactions.

        We will bear the expenses incident to these registration requirements except that we will not bear the costs of (i) any underwriting fees, discounts or commissions, (ii) out-of-pocket expenses of the persons exercising the registration rights or (iii) transfer taxes.

Lock-up Agreements

        Our officers, directors, EBH I, Etatbygg Holding II AS, Öffentliga Fastigheter Holding I AB and Obligo have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons and entities, with certain exceptions, for a period of 180 days (or, in the case of Obligo, one year) after of the date of this prospectus, may not, without the prior written consent of the representative, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise dispose of or transfer, directly or indirectly, any of our equity securities, or any securities convertible into or exercisable or exchangeable for our equity securities, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of our equity securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or (iii) announce the intention to effect any of the transactions referred to in clauses (i) or (ii) above, or (iv) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock. However, with respect to our directors and executive officers, the restrictions described above shall not apply to bona fide gifts or transfers to family members or trusts for the direct or indirect benefit of the director or executive officer or his or her immediate family members, provided in each case that the transferee agrees in writing to be bound by the terms of the lock-up agreement and will also not apply for shares sold in certain instances based on withholding taxes for vesting of restricted stock.

 CERTAIN PROVISIONS OF THE MARYLAND
GENERAL CORPORATION LAW AND OUR CHARTER AND BYLAWS

        The following description of the terms of our stock and of certain provisions of Maryland law is only a summary. For a complete description, we refer you to the MGCL and to our charter and our bylaws, the forms of which are filed as exhibits to the registration statement of which this prospectus forms a part.

Our Board of Directors

        Our charter and bylaws provide that the number of directors we have may be established only by our board of directors but may not be fewer than the minimum number required under the MGCL, which is one, and our bylaws provide that the number of our directors may not be more than 15. Because our board of directors has the power to amend our bylaws, it could modify the bylaws to change that range. Upon completion of this offering, subject to the terms of any class or series of preferred stock, vacancies on our board of directors may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and, if our board of directors is classified, any director elected to fill a vacancy will hold office for the remainder of the full term of the directorship in which the vacancy occurred and until his or her successor is duly elected and qualifies.

        Except as may be provided with respect to any class or series of our stock, at each annual meeting of our stockholders, each of our directors will be elected by our stockholders to serve until the next annual meeting of our stockholders and until his or her successor is duly elected and qualifies. A plurality of the votes cast in the election of directors is sufficient to elect a director, and holders of shares of common stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of common stock entitled to vote will be able to elect all of our directors at any annual meeting.

Removal of Directors

        Our charter provides that, subject to the rights of holders of any class or series of our preferred stock to elect or remove one or more directors, a director may be removed with or without cause and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. This provision, when coupled with the exclusive power of our board of directors to fill vacancies on our board of directors, precludes stockholders from (i) removing incumbent directors except upon a substantial affirmative vote and (ii) filling the vacancies created by such removal with their own nominees.

Business Combinations

        Under the MGCL, certain "business combinations" (including a merger, consolidation, statutory share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (defined generally as any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation's outstanding voting stock or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation) or an affiliate of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must generally be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. A Maryland corporation's board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it.

        These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a Maryland corporation's board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has by resolution exempted business combinations between us and (i) any other person, provided, that such business combination is first approved by our board of directors (including a majority of our directors who are not affiliates or associates of such person), and (ii) persons acting in concert with any of the foregoing. As a result, any person described above may be able to enter into business combinations with us that may not be in the best interest of our stockholders, without compliance by our company with the supermajority vote requirements and other provisions of the statute. Our bylaws provide that this resolution or any other resolution of our board of directors exempting any business combination from the business combination provisions of the MGCL may only be revoked, altered or amended, and our board of directors may only adopt any resolution inconsistent with any such resolution (including an amendment to that bylaw provision), with the affirmative vote of a majority of the votes cast on the matter by holders of outstanding shares of our common stock. However, we cannot assure you that our board of directors will not recommend to stockholders that our board of directors alter or repeal this resolution in the future. An alteration or repeal of the resolution described above will not have any effect on any business combinations that have been consummated or upon any agreements existing at the time of such modification or repeal.

        The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

        The MGCL provides that a holder of "control shares" of a Maryland corporation acquired in a "control share acquisition" has no voting rights with respect to the control shares except to the extent approved by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in the corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (i) a person who makes or proposes to make a control share acquisition, (ii) an officer of the corporation or (iii) an employee of the corporation who is also a director of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other such shares of stock owned by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-tenth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority or more of all voting power. Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A "control share acquisition" means the acquisition of issued and outstanding control shares, subject to certain exceptions.

        A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and delivering an "acquiring person statement" as described in the MGCL), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

        If voting rights are not approved at the meeting or if the acquiring person does not deliver an "acquiring person statement" as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or as of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

        The control share acquisition statute does not apply to (i) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (ii) acquisitions approved or exempted by the charter or bylaws of the corporation.

        Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. This bylaw provision may be amended only by our board of directors with the affirmative vote of a majority of the votes cast on such an amendment by holders of outstanding shares of our common stock.

Subtitle 8

        Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions of the MGCL which provide for:

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  a classified board;

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  a two-thirds vote requirement for removing a director;

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  a requirement that the number of directors be fixed only by vote of the directors;

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  a requirement that a vacancy on the board be filled only by the remaining directors in office and (if the board is classified) for the remainder of the full term of the class of directors in which the vacancy occurred; and

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  a majority requirement for the calling of a stockholder-requested special meeting of stockholders.

        Our charter provides that, at such time as we are able to make a Subtitle 8 election (which we expect to be upon the completion of this offering), vacancies on our board may be filled only by the remaining directors and (if our board is classified in the future) for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (i) require the affirmative vote of stockholders entitled to cast not less than two-thirds of all of the votes entitled to be cast generally in the election of directors for the removal of any director from the board, with or without cause, (ii) vest in the board the exclusive power to fix the number of directorships and (iii) require, unless called by our chairman of the board, our Chief Executive Officer or our board of directors, the written request of stockholders entitled to cast not less than a majority of all votes entitled to be cast at such a meeting to call a special meeting of our stockholders.

Meetings of Stockholders

        Pursuant to our bylaws, a meeting of our stockholders for the election of directors and the transaction of any business will be held annually on a date and at the time and place set by our board of directors. The chairman of our board of directors, our Chief Executive Officer or our board of directors may call a special meeting of our stockholders. Subject to the procedural requirements specified in our bylaws, a special meeting of our stockholders to act on any matter that may properly be brought before a meeting of our stockholders must also be called by our secretary upon the written request of the stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting on such matter and containing the information required by our bylaws. Our secretary will inform the requesting stockholders of the reasonably estimated cost of preparing and delivering the notice of meeting (including our proxy materials), and the requesting stockholder must pay such estimated cost before our secretary is required to prepare and deliver the notice of the special meeting. Only the matters set forth in the notice of special meeting may be considered and acted upon at such meeting.

Amendment to Our Charter and Bylaws

        Except for amendments to the provisions of our charter relating to the removal of directors and the restrictions on ownership and transfer of our stock, and the vote required to amend these provisions (each of which must be advised by our board of directors and approved by the affirmative vote of stockholders entitled to cast not less than two-thirds of all the votes entitled to be cast on the matter), our charter generally may be amended only if advised by our board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.

        Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws, except that our common stockholders, by the affirmative vote of a majority of the votes cast thereon, must also approve amendments to the provisions of our bylaws exempting any and all acquisitions of our stock from the control shares statute and prohibiting our board of directors from modifying or repealing its resolution exempting from the business combination statute business combinations between us and any other person, and the provision requiring stockholder approval to amend such provisions.

Dissolution of Our Company

        The dissolution of our company must be advised by a majority of our entire board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

        Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of other business to be considered by stockholders may be made only (i) pursuant to our notice of the meeting, (ii) by or at the direction of our board of directors or (iii) by a stockholder who was a stockholder of record both at the time of giving the notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting on such business or in the election of such nominee and who has provided notice to us within the time period, and containing the information and other materials, specified by the advance notice provisions set forth in our bylaws.

        With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our board of directors may be made only (i) by or at the direction of our board of directors or (ii) provided that the meeting has been called for the purpose of electing directors, by a stockholder who was a stockholder of record both at the time of giving notice and at the time of the special meeting, who is entitled to vote at the meeting in the election of such nominee and who has provided notice to us within the time period, and containing the information and other materials, specified by the advance notice provisions set forth in our bylaws.

Action by Stockholders

        Our charter provides that stockholder action can be taken at an annual or special meeting of stockholders and by consent in lieu of a meeting if such consent is approved unanimously. These provisions, combined with the requirements of our bylaws regarding advance notice of nominations and other business to be considered at a meeting of stockholders and the calling of a stockholder-requested special meeting of stockholders, may have the effect of delaying consideration of a stockholder proposal.

Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

        Our charter and bylaws and Maryland law contain provisions that may delay, defer or prevent a change in control or other transaction that might involve a premium price for shares of our common stock or otherwise be in the best interests of our stockholders, including advance notice requirements for director nominations and stockholder proposals. Likewise, if the provision in the bylaws opting out of the control share acquisition and business combination provisions of the MGCL were rescinded or if we were to opt in to the classified board or other provisions of Subtitle 8, these provisions of the MGCL could have similar anti-takeover effects.

Indemnification and Limitation of Directors' and Officers' Liability

        Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that was established by a final judgment and was material to the cause of action. Our charter contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

        The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

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  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

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  the director or officer actually received an improper personal benefit in money, property or services; or

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  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        Under the MGCL, we may not indemnify a director or officer in a suit by us or in our right in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. Nevertheless, a court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

        In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of:

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  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us; and

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  a written undertaking by the director or officer or on the director's or officer's behalf to repay the amount paid or reimbursed by us if it is ultimately determined that the director or officer did not meet the standard of conduct.

        Our charter authorizes us to obligate ourselves and our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

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  any present or former director or officer who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity; or

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  any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, manager, member or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity.

        Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served any predecessor of our company, including our predecessor, in any of the capacities described above and any employee or agent of our company or a predecessor of our company.

        We expect to enter into indemnification agreements with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

        Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

REIT Qualification

        Our charter provides that our board of directors may authorize us to revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to attempt to, or continue to, qualify as a REIT. Our charter also provides that our board of directors may determine that compliance with any restriction or limitation on ownership and transfer of our stock is no longer required for us to qualify as a REIT.

 POLAR STAR OPERATING PARTNERSHIP S.C.A. ARTICLES OF INCORPORATION

        The following is a summary of material provisions in the Articles of Incorporation of Polar Star Operating Partnership S.C.A., or the "Articles", a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. The Articles will be adopted prior to the completion of this offering and the REIT formation transactions at which time they will be lodged with the Luxembourg Register of Commerce and Companies. See "Where You Can Find More Information."

General

        We are structured as an umbrella partnership REIT, or UpREIT, pursuant to which we plan to conduct substantially all of our business through our operating partnership subsidiary, Polar Star Operating Partnership S.C.A., a corporate partnership limited by shares (société en commandite par actions) formed under the laws of the Grand Duchy of Luxembourg, and its subsidiaries. Our wholly owned subsidiary, Polar Star GP Lux Co, a private limited liability company (société à responsabilité limitée) formed under the laws of the Grand Duchy of Luxembourg, serves as the sole manager of our operating partnership. Our operating partnership's purpose is to serve as our operating partnership subsidiary and, indirectly through other subsidiaries, to hold substantially all of our assets. Although initially all of our assets will be held through our operating partnership, we may in the future elect for various reasons to hold certain of our assets directly or through other subsidiaries rather than through our operating partnership. In the event we elect to hold assets directly or through other subsidiaries, the Articles provide for the income of our operating partnership to be allocated as between us (indirectly through our GP subsidiary) and holders of OP shares so as to take into account the performance of such assets.

Share Capital

        The share capital of the operating partnership is currently represented by three categories of shares (i) the unlimited shares, par value                        , which are held by our GP subsidiary and are referred to as the GP shares, (ii) the ordinary shares, par value                         (action de commandité), which are referred to as the OP shares, and (iii) the class B ordinary shares, par value                        , which are referred to as the class B OP shares. Our GP subsidiary is also authorized to have the operating partnership issue from time to time (i) one or more classes or series of preferred shares and (ii) OP shares which are designated as a long term incentive plan units (or LTIP units) to persons or entities that provide services to or for the benefit of the operating partnership for such consideration as our GP subsidiary may determine to be appropriate, in each case, up to the limit of the operating partnership's authorized capital.

        The OP shares and the GP shares, subject to the rights of any holders of preferred or other classes of shares that may be created in the future, entitle the holders thereof to receive a proportionate share of any distributions paid by our operating partnership in the future and a proportionate share of the net assets of the operating partnership upon a liquidation. The class B OP shares will initially only entitle the holders thereof to participate in nominal distributions paid by our operating partnership, including from operations or upon liquidation of our operating partnership. However, class B OP shares will, subject to the conditions described below under "—Class B OP shares," have the right to participate fully in future distributions paid by our operating partnership on the same basis as OP shares (as if the class B OP shares were converted into an aggregate of 0.5% of our shares of common stock and OP shares (not held by us) outstanding as of the date of completion of this offering). The percentage of such class B OP shares that will have the right to participate fully in such future distributions will be determined by a formula described below under "—Class B OP shares" tied to the FFO per share we achieve on a pro forma basis.

        The Articles currently authorize our operating partnership to issue up to 100 GP shares upon a decision of the GP subsidiary within the framework of the operating partnership's authorized capital and an unlimited number of OP shares, class B OP shares, preferred shares and LTIP units. Upon completion of this offering and the REIT formation transactions, we will own through our GP subsidiary all of the GP shares and an aggregate of                    OP shares. The number of OP and GP shares held indirectly by us, which represent a          % economic interest in our operating partnership, equal the number of shares of common stock we will have outstanding upon completion of this offering and the REIT formation transactions. Other than the OP shares held by Obligo and management, the balance of the OP shares will be held by holding companies which will be indirectly owned by our continuing investors. The aforementioned authorizations will expire five years after the completion of this offering, provided that a further period or periods of authorization following that period may be approved by a shareholders' resolution to the extent permitted by the Law of 10 August 1915 on Commercial Companies, as amended from time to time, or the 1915 Law.

Management

        As the holder of GP shares, our GP subsidiary has full, exclusive and complete responsibility and discretion in the management and control of our operating partnership. Our GP subsidiary, as the holder of GP shares, will have unlimited liability for any obligations of our operating partnership that cannot be met with the assets of our operating partnership.

        Holders of OP shares, class B OP shares and GP shares have the right to vote on certain operating partnership matters. See "—Voting." Upon completion of this offering and the REIT formation transactions, we will own through our GP subsidiary all of the GP shares and an aggregate of 43,478,261 OP shares. In addition, our GP subsidiary is the sole manager of the local holding company that will hold all of the remaining OP shares (other than the OP shares held by Obligo and management) and, as a result, will have voting power over all of such shares. As a result, upon completion of this offering and the REIT formation transactions, our GP subsidiary will directly or indirectly have voting power over all of the outstanding shares of our operating partnership (other than the OP shares held by Obligo and management) and will be able to approve or disapprove all matters presented to shareholders of our operating partnership in its sole discretion, including the right to extend our capital authorizations.

        Our GP subsidiary may delegate any of its powers for specific tasks to one or more ad hoc agents and may remove any such agent and determine any such agent's powers and responsibilities and remuneration (if any), the duration of the period of representation and any other relevant conditions of such agent's agency. No powers will be delegated by our GP subsidiary to any of the operating partnership's holders of OP shares and none of such holders may represent the operating partnership.

Distributions

        The Articles provide for the distribution to holders of OP Shares out of cash available for distribution as determined by our GP subsidiary. Interim distributions payable with respect to OP shares will be paid, in accordance with the Articles, at such times and in such amounts as is determined by our GP subsidiary, in its capacity as manager of our operating partnership. Distributions will be decided by the shareholders of our operating partnership (i.e., the holders of GP shares, OP shares and class B OP shares) in accordance with the Articles by a majority of the votes cast, irrespective of the number of shares represented at the meeting. Our GP subsidiary, as the sole manager of the local holding company that will hold the OP shares not held by us (other than the OP shares held by Obligo and management), will have voting power over all of such shares and will in such capacity vote to approve the payment of all distributions that it has approved as the manager of our operating partnership. We as a holder of OP shares will receive our proportionate share of distributions made with respect to the OP shares by our operating partnership. We in turn expect to distribute to our stockholders all of the distributions we receive form our operating partnership. Because the number of shares of common stock we have outstanding are expected to equal the number of OP shares we hold in our operating partnership from time to time, the distributions per OP share and per share of common stock, although payable in different currencies, are expected to be equal in value at the time distributions are declared by us and our operating partnership.

        Under Luxembourg law, the operating partnership is required to set aside 5% of annual profits until the legal reserve amounts to 10% of the share capital of the operating partnership, which will be an amount estimated to be $            .

        Holders of class B OP shares will be entitled to distributions as described below under "—Class B OP shares."

        To satisfy the requirements to qualify as a REIT and generally not be subject to U.S. federal income and excise tax, our current policy is to cause our operating partnership to make distributions to holders of OP shares and GP shares which, on an annual basis, will at a minimum equal all or substantially all of our taxable income calculated for U.S. federal income tax purposes. Any distributions we make in respect of shares of our common stock will be at the discretion of our board of directors and will depend upon our earnings and financial condition, maintenance of our REIT qualification, restrictions on making distributions under Maryland law and such other factors as our board of directors deems relevant. Our earnings and financial condition will be affected by various factors, including the net income from our properties, our operating expenses and any other expenditures. For more information, see "Distribution Policy."

Class B OP Shares

        Pursuant to the internalization of our management structure, we will issue 369,565 class B OP shares. These class B OP shares will initially only entitle the holders thereof to participate in nominal distributions paid by our operating partnership, including from operations or upon liquidation of our operating partnership. However, these class B OP shares will, subject to the conditions described below, have the right to participate fully in future distributions paid by our operating partnership on the same basis as OP shares (as if the class B OP shares were converted into an aggregate of 0.5% of our shares of common stock and OP shares (not held by us) outstanding as of the date of completion of this offering). To the extent that our FFO per share is greater than $            for the quarter ending immediately after the first anniversary of the completion of our initial public offering, all of such class B OP shares will have the right to participate fully in future distributions. To the extent that our FFO per share is less than $            for the quarter ending immediately after the first anniversary of the completion of our initial public offering, such class B OP shares will continue thereafter to have the right to participate only in nominal future distributions. Finally, to the extent that our FFO per share is greater than $            but less than $            for the quarter ending immediately after the first anniversary of the completion of our initial public offering, a pro-rated amount of such class B OP shares will have the right to participate fully in future distributions.

        During the period of time that class B OP shares are entitled to participate only in nominal distributions, the holders of such class B OP shares will not have redemption rights with respect to such class B OP shares. However, holders of class B OP shares that have the right to fully participate in future distributions will also have redemption rights that are comparable to the redemption rights available to the holders of OP shares as described under "—Redemption of OP Shares."

Preferred Shares

        The Articles authorize our GP subsidiary to issue within the framework of the authorized capital of the operating partnership, without the consent, approval or waiver of holders of OP shares, one or more classes or series of preferred shares of our operating partnership, including preferred shares having priority with respect to voting rights, dividends or upon liquidation over the OP shares. Prior to the issuance of any such class or series of preferred shares, our GP subsidiary is required under the Articles to specify by resolution the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption for each class or series of preferred shares. Our GP subsidiary, as the sole manager of the local holding company that will hold the OP shares not held by us (other than the OP shares held by Obligo and management) will have voting power over all of such shares and will in such capacity vote to approve any amendments to the Articles required to create and issue any new classes or series of preferred shares.

Capital Contributions

        If our operating partnership requires additional funds at any time, the Articles authorize our GP subsidiary, in accordance with the authorized capital provided for in the Articles, without the consent, approval or waiver of holders of OP shares, to issue additional OP shares or preferred shares for any consideration, including for less than fair market value if our GP subsidiary concludes in good faith that such issuance is in the best interest of our operating partnership and our stockholders. In no event may shares of our operating partnership be issued below par value.

Borrowings

        If our operating partnership requires additional funds at any time in excess of capital contributions made by us or from borrowings, we may borrow funds from a financial institution or other lender and lend such funds to our operating partnership on the same terms and conditions as are applicable to our borrowing of such funds. The Articles authorize the operating partnership to borrow, raise and secure the payment of money on terms determined by our GP subsidiary, including from affiliates of our GP subsidiary.

Fiduciary Responsibilities

        Our directors and officers have duties under applicable Maryland law to manage us in a manner consistent with the best interests of our company. At the same time, our GP subsidiary has duties under applicable Luxembourg law to act in the corporate interests of our operating partnership.

        The Articles provide that no contract or other transaction between the operating partnership and any other company or entity shall be affected or invalidated by the fact that any of our executive officers or directors is interested in, or is a shareholder, manager, director, officer or employee of another company or entity with which the operating partnership shall contract or otherwise engage in business. Such directors or officers shall not by reason of such affiliation with such other company or entity be prevented from considering and voting or acting upon any matters with respect to such contract or other business.

Liability of Holders of OP shares

        The Articles provide that holders of OP shares shall only be liable for payment to the operating partnership of the full subscription price of each OP share for which they subscribed and have been issued (and any other capital commitments that they have made to the operating partnership).

Operations

        The Articles provide that our operating partnership is to be operated in a manner that will (i) enable us to satisfy the requirements for qualification as a REIT for U.S. federal income tax purposes, (ii) avoid any U.S. federal income or excise tax liability and (iii) ensure that our operating partnership will not be classified as a "publicly traded partnership" taxable as a corporation for purposes of Section 7704 of the Code.

        Similarly, the Articles provide that taxable income or loss is allocated for U.S. federal income tax purposes to the partners of our operating partnership in accordance with their relative percentage interests subject to allocation of income with respect to any nominal distributions made on the Class B OP shares, compliance with the provisions of Sections 704(b) and 704(c) of the Code and corresponding

Treasury Regulations. See "Taxation—Tax Aspects of Investments in Partnerships." Upon the occurrence of certain specified events, our operating partnership will revalue its assets and any increase in valuation will be allocated first to the holders of LTIP units to equalize the capital accounts with the capital accounts of our shareholders. See "Management—Equity Incentive Plan."

        In addition to the administrative and operating costs and expenses incurred by our operating partnership in acquiring and holding our assets, our operating partnership will pay all of our administrative costs and expenses and the administrative costs and expenses of the holding companies owned by the existing owners of our business that indirectly own OP shares. These expenses will be treated as expenses of our operating partnership. Such expenses will include:

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  all expenses relating to the REIT formation transactions and continuity of existence;

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  all expenses relating to any offerings and registrations of securities;

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  all expenses associated with our preparation and filing of any periodic reports under U.S. federal, state or local laws or regulations;

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  all expenses associated with compliance with applicable laws, rules and regulations; and

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  all other operating or administrative costs of incurred in the ordinary course of business.

Redemption of OP Shares

        The holders of OP shares (other than us or our GP subsidiary) generally have the right to cause our operating partnership to redeem all or a portion of their OP shares for cash or, at our sole discretion, shares of our common stock, or a combination of both. If our GP subsidiary elects to cause our operating partnership to redeem OP shares for shares of our common stock, we will generally deliver one share of our common stock for each OP share redeemed. If our GP subsidiary elects to cause our operating partnership to redeem OP shares for cash, our operating partnership will generally deliver cash to be paid in an amount equal to, for each redeemed OP share, the average of the daily market price for the ten consecutive trading days immediately preceding the date our GP subsidiary receives a notice of redemption by a holder of OP shares.

        During the period of time that class B OP shares are entitled to participate only in nominal distributions paid by our operating partnership, the holders of such class B OP shares will not have redemption rights with respect to such class B OP shares. However, holders of class B OP shares that have the right to fully participate in future distributions will also have redemption rights that are comparable to the redemption rights available to the holders of OP shares. See "—Class B OP Shares."

        Subject to the foregoing and unless otherwise determined by our GP subsidiary, holders of OP shares may exercise their redemption rights at any time after six months following the date of issuance of their OP shares; provided, however, that a holder of OP shares may not exercise a redemption right (i) for less than                        OP shares, unless the holder of OP shares holds less than                        OP shares, in which case it must exercise its redemption right for all of its OP shares or (ii) during the period after a record date with respect to a distribution by our operating partnership is established by us and before the record date established by us for a distribution to our stockholders of some or all of our portion of such distribution.

        We anticipate that rather than pay cash, our GP subsidiary will normally elect to cause us to issue common stock in exchange for OP shares offered for redemption. Redemption rights of holders of OP shares may not be exercised, however, if and to the extent that the delivery of shares upon such exercise would (i) result in any person owning shares in excess of our ownership limit, (ii) result in shares being owned by fewer than 100 persons, (iii) result in us being "closely held" within the meaning of Section 856(h) of the Code or (iv) result in any other violation of the restrictions on ownership and transfer of our stock set forth in our charter.

        We expect that when direct or indirect holders of shares in the local holding company that directly or indirectly holds OP shares elect to exit their investments in our operating partnership, we may assist these holders in arranging, through intermediaries or otherwise, the sale of any shares of common stock they receive (or have the right to receive) upon exercise of redemption rights on the NYSE.

Mandatory Redemption Rights

        We (and our operating partnership) do not have a mandatory redemption policy. However, our operating partnership may, upon a decision of its shareholders passed by at least two-thirds of the votes cast at a general shareholders' meeting at which shareholders representing at least a majority of the outstanding shares were present or represented, implement a transaction such as a merger involving our operating partnership that could result in the conversion of outstanding OP shares into cash, shares of our common stock or other securities.

Mergers and Related Transactions

        The shareholders of our operating partnership may, upon a decision passed by at least two-thirds of the votes cast at a general shareholders' meeting at which shareholders representing at least a majority of the outstanding shares were present or represented, amend the Articles in any respect (save for with respect to the nationality of our operating partnership, which would require the unanimous approval of the shareholders), implement mergers involving our operating partnership or sales of all or substantially all of its assets. Our GP subsidiary, as the sole manager of the local holding company that will hold the OP shares not held by us (other than the OP shares held by Obligo and management), will have voting power over all of such shares and will in such capacity vote to approve mergers and related transactions involving our operating partnership, subject to the provisions described below under "—Transferability of Shares."

Voting Rights

        Each OP share, class B OP share and GP share shall be entitled to vote at a meeting of operating partnership shareholders. Ordinary decisions of the shareholders of our operating partnership are passed by a majority of the votes cast, irrespective of the number of shares represented at the meeting. Certain operating partnership matters, including a change to the Articles (including an increase or reduction of issued share capital) or the dissolution of the company (including as a result of its having lost at least one half of its corporate capital) or the merger of the operating partnership requires the approval of at least two-thirds of the votes cast at a general shareholders' meeting. The statutory quorum for these meetings is shareholders representing at least one half of the shares and if the quorum requirements are not met, the general shareholders' meeting can be adjourned and the resolution can be passed at the adjourned meeting by the same majority regardless of the number of shares represented. In the case of a decision concerning the dissolution of our operating partnership in the event that it has lost at least three quarters of its corporate capital, such a decision would need to be passed by at least one quarter of the votes cast at the meeting with the same quorum requirements as described above. A change to the nationality of the operating partnership would require the unanimous approval of the operating partnership's shareholders. As there are more than one class of shares in the operating partnership, a resolution which would have the effect of changing their respective rights would need to be passed according to the rules relating to changes to the Articles described above.

        Upon completion of this offering and the REIT formation transactions, we will own through our GP subsidiary an aggregate of 43,478,261 OP shares and 100 GP shares. In addition, our GP subsidiary, as the sole manager of the local holding company that will hold all of the remaining OP shares (other than the OP shares held by Obligo and management), will in such capacity have voting power over all of such shares and will be able to approve or disapprove all matters presented to shareholders of our operating partnership.

General Shareholders' Meetings

        The general meeting of the shareholders of our operating partnership shall, in accordance with article 111 of the 1915 Law on commercial companies, as amended, adopt and ratify measures affecting the interests of the operating partnership vis-à-vis third parties or amending the Articles only with the agreement of the GP subsidiary, as holder of the GP shares. The GP subsidiary, as manager of the operating partnership, members of the Supervisory Board (as described below) or the auditors of the operating partnership may convene a general meeting of the shareholders. Convening notices for general shareholders' meetings shall contain the agenda and shall take the form of announcements published twice, with a minimum interval of eight days, and eight days before the meeting, in the Luxembourg official gazette (Mémorial C, Recueil des Sociétés et Associations) and in a Luxembourg newspaper. Notices by mail shall be sent eight days before the general meeting of shareholders to registered shareholders, but no proof need be given that this formality has been complied with. One or more of the shareholders of the operating partnership who together hold at least ten percent of the subscribed capital may request that one or more additional items be put on the agenda of any general shareholders' meeting. Such a request shall be sent to the registered office of the operating partnership by registered mail, at least five days prior to the meeting. Our GP subsidiary will have the powers and obligations to adjourn a shareholders' meeting as set out in the 1915 Law.

        A shareholder may be represented at a general shareholders' meeting by appointing in writing (or by fax or e-mail or any similar means) a proxy or attorney who need not be a shareholder. Each shareholder may vote through voting forms in the manner set out in the convening notice in relation to a shareholders' meeting. The shareholders are entitled to participate in a general shareholders meeting by videoconference or by telecommunications means allowing their identification, and are deemed to be present for the calculation of quorum and majority conditions and voting.

Transferability of Shares

        We will not be able to (i) voluntarily transfer the equity interests held in our GP subsidiary or (ii) allow our GP subsidiary to withdraw as the sole manager of our operating partnership or transfer the GP shares in our operating partnership (except to a wholly owned subsidiary), unless the transaction in which such withdrawal or transfer occurs results in the holders of OP shares receiving or having the right to receive an amount of cash, securities or other property equal in value to the amount they would have received if they had exercised their redemption rights immediately prior to such transaction.

        The holders of OP shares will not be able to transfer their OP shares, in whole or in part, without the written consent of our GP subsidiary, except where the holder of OP shares dies or becomes incapacitated.

        Pursuant to the terms of the Articles, the operating partnership may also restrict or prevent the acquisition of OP shares (including the direct or indirect beneficial ownership thereof) by any person, firm or corporate body, if such holding may result in a breach of any law or regulation, whether Luxembourg or foreign, or if as a result thereof the operating partnership may become subject to tax laws other than those of the Grand Duchy of Luxembourg, or if such holding may, in the opinion of our GP subsidiary, result in adverse consequences for other holders of a major proportion of OP shares.

Supervisory Board

        The operating partnership's business and financial situation, including more particularly its books and accounts, will be supervised by a supervisory board (appointed by our GP subsidiary) of at least three members. For the carrying out of its supervisory duties, the Supervisory Board shall have the powers of a statutory auditor, as provided for by Luxembourg law. The members of the Supervisory Board shall neither participate in nor interfere with the management of the operating partnership but may advise our GP subsidiary on such matters as our GP subsidiary may determine. The members of the Supervisory Board shall not receive any compensation in connection with their membership of the Supervisory Board but shall be entitled to reimbursement of all expenses in connection with that membership.

Share Registration

        The operating partnership will keep a register of holders of shares. The register will set out the name of each registered holder, such registered holder's residence or elected domicile as notified to the operating partnership and the number of shares held by such registered holder. The inscription of a holder's name in the register evidences that holder's right to such shares.

        The Articles contemplate that the OP shares may be held in book-entry format by being recorded in the operating partnership's register on behalf of one or more persons in the name of a securities settlement system or the operator of such a system or in the name of a professional transfer agent or other depositary of securities or any other depositary or sub-depositary.

Term

        The operating partnership has been formed for an indefinite period of time.

Liquidation of the Operating Partnership

        The liquidation of the operating partnership shall be decided by a shareholders' meeting by a resolution adopted in accordance with the conditions required for the amendment of the Articles and in accordance with Luxembourg law. In the event of a dissolution of our operating partnership, the liquidation shall be carried out by a liquidator (or liquidators) appointed by shareholders at an extraordinary general meeting of shareholders of our operating partnership. Any net proceeds of liquidation shall be paid to holders of the OP shares and holders of the GP shares in the proportion of their respective holdings on the basis that the OP shares and the GP shares shall rank pari passu. The class B OP shares may participate in liquidating distributions by our operating partnership, subject to the terms and conditions of the class B shares as described herein under "—Class B OP shares."

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of the material U.S. federal income tax consequences relating to our qualification and taxation as a REIT and the acquisition, holding, and disposition of our common stock. For purposes of this section under the heading "Material U.S. Federal Income Tax Considerations," references to "the company," "we," "our" and "us" mean only Polar Star Realty Trust Inc. and not its subsidiaries or other lower-tier entities, except as otherwise indicated. You are urged to both review the following discussion and to consult your tax advisor to determine the effects of ownership and disposition of our common stock on your individual tax situation, including any state, local and non-U.S. tax consequences.

        This summary is based upon the Code, the regulations promulgated by the U.S. Treasury Department, or the Treasury Regulations, current administrative interpretations and practices of the Service (including administrative interpretations and practices expressed in private letter rulings which are binding on the Service only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the Service would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the Service regarding any matter discussed in this summary. This summary is also based upon the assumption that the operation of Polar Star Realty Trust Inc., Polar Star Operating Partnership S.C.A. and each of its subsidiaries and other lower-tier and affiliated entities, will in each case be in accordance with its applicable organizational documents or partnership agreements. This summary does not discuss the impact that U.S. state and local taxes and taxes imposed by non-U.S. jurisdictions could have on the matters discussed in this summary. In addition, this summary assumes that stockholders hold our common stock as a capital asset, which generally means as property held for investment. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular stockholder in light of its investment or tax circumstances, or to stockholders subject to special tax rules, such as:

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  U.S. expatriates;

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  persons who mark-to-market our common stock;

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  subchapter S corporations;

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  U.S. stockholders, as defined below, whose functional currency is not the U.S. dollar;

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  financial institutions;

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  insurance companies;

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  broker-dealers;

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  regulated investment companies ("RICs");

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  REITs;

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  trusts and estates;

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  holders who receive our common stock through the exercise of employee stock options or otherwise as compensation;

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  persons holding our common stock as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment;

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  persons subject to the alternative minimum tax provisions of the Code;

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  persons holding their interest through a partnership or similar pass-through entity;

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  persons holding a 10% or more (by vote or value) beneficial interest in us;

and, except to the extent discussed below:

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  tax-exempt organizations; and

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  non-U.S. stockholders, as defined below.

        For purposes of this summary, a U.S. stockholder is a beneficial owner of our common stock who for U.S. federal income tax purposes is:

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  a citizen or resident of the United States;

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  a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of a political subdivision thereof (including the District of Columbia);

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  an estate whose income is subject to U.S. federal income taxation regardless of its source; or

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  any trust if (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person.

        A non-U.S. stockholder is a beneficial owner of our common stock who is neither a U.S. stockholder nor an entity that is treated as a partnership for U.S. federal income tax purposes.

        THE U.S. FEDERAL INCOME TAX TREATMENT OF HOLDERS OF OUR COMMON STOCK DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE TAX CONSEQUENCES OF HOLDING OUR COMMON STOCK TO ANY PARTICULAR STOCKHOLDER WILL DEPEND ON THE STOCKHOLDER'S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF OUR COMMON STOCK.

Taxation of the Company

        We intend to elect to qualify to be taxed as a REIT under the Code, commencing with our taxable year ending December 31, 2014. We believe we have been organized and intend to operate in a manner that will allow us to qualify for taxation as a REIT under the Code commencing with our taxable year ending December 31, 2014.

        The law firm of Clifford Chance US LLP has acted as our counsel in connection with this offering. We will receive the opinion of Clifford Chance US LLP to the effect that, commencing with our taxable year ending December 31, 2014, we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that the opinion of Clifford Chance US LLP will be based on various assumptions relating to our organization and operation, including that all factual representations and statements set forth in all relevant documents, records and instruments are true and correct, all actions described herein are completed in a timely fashion and that we will at all times operate in accordance with the method of operation described in our organizational documents and registration statement. Additionally, the opinion of Clifford Chance US LLP is conditioned upon factual representations and covenants made by our management regarding our organization, assets, and present and future conduct of our business operations and other items regarding our ability to meet the various requirements for qualification as a REIT, and assumes that such representations and covenants are accurate and complete and that we will take no action that could adversely affect our qualification as a REIT. Although we believe we have been organized and intend to operate in a manner so that we will qualify as a REIT commencing with our taxable year ending December 31, 2014, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances or applicable law, no assurance can be given by Clifford Chance US LLP or us that we will qualify as a REIT for any particular taxable year. Clifford Chance US LLP will have no obligation to advise us or the holders of our common stock of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in applicable law. You should be aware that opinions of counsel are not binding on the Service or any court, and no assurance can be given that the Service will not challenge the conclusions set forth in such opinions. Clifford Chance US LLP's opinion does not foreclose the possibility that we may have to utilize one or more REIT savings provisions discussed below, which could require us to pay an excise or penalty tax (which could be significant in amount) in order to maintain our REIT qualification.

        Qualification and taxation as a REIT depend on our ability to meet, on a continuing basis, through actual operating results, distribution levels, and diversity of stock ownership by our stockholders, various qualification requirements imposed upon REITs by the Code, the compliance with which will not be reviewed by Clifford Chance US LLP. In addition, our ability to qualify as a REIT depends in part upon the operating results, organizational structure and entity classification for U.S. federal income tax purposes of certain entities in which we invest, including our investment in Polar Star Operating Partnership S.C.A. Our ability to qualify as a REIT for a particular year also requires that we satisfy certain asset and income tests during such year, some of which depend upon the fair market values of assets directly or indirectly owned by us. Such values may not be susceptible to a precise determination. In addition, the fact that we are a U.S. REIT making all of our investments through non-U.S. subsidiary entities and in currencies other than the U.S. dollar may subject us to novel issues and interpretations of the various REIT requirements, including those discussed under "—Gross Income Tests" and "Risk Factors—Risks Related to our Taxation as a REIT—If Polar Star Operating Partnership S.C.A. is treated as a corporation for U.S. federal income tax purposes, we will cease to qualify as a REIT." Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy the requirements for qualification and taxation as a REIT.

Taxation of REITs in General

        As indicated above, our qualification and taxation as a REIT for a particular year depend upon our ability to meet, on a continuing basis during such year, through actual results of operations, distribution levels, diversity of stock ownership and various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below under "—Requirements for Qualification—General." While we intend to operate so that we qualify as a REIT, no assurance can be given that the Service will not challenge our qualification as a REIT, or that we will be able to operate in accordance with the REIT requirements in the future. See "—Failure to Qualify."

        Provided that we qualify as a REIT, we will generally be entitled to a deduction for dividends that we pay and therefore will not be subject to U.S. federal corporate income tax on our net taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the "double taxation" at the corporate and stockholder levels that generally results from investment in a corporation. Rather, income generated by a REIT generally is taxed only at the stockholder level upon a distribution of dividends by the REIT.

        Stockholders who are noncorporate U.S. stockholders are generally taxed on corporate dividends at a maximum rate of 20% (the same as long-term capital gains), thereby substantially reducing, though not completely eliminating, the double taxation that has historically applied to corporate dividends. With limited exceptions, however, dividends received by noncorporate U.S. stockholders from us or other entities that are taxed as REITs will continue to be taxed at rates applicable to ordinary income, which are as high as 39.6%. Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the stockholders of the REIT, subject to special rules for certain items such as capital gains recognized by REITs. See "—Taxation of Stockholders—Taxation of Taxable U.S. Stockholders."

        If we qualify to be taxed as a REIT, we will nonetheless be subject to U.S. federal income tax as follows:

  •
  We will be taxed at regular corporate rates on any undistributed income, including undistributed net capital gains.

  •
  We may be subject to the "alternative minimum tax" on items of tax preference, if any.

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  If we have net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, as described below, such income will be subject to a 100% tax. See "Prohibited Transactions," and "Foreclosure Property," below.

  •
  If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or leasehold as "foreclosure property," we may thereby avoid (i) the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), and (ii) the inclusion of any income from such property not qualifying for purposes of the REIT gross income tests discussed below, but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

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  If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a 100% tax on an amount equal to (i) the greater of (A) the amount by which we fail the 75% gross income test or (B) the amount by which we fail the 95% gross income test, as the case may be, multiplied by (ii) a fraction intended to reflect our profitability.

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  If we fail to satisfy any of the REIT asset tests, as described below, other than a failure of the 5% or 10% REIT assets tests that does not exceed a statutory de minimis amount as described more fully below, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate (currently 35%) of the net income generated by the non-qualifying assets during the period in which we failed to satisfy the asset tests.

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  If we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a gross income or asset test requirement) and that violation is due to reasonable cause, we may retain our REIT qualification, but will be required to pay a penalty of $50,000 for each such failure.

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  If we fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year and (iii) any undistributed taxable income from prior periods, or the "required distribution," we will be subject to a 4% non-deductible excise tax on the excess of the required distribution over the sum of (A) the amounts actually distributed (taking into account excess distributions from prior years), plus (B) retained amounts on which U.S. federal income tax is paid at the corporate level.

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  We may be required to pay monetary penalties to the Service in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders, as described below in "—Requirements for Qualification—General."

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  A 100% excise tax may be imposed on some items of income and expense that are directly or constructively paid between us, our tenants and/or any TRSs if and to the extent that the Service successfully adjusts the reported amounts of these items.

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  If we acquire any appreciated asset from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Code) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, we will be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of such asset during the ten-year period following our acquisition from the subchapter C corporation. The results described in the preceding sentence could occur if we failed to qualify as a REIT (and, thus, were treated as a subchapter C corporation) for a prior year and then re-qualified as a REIT in a later year, in which case the appreciation would be measured as of the beginning of the year in which we first re-qualify as a REIT.

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  We may elect to retain and pay income tax on our net long-term capital gain. In that case, a stockholder would include its proportionate stock of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax we paid on such gain, and would be allowed a credit for its proportionate stock of the tax deemed to have been paid, and an adjustment would be made to increase the stockholder's basis in our common stock. Stockholders that are U.S. corporations will also appropriately adjust their earnings and profits for the retained capital gain in accordance with Treasury Regulations to be promulgated.

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  We may have subsidiaries or own interests in other lower-tier entities that are subchapter C corporations, including any TRSs, the earnings of which could be subject to U.S. federal and state corporate income tax to the extent such subsidiaries are organized as domestic entities or recognize income from U.S. sources or activities connected with the United States.

        In addition, we and our subsidiaries may be subject to a variety of taxes other than U.S. federal income tax, including state, local, and foreign income, transfer, franchise, property and other taxes. For example, we intend to make investments solely in real properties located outside of the United States through foreign entities, including Polar Star Operating Partnership S.C.A. Such foreign entities may be subject to local income and property taxes in the jurisdiction in which they are organized or where their assets are located. In addition, in certain circumstances, we may be subject to non-U.S. withholding tax on repatriation of earnings from such non-U.S. entities. To the extent we are required to pay any such taxes, we will not be able to pass through to our stockholders any tax credit with respect to our payment of any such taxes. See "—State, Local and Foreign Taxes." We could also be subject to tax in situations and with respect to transactions not presently contemplated.

Requirements for Qualification—General

        The Code defines a REIT as a corporation, trust or association:

  1)
  that is managed by one or more trustees or directors;

  2)
  the beneficial ownership of which is evidenced by transferable stocks, or by transferable certificates of beneficial interest;

  3)
  that would be taxable as a domestic corporation but for the special Code provisions applicable to REITs;

  4)
  that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

  5)
  the beneficial ownership of which is held by 100 or more persons during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months;

  6)
  in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer "individuals" (as defined in the Code to include specified entities);

  7)
  that meets other tests described below, including with respect to the nature of its income and assets and the amount of its distributions;

  8)
  that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked;

  9)
  that uses the calendar year for U.S. federal income tax purposes; and

  10)
  that meets other tests described below, including with respect to the nature of its income and assets and the amount of its distributions.

        The Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) do not need to be satisfied for the first taxable year for which an election to become a REIT has been made. Our organizational documents provide restrictions regarding the ownership and transfer of our stock, which are intended, among other purposes, to assist us in satisfying the stock ownership requirements described in conditions (5) and (6) above. We will continue to monitor the beneficial owners of our stock to ensure that our stock is at all times beneficially owned by 100 or more persons, but no assurance can be given that we will be successful in this regard. For purposes of condition (6), an "individual" generally includes a supplemental unemployment compensation benefit plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes, but does not include a qualified pension plan or profit sharing trust.

        To monitor compliance with the stock ownership requirements, we are required to maintain records regarding the actual ownership of our stock. To do so, we must demand written statements each year from the record holders of significant percentages of our stock in which the record holders are to disclose the actual owners of the stock (i.e., the persons required to include in gross income the dividends paid by us). A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. Failure to comply with these record-keeping requirements could subject us to monetary penalties. If we satisfy these requirements and after exercising reasonable diligence would not have known that condition (6) is not satisfied, we will be deemed to have satisfied such condition. A stockholder that fails or refuses to comply with the demand is required by Treasury Regulations to submit a statement with its tax return disclosing the actual ownership of the stock and other information.

        With respect to condition (9), we have adopted the calendar year as our taxable year and thereby satisfy this requirement.

Effect of Subsidiary Entities

        Ownership of Partnership Interests.    In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT is deemed to own its proportionate share of the partnership's assets and to earn its proportionate share of the partnership's gross income based on its pro rata share of capital interests in the partnership for purposes of the asset and gross income tests applicable to REITs, as described below. However, solely for purposes of the 10% value test, described below, the determination of a REIT's interest in partnership assets will be based on the REIT's proportionate interest in any securities issued by the partnership, excluding, for these purposes, certain excluded securities as described in the Code. In addition, the assets and gross income of the partnership generally are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share of the assets and items of income of partnerships in which we own an equity interest (including our interest in our operating partnership and its equity interests in any lower tier partnerships), is treated as our assets and items of income for purposes of applying the REIT requirements described below. Consequently, to the extent that we directly or indirectly hold a preferred or other equity interest in a partnership, the partnership's assets and operations may affect our ability to qualify as a REIT, even though we may have no control, or only limited influence, over the partnership.

        As discussed in greater detail in "—Tax Aspects of Investments in Partnerships" below, an investment in a partnership involves special tax considerations. For example, it is possible that the Service could treat a subsidiary partnership as a corporation for U.S. federal income tax purposes. In this case, the subsidiary partnership would be subject to entity-level tax and the character of our assets and items of gross income would change, possibly causing us to fail the requirements to qualify as a REIT. See "—Tax Aspects of Investments in Partnerships—Entity Classification" and "—Failure to Qualify" below. In addition, special rules apply in the case of appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership. In general terms, these rules require that certain items of income, gain, loss and deduction associated with the contributed property be allocated to the contributing partner for U.S. federal income tax purposes. These rules could adversely affect us, for example, by requiring that a lower amount of depreciation deductions be allocated to us, which in turn would cause us to have a greater amount of taxable income without a corresponding increase in cash and result in a greater portion of our distributions being taxed as dividend income. See "—Tax Aspects of Investments in Partnerships—Tax Allocations with Respect to Partnership Properties" below.

        Disregarded Subsidiaries.    If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary," that subsidiary is disregarded for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT, including for purposes of the gross income and asset tests applicable to REITs as summarized below. A qualified REIT subsidiary is any corporation, other than a TRS, as described below under "—Effect of Subsidiary Entities—Taxable REIT Subsidiaries," that is wholly owned by a REIT, or by other disregarded subsidiaries, or by a combination of the two. Single member limited liability companies that are wholly owned by a REIT are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT gross income and asset tests. We intend to cause any non-U.S. disregarded subsidiaries including, Polar Star GP Lux Co, to file an entity classification election under Section 301.7701-3 of the Treasury Regulations to be treated as a disregarded entity for U.S. federal income tax purposes. Disregarded subsidiaries, along with partnerships in which we hold an equity interest, are sometimes referred to herein as "pass-through subsidiaries."

        In the event that a disregarded subsidiary ceases to be wholly owned by us—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary—the subsidiary's separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income tests applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See "—Requirements for Qualification—General—Asset Tests" and "—Requirements for Qualification—General—Gross Income Tests."

        Taxable REIT Subsidiaries.    A REIT generally may jointly elect with a subsidiary corporation, whether or not wholly owned, to treat the subsidiary corporation as a TRS. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, such an entity would generally be subject to corporate U.S. federal, state and local income and franchise taxes on its earnings if it is a domestic entity, or on any U.S. source income or income connected to the United States which it recognizes if it is a foreign entity, which may reduce the cash flow generated by us and our subsidiaries in the aggregate, and our ability to make distributions to our stockholders. Our TRSs may invest in assets and engage in activities that could not be held or conducted directly by us without jeopardizing our qualification as a REIT.

        Non-U.S. corporations and non-U.S. entities treated as corporations for U.S. federal income tax purposes are not generally subject to U.S. federal corporate income tax except to the extent that they recognize income from U.S. sources or certain activities connected with the United States. However, under certain circumstances, certain U.S. stockholders of a non-U.S. corporation are required to include in their income currently their proportionate share of certain categories of income of the non-U.S. corporation, which includes passive investment income as well as certain other categories. As a result, if we hold an interest in a foreign TRS, such TRS may not be subject to significant U.S. federal corporate income tax, but we may be required to include in our income, on a current basis, certain categories of income recognized by such foreign TRS. These inclusions could affect our ability to comply with the REIT income tests and distribution requirement. See "—Gross Income Tests" and "—Annual Distribution Requirements." In addition, certain foreign TRSs that we may form may generate income, such as income from providing services, that is not subject to this pass-through regime. We generally would not be required to include the earnings of such a TRS attributable to such activities in our income until we receive a distribution from such TRS.

        A REIT is not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the REIT, and the REIT recognizes as income the dividends, if any, that it receives from the subsidiary. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below. Because a REIT does not include the assets and income of such subsidiary corporations in determining the REIT's compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries or render commercially unfeasible (for example, activities that give rise to certain categories of income such as management fees, fees for certain non-customary services to tenants of the REIT or non-qualifying hedging income). If dividends are paid to us by a TRS, then a portion of the dividends that we distribute to stockholders who are taxed at individual rates generally will be eligible for taxation at preferential qualified dividend income tax rates rather than at ordinary income rates. See "—Taxation of Taxable U.S. Stockholders" and "—Annual Distribution Requirements."

        Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. First, if a TRS has a debt to equity ratio as of the close of the taxable year exceeding 1.5 to 1, it may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the TRS's adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year).

        In addition, if amounts are paid to a REIT or deducted by a TRS due to transactions between a REIT, its tenants and/or a TRS, that exceed the amount that would be paid to or deducted by a party in an arm's-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. Rents received by us that include amounts for services furnished by a TRS to any of our tenants will not be subject to the excise tax if such amounts qualify for the safe harbor provisions contained in the Code. Safe harbor provisions are provided where (1) amounts are excluded from the definition of impermissible tenants service income as a result of satisfying a 1% de minimis exception; (2) a TRS renders a significant amount of similar services to unrelated parties and the charges for such services are substantially comparable; (3) rents paid to us by tenants leasing at least 25% of the net leasable space at a property that are not receiving services from the TRS are substantially comparable to the rents paid to us by our tenants leasing comparable space that are receiving such services from the TRS and the charge for the services is separately stated; or (4) the TRS's gross income from the service is not less than 150% of the TRS's direct cost of furnishing the service.

        To the extent we organize any TRS, we intend to structure transactions with any such TRS on terms that we believe are arm's length to avoid incurring the 100% excise tax described above. There can be no assurance, however, that we will, in all circumstances, be able to avoid application of the 100% tax.

Gross Income Tests

        In order to satisfy the requirements for qualification as a REIT, we annually must satisfy two gross income tests. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in "prohibited transactions," cancellation of indebtedness income and certain hedging and foreign currency transactions, must be derived from investments relating to real property, including "rents from real property," dividends received from and gain from the disposition of other stocks of REITs, and gains from the sale of real estate assets, as well as income from certain kinds of temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions, and cancellation of indebtedness income and certain hedging and foreign currency transactions, must be derived from some combination of income that qualifies under the 75% income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.

        For purposes of the 75% and 95% gross income tests, a REIT is deemed to have earned a proportionate share of the income earned by any partnership, or any limited liability company treated as a partnership for U.S. federal income tax purposes, in which it owns an interest, which share is determined by reference to its capital interest in such entity, and is deemed to have earned the income earned by any qualified REIT subsidiary.

        Rents received by us will qualify as "rents from real property" in satisfying the 75% gross income test described above, only if several conditions are met, including the following. The rent must not be based in whole or in part on the income or profits of any person. However, an amount will not be excluded from rents from real property solely by being based on a fixed percentage or percentages of receipts or sales or being based on the net income or profits of a tenant that derives substantially all of its income with respect to such property from subleasing of substantially all of such property, to the extent that the rents paid by the sublessees would qualify as rents from real property if earned directly by us. If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the total rent that is attributable to the personal property will not qualify as rents from real property unless it constitutes 15% or less of the total rent received under the lease. Moreover, for rents received to qualify as rents from real property, we generally must not operate or manage the property or furnish or render certain services to the tenants of such property, other than through an "independent contractor" who is adequately compensated and from which we derive no income, or through a TRS, as discussed below. We are permitted, however, to perform services that are

"usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, we may directly or indirectly provide non-customary services to tenants of our properties if the gross income from such services does not exceed 1% of the total gross income from the property. In such a case, only the amounts for non-customary services are not treated as rents from real property and the provision of the services does not disqualify the rents from treatment as rents from real property. If, however, the gross income from such non-customary services exceeds this 1% threshold, none of the gross income derived from the property for the relevant property is treated as rents from real property. For purposes of this test, the gross income received from such non-customary services is deemed to be at least 150% of the direct cost of providing the services. Moreover, we are permitted to provide services to tenants through a TRS without disqualifying the rental income received from tenants as rents from real property. Also, rental income will qualify as rents from real property only to the extent that we do not directly or indirectly (through application of certain constructive ownership rules) own, (1) in the case of any tenant which is a corporation, stock possessing 10% or more of the total combined voting power of all classes of stock entitled to vote, or 10% or more of the total value of stocks of all classes of stock of such tenant, or (2) in the case of any tenant which is not a corporation, an interest of 10% or more in the assets or net profits of such tenant. However, rental payments from a TRS will qualify as rents from real property even if we own more than 10% of the total value or combined voting power of the TRS if at least 90% of the property is leased to unrelated tenants and the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space.

        We may indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions will generally be classified as dividend income to the extent of the earnings and profits of the distributing corporation and, if such TRS is a non-U.S. entity, to the extent we have not already included portions of such TRS's earnings in our income. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test.

        Income inclusions from equity investments in certain foreign TRSs or other foreign corporations are technically neither dividends nor any of the other enumerated categories of income specified in the 95% gross income test for the U.S. federal income tax purposes. However, in recent private letter rulings (which may not be relied on as precedent, but which generally indicates the Service's view on an issue), the Service exercised its authority under Code Section 856(c)(5)(J)(ii) to treat such income as qualifying income for purposes of the 95% gross income test notwithstanding the fact that the income is not included in the enumerated categories of income qualifying for the 95% gross income test. As a result, based on advice of counsel, we intend to treat any such income inclusions as qualifying income for purposes of the 95% gross income test, provided that such income inclusions meet certain requirements. Notwithstanding the Service's determinations in the private letter rulings described above, it is possible that the Service could assert that such income does not qualify for purposes of the 95% gross income test, which, if any such income together with any other income we earn that does not qualify for the 95% gross income test exceeded 5% of our gross income, could cause us to be subject to a penalty tax and could impact our ability to qualify as a REIT. See "—Failure to Satisfy the Gross Income Tests" and "—Failure to Qualify."

        We expect that we will make all of our investments outside the U.S. and substantially all of our operating income, expenses and certain distributions from our operating partnership will be denominated in currencies other than the U.S. dollar. As a result, we will be subject to foreign currency gains and losses. "Real estate foreign exchange gain" is excluded from the calculation of the 75% gross income test and "passive foreign exchange gain" is excluded from the calculation of the 95% gross income test. "Real estate foreign exchange gain" means (i) foreign currency gain attributable (without duplication) to (a) an item of income or gain to which the 75% gross income test applies, (b) the acquisition or ownership of obligations secured by mortgages on real property or on interests in real property, or (c) becoming or being the obligor under obligations secured by mortgages on real property or interests in real property, or (ii) foreign currency gain attributable to a "qualified business unit" or "QBU" under Section 987 of the Code, provided the QBU itself satisfies both the 75% gross income test and the 75% asset test described below under "—Asset Tests." Passive foreign exchange gain is (without duplication) real estate foreign exchange gain, foreign currency gain attributable to an item of income or gain to which the 95% gross income test applies, foreign currency gain attributable to the acquisition or ownership of obligations, or foreign currency gain attributable to becoming or being the obligor under obligations. These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to any foreign currency gain derived from dealing, or engaging in substantial and regular trading, in securities. Such gain is treated as non-qualifying income for purposes of both the 75% and 95% gross income tests. In addition, the U.S. federal income tax law provides rules for determining the amount of gross income and deductions that we are treated as recognizing from activities of a QBU conducted in a foreign currency. As a result of these rules, changes in the U.S. dollar value of the currencies of our operations could impact our compliance with the REIT gross income tests, and the impact of these changes on our compliance with the REIT gross income requirements could be difficult to predict.

        We intend to invest primarily in real estate assets located outside of the United States, and accordingly we expect that most foreign currency gains recognized by us would generally be excluded from the REIT 75% and 95% gross income tests. However, foreign currency gain attributable to our holding of certain obligations, including currency hedges of such obligations, will be excluded for purposes of the 95% gross income test, but not the 75% gross income test. In addition, if such gains are attributable to cash awaiting distribution or reinvestment, such gains may be non-qualifying income under the 75% and 95% gross income tests. If we were to recognize significant foreign currency gains not excluded from the REIT gross income tests, we could fail to qualify as a REIT.

        Hedging Transactions.    We may enter into hedging transactions with respect to one or more of our assets or liabilities, including hedging transactions designed to minimize our risk with respect to (i) changes in interest rates on floating rate debt used to acquire or carry our properties and (ii) fluctuations in local currencies in the jurisdictions in which we invest. Hedging transactions could take a variety of forms, including interest rate swap agreements, interest rate cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury Regulations, any income from a hedging transaction we enter into (i) in the normal course of our business primarily to manage risk of interest rate or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which we clearly identify as specified in Treasury Regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, or (ii) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income tests which is clearly identified as such before the close of the day on which it was acquired, originated, or entered into, will not constitute gross income for purposes of the 75% or 95% gross income test. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the 75% and 95% gross income tests. We intend to structure our hedging transactions in a manner that will not jeopardize our qualification as a REIT although no assurance can be given that we will at all times be successful in this regard.

        Taxable Income in Excess of Economic Gain.    Due to our investments in real property located outside of the United States, we may enter into hedging transactions to manage our risk with respect to local currency fluctuations. If we were to recognize ordinary income with respect to such hedging transaction and a capital loss on the sale of such real property, we would be required to make a distribution although we may have not realized an overall economic gain. Similarly, the rules regarding foreign currency fluctuations may cause us to have taxable income in excess of our overall economic gain. As a result, a stockholder may recognize dividend income in excess of such stockholder's true economic gain with respect to our stock. In addition, we may generate less cash flow than taxable income in a particular year and we may incur U.S. federal income tax and the 4% non-deductible excise tax on that income if we do not distribute such income to stockholders in that year. In that event, we may be required to use cash reserves, incur debt or liquidate assets at rates or times that we regard as unfavorable or, to the extent possible, make a taxable distribution of our stock in order to satisfy the REIT 90% distribution requirement and to avoid U.S. federal income tax and the 4% nondeductible excise tax in that year.

        Failure to Satisfy the Gross Income Tests.    We will monitor our sources of income, including our foreign currency gains and hedging income and any non-qualifying income received by us, so as to ensure our compliance with the gross income tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for the year if we are entitled to relief under applicable provisions of the Code. These relief provisions will generally be available if the failure of our company to meet these tests was due to reasonable cause and not due to willful neglect and, following the identification of such failure, we set forth a description of each item of our gross income that satisfies the gross income tests in a schedule for the taxable year filed in accordance with the Treasury Regulations. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will not qualify as a REIT. As discussed above under "—Taxation of REITs in General," even where these relief provisions apply, a tax would be imposed upon the profit attributable to the amount by which we fail to satisfy the particular gross income test.

Asset Tests

        At the close of each calendar quarter we must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of "real estate assets," cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other REITs, and certain kinds of mortgage-backed securities and mortgage loans. In addition, cash includes the functional currency of a REIT or its QBU if such foreign currency (i) is held for use in the normal course of the activities of the REIT or QBU which give rise to qualifying income under the 95% or 75% gross income tests or are directly related to acquiring or holding qualifying assets under the 75% asset test and (ii) is not held in connection with dealing or engaging in substantial and regular trading in securities. Assets that do not qualify for purposes of the 75% asset test are subject to the additional asset tests described below. We intend to cause our subsidiaries to manage their holdings of foreign currency and related assets in a manner that permits us to qualify under the REIT 75% asset test.

        Second, the value of any one issuer's securities owned by us may not exceed 5% of the value of our total assets. Third, we may not own more than 10% of any one issuer's outstanding securities, as measured by either voting power or value. Fourth, the aggregate value of all securities of any TRSs held by us may not exceed 25% of the value of our total assets.

        The 5% and 10% asset tests do not apply to securities of TRSs, qualified REIT subsidiaries or securities that are "real estate assets" for purposes of the 75% asset test described above. In addition, the 10% value test does not apply to certain "straight debt" and other excluded securities, as described in the Code including, but not limited to, any loan to an individual or estate, any obligation to pay rents from real property and any security issued by a REIT. For these purposes, (i) a REIT's interest as a partner in a partnership is not considered a security; (ii) any debt instrument issued by a partnership (other than straight debt or another security that is excluded from the 10% value test) will not be considered a security issued by the partnership if at least 75% of the partnership's gross income is derived from sources that would qualify for the 75% gross income test; and (iii) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership to the extent of the REIT's interest as a partner in the partnership. For purposes of the 10% value test, "straight debt" means a written unconditional promise to pay on demand on a specified date a sum certain in money if (i) debt is not convertible, directly or indirectly, into stock or equity, (ii) the interest rate and interest payment dates are not contingent on profits, the borrower's discretion, or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Code and (iii) in the case of an issuer that is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if we, and any of our "controlled taxable REIT subsidiaries," as defined in the Code, hold any securities of the corporate or partnership issuer which (a) are not straight debt or other excluded securities (prior to the application of this rule), and (b) have an aggregate value greater than 1% of the issuer's outstanding securities (including, for the purposes of a partnership issuer, its interest as a partner in the partners).

        Failure to Satisfy the Asset Tests.    After initially meeting the asset tests at the close of a quarter, we will not lose our qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values (including a failure caused solely by change in the foreign currency exchange rate used to value a foreign asset). If we fail to satisfy the asset tests because we acquire or increase our ownership interest in securities during a quarter, we can cure this failure by disposing of the non-qualifying assets within 30 days after the close of that quarter. If we fail the 5% asset test, the 10% vote test, or the 10% value test at the end of any quarter, and such failure is not cured within 30 days thereafter, we may dispose of sufficient assets (generally, within six months after the last day of the quarter in which our identification of the failure to satisfy those asset tests occurred) to cure the violation, provided that the non-permitted assets do not exceed the lesser of 1% of our assets at the end of the relevant quarter or $10,000,000. If we fail any of the other asset tests, or our failure of the 5% and 10% asset tests is in excess of the de minimis amount described above, as long as the failure was due to reasonable cause and not willful neglect, we are permitted to avoid disqualification as a REIT, after the 30-day cure period, by taking steps including the disposition of sufficient assets to meet the asset tests (generally within six months after the last day of the quarter in which our identification of the failure to satisfy the REIT asset test occurred), and paying a tax equal to the greater of $50,000 or 35% of the net income generated by the non-qualifying assets during the period in which we failed to satisfy the relevant asset test.

        We believe our holdings of real property and other assets and securities relating to such real property will comply with the foregoing REIT asset requirements, and we intend to monitor compliance with such tests on an ongoing basis. There can be no assurance, however, that we will be successful in this effort. Moreover, the values of some of our assets, including the securities of our TRSs or other non-publicly traded investments, may not be susceptible to a precise determination and are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset tests. Accordingly, there can be no assurance that the Service will not contend that our assets do not meet the requirements of the REIT asset tests.

Annual Distribution Requirements

        In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

  (i)
  the sum of:

  •
  90% of our "REIT taxable income" (computed without regard to our deduction for dividends paid and our net capital gains), and

  •
  90% of the net income from foreclosure property (after tax) as described below, and recognized built-in gain, as discussed above, minus

  (ii)
  the sum of specified items of non-cash income that exceeds a percentage of our income.

        These distributions must be paid in the taxable year to which they relate, or in the following taxable year if such distributions are declared in October, November or December of the taxable year, are payable to stockholders of record on a specified date in any such month, and are actually paid before the end of January of the following year. Such distributions are treated as both paid by us and received by each stockholder on December 31 of the year in which they are declared. In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return for the year, provided we pay such distribution with or before our first regular dividend payment after such declaration, provided that such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to our stockholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

        In order for distributions to be counted towards our distribution requirement, and to give rise to a tax deduction to us, they must not be "preferential dividends." A dividend is not a preferential dividend if it is pro rata among all outstanding stocks within a particular class, and is in accordance with the preferences among our different classes of stocks as set forth in our organizational documents.

        To the extent that we distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. In addition, we may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we would elect to have our stockholders include their proportionate share of such undistributed long-term capital gains in their income and receive a corresponding credit for their proportionate share of the tax paid by us. Our stockholders would then increase their adjusted basis in our stock by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their proportionate shares.

        If we fail to distribute on an annual basis at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year and (iii) any undistributed taxable income from prior periods, we will be subject to a non-deductible 4% excise tax on the excess of such amount over the sum of (a) the amounts actually distributed (taking into account excess distributions from prior periods) and (b) the amounts of income retained on which we have paid corporate income tax. We intend to distribute our net income to our stockholders in a manner that satisfies the REIT 90% distribution requirement and that protects us from being subject to U.S. federal income tax on our income and the 4% non-deductible excise tax.

        It is possible that we, from time to time, may not have sufficient cash to meet the REIT distribution requirements due to (x) timing differences between (i) the actual receipt of cash, including the receipt of distributions from any partnership subsidiaries and (ii) the inclusion of items in income by us for U.S. federal income tax purposes or (y) recognizing ordinary income from hedging transactions entered into to manage the risk with respect to local currency fluctuations and a capital loss with respect to the sale of the underlying real property. In the event that such timing/character of income differences occur, in order to meet the distribution requirements, it might be necessary to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of taxable in-kind distributions of property, including, to the extent possible, taxable stock dividends. In the case of a taxable stock dividend, stockholders would be required to include the dividend as income and would be required to satisfy the tax liability associated with the distribution with cash from other sources, including sales of our common stocks. Both a taxable stock distribution and sale of common stock resulting from such distribution could adversely affect the price of our common stock.

        We may be able to rectify a failure to meet the distribution requirements for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing our REIT qualification.

However, we will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Recordkeeping Requirements

        We are required to maintain records and request on an annual basis information from specified stockholders. These requirements are designed to assist us in determining the actual ownership of our outstanding stock and maintaining our qualification as a REIT.

Prohibited Transactions

        Net income we derive from a prohibited transaction is subject to a 100% tax. The term "prohibited transaction" generally includes a sale or other disposition of property (other than foreclosure property) that is held as inventory or primarily for sale to customers in the ordinary course of a trade or business by a REIT, by a lower-tier partnership in which the REIT holds an equity interest or by a borrower that has issued a shared appreciation mortgage or similar debt instrument in the REIT. We intend to conduct our operations so that no asset owned by us or our pass-through subsidiaries will be held as inventory or primarily for sale to customers, and that a sale of any assets owned by us directly or through a pass-through subsidiary will not be in the ordinary course of business. However, whether property is held as inventory or "primarily for sale to customers in the ordinary course of a trade or business" depends on the particular facts and circumstances. No assurance can be given that any particular property in which we hold a direct or indirect interest will not be treated as property held as inventory or primarily for sale to customers, or that certain safe-harbor provisions of the Code discussed below that prevent such treatment will apply. The 100% tax will not apply to gains from the sale of property by any TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate income tax rates if the TRS is organized as a domestic entity or such income is from U.S. sources or is connected with certain U.S. activities.

        The Code provides a safe harbor that, if met, allows us to avoid being treated as engaged in a prohibited transaction. In order to meet the safe harbor, among other things, (i) we must have held the property for at least two years for the production of rental income (and, in the case of property which consists of land or improvements not acquired through foreclosure, we must have held the property for two years for the production of rental income), (ii) we capitalized expenditures on the property in the two years preceding the sale that are less than 30% of the net selling price of the property, and (iii) we (a) have seven or fewer sales of property (excluding certain property obtained through foreclosure) for the year of sale or (b) either (X) the aggregate tax basis of property sold during the year of sale is 10% or less of the aggregate tax basis of all of our assets as of the beginning of the taxable year, or (Y) the aggregate fair market value of property sold during the year of sale is 10% or less of the aggregate fair market value of all of our assets as of the beginning of the taxable year, and (Z) in the case of either (X) or (Y), substantially all of the marketing and development expenditures with respect to the property sold are made through an independent contractor from whom we derive no income. For these purposes, the sale of more than one property to one buyer as part of one transaction constitutes one sale.

        It is likely that we may sell certain properties that have not met all the requirements of the safe harbor if we believe the transaction would not be a prohibited transaction based on a facts and circumstances analysis. If the Service were to successfully argue that such a sale was in fact a prohibited transaction we would be subject to a 100% penalty tax with respect to such sale.

Foreclosure Property

        Foreclosure property is real property (including interests in real property) and any personal property incident to such real property (i) that is acquired by a REIT as a result of the REIT having bid on the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (ii) for which the related loan or lease was made, entered into or acquired by the REIT at a time when default was not imminent or anticipated and (iii) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT.

Failure to Qualify

        In the event that we violate a provision of the Code that would result in our failure to qualify as a REIT, we may nevertheless continue to qualify as a REIT. Specified relief provisions will be available to us to avoid such disqualification if (i) the violation is due to reasonable cause and not due to willful neglect, (ii) we pay a penalty of $50,000 for each failure to satisfy a requirement for qualification as a REIT and (iii) the violation does not include a violation under the gross income or asset tests described above (for which other specified relief provisions are available). This cure provision reduces the instances that could lead to our disqualification as a REIT for violations due to reasonable cause. If we fail to qualify for taxation as a REIT in any taxable year and none of the relief provisions of the Code apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to our stockholders in any year in which we are not a REIT will not be deductible by us, nor will they be required to be made. In this situation, to the extent of current and accumulated earnings and profits, and, subject to limitations of the Code, distributions to our stockholders will generally be taxable in the case of noncorporate U.S. stockholders at a maximum rate of 20%, and dividends in the hands of our corporate U.S. stockholders may be eligible for the dividends received deduction. Unless we are entitled to relief under the specific statutory provisions, we will also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether we will be entitled to statutory relief in all circumstances.

Tax Aspects of Investments in Partnerships

General

        We hold assets through entities that are classified as partnerships for U.S. federal income tax purposes, including Polar Star Operating Partnership S.C.A. and its equity interests in lower-tier partnerships. For a discussion of the tax treatment of transparent "pass-through" entities in which we hold interests, see "—Requirements for Qualification—Effect of Subsidiary Entities—Ownership of Partnership Interests" and "Requirements for Qualification—General—Effect of Subsidiary Entities—Disregarded Subsidiaries." In general, partnerships are "pass-through" entities that are not subject to U.S. federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are subject to tax on these items without regard to whether the partners receive a distribution from the partnership. We include in our income our proportionate share of these partnership items for purposes of the various REIT income tests, based on our capital interest in such partnership, and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we include our proportionate share of assets held by subsidiary partnerships, based on our capital interest in such partnerships (other than for purposes of the 10% value test, for which the determination of our interest in partnership assets will be based on our proportionate interest in any securities issued by the partnership excluding, for these purposes, certain excluded securities as described in the Code). Consequently, to the extent that we hold an equity interest in a partnership, the partnership's assets and operations may affect our ability to continue to qualify as a REIT, even though we may have no control, or only limited influence, over the partnership.

Entity Classification

        We plan to conduct substantially all of our business through our operating partnership, Polar Star Operating Partnership S.C.A., a corporate partnership limited by shares (société en commandite par actions) formed under the laws of the Grand Duchy of Luxembourg, and its subsidiaries. Polar Star Operating Partnership S.C.A. is not a per se corporation under Section 301.7701-2(b) of the Treasury Regulations and will file an entity classification election under Section 301.7701-3 of the Treasury Regulations to be treated as a partnership for U.S. federal income tax purposes. In addition, we will file entity classification elections under Section 301.7701-3 of the Treasury Regulations to treat all property-owning entities and intermediate entities as pass-through entities for U.S. federal income tax purposes. We do not expect that we will recognize taxable gain or loss as a result of filing these elections. In addition, we expect that we will have a fair market value basis in the assets held by these pass-through entities after making such elections. However, if we were to recognize taxable income as a result of filing these entity classification elections, we would have taxable income that is subject to the REIT distribution requirements without receiving any cash, which could impact our ability to meet the REIT distribution requirements. See "—Annual Distribution Requirements" above. The ownership by us of equity interests in partnerships, including Polar Star Operating Partnership S.C.A., involves special tax considerations, including the possibility of a challenge by the Service of the status of any of our subsidiary partnerships as a partnership, as opposed to an association taxable as a corporation, for U.S. federal income tax purposes. If Polar Star Operating Partnership S.C.A. or any subsidiary partnership were treated as an association for U.S. federal income tax purposes, it would be taxable as a corporation and, therefore, generally would be subject to an entity-level tax on its income to the extent it generates income from U.S. sources or activities connected to the United States. In such a situation, the character of our assets and items of our gross income would change and would preclude us from satisfying the REIT asset tests (particularly the tests generally preventing a REIT from owning more than 10% of the voting securities, or more than 10% of the value of the securities, of a corporation) or the gross income tests as discussed in "—Asset Tests" and "—Gross Income Tests" above, and in turn would prevent us from qualifying as a REIT. See "—Failure to Qualify," above, for a discussion of the effect of our failure to meet these tests for a taxable year.

        In addition, any change in the status of any of our subsidiary partnerships (other than as described above) for tax purposes might be treated as a taxable event, in which case we could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

Tax Allocations with Respect to Partnership Properties

        Under the Code and the Treasury Regulations, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution, or a book-tax difference. Such allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

        Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership or partnership property that has been revalued on the books of the partnership, must be allocated in a manner so that the contributing partners, or partners who held an interest in the partnership at the time of such revaluation, are charged with the unrealized gain or benefit from the unrealized loss associated with the property at the time of such contribution or revaluation. The use of certain methods under Section 704(c) of the Code could result in our having taxable income in excess of our economic income and our cash distributions from the operating partnership. This excess taxable income would be subject to the REIT distribution requirements as described in "Annual Distribution Requirements." Because we will rely on our cash distributions from Polar Star Operating Partnership S.C.A. to meet the REIT distribution requirements, any such excess income could adversely affect our ability to comply with the REIT distribution requirements discussed above and result in our stockholders recognizing additional dividend income without an increase in distributions.

Taxation of Stockholders

Taxation of Taxable U.S. Stockholders

        This section summarizes the taxation of U.S. stockholders that are not tax-exempt organizations.

        If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our common stock should consult its tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our stock by the partnership.

        Distributions.    Provided that we qualify as a REIT, distributions made to our taxable U.S. stockholders out of our current or accumulated earnings and profits, and not designated as capital gain dividends, will generally be taken into account by them as ordinary dividend income and will not be eligible for the dividends received deduction for corporations. In determining the extent to which a distribution with respect to our common stock constitutes a dividend for U.S. federal income tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred stock, if any is outstanding, and then to our common stock. Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates currently applicable to non-corporate U.S. stockholders who receive dividends from taxable subchapter C corporations.

        In addition, distributions from us that are designated as capital gain dividends will be taxed to U.S. stockholders as long-term capital gains, to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. stockholder has held the stock. To the extent that we elect under the applicable provisions of the Code to retain our net capital gains, U.S. stockholders will be treated as having received, for U.S. federal income tax purposes, our undistributed capital gains as well as a corresponding credit for taxes paid by us on such retained capital gains.

        U.S. stockholders will increase their adjusted tax basis in our common stock by the difference between their allocable share of such retained capital gain and their share of the tax paid by us. Corporate U.S. stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum U.S. federal rates of 20% in the case of noncorporate U.S. stockholders, and 35% for corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for non-corporate U.S. stockholders, to the extent of previously claimed depreciation deductions.

        A portion of our distributions may be treated as a return of capital for U.S. federal income tax purposes. As a general matter, a portion of our distributions will be treated as a return of capital for U.S. federal income tax purposes if the aggregate amount of our distributions for a year exceeds our current and accumulated earnings and profits for that year. To the extent that a distribution is treated as a return of capital for U.S. federal income tax purposes, it will reduce a holder's adjusted tax basis in the holder's stock, and to the extent that it exceeds the holder's adjusted tax basis will be treated as gain resulting from a sale or exchange of such stock. As a general matter, any such gain will be long-term capital gain if the stock has been held for more than one year. In addition, any dividend declared by us in October, November or December of any year and payable to a U.S. stockholder of record on a specified date in any such month will be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that the dividend is actually paid by us before the end of January of the following calendar year.

        With respect to non-corporate U.S. stockholders, we may elect to designate a portion of our distributions paid to such U.S. stockholders as "qualified dividend income." A portion of a distribution that is properly designated as qualified dividend income is taxable to noncorporate U.S. stockholders as capital gain, provided that the U.S. stockholder has held the common stock with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such common stock became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

  (i)
  the qualified dividend income received by us during such taxable year from subchapter C corporations (including any TRSs);

  (ii)
  the excess of any "undistributed" REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and

  (iii)
  the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT corporation or had appreciated at the time our REIT election became effective over the U.S. federal income tax paid by us with respect to such built-in-gain.

        Generally, dividends that we receive will be treated as qualified dividend income for purposes of (i) above if the dividends are received from a domestic subchapter C corporation, or a foreign subchapter C corporation meeting certain requirements such as a TRS, and specified holding period and other requirements are met.

        To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. See "—Taxation of the Company—Annual Distribution Requirements." Such losses, however, are not passed through to U.S. stockholders and do not offset income of U.S. stockholders from other sources, nor do they affect the character of any distributions that are actually made by us, which are generally subject to tax in the hands of U.S. stockholders to the extent that we have current or accumulated earnings and profits.

        Dispositions of Our Common Stock.    In general, a U.S. stockholder will realize gain or loss upon the sale, redemption or other taxable disposition of our common stock in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder's adjusted tax basis in the common stock at the time of the disposition. A U.S. stockholder's adjusted tax basis generally will equal the U.S. stockholder's acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder (as discussed above), less tax deemed paid on it and reduced by returns of capital. In general, capital gains recognized by individuals and other non-corporate U.S. stockholders upon the sale or disposition of our common stock will be subject to a maximum U.S. federal income tax rate of 20% if our common stock is held for more than 12 months, and will be taxed at ordinary income rates (of up to 39.6%) if our common stock is held for 12 months or less. Gains recognized by U.S. stockholders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. The Service has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate holders) to a portion of capital gain realized by a noncorporate holder on the sale of REIT stock or depositary stocks that would correspond to the REIT's "unrecaptured Section 1250 gain."

        Prospective stockholders are advised to consult their tax advisors with respect to their capital gain tax liability. Capital losses recognized by a U.S. stockholder upon the disposition of our common stock held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. stockholder but not ordinary income (except in the case of noncorporate taxpayers, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of our common stock by a U.S. stockholder who has held the stocks for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that were required to be treated by the U.S. stockholder as long-term capital gain.

        If a U.S. stockholder recognizes a loss upon a subsequent disposition of our common stock in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury Regulations involving "reportable transactions" could apply, with a resulting requirement to separately disclose the loss generating transactions to the Service. Although these regulations are directed towards "tax shelters," they are written quite broadly, and apply to transactions that would not typically be considered tax shelters. Significant penalties apply for failure to comply with these requirements. You should consult your tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of our common stock, or transactions that might be undertaken directly or indirectly by us. Moreover, you should be aware that we and other participants in transactions involving us (including our advisors) might be subject to disclosure or other requirements pursuant to these regulations.

        Foreign Taxes.    To the extent we are required to pay local taxes in the jurisdictions where our real property investments are located or are subject to a non-U.S. withholding tax on the repatriation of the earnings of a non-U.S. subsidiary, we will not be able to pass through to our stockholders any tax credit with respect to our payment of any such taxes. See "—State, Local and Foreign Taxes."

        Passive Activity Losses and Investment Interest Limitations.    Distributions made by us and gain arising from the sale or exchange by a U.S. stockholder of our common stock will not be treated as passive activity income. As a result, U.S. stockholders will not be able to apply any "passive losses" against income or gain relating to our common stock. Distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. stockholder that elects to treat capital gain dividends, capital gains from the disposition of stock or qualified dividend income as investment income for purposes of the investment interest limitation will be taxed at ordinary income rates on such amounts.

        Medicare tax on unearned income.    Certain U.S. stockholders that are individuals, estates or trusts are required to pay an additional 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of stock. U.S. stockholders should consult their tax advisors regarding the effect, if any, of this additional tax on their ownership and disposition of our common stock.

        Foreign Accounts.    Dividends paid, and gross proceeds from the sale or other disposition of our common stock paid, beginning no earlier than January 1, 2017, to "foreign financial institutions" in respect of accounts of U.S. stockholders at such financial institutions may be subject to withholding at a rate of 30% under the Foreign Account Tax Compliance Act, or FATCA. U.S. stockholders should consult their tax advisors regarding the effect, if any, of FATCA on their ownership and disposition of our common stocks. See "—Foreign Accounts."

Taxation of Tax-Exempt U.S. Stockholders

        U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, which is referred to herein as unrelated business taxable income, or UBTI. Although many investments in real estate may generate UBTI, the Service has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that a tax-exempt U.S. stockholder has not held our common stock as "debt financed property" within the meaning of the Code (i.e., where the acquisition or ownership of the property is financed through a borrowing by the tax-exempt stockholder), distributions from us and income from the sale of our common stock generally should not give rise to UBTI to a tax-exempt U.S. stockholder.

        Tax-exempt U.S. stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c) (9), (c)(17) and (c)(20) of the Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI unless they are able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by their investment in our common stock. These prospective investors should consult their tax advisors concerning these "set aside" and reserve requirements.

        In certain circumstances, a pension trust (i) that is described in Section 401(a) of the Code, (ii) is tax exempt under Section 501(a) of the Code, and (iii) that owns more than 10% of our stock could be required to treat a percentage of the dividends from us as UBTI if we are a "pension-held REIT." We will not be a pension-held REIT unless (i) either (a) one pension trust owns more than 25% of the value of our stock, or (b) a group of pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of such stock and (ii) we would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by such trusts shall be treated, for purposes of the requirement that not more than 50% of the value of the outstanding stock of a REIT is owned, directly or indirectly, by five or fewer "individuals" (as defined in the Code to include certain entities), as owned by the beneficiaries of such trusts.

        Tax-exempt U.S. stockholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign tax consequences of the acquisition, ownership and disposition of our stock.

Taxation of Non-U.S. Stockholders

        The following is a summary of material U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock applicable to non-U.S. stockholders. The discussion is based on current law and is for general information only. It addresses only selective and not all aspects of U.S. federal income taxation.

        Non-U.S. stockholders will generally be subject to U.S. federal withholding tax on dividends received from us at a 30% rate, subject to reduction under an applicable treaty or a statutory exemption under the Code. Although such withholding taxes may be creditable in such non-U.S. stockholder's resident jurisdiction, for many such non-U.S. stockholders, investment in a REIT that invests principally in non-U.S. real property may not be the most tax-efficient way to invest in such assets compared to a direct investment in such assets would generally not subject such non-U.S. stockholders to U.S. federal withholding taxes. The remainder of this section assumes that we will not hold U.S. real property interests and therefore will not be treated as a U.S. real property holding company for U.S. federal income tax purposes.

        Ordinary Dividends.    The portion of dividends received by non-U.S. stockholders payable out of our earnings and profits that are not attributable to gains from sales or exchanges of U.S. real property interests and which are not effectively connected with a U.S. trade or business of the non-U.S. stockholder generally will be treated as ordinary income dividends and will be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by an applicable income tax treaty. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs.

        In general, non-U.S. stockholders should not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock because distributions received by the non-U.S. stockholders will be non-U.S. source.

        Non-Dividend Distributions.    Unless (i) our common stock constitute a U.S. real property interest, or USRPI or (ii) either (a) the non-U.S. stockholder's investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (b) the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual's net capital gain for the year), distributions by us which are not treated as dividends for U.S. federal income tax purposes (i.e., not treated as being paid out of our current and accumulated earnings and profits) will not be subject to U.S. federal income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will constitute a dividend for U.S. federal income tax purposes, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. stockholder may seek a refund from the Service of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits and, therefore, did not constitute a dividend for U.S. federal income tax purposes.

        Because it will not generally be possible for us to determine the extent to which a distribution will be from our current or accumulated earnings and profits at the time the distribution is made, we intend to withhold and remit to the Service 30% of distributions to non-U.S. stockholders unless (i) a lower treaty rate applies and the non-U.S. stockholder files an Service Form W-8BEN evidencing eligibility for that reduced treaty rate with us; or (ii) the non-U.S. stockholder files a Service Form W-8ECI with us claiming that the distribution is income effectively connected with the non-U.S. stockholder's trade or business.

        Capital Gain Dividends.    Capital gain dividends received by a non-U.S. stockholder from a REIT that are not attributable to USRPI capital gains are generally not subject to U.S. federal income or withholding tax, unless either (i) the non-U.S. stockholder's investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (ii) the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual's net capital gain for the year). Capital gain dividends withheld are creditable against the non-U.S. stockholder's U.S. federal income tax liability or refundable when the non-U.S. stockholder properly and timely files a tax return with the Service.

        Dispositions of Our Common Stock.    Gain from the sale of our common stock would be taxable in the United States to a non-U.S. stockholder in two cases: (i) if the non-U.S. stockholder's investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder, the non-U.S. stockholder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (ii) if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States. In such cases, the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.

Backup Withholding and Information Reporting

        We will report to our U.S. stockholders and the Service the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. stockholder may be subject to backup withholding with respect to dividends paid, unless the holder (i) is a corporation or falls within other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number or social security number, certifies under penalties of perjury that such number is correct and that such holder is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the Service. In addition, we may be required to withhold a portion of capital gain distribution to any U.S. stockholder who fails to certify its non-foreign status.

        We must report annually to the Service and to each non-U.S. stockholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. stockholder resides under the provisions of an applicable income tax treaty. A non-U.S. stockholder may be subject to backup withholding unless applicable certification requirements are met.

        Payment of the proceeds of a sale of our common stock within the United States is subject to both backup withholding and information reporting requirements unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. stockholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of our common stock conducted through certain United States related financial intermediaries is subject to information reporting requirements (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder's U.S. federal income tax liability, provided the required information is furnished to the Service.

Foreign Accounts

        Withholding taxes may be imposed on U.S. source payments made to "foreign financial institutions" and certain other non-U.S. entities and on certain disposition proceeds of U.S. securities realized after December 31, 2016 under FATCA. Under FATCA, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends and sales proceeds to U.S. stockholders (as defined above) who own our common stock through foreign accounts or foreign intermediaries and certain non-U.S. stockholders. A 30% withholding tax may be imposed on dividends on, and gross proceeds from the sale or other disposition of, our common stock paid to a foreign financial institution or to a foreign entity other than a financial institution, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign entity that is not a financial institution either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner. If the payee is a foreign financial institution (that is not otherwise exempt), it must either enter into an agreement with the United States Treasury requiring, among other things, that it undertake to identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements, or in the case of a foreign financial institution that is resident in a jurisdiction that has entered into an intergovernmental agreement to implement FATCA, comply with the revised diligence and reporting obligations of such intergovernmental agreement. Prospective investors should consult their tax advisors regarding FATCA.

State, Local and Foreign Taxes

        We and our subsidiaries and stockholders may be subject to state, local and foreign taxation in various jurisdictions, including those in which they or we transact business, own property or reside. We will likely own interests in properties located in a number of foreign jurisdictions, and we may be required to file tax returns and pay taxes in certain of those jurisdictions. The state, local or foreign tax treatment of our company and our stockholders may not conform to the U.S. federal income tax treatment discussed above. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our common stock.

        The Code generally gives taxpayers the option of either deducting foreign taxes paid from taxable income or crediting such taxes against the taxpayer's U.S. federal income tax liability. If we elected to receive the foreign tax credit, we could be able to use part of this credit to offset our liability for U.S. federal income tax, for example by distributing less than 100% (but more than 90%) of our net income, thus incurring a REIT-level U.S. federal income tax liability that could be offset with foreign tax credits. However, we may not be able to fully utilize our foreign tax credits depending upon the source of our foreign income and the timing of our payment of foreign and U.S. federal taxes. In addition, we will not be able to use our foreign tax credits to the extent that we do not otherwise have a U.S. federal income tax liability. In such cases, we could elect to deduct foreign taxes paid, which would reduce the amount that we are required to distribute annually to our stockholders regardless of whether we have any U.S. federal income tax liability. In either event, any foreign taxes incurred by us will not pass through to stockholders as a credit against their U.S. federal income tax liability.

Proposed Legislation or Other Actions Affecting REITs

        The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the Service and the U.S. Treasury Department. No assurance can be given as to whether, when, or in what form, the U.S. federal income tax laws applicable to us and our stockholders may be enacted. Changes to the U.S. federal income tax laws and interpretations of U.S. federal tax laws could adversely affect an investment in our common stock.

LUXEMBOURG TAX CONSIDERATIONS

        The following contains a general description of certain material Luxembourg tax considerations that may be relevant regarding Polar Star Operating Partnership S.C.A. and Polar Star GP Lux Co. It does not purport to be a comprehensive description of all relevant Luxembourg tax considerations. This summary is based upon domestic tax laws and regulations of Luxembourg in effect at the time of preparation of this document and the provisions of typical double taxation treaties currently in force concluded by Luxembourg. It is important to note that the relevant Luxembourg tax law may change, possibly with retroactive effect. The following is intended only as a general and non-comprehensive summary, and is not intended to be, nor should it be considered to be, legal or tax advice with respect to Luxembourg tax law. In case of doubt, potential investors should consult their own professional tax advisers.

        Polar Star Operating Partnership S.C.A. ("Operating Partnership") and Polar Star GP Lux Co ("GP Subsidiary") are fully taxable companies resident for tax purposes in Luxembourg and as such are subject to any kind of taxation provided for under Luxembourg tax laws.

Corporate income tax and municipal business tax

        Polar SCA and Polar GP are subject to corporate income tax ("CIT") and municipal business tax ("MBT") on their worldwide income (subject to relevant double tax treaty provisions).

        For fiscal year 2014, the maximum CIT rate is 22.47% (including a 7% solidarity surcharge for the unemployment fund). The MBT rate is 6.75% (for a company having its statutory seat in Luxembourg City). Accordingly, for so long as Polar SCA and Polar GP have their statutory seat in Luxembourg City, they will be subject to CIT and MBT at the current aggregate rate of 29.22% for the fiscal year 2014.

        A minimum advance CIT ("ACIT") of EUR 3,210 (including the 7% solidarity surcharge for the employment fund) is levied on any company whose financial assets, transferable securities and cash deposits exceed 90% of their total balance sheet. The ACIT is creditable against any future CIT charge due by the taxpayer. Any excess is however not refundable.

        An ACIT is also levied for all other companies on a progressive scale which ranges from EUR 535 to EUR 21,400 depending on the closing balance sheet total. For the purpose of determining the minimum ACIT, (i) shares and units held in tax transparent entities will be considered "financial assets" irrespective of the underlying assets held by the entity as it is computed on the commercial balance sheet, and (ii) the net value of assets which generate (or may generate) income that Luxembourg is not allowed to tax according to a double tax treaty (e.g., income deriving from foreign real estate) should be excluded when computing the balance sheet total.

        Liability for such taxes extends to the Company's worldwide profits including capital gains, subject to the provisions of any relevant double taxation treaty or EU regulations (and implementing laws thereto). As fully taxable Luxembourg resident companies, Polar SCA and Polar GP should, from a Luxembourg tax perspective, be able to benefit from double taxation treaties and European directives in direct and indirect tax matters.

        The following specific exemptions to the CIT and MBT may be available under certain conditions in relation to dividends and/or liquidation proceeds received and capital gains realised on qualifying shareholdings held by the Polar SCA and Polar GP:

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  Dividends received by Polar GP from Polar SCA will be exempt from Luxembourg tax if certain conditions are met, including that, for an uninterrupted period of 12 months, Polar GP holds (or commits itself to hold) at least 10% of the shares of Polar SCA or shares of Polar SCA worth at least EUR 1,200,000;

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  Capital gains realized by Polar GP upon disposal of its shares in Polar SCA will be exempt from Luxembourg tax if certain conditions are met, including that, for an uninterrupted period of 12 months, Polar GP holds (or commits itself to hold) at least 10% of the shares of Polar SCA or shares of Polar SCA worth at least EUR 6,000,000. Such capital gains will, however, remain taxable up to the amount of certain previously tax deductible expenses.

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  Dividends received by Polar SCA from subsidiaries in Norway, Sweden or Denmark will be exempt from Luxembourg tax if certain conditions are met, including that, for an uninterrupted period of 12 months, Polar SCA holds (or commits itself to hold) at least 10% of the shares of the relevant subsidiary or shares of the relevant subsidiary worth at least EUR 1,200,000, and the relevant subsidiary is a qualifying entity under Luxembourg tax law. If such conditions are not met, a 50% exemption may also apply if certain other conditions are met.

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  Capital gains realized by Polar SCA upon disposal of shares of a subsidiary in Norway, Sweden or Denmark will be exempt from Luxembourg tax if certain conditions are met, including that, for an uninterrupted period of 12 months, Polar SCA holds (or commits itself to hold) at least 10% of the shares of the relevant subsidiary or shares of the relevant subsidiary worth at least EUR 6,000,000, and the subsidiary is a qualifying entity under Luxembourg tax law. Such capital gains will, however, remain taxable up to the amount of certain previously tax deductible expenses.

Net wealth tax

        Each of Polar SCA and Polar GP is subject to an annual net wealth tax (impôt sur la fortune) ("NWT") at the rate of 0.5% assessed on the difference between (i) assets estimated at their fair market value (valeur estimée de realisation or Gemeiner Wert), and (ii) liabilities vis-à-vis third parties. In this respect, specific assets such as shares in the subsidiaries in Norway, Sweden, Denmark (and shares held by Polar GP in Polar SCA) may benefit from a NWT exemption or reduction if certain conditions are met.

Withholding Tax on Dividends

        Dividends paid by Polar SCA or by Polar GP to its shareholders are normally subject to withholding tax in Luxembourg at either the domestic rate of 15%, an applicable lower treaty rate, or a 0% rate under a domestic exemption. The distributing company (i.e., Polar SCA or Polar GP) is responsible for withholding any tax imposed on the relevant dividends.

Withholding Tax on interest payments

        Interest paid by Polar GP to the Company will not be subject to withholding tax in Luxembourg as long as (i) such interest is paid under a debt instrument that is not treated as a profit sharing security within the meaning of Luxembourg tax law, (ii) the interest payment is made under arm's length conditions, (iii) there is no breach of any applicable debt-to-equity ratio, and (iv) the interest payment does not fall within the scope of certain laws providing for withholding tax on certain interest payments made to Luxembourg resident individuals or certain other individual beneficial owners and residual entities.

 NORWAY TAX CONSIDERATIONS

        Ordinary income net of allowable deductions derived by a Norwegian company is taxable at a current rate of 27%. Ordinary losses generally are deductible in calculating taxable income. Deductible losses exceeding taxable income may be carried forward indefinitely. Capital gains realized on the disposition of real estate are taxable as ordinary income and losses realized upon the disposition of real estate are deductible in calculating taxable income.

        Under the Norwegian Tax Exemption Method regime, dividends derived by a Norwegian company in respect of shares of a company that is resident in a member state of the EEA, or a country not deemed to be a low-tax jurisdiction, generally are subject to Norwegian tax at an effective rate of 0.81%. However, dividends distributed within a tax group are exempt from all Norwegian tax. Capital gains derived by a Norwegian company in respect of shares of a company satisfying the foregoing requirements are exempt from Norwegian tax. Losses realized on the sale of shares are not tax deductible.

        There are certain limitations on the deductibility of interest paid to a related party or on borrowings guaranteed by a related party, based on the amount of the borrower's income before net interest expense and depreciation, and certain other factors.

        Dividends paid by a Norwegian company to a company not resident in Norway are generally subject to Norwegian withholding tax at a 25% rate or a lower rate under an applicable tax treaty.

        Non-Norwegian companies resident within a member state of the EEA are exempt from Norwegian withholding tax on dividends received from Norwegian companies if the Non-Norwegian shareholder (i) would have qualified for an exemption from Norwegian tax on such dividends had it been a Norwegian company (ii) is the beneficial owner of the relevant shares and (iii) is genuinely established and performs genuine economic activities within the relevant EEA member state.

        Non-Norwegian companies are not subject to Norwegian withholding tax on capital gains realized from the disposition of shares in Norwegian companies.

 SWEDEN TAX CONSIDERATIONS

        Ordinary income net of allowable deductions derived by a Swedish company is taxable at a current rate of 22%. Ordinary losses generally are deductible in calculating taxable income. Deductible losses exceeding taxable income may be carried forward indefinitely. Capital gains realized on the disposition of real estate are taxable as ordinary income. The deductibility of capital losses realized on the disposition of real estate is subject to certain limitations.

        Under the Swedish participation exemption regime, dividends and capital gains derived by a Swedish company in respect of shares of a company that is resident in a member state of the European Economic Area ("EEA"), or a country not deemed to be a low-tax jurisdiction, generally are exempt from taxation, provided that the shares of the distributing company are a capital asset in the hands of the shareholder and (i) the distributing company is not listed on a relevant stock exchange, (ii) the shareholder holds at least ten percent of the voting shares in the distributing company, or (iii) the holding is deemed necessary for the business conducted by the shareholder or any other company within the shareholder's corporate group. Losses realized on the disposition of shares qualifying under the participation exemption regime are not deductible for Swedish tax purposes. The participation exemption regime does not apply to shares of a Swedish company held as stock in trade and may not apply to capital gains realized on the disposition of a shell company.

        Interest on indebtedness to a related party generally is not deductible unless the interest income is taxed in the hands of the beneficial owner of the interest income at a rate of at least 10% and certain other conditions are met. A deduction also may be available if the underlying debt relationship is predominantly motivated by business reasons. This rule also requires that the beneficial owner of the interest income be a resident within the European Economic Area or, in certain other cases, a resident of a state with whom Sweden has a tax treaty covering such beneficial owner and interest income.

        Dividends distributed by a Swedish company to a company not resident in Sweden generally are subject to Swedish withholding tax at a 30% rate, or a lower rate under an applicable tax treaty.

        A non-Swedish company resident in a country that has signed a comprehensive tax treaty with Sweden may be exempt from Swedish withholding tax on dividends if the non-Swedish company would have qualified for an exemption from Swedish tax on such dividends had it been a Swedish company and either (i) the Swedish company is not listed on a relevant stock exchange, or (ii) the non-Swedish company holds ten percent or more of the voting shares in the Swedish company and the shares of the Swedish company have been held for at least one year.

        Non-Swedish companies are not subject to Swedish withholding tax on capital gains realized on the disposition of shares in Swedish companies.

 DENMARK TAX CONSIDERATIONS

        Ordinary income net of allowable deductions derived by a Danish company is taxable at a current rate of 24.5% (to be gradually reduced to 22% as of 2016). Ordinary losses generally are deductible in calculating taxable income. Deductible losses exceeding taxable income may be carried forward indefinitely, subject to certain restrictions and limitations. Capital gains realized on the disposition of real estate are taxable as ordinary income. The deductibility of capital losses realized on the disposition of real estate is subject to certain limitations.

        Danish corporations are generally exempt from taxation on dividends and capital gains derived by a Danish company in respect of shares of a company that is resident in a member state of the European Union (the "EU"), or in which Denmark has signed a comprehensive income tax treaty, provided that the Danish corporate shareholder holds at least 10% of the nominal share capital of the distributing corporation. In addition, capital gains realized by a Danish corporation on the disposition of shares of a company not listed on a relevant stock exchange generally are exempt from Danish tax. Losses realized on the disposition of shares qualifying for an exemption as described above are not deductible for Danish tax purposes.

        There are various limitations on the deduction of interest based on, among other things, the Danish tax value of certain qualifying assets, the overall taxable income of the borrower net of financing expenses, and in the case of interest paid to a related party lender, the debt-to-equity ratio of the borrower.

        Dividends paid by a Danish company to a company not resident in Denmark generally are subject to Danish withholding tax at a 27% rate or a lower rate under an applicable tax treaty.

        Subject to certain limitations, dividends paid by a Danish company to a non-Danish company that is the beneficial owner of the dividends are exempt from Danish withholding tax, provided the non-Danish company holds at least 10% of the nominal share capital of the Danish company. Proceeds in respect of certain intra-group sales of shares, group restructurings, redemption of shares and liquidations are treated as dividends for Danish tax purposes.

        Non-Danish companies are not subject to Danish withholding tax on capital gains realized on the disposition of shares in Danish companies. As described above, certain proceeds on the disposition of shares in Danish companies are, however, qualified as dividends rather than capital gains.

 ERISA CONSIDERATIONS

        A fiduciary of an "employee benefit plan," or ERISA plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, or ERISA, that is subject to Title I of ERISA, should consider the fiduciary standards under ERISA in the context of the ERISA plan's particular circumstances before authorizing an investment of a portion of such ERISA plan's assets in shares of our common stock. Accordingly, among other things, such fiduciary should consider (i) whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA, (ii) whether the investment is in accordance with the documents and instruments governing the plan as required by Section 404(a)(1)(D) of ERISA, and (iii) whether the investment is prudent under ERISA. In addition to the imposition of general fiduciary standards of investment prudence and diversification, ERISA, and the corresponding provisions of the Code, prohibit a wide range of transactions involving the assets of the plan and persons who have certain specified relationships to the plan known as "parties in interest" within the meaning of ERISA, or "disqualified persons" within the meaning of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA plan that is engaged in such a non-exempt prohibited transaction may be subject to penalties under ERISA and the Code. Thus, a plan fiduciary considering an investment in shares of our common stock also should consider whether the acquisition or the continued holding of shares of our common stock might constitute or give rise to a direct or indirect prohibited transaction that is not subject to an exemption issued by the Department of Labor, or the DOL.

        The DOL has issued final regulations, or the DOL Regulations, as to what constitutes ERISA "plan assets." Under the DOL Regulations, if an ERISA plan acquires an equity interest in an entity, which interest is neither a "publicly offered security" nor a security issued by an investment company registered under the Investment Company Act of 1940, as amended, the plan's assets would include, for example, for purposes of the fiduciary responsibility provision of ERISA, both the equity interest and an undivided interest in each of the entity's underlying assets unless certain specified exceptions apply. The DOL Regulations define a publicly offered security as a security that is part of a class of securities that is "widely held," "freely transferable," and either part of a class of securities registered under Section 12(b) or 12(g) of the Exchange Act, or sold as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the public offering occurred). We expect shares of our common stock will be sold in an offering registered under the Securities Act and will be registered under the Exchange Act.

        The DOL Regulations provide that a class of securities is considered "widely held" only if it is a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be "widely held" because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer's control. We expect, although we cannot confirm, that shares of our common stock will be "widely held" upon closing of the initial public offering.

        The DOL Regulations provide that whether a security is considered "freely transferable" is a factual question to be determined on the basis of all relevant facts and circumstances. The DOL Regulations further provide that when a security is part of an offering in which the minimum investment is $10,000 or less, as we expect to be the case with this offering, certain restrictions ordinarily will not, alone or in combination, affect the finding that such securities are "freely transferable." Additionally, limitations or restrictions on the transfer or assignment of a security which are created or imposed by persons other than the issuer of the security or persons acting for or on behalf of the issuer will ordinarily not prevent the security from being considered freely transferable. We believe that any restrictions imposed under our charter on the transfer of shares of our common stock are limited to the restrictions on transfer generally permitted under the DOL Regulations and are not likely to result in the failure of shares of our common stock to be "freely transferable."

        Assuming that shares of our common stock will be "widely held" and "freely transferable," we believe that our common stock will be "publicly offered securities" for purposes of the DOL Regulations and that our assets will not be deemed to be "plan assets" of any plan that invests in shares of our common stock.

        Each holder of shares of our common stock will be deemed to have represented and agreed that its purchase and holding of such shares of our common stock (or any interest therein) will not constitute or result in a non exempt prohibited transaction under ERISA or the Code.

        If the assets of the issuer were deemed to be "plan assets" under ERISA, this would result, among other things, in (i) the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by the issuer, and (ii) the possibility that certain transactions in which the issuer might seek to engage could constitute "prohibited transactions" under ERISA and the Code.

        Prior to making an investment in the shares offered in this prospectus, prospective plan investors (whether or not subject to ERISA or the Code) should consult with their legal and other advisors concerning the impact of ERISA and the Code (and, particularly in the case of plans not subject to ERISA, any additional state, local and foreign law considerations), as applicable, and the potential consequences in their specific circumstances of an investment in such shares.

UNDERWRITING

        We have entered into an underwriting agreement with FBR Capital Markets & Co. and Wunderlich Securities, Inc., as representatives of the underwriters named below, with respect to the shares subject to this offering. Subject to the terms and conditions in the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has, severally and not jointly, agreed to purchase from us on a firm commitment basis, the respective number of shares of our common stock set forth opposite its name in the table below

Underwriters	Number of Shares
FBR Capital Markets & Co.
Wunderlich Securities, Inc.

Total

        The underwriting agreement provides that the obligation of the underwriters to purchase all of the shares being offered to the public is subject to approval of legal matters by counsel and the satisfaction of other conditions. These conditions include, among others, the continued accuracy of representations and warranties made by us in the underwriting agreement, delivery of legal opinions and the absence of any material changes in our assets, business or prospects after the date of this prospectus. The underwriters are obligated to purchase all of our shares in this offering, other than those covered by the over-allotment option described below, if they purchase any of our shares. The underwriting agreement also provides that if an underwriter defaults, the representatives will have the right within 36 hours after such default to make alternative arrangements for one or more non-defaulting underwriters, or any other underwriter, to purchase all, but not less than all, of the commitments of the defaulting underwriter. If the representatives are unable to complete such arrangements within such 36-hour period, the representatives may terminate the offering if the commitment of the defaulting underwriter exceeds 10% of the aggregate commitment of the underwriters, and, otherwise, the purchase commitments of the non-defaulting underwriters will be proportionately increased. If a new underwriter is substituted for a defaulting underwriter, the non-defaulting underwriters will have the right to postpone the closing for a period of up to five business days in order that any necessary changes in this registration statement and prospectus and other documents may be effected.

        The representatives of the underwriters have advised us that the underwriters propose to offer the common stock directly to the public at the public offering prices listed on the cover page of this prospectus and to selected dealers, who may include the underwriters, at the public offering price less a selling concession not in excess of $            per share for the common stock. After the completion of the offering, the underwriters may change the offering price and other selling terms. Sales of common stock made outside of the United States may be made by affiliates of the underwriters.

        Pursuant to the underwriting agreement, we have agreed to indemnify the underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the underwriters or their controlling persons or other indemnified parties may be required to make in respect of any such liabilities.

Commissions and Expenses

        The following table provides information regarding the amount of the underwriting discounts and commissions to be paid to the underwriters by us. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares to cover over-allotments, if any.

Total
	Per Share	Without Over-Allotment	With Over-Allotment
Underwriting discount paid by us	$	$	$
Proceeds, before expenses, to us	$	$	$

        We will also pay Wunderlich Securities, Inc. an advisory fee equal to 0.50% of the gross proceeds of this offering in cash and 0.50% in LTIP units or similar securities.

        In addition, subject to FINRA Rule 5110(f)(2)(E), we have granted a right of first refusal to FBR Capital Markets & Co. and Wunderlich Securities, Inc. with respect to certain offerings of our equity securities within two years following the completion of this offering, subject to certain limitations. FINRA deems this right of first refusal to be an additional item of compensation received by the underwriters.

        Our common stock has been approved for listing on the NYSE subject to official notice of issuance, under the symbol "PSRT." We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, will be approximately $            . We have agreed to reimburse the underwriters up to $1.3 million for certain offering-related expenses incurred by them, including the legal fees and disbursements of their counsel.

Over-Allotment Option

        We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 30 days after the date of this prospectus, permits the underwriters to purchase a maximum of 6,521,739 additional shares of common stock from us, to cover over-allotments, if any. If the underwriters exercise all or part of this option, each underwriter will be obligated to purchase its proportionate number of shares covered by the option at the public offering price that appears on the cover page of this prospectus, less the underwriting discount.

Lock-Up Agreements

        Our officers, directors, EBH I, Etatbygg Holding II AS, Öffentliga Fastigheter Holding I AB and Obligo have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons and entities, with certain exceptions, for a period of 180 days (or, in the case of Obligo, one year) after of the date of this prospectus, may not, without the prior written consent of the representative, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise dispose of or transfer, directly or indirectly, any of our equity securities, or any securities convertible into or exercisable or exchangeable for our equity securities, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of our equity securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or (iii) announce the intention to effect any of the transactions referred to in clauses (i) or (ii) above, or (iv) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock. However, with respect to our directors and executive officers, the restrictions described above shall not apply to bona fide gifts or transfers to family members or trusts for the direct or indirect benefit of the director or executive officer or his or her immediate family members, provided in each case that the transferee agrees in writing to be bound by the terms of the lock-up agreement and will also not apply for shares sold in certain instances based on withholding taxes for vesting of restricted stock.

        In addition, the underwriting agreement provides that we will not, for a period of 180 days following the date of this prospectus, engage in the transactions referred to in clauses (i), (ii) or (iii) above, subject to certain exceptions.

Stabilization

        Until the distribution of the securities offered by this prospectus is completed, rules of the SEC may limit the ability of the underwriters to bid for and to purchase our common stock. As an exception to these rules, the underwriters may engage in transactions effected in accordance with Regulation M under the Exchange Act that are intended to stabilize, maintain or otherwise affect the price of our common stock. The underwriters may engage in over-allotment sales, syndicate covering transactions, stabilizing transactions and penalty bids in accordance with Regulation M.

  •
  Stabilizing transactions permit bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, so long as stabilizing bids do not exceed a specified maximum.

  •
  Over-allotment involves sales by the underwriters of securities in excess of the number of securities the underwriters are obligated to purchase, which creates a short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriters is not greater than the number of shares of common stock that they may purchase in the over-allotment option. In a naked short position, the number of shares of common stock involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares of our common stock in the open market.

  •
  Covering transactions involve the purchase of securities in the open market after the distribution has been completed in order to cover short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. If the underwriters sell more shares of common stock than could be covered by the over-allotment option, creating a naked short position, the position can only be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in this offering.

  •
  Penalty bids permit the underwriters to reclaim a selling concession from a selected dealer when the securities originally sold by the selected dealer are purchased in a stabilizing or syndicate covering transaction.

        These stabilizing transactions, covering transactions and penalty bids may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of our common stock. As a result, the price of our securities may be higher than the price that might otherwise exist in the open market.

        Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of our securities. These transactions may occur on any trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

Electronic Prospectus

        This prospectus may be made available in electronic format on Internet sites or through other online services maintained by the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. Other than this prospectus in electronic format, any information on the underwriters' or their affiliates' websites and any information contained in any other website maintained by the underwriters or any affiliate of the underwriters is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Market for Shares

        Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters. In determining the initial public offering price, we and the representatives of the underwriters expect to consider a number of factors including:

  •
  the information set forth in this prospectus and otherwise available to the representatives;

  •
  our prospects and the history and prospects for the industry in which we compete;

  •
  an assessment of our management;

  •
  our prospects for future earnings;

  •
  the general condition of the securities markets at the time of this offering;

  •
  the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

  •
  other factors deemed relevant by the underwriters and us.

        Neither we nor the underwriters can assure investors that an active trading market will develop for the shares of our common stock, or that the shares will trade in the public market at or above the initial public offering price.

Certain Matters Pertaining to the Underwriters

        Certain of the underwriters are not registered with the relevant European securities authority nor do they have any license or permit to underwrite, offer, sell, place or receive subscriptions of securities offered in those European jurisdictions. As such, those underwriters will not take part in the offering or placing of securities in those jurisdictions. All matters in respect of the offering in those jurisdictions will be handled by                    .

                            is not a U.S. registered broker-dealer and, therefore, intends to participate in the offering outside of the United States and, to the extent that the offering by such underwriter is within the United States, the underwriter will offer to and place common shares with investors through a U.S. broker-dealer. The activities of                    in the United States will be effected only to the extent permitted by Rule 15a-6 under the Securities Exchange Act of 1934, as amended.

Non-U.S. Legends

        Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Prospective Investors in Belgium

        This offering is exclusively conducted under applicable private placement exceptions and therefore it has not been and will not be notified to, and any other offering material relating to this offering has not been, and will not be, approved by the Belgian Financial Services and Markets Authority pursuant to the Belgian laws and regulations applicable to the public offering of securities.

        Accordingly, this offering as well as any other materials relating to the offering may not be advertised, offered or distributed in any other way, directly or indirectly, (i) to any person located and/or resident in Belgium other than a qualified investor within the meaning of Article 10 of the Belgian law of 16 June 2006 on the public offering of investment instruments and the admission of investment instruments to trading on a regulated market and (ii) to any person qualifying as a consumer for the purpose of Book VI of the Belgian Code of Economic Law, unless such sale is made in compliance with the relevant provisions of such code and the implementing regulation.

Notice to Prospective Investors in the EEA

        This document has been prepared on the basis that all offers of shares of our common stock will be made pursuant to an exemption under Article 3 of Directive 2003/71/EC, as implemented in member states (the "Member States") of the European Economic Area (the "EEA"), from the requirement to produce a prospectus for offers of shares of our common stock. Accordingly, any person making or intending to make any offer of shares of our common stockwithin the EEA should only do so in circumstances in which no obligation arises for us, the company or any of the underwriters to produce a prospectus for such offer. Neither we, nor the company nor the underwriters have authorized, nor do they authorize, the making of any offer of shares of our common stock through any financial intermediary, other than offers made by the underwriters, which constitute the final placement of shares of our common stock contemplated in this document.

        In relation to each Member State of the EEA that has implemented the Prospectus Directive (each, a "Relevant Member State"), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date"), no offer is being made or will be made to the public of any shares of our common stock which are the subject of this offering contemplated by this document in that Relevant Member State, other than: (i) to legal entities which are qualified investors as defined in the Prospectus Directive; (ii) to fewer than 100, or if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive; subject to obtaining the prior consent of the underwriters nominated by the company for any such offer; or (iii) in any other circumstances falling within Article 3(2) of the Prospectus Directive; provided that no such offer of shares of our common stock shall require us, the company or the underwriters to publish a prospectus pursuant to Article 3(2) of the Prospectus Directive. For the purposes of this provision, the expression an "offer of shares of our common stock to the public" in relation to the shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares of our common stock to be offered so as to enable an investor to decide to purchase or subscribe for the shares of our common stock, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (and any amendment thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State and the expression"2010 PD Amending Directive" means Directive 2010/73/EU.

Notice to Prospective Investors in France

        This prospectus has not been prepared and is not being distributed in the context of a public offering of financial securities in France (offre au public de titres financiers) within the meaning of Article L. 411 1 of the French Code Monétaire et Financier and Title I of Book II of the RèglementGénéral of the Autorité des marchés financiers (the French financial markets authority) (the "AMF"). Consequently, shares of our common stock may not be, directly or indirectly, offered or sold to the public in France, and neither this offering memorandum nor any offering or marketing materials relating to shares of our common stock must be made available or distributed in any way that would constitute, directly or indirectly, an offer to the public in France.

        Shares of our common stock may only be offered or sold in France to qualified investors (investisseursqualifiés) acting for their own account and/or to providers of investment services relating to portfolio management for the account of third parties (personnesfournissant le service d'investissement de gestion de portefeuille pour compte de tiers), all as defined in and in accordance with Articles L. 411 1, L. 411 2, D. 411 1, D. 744 1, D. 754 1 and D. 764 1 of the French Code Monétaire et Financier and applicable regulations thereunder.

        Prospective investors are informed that:

  (i)
  this offering memorandum has not been and will not be submitted for clearance to the AMF;

  (ii)
  entities referred to in Article L.411-2-II-2 of the French Code monétaire et financier may only participate in the offering for their own account, as provided under Articles D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier; and

  (iii)
  the direct and indirect distribution or sale to the public of shares of our common stock acquired by them may only be made in compliance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Switzerland

        This document is not intended to constitute an offer or solicitation to purchase or invest in shares of our common stock as described herein. Shares of our common stock may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to shares of our common stock constitutes a prospectus as such term is understood pursuant to article 652a of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland, and neither this document nor any other offering or marketing material relating to shares of our common stock may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in the United Kingdom

        The issue and distribution of this document is restricted by law. This document is not being distributed by, nor has it been approved for the purposes of section 21 of the Financial Services and Markets Act 2000 by, a person authorized under the Financial Services and Markets Act 2000. This document is for distribution only to persons who (i) have professional experience in matters relating to investments (being investment professionals falling within Article 19(5) of the Financial Services and

Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the "Financial Promotion Order")), (ii) are persons falling within Article 49(2)(a) to (d) ("high net worth companies, unincorporated associations, etc.") of the Financial Promotion Order, (iii) are outside the United Kingdom or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of any shares of our common stockthat may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as "relevant persons"). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons. No part of this document should be published, reproduced, distributed or otherwise made available in whole or in part to any other person without the prior written consent of the company. Shares of our common stock are not being offered or sold to any person in the United Kingdom, except in circumstances which will not result in an offer of securities to the public in the United Kingdom within the meaning of Part VI of the Financial Services and Markets Act 2000.

Relationships

        Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

        The current non-executive chairman of the holding company for Wunderlich is a 9.34% shareholder of Obligo's parent company as of November 3, 2014, and the founder and former chairman and chief executive officer of Obligo's parent company and its predecessors. We understand that, other than as shareholder, he has no role currently at Obligo's parent company or its affiliates and is not employed or an officer or director of them. Although he had no role in any of the arrangements, as a result of his shareholdings in Obligo's parent company, Wunderlich's chairman will indirectly benefit from the various fees and arrangements described in this prospectus relating to Obligo, which is wholly-owned by Agasti. See "Certain Transactions."

                            , one of the managers of the offering, will receive termination fees from EBH I, EBH II and the selling shareholders of the TRES portfolio and the Kongsberg portfolio for corporate finance and asset management work for the period of 1999 to 2014 for EBH I, 2004 to 2014 for EBH II, 2007 to 2014 for TRES and 2008 to 2014 for Kongsberg. The total termination fee amounts to up to 0.4% of the property purchase price of the initial portfolio.

 LEGAL MATTERS

        Certain legal matters relating to this offering will be passed upon for us by Clifford Chance US LLP, New York, New York. In addition, the description of U.S. federal income tax consequences contained in the section of the prospectus entitled "Material U.S. Federal Income Tax Considerations" is based on the opinion of Clifford Chance US LLP. Certain legal matters relating to this offering will be passed upon for the underwriters by Latham & Watkins LLP and Advokatfirmaet Thommessen AS, Oslo, Norway.

 EXPERTS

        The financial statement of Polar Realty Trust Inc. as of March 31, 2014, the consolidated financial statements and schedule of Offentliga Fastigheter i Sverige II AB (predecessor) as of December 31, 2013 and 2012 and for each of the two years in the period ended December 31, 2013, the statements of revenues and certain expenses of Etatbygg Holding I AS for each of the two years in the period ended December 31, 2013, the statements of revenues and certain expenses of Terminal Real Estate Sweden AB for each of the two years in the period ended December 31, 2013, and the statements of revenues and certain expenses of Midgard Holding AS for each of the two years in the period ended December 31, 2013 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young AB, an independent registered public accounting firm, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        Information relating to the markets set forth in "Prospectus Summary—Market Opportunity", "Market Overview" and "Business and Properties—Market Opportunity" is derived from CBRE's market materials and is included in reliance on CBRE's authority as an expert on such matters.

 WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to us and the shares of common stock to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of the registration statement may be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you, free of charge, on the SEC's website at www.sec.gov.

        As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and will file periodic reports, proxy statements and will make available to our stockholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

POLAR STAR REALTY TRUST INC.
Unaudited Pro Forma Condensed Combined Financial Information

        The following unaudited pro forma condensed combined financial information of Polar Star Realty Trust Inc. ("we," "us," "our" or the "Company") is based on the historical consolidated financial statements of Offentliga Fastigheter i Sverige II AB, the predecessor of the Company ("EBH II" or the "Predecessor"), the historical statements of revenues and certain expenses of Etatbygg Holding I AS ("EBH I"), the historical statements of revenues and certain expenses of Terminal Real Estate Sweden AB ("TRES") and the historical statements of revenues and certain expenses of Midgard Holding AS ("Kongsberg"), all which are included elsewhere in this prospectus. The unaudited pro forma condensed combined balance sheet as of September 30, 2014 gives effect to the Company's initial public offering and the related REIT formation transactions as if these transactions had occurred on September 30, 2014. The unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2014 and for the year ended December 31, 2013 give effect to the Company's initial public offering and the related REIT formation transactions as if these transactions had occurred January 1, 2013.

        The pro forma adjustments included herein reflect (i) the REIT formation transactions, pursuant to which holders of interests in EBH II and EBH I will exchange, through a series of transactions, their equity interests in EBH II and EBH I for interests in local holding companies that will indirectly hold ordinary shares ("OP shares") in Polar Star Operating Partnership S.C.A. (the "operating partnership") and cash, (ii) the acquisition of the ownership interests in TRES and Kongsberg for a combination of cash and OP shares in the operating partnership, (iii) the issuance of shares of our common stock in this offering, and the application of the net proceeds therefrom to the extent necessary to acquire the various companies, (iv) repayment of debt, including termination of existing interest rate swaps, (v) the assumption of $155.8 million of existing indebtedness, (vi) the $463.4 million borrowings under our new credit facilities and related costs associated with these facilities, (vii) the internalization agreement and (viii) employment agreements, stock based compensation expenses, transition services fees payable to Obligo, and other factual and supportable administrative expenses.

        The following unaudited condensed combined pro forma financial statements should be read in conjunction with (i) the historical financial statements of EBH II, the predecessor of the Company, and the notes thereto appearing elsewhere in this prospectus, (ii) the historical statements of revenues and certain expenses of EBH I, TRES and Kongsberg and the notes thereto appearing elsewhere in this prospectus, and (iii) "Management's Discussion and Analysis of Financial Condition and Results of Operation," "Risk Factors," and "Cautionary Note Regarding Forward-Looking Statements" in this prospectus. We have based the unaudited pro forma adjustments on available information and assumptions that we believe are reasonable. The following unaudited pro forma condensed combined financial statements are presented for information purposes only and are not necessarily indicative of what our actual financial position would have been as of September 30, 2014 assuming this offering and the REIT formation transactions were completed as of September 30, 2014 or what our actual results of operations would have been for the nine months ended September 30, 2014, or what our actual results of operations would have been for the year ended December 31, 2013, as applicable, assuming this offering and the REIT formation transactions were completed on January 1, 2013, nor are they indicative of our future results of operations or financial condition and should not be viewed as indicative of our future results of operations or financial condition.

Basis of Pro Forma Presentation

        The Company has been organized as a Maryland corporation and was incorporated on January 13, 2014 to acquire, owns, lease and manage office and industrial properties located primarily in Norway, Sweden and Denmark. The Company was initially capitalized by issuing 100 shares of common stock, par value of $0.01 per share, to Viking Star LLC. The Company is involved in pre-combination activities, including raising capital through the initial public offering, negotiating debt financing with banks and promoting the business combination by identifying acquisition targets and seeking the consent of existing shareholders to participate in the formation transaction.

        The Company intends to elect, and to operate its business so as to qualify, and be taxed as a real estate investment trust ("REIT') for U.S. federal income tax purposes, commencing with its taxable year ending December 31, 2014. The Company has filed a registration statement on Form S-11 with the Securities and Exchange Commission with respect to an initial public offering of its common stock. The Company will acquire interests in the operating partnership using net proceeds of the offering.

        The Company will conduct substantially all of its business activities through the operating partnership. The Company will own 100% of Polar Star GP Lux Co. (the "GP subsidiary"), which will serve as the sole manager of the operating partnership and, accordingly, will have full, exclusive and complete responsibility and discretion in the management and control of the operating partnership. The Company will consolidate the operating partnership in its financial statements.

        The current structure of the internalization transaction contemplates that our senior management team will, prior to the effective date of this offering, become employees of a separate wholly-owned management company subsidiary of ours, or the Management Company, which will thereafter become responsible for the management of EBH II, EBH I, the TRES portfolio and the Kongsberg portfolio and will also own the other assets used in the operation, property management and administration of these entities. As part of these transactions, members of Obligo's senior management team will become our executives and employees. Pursuant to the Internalization Agreement, we will issue 369,565 Class B OP shares and 369,565 OP shares to Obligo. The class B OP shares will initially only entitle the holders thereof to participate in nominal distributions paid by our operating partnership, including from operations or upon liquidation of our operating partnership. However, these class B OP shares will, subject to conditions. Have the right to participate in future distributions paid by our operating partnership on the same basis as OP shares.

        The acquisition method of accounting was used to allocate the estimated fair value to tangible and identified intangible assets acquired and liabilities assumed. The amounts allocated to buildings are depreciated over their estimated useful lives of 50 years. The amounts allocated to tenant origination costs are amortized over the lives of the respective remaining lease terms.

        The preliminary fair value allocation has been performed based on assessments of information available as of the date of this prospectus. The assessment of fair value adjustments will be reassessed and updated as necessary, and recognized in our financial statements as of the Closing Date of the REIT formations transactions in accordance with ASC 805, Business Combinations.

        In a transaction in which the consideration is not in the form of cash, the acquisition consideration (which is equivalent to the purchase price) is measured based on the fair value of the consideration given or the fair value of the assets (or net assets) acquired, whichever is more clearly evident and, thus, more reliably measurable. The acquisition method of accounting uses the fair value concepts defined in ASC 820, Fair Value Measurements and Disclosures. ASC 805 requires, among other things, that most assets acquired and liabilities assumed be recognized at their acquisition date fair values and that the fair value of intangibles are recognized regardless of their intended use. In addition, ASC 805 establishes that the consideration transferred be measured at the closing date of the acquisition at the then-current market price. This particular requirement may result in the final consideration being valued differently from the amount reflected in these unaudited pro forma condensed combined financial statements. See Notes B, C, D and E to the unaudited pro forma condensed combined balance sheet for the estimate of the value of the consideration expected to be transferred in the REIT formation transactions, based on mid-point of the initial public offering price range in this IPO.

POLAR STAR REALTY TRUST INC.
PRO FORMA CONDENSED COMBINED BALANCE SHEET (UNAUDITED)
September 30, 2014
(amounts in thousands)

	Polar Star Realty Trust (A)	Acquisition of EBH II (B)	Acquisition of EBH I (C)	Acquisition of TRES (D)	Acquisition of Kongsberg (E)	Other Pro Forma adjustments (F)		Company Pro Forma
ASSETS
Real estate properties Land	$—	$70,730	$38,635	$36,355	$43,021	$—		$188,741
Buildings and equipment (net of acc. depreciation)	—	332,484	103,973	496,470	164,483	—		1,097,410
Construction in progress	—	8,397	—		—	—		8,397

Real estate properties, net	—	411,611	142,608	532,825	207,504	—		1,294,548
Above-market lease	—	6,114	8,329	4,075	5,636	—		24,154
Lease-in-place	—	28,745	11,418	53,247	17,579	—		110,989
Cash and cash equivalents	1	9,040	7,936	16,974	11,696	108,375	(F,G,H,K)	154,022
Accounts receivable	—	569	881	243	235	—		1,928
Prepaid expenses and other assets	2,403	3,849	612	4,211	47	9,253	(H)(J)	20,375

Total assets	$2,404	$459,928	$171,784	$611,575	$242,697	$117,628		$1,606,016

LIABILITIES
Mortgages payable	$—	$206,910	$121,537	$350,778	$155,552	$(215,411	)(H)	$619,366
Deferred tax liabilities	—	56,883	8,645	82,925	23,395	$1,333	(H)	173,181
Derivative financial instruments	—	433	464	15,679	16,247	(32,823	)(H)	—
Below-market lease	—	2,488	2,239	1,817	4,119	—		10,663
Prepaid rents	—	9,980	4,872	16,929	—	—		31,781
Accounts payable and accrued expenses	7,554	3,343	4,162	2,344	1,146	(1,814	)(J)	16,735

Total liabilities	$7,554	$280,037	$141,919	$470,472	$200,459	$(248,715)		$851,726
Non-controlling interest	—	—	—	—	—	300,441	(I)	300,441
SHAREHOLDERS' EQUITY
Common stock	—	—	—	—	—	435	(K)	435
Additional paid-in capital	1	179,891	29,865	141,103	42,238	65,467	(F,G,H,I,K)	458,565
Retained earnings	(5,151)	—	—	—	—	—		(5,151)

Total shareholders' equity	(5,150)	179,891	29,865	141,103	42,238	65,902		453,849

Total liabilities and equity	$2,404	$459,928	$171,784	$611,575	$242,697	$117,628		$1,606,016

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF September 30, 2014

(A)
The Company was initially capitalized by issuing 100 shares of common stock, par value of $0.01 per share, to Viking Star LLC. The Company is involved in pre-combination activities, including raising capital through the initial public offering, negotiating debt financing with banks and promoting the business combination by identifying acquisition targets and negotiating with existing shareholders to participate in the formation transaction. We expect to conduct our business activities through the operating partnership upon completion of the initial public offering ("IPO") and the REIT formation transactions. At such time, we, as the sole general partner of the operating partnership, are expected to own          % of the interests in the operating partnership and will have responsibility and discretion in the management and control of the operating partnership, and the limited partners of the operating partnership, in such capacity, will have no authority to transact business for, or participate in the management activities of the operating partnership. We will have control over major decisions, including decisions related to the sale or refinancing of our properties (subject to certain exceptions). Accordingly, under U.S. generally accepted accounting principles ("U.S. GAAP"), we will consolidate the assets, liabilities and results of operations of the operating partnership and its subsidiaries.

(B)
Reflects the acquisition by us of the Predecessor in the REIT formation transactions in exchange for OP shares in the operating partnership and cash. Because Polar Star Realty Trust is the accounting acquirer, the Predecessor's assets and liabilities will be recorded using acquisition accounting in accordance with ASC 805-10, Business Combinations.

  The statement below was derived from the historical unaudited financial statements of EBH II as of September 30, 2014, and adjusted for:

    (a)
    The fair values of real estate property, including land and building based on the preliminary purchase price allocation. We determine the allocation of fair values based on current market data for such properties.

    (b)
    The fair values of intangible assets including above- and below market leases (presented gross), and in-place leases, which includes tenant origination costs such as leasing commissions, tenant improvement allowance and lease-up time. Intangible assets are determined using current specific market data for lease rates of similar space, leasing commissions, tenant improvement allowance and average time to lease space.

    (c)
    Deferred tax effects related to the above listed adjustments are calculated at the statutory rate for Sweden of 22%.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF September 30, 2014

  The allocation of the purchase price shown below is based on our preliminary estimates and is subject to change based on the final determination of the fair value of the assets and the liabilities acquired by us in the REIT formation transactions.

	As of September 30, 2014
	Historical EBH II (unaudited)	Pro forma Adjustments (unaudited)		Pro forma EBH II (unaudited)
ASSETS
Real estate properties
Land	$28,565	$42,165	(a)	$70,730
Buildings and equipment (net of acc. depreciation)	237,552	94,932	(a)	332,484
Construction in progress	8,397	—		8,397

Real estate properties, net	274,514	137,097		411,611
Above-market lease	—	6,114	(b)	6,114
Lease-in-place	169	28,576	(b)	28,745
Cash and cash equivalents	9,040	—		9,040
Accounts receivable	569	—		569
Prepaid expenses and other assets	3,849	—		3,849

Total assets	$288,141	$171,787		$459,928

LIABILITIES
Mortgages payable	$206,910	—		$206,910
Deferred tax liabilities	19,637	37,246	(c)	56,883
Derivative financial instruments	433	—		433
Below-market lease	—	2,488	(b)	2,488
Prepaid rents	9,980	—		9,980
Accounts payable and accrued expenses	3,343	—		3,343

Total liabilities	$240,303	$39,734		$280,037
SHAREHOLDERS' EQUITY
Common stock	885	(885)
Additional paid-in capital	—	179,891		179,891
Retained earnings	46,831	(46,831)		—
Accumulated other comprehensive income	122	(122)		—

Total shareholders' equity	47,838	132,053		179,891

Total liabilities and equity	$288,141	$171,787		$459,928

  Under the terms of our agreement to acquire the Predecessor, we are entitled to retain pre-closing cash flows of the Predecessor. The purchase price allocation set forth above does not give effect to the acquisition by us of cash generated after September 30, 2014 and prior to the closing.

(C)
Reflects the acquisition by us of the ownership interests in EBH I in the REIT formation transactions in exchange for OP shares in the operating partnership and cash. Acquired assets and liabilities will be recorded using acquisition accounting in accordance with ASC 805-10, Business Combinations.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF September 30, 2014

  The statement below represents the historical unaudited condensed combined balance sheet of EBH I as of September 30, 2014, which does not appear elsewhere in this prospectus, and adjusted for:

    (a)
    The fair values of real estate property, including land, ground leases and building based on the preliminary purchase price allocation. We determine the allocation of fair values based on current market data for such properties.

    (b)
    The fair values of intangible assets including above- and below market leases (presented gross), and in-place leases, which includes tenant origination costs such as leasing commissions, tenant improvement allowance and lease-up time. Intangible assets are determined using current specific market data for lease rates of similar space, leasing commissions, tenant improvement allowance and average time to lease space.

    (c)
    Deferred tax effects related to the above listed adjustments are calculated at the statutory rate for Norway of 27%.

    The allocation of the purchase price shown below is based on our preliminary estimates and is subject to change based on the final determination of the fair value of the assets and the liabilities acquired by us in the REIT formation transactions.

	As of September 30, 2014
	Historical EBH I (unaudited)	Pro forma Adjustments (unaudited)		Pro forma EBH I (unaudited)
ASSETS
Real estate properties
Land	$10,716	$27,919	(a)	$38,635
Buildings and equipment (net of acc. depreciation)	133,710	(29,737	)(a)	103,973

Real estate properties, net	144,426	(1,818)		142,608
Above-market lease	—	8,329	(b)	8,329
Lease-in-place	—	11,418	(b)	11,418
Cash and cash equivalents	7,936	—		7,936
Accounts receivable	881	—		881
Prepaid expenses and other assets	612	—		612

Total assets	$153,855	$17,929		$171,784

LIABILITIES
Mortgages payable	$121,537	—		$121,537
Deferred tax liabilities	4,409	4,236	(c)	8,645
Derivative financial instruments	464	—		464
Below-market lease	—	2,239	(b)	2,239
Prepaid rents	4,872	—		4,872
Accounts payable and accrued expenses	4,162	—		4,162

Total liabilities	$135,444	$6,475		$141,919
SHAREHOLDERS' EQUITY
Common stock	126	(126)		—
Additional paid-in capital	64	29,801		29,865
Retained earnings	20,082	(20,082)		—
Accumulated other comprehensive income	(1,861)	1,861		—

Total shareholders' equity	18,411	11,454		29,865

Total liabilities and equity	$153,855	$17,929		$171,784

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF September 30, 2014

  Under the terms of our agreement to acquire EBH I, we are entitled to retain pre-closing cash flows of the Predecessor. The purchase price allocation set forth above does not give effect to the acquisition by us of cash generated after September 30, 2014 and prior to the closing.

(D)
Reflects the acquisition by us of the ownership interests in TRES in the REIT formation transactions in exchange for cash and OP shares in the operating partnership. Acquired assets and liabilities will be recorded using acquisition accounting in accordance with ASC 805-10, Business Combinations.

  The statement below represents the historical unaudited condensed combined balance sheet of TRES as of September 30, 2014, which does not appear elsewhere in this prospectus, adjusted for:

    (a)
    The fair values of real estate property, including land, ground leases and building based on the preliminary purchase price allocation. We determine the allocation of fair values based on current market data for such properties.

    (b)
    The fair values of intangible assets including above- and below market leases (presented gross), and in-place leases, which includes tenant origination costs such as leasing commissions, tenant improvement allowance and lease-up time. Intangible assets are determined using current specific market data for lease rates of similar space, leasing commissions, tenant improvement allowance and average time to lease space.

    (c)
    Deferred tax effects related to the above listed adjustments are calculated at the statutory rate for Sweden of 22%.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF September 30, 2014

  The allocation of the purchase price shown below is based on our preliminary estimates and is subject to change based on the final determination of the fair value of the assets and the liabilities acquired by us in the REIT formation transactions.

	As of September 30, 2014
	Historical TRES (unaudited)	Pro forma Adjustments (unaudited)		Pro forma TRES (unaudited)
ASSETS
Real estate properties
Land	$30,475	$5,880	(a)	$36,355
Buildings and equipment (net of acc. depreciation)	460,830	35,640	(a)	496,470

Real estate properties, net	491,305	41,520		532,825
Above-market lease	—	4,075	(b)	4,075
Lease-in-place	—	53,247	(b)	53,247
Cash and cash equivalents	16,974	—		16,974
Accounts receivable	243	—		243
Prepaid expenses and other assets	4,211	—		4,211

Total assets	$512,733	$98,842		$611,575

LIABILITIES
Mortgages payable	$350,778	—		$350,778
Deferred tax liabilities	61,580	21,345	(c)	82,925
Derivative financial instruments	15,679	—		15,679
Below-market lease	—	1,817	(b)	1,817
Dividends payable	—	—		—
Prepaid rents	16,929	—		16,929
Accounts payable and accrued expenses	2,344	—		2,344

Total liabilities	$447,310	$23,162		$470,472
SHAREHOLDERS' EQUITY
Common stock	9	(9)		—
Additional paid-in capital	172,487	(31,384)		141,103
Retained earnings	(105,452)	105,452		—
Accumulated other comprehensive income	(1,621)	1,621		—

Total shareholders' equity	65,423	75,680		141,103

Total liabilities and equity	$512,733	$98,842		$611,575

  Under the terms of our agreement to acquire the TRES portfolio, we are entitled to retain pre-closing cash flows of the Predecessor. The purchase price allocation set forth above does not give effect to the acquisition by us of cash generated after September 30, 2014 and prior to the closing.

(E)
Reflects the acquisition by us of the ownership interests in Kongsberg in the REIT formation transactions in exchange for ordinary shares ("OP shares") in the operating partnership and cash. Acquired assets and liabilities will be recorded using acquisition accounting in accordance with ASC 805-10, Business Combinations.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF September 30, 2014
  The statement below represents the historical unaudited condensed combined balance sheet of Kongsberg as of September 30, 2014, which does not appear elsewhere in this prospectus, adjusted for:

    (a)
    The fair values of real estate property, including land and building based on the preliminary purchase price allocation. We determine the allocation of fair values based on current market data for such properties.

    (b)
    The fair values of intangible assets including above- and below market leases (presented gross), and in-place leases, which includes tenant origination costs such as leasing commissions, tenant improvement allowance and lease-up time. Intangible assets are determined using current specific market data for lease rates of similar space, leasing commissions, tenant improvement allowance and average time to lease space.

    (c)
    The fair value of mortgages payable, calculated based on principal amount adjusted for net present value of the interest spread between fixed margin and current market margin;

    (d)
    Income tax effects related to the above listed adjustments are calculated at the statutory rate for Norway of 27%.

  The allocation of the purchase price shown below is based on our preliminary estimates and is subject to change based on the final determination of the fair value of the assets and the liabilities acquired by us in the REIT formation transactions.

	As of September 30, 2014
	Historical Kongsberg (unaudited)	Pro forma Adjustments (unaudited)		Pro forma Kongsberg (unaudited)
ASSETS
Real estate properties
Land	$2,057	$40,964	(a)	$43,021
Buildings and equipment (net of acc. depreciation)	216,281	(51,798	)(a)	164,483

Real estate properties, net	218,338	(10,834)		207,504
Above-market lease	—	5,636	(b)	5,636
Lease-in-place	—	17,579	(b)	17,579
Cash and cash equivalents	11,696	—		11,696
Accounts receivable	235	—		235
Prepaid expenses and other assets	47	—		47

Total assets	$230,316	$12,381		$242,697

LIABILITIES
Mortgages payable	$160,632	$(5,080	)(c)	$155,552
Deferred tax liabilities	19,792	3,603	(d)	23,395
Derivative financial instruments	16,247	—		16,247
Below-market lease	—	4,119	(b)	4,119
Accounts payable and accrued expenses	1,146			1,146

Total liabilities	$197,817	$2,642		$200,459
SHAREHOLDERS' EQUITY
Common stock	18	(18)		—
Additional paid-in capital	53,054	(10,816)		42,238
Retained earnings	(14,891)	14,891		—
Accumulated other comprehensive income	(5,682)	5,682		—

Total shareholders' equity	32,499	9,739		42,238

Total liabilities and equity	$230,316	$12,381		$242,697

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF September 30, 2014

  Under the terms of our agreement to acquire the Kongsberg portfolio, we are entitled to retain pre-closing cash flows of the Predecessor. The purchase price allocation set forth above does not give effect to the acquisition by us of cash generated after September 30, 2014 and prior to the closing.

(F)
Represents $41.0 million of total offering expenses, which includes the underwriting discount and commissions of $32.5 million, LTIP units to Wunderlich Securities in connection with the closing of this offering at the amount of $2.5 million and other offering costs of $6.0 million (assuming no exercise of the underwriters' option to purchase additional shares.) These costs will be charged against gross offering proceeds upon completion of the IPO.

(G)
Represents the payment of $95.0 million of cash consideration for the acquisition of EBH II, EBH I, TRES and Kongsberg in connection with our formation transactions.

(H)
The Company will repay mortgage loans at principal amount of $685.0 million resulting in a debt breakage cost of $1.0 million, terminate interest rate swaps at market value of $32.8 million, and issuance of new credit facilities in the amount of $469.6 million. After the re-financing, the Company expect to have total indebtedness of $625.4 million, at a fair value of $619.4 million. Deferred financing fees of $6.4 million are included in prepaid expenses and other assets. Because of the re-financing and termination of interest rate swaps that will be tax deductible, calculated tax payable as of September 30, 2014 will be reduced by $1.3 million, recored as increase in prepaid expenses and other assets, and increase in deferred tax liabilities.

(I)
EBH I and EBH II will be acquired through local holding companies to which we will pay 14,920,488 ordinary shares, or OP shares, of the operating partnership, and $25.0 million in cash. In addition, ownership interests in the TRES portfolio will be acquired for an aggregate of 7,929,531 OP shares and approximately $49.1 million in cash and ownership interests in the Kongsberg portfolio will be acquired for an aggregate of 1,818,422 OP shares and approximately $20.9 million in cash. OP shares issued in the foregoing transactions are presented as non-controlling interest in the unaudited pro forma condensed combined balance sheet. In addition, employees and board members will be issued and sold 759,026 OP shares and 110,540 LTIPs, Obligo will be issued 369,565 of OP shares and 369,565 class B OP shares, and a certain underwriter will be issued 217,391 OP shares. The OP shares are convertible to registered shares of the REIT, and as a result, the non-controlling interests are presented as mezzanine equity. Upon completion of the formation transactions, non-controlling interests will hold      % of the total equity of the Company.

(J)
As part of the internalization agreement, the Company will acquire senior management from Obligo and also pay Obligo for services performed in connection with this offering process in exchange for OP shares and Class B OP shares. The payable associated with services performed by Obligo to the Company as of September 30, 2014 is $1.8 million. Total amount of services performed by Obligo and charged to expense by the Company through the effective date of the IPO is $2.6 million. The acquisition of senior management is recorded as an asset acquisition and the value of the assembled workforce acquired is recorded as an intangible asset of $1.6 million. The assets acquired are recorded based on the value of OP and par value of the Class B OP shares exchanged of $4.2 million less amounts expensed related to the services charged by Obligo to the Company. Contingent consideration related to Class B OP shares is excluded as the number of shares that will ultimately vest are contingent upon earnings thresholds achieved by the Company. When the contingency is resolved, any increase in the intangible asset will be recognized corresponding to the value of the Class B OP shares at the date such contingency is resolved. The intangible asset is evaluated for impairment in accordance with ASC 350-30

(K)
To reflect the issuance of                shares of common stock, $0.01 par value, based on the Company's proposed offering of $            million at mid-point $            per share, and the excess cash of $108.4 million after use of proceeds as described in footnote (F) through (I).

POLAR STAR REALTY TRUST INC.
PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014
(amounts in thousands)

	Polar Star Realty Trust (AA)	Acquisition of EBH II (BB)	Acquisition of EBH I (CC)	Acquisition of TRES (DD)	Acquisition of Kongsberg (EE)	Other Pro Forma adjustments (FF)	Company Pro Forma
Revenues:
Rental revenues	$—	$26,881	$10,063	$35,221	$12,795	$—		$84,960
Tenant reimbursements		514	1,613	2,916				5,043

Total revenues	—	27,395	11,676	38,137	12,795	—		90,003
Expenses:
Property operating expense	—	6,679	2,815	10,126	176	—		19,796
Depreciation and amortization	—	9,182	3,248	20,094	3,949	297		36,770
Administrative expense	5,151	1,206	358	1,867	753	(1,115)		8,220
Real estate tax	—	1,066		17	257			1,340

Total expenses	5,151	18,133	6,421	32,104	5,135	(818)		66,126
Operating income	(5,151)	9,262	5,255	6,033	7,660	818		23,877
Gains (losses) from financial instruments at fair value	—	5,530	118	(3,579)	984	(3,053)		—
Interest income	—	146	109	—	138	—		393
Interest expense	—	8,408	4,538	10,353	9,309	(12,760)		19,848

Profit before tax from continuing operations	(5,151)	6,530	944	(7,899)	(527)	10,525		4,422

Income tax expense	—	1,435	255	(1,737)	(142)	2,218		2,029

Net income (loss)	$(5,151)	$5,095	$689	$(6,162)	$(385)	$8,307		$2,393

Less: net (income) attributable to non-controlling interests								(898	)(GG)

Net income attributable to equity owners								$1,495

Pro Forma weighted average common shares outstanding—basic and diluted
Pro Forma weighted average operating partnership units outstanding—basic and diluted								26,124,963

Pro Forma basic earnings per share							$		(HH)

Pro Forma diluted earnings per share							$		(HH)

NOTES TO THE UNAUDITED PRO FORMA
CONDENSED COMBINED STATEMENT OF INCOME
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014

(AA)
The Company was initially capitalized by issuing 100 shares of common stock, par value of $0.01 per share, to Viking Star LLC. The Company is involved in pre-combination activities, including raising capital through the initial public offering, negotiating debt financing with banks and promoting the business combination by identifying acquisition targets and negotiating with existing shareholders to participate in the formation transaction. We expect to conduct our business activities through the operating partnership upon completion of the initial public offering ("IPO") and the REIT formation transactions. At such time, we, as the sole general partner of the operating partnership, are expected to own        % of the interests in the operating partnership and will have responsibility and discretion in the management and control of the operating partnership, and the limited partners of the operating partnership, in such capacity, will have no authority to transact business for, or participate in the management activities of the operating partnership. We will have control over major decisions, including decisions related to the sale or refinancing of our properties (subject to certain exceptions). Accordingly, under U.S. generally accepted accounting principles ("U.S. GAAP"), we will consolidate the assets, liabilities and results of operations of the operating partnership and its subsidiaries.

(BB)
Reflects the acquisition by us of the Predecessor in the REIT formation transaction as if the acquisition had occurred on January 1, 2013. The pro forma adjustments included in the statement below reflect

(a)
Adjustment to rental revenues for the net amortization of acquired above and below market leases, amortized over the respective remaining lease terms;

(b)
Depreciation of buildings has been adjusted to reflect the pro forma depreciation. The fair value amount allocated to buildings are depreciated over their estimated useful lives of 50 years, resulting in reduction in depreciation expense of $1.4 million;

(c)
Amortization of intangible assets related to in-place leases for tenant origination costs such as leasing commissions, tenant improvement allowance and lease-up time, amortized over the respective remaining lease terms, resulting in additional amortization expense of $3.8 million;

(d)
The related tax effect is calculated at the statutory rate for Sweden of 22%, resulting in a income tax expense of $1.4 million, of which an amount of $477,000 refers to non-cash change in deferred tax.

NOTES TO THE UNAUDITED PRO FORMA
CONDENSED COMBINED STATEMENT OF INCOME
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014

  The effect on depreciation and amortization shown below is based on our preliminary estimates and is subject to change based on the final determination of the fair value of assets and the liabilities acquired.

	For the nine months ended September 30, 2014
	Historical EBH II	Pro forma Adjustments (unaudited)		Pro forma EBH II (unaudited)
Revenues:
Rental revenues	$27,667	$(786	)(a)	$26,881
Tenant reimbursements	514	—		514

Total revenues	28,181	(786)		27,395
Expenses:
Property operating expense	6,679	—		6,679
Depreciation and amortization	6,774	2,408	(b),(c)	9,182
Administrative expense	1,206	—		1,206
Real estate tax	1,066	—		1,066

Total expenses	15,725	2,408		18,133
Operating income	12,456	(3,194)		9,262
Gains from financial instruments at fair value	5,530	—		5,530
Interest income	146	—		146
Interest expense	8,408	—		8,408

Profit before tax from continuing operations	9,724	(3,194)		6,530

Income tax expense	2,138	(703	)(d)	1,435

Net income (loss)	$7,586	$(2,491)		$5,095

(CC)
Reflects the acquisition by us of the ownership interests in EBH I in the REIT formation transactions as if the acquisition had occurred on January 1, 2013. The pro forma adjustments included in the statement below reflect

(a)
Adjustment to rental revenues for the net amortization of acquired above and below market leases, amortized over the respective remaining lease terms;

(b)
Depreciation of buildings has been adjusted to reflect the pro forma depreciation. The fair value amount allocated to buildings are depreciated over their estimated useful lives of 50 years, resulting in a reduction in depreciation expense of $491,000;

(c)
Amortization of intangible assets related to in-place leases for tenant origination costs such as leasing commissions, tenant improvement allowance and lease-up time, amortized over the respective remaining lease terms, resulting in additional amortization expense of $1.6 million;

(d)
The related tax effect is calculated at the statutory rate for Norway of 27%, resulting in a income tax expense of $255,000, all which is a non-cash change in deferred tax.

NOTES TO THE UNAUDITED PRO FORMA
CONDENSED COMBINED STATEMENT OF INCOME
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014

  The effect on depreciation and amortization shown below is based on our preliminary estimates and is subject to change based on the final determination of the fair value of assets and liabilities acquired.

	For the nine months ended September 30, 2014
	Historical EBH I (unaudited)	Pro forma Adjustments (unaudited)		Pro forma EBH I (unaudited)
Revenues:
Rental revenues	$10,813	$(750	)(a)	$10,063
Tenant reimbursements	1,613	—		1,613

Total revenues	12,426	(750)		11,676
Expenses:
Property operating expense	2,815	—		2,815
Depreciation and amortization	2,028	1,220	(b),(c)	3,248
Administrative expense	358	—		358

Total expenses	5,201	1220		6,421
Operating income	7,225	(1,970)		5,255
Gains from financial instruments at fair value	118	—		118
Interest income	109	—		109
Interest expense	4,538	—		4,538

Profit before tax from continuing operations	2,914	(1,970)		944

Income tax expense	787	(532	)(d)	255

Net income (loss)	$2,127	$(1,438)		$689

(DD)
Reflects the acquisition by us of the ownership in TRES in the REIT formation transactions as if the acquisition had occurred on January 1, 2013. The pro forma adjustments included in the statement below reflect

(a)
Adjustment to rental revenues for the net amortization of acquired above and below market leases, amortized over the respective remaining lease terms;

(b)
Depreciation of buildings has been adjusted to reflect the pro forma depreciation. The fair value amount allocated to buildings are depreciated over their estimated useful lives of 50 years, resulting in a reduction in depreciation expense of $4.0 million;

(c)
Amortization of intangible assets related to in-place leases for tenant origination costs such as leasing commissions, tenant improvement allowance and lease-up time, amortized over the respective remaining lease terms, resulting in additional amortization expense of $12.0 million;

(d)
The related tax effect is calculated at the statutory rate for Sweden of 22%, resulting in a income tax expense of $(1.7) million, of which an amount of $(3.0) million refers to non-cash change in deferred tax.

NOTES TO THE UNAUDITED PRO FORMA
CONDENSED COMBINED STATEMENT OF INCOME
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014

  The effect on depreciation and amortization shown below is based on our preliminary estimates and is subject to change based on the final determination of the fair value of assets and liabilities acquired.

	For the nine months ended September 30, 2014
	Historical TRES (unaudited)	Pro forma Adjustments (unaudited)		Pro forma TRES (unaudited)
Revenues:
Rental revenues	$35,388	$(167	)(a)	$35,221
Tenant reimbursements	2,916			2,916

Total revenues	38,304	(167)		38,137
Expenses:
Property operating expense	10,126	—		10,126
Depreciation and amortization	12,074	8,020	(b),(c)	20,094
Administrative expense	1,867	—		1,867
Real estate tax	17	—		17

Total expenses	24,084	8,020		32,104
Operating income	14,220	(8,187)		6,033
Losses from financial instruments at fair value	(3,579)	—		(3,579)
Interest expense	10,353	—		10,353

Profit before tax from continuing operations	288	(8,187)		(7,899)

Income tax expense/(benefit)	64	(1,801	)(d)	(1,737)

Net income (loss)	$224	$(6,386)		$(6,162)

(EE)
Reflects the acquisition by us of the ownership interests in Kongsberg in the REIT formation transactions as if the acquisition had occurred on January 1, 2013. The pro forma adjustments included in the statement below reflect

(a)
Adjustment to rental revenues for the net amortization of acquired above and below market leases, amortized over the respective remaining lease terms;

(b)
Depreciation of buildings has been adjusted to reflect the pro forma depreciation. The fair value amount allocated to buildings are depreciated over their estimated useful lives of 50 years, resulting in a reduction in depreciation expense of $1.2 million;

(c)
Amortization of intangible assets related to in-place leases for tenant origination costs such as leasing commissions, tenant improvement allowance and lease-up time, amortized over the respective remaining lease terms, resulting in additional amortization expense of $1.4 million;

(d)
Amortization of fair value adjustment of mortgage payable;

(e)
The related tax effect is calculated at the statutory rate for Norway of 27%, resulting in a income tax expense of $(142,000), all which is a non-cash change in deferred tax.

NOTES TO THE UNAUDITED PRO FORMA
CONDENSED COMBINED STATEMENT OF INCOME
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014

  The effect on depreciation and amortization shown below is based on our preliminary estimates and is subject to change based on the final determination of the fair value of assets and liabilities acquired.

	For the nine months ended September 30, 2014
	Historical Kongsberg (unaudited)	Pro forma Adjustments (unaudited)		Pro forma Kongsberg (unaudited)
Revenues:
Rental revenues	$12,912	$(117	)(a)	$12,795

Total revenues	12,912	(117)		12,795
Expenses:
Property operating expense	176	—		176
Depreciation and amortization	3,831	118	(b),(c)	3,949
Administrative expense	753	—		753
Real estate tax	257	—		257

Total expenses	5,017	118		5,135
Operating income	7,895	(235)		7,660
Loss from financial instruments at fair value	984	—		984
Interest income	138	—		138
Interest expense	7,826	1,483	(d)	9,309

Profit before tax from continuing operations	1,191	(1,718)		(527)

Income tax expense	322	(464	)(e)	(142)

Net income (loss)	$869	$(1,254)		$(385)

(FF)
Other pro forma adjustments reflect the

(a)
Increase in administrative expenses related to contractual and factually supportable expenses associated with the internalization of management of the Company, including base salaries of $1.4 million, Obligo service agreement costs of $562,500, Directors' fees of $197,000, other professional services that will be rendered at Luxembourg entities of $160,000 and stock based compensation expenses granted to our management team and board of directors of $2.5 million. These costs have been offset by a reduction in administrative expenses of $4.2 million related to the termination of the historical management agreement with Obligo, and an amount of $1.8 million related to the business combination and legal structuring of the REIT, resulting in a net decrease of administrative expenses of $1.1 million. We expect to incur additional general and administrative expenses as a result of being a public company, including but not limited to accounting and compliance costs, incremental audit, tax and legal fees, bonuses for our senior management, incremental salaries for additional employees and travel expenses. We have not included these expenses in the pro forma condensed consolidated statement of income as such expenses are not current contractual obligations or factually supportable. These costs could be substantial. We have incurred $3.3 million of expenses relating to costs associated with audit and other professional fees that are not capitalizable in connection with the initial public offering of the Company. Such costs are included in the historical consolidated statement of income.

NOTES TO THE UNAUDITED PRO FORMA
CONDENSED COMBINED STATEMENT OF INCOME
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014

  (b)
  As part of the internalization agreement, the Company will acquire senior management from Obligo and also pay Obligo for services performed in connection with this offering process in exchange for OP shares and Class B OP shares. The payable associated with services performed by Obligo to the Company as of September 30, 2014 is $1.8 million. Total amount of services performed by Obligo and charged to expense by the Company through the effective date of the IPO is $2.6 million. The acquisition of senior management is recorded as an asset acquisition and the value of the assembled workforce acquired is recorded as an intangible asset of $1.6 million. The assets acquired are recorded based on the value of OP shares and par value of the Class B OP shares exchanged of $4.2 million less amounts expensed related to the services charged by Obligo to the Company. Contingent consideration related to Class B OP shares is excluded as the number of shares that will ultimately vest are contingent upon earnings thresholds achieved by the Company. When the contingency is resolved, any increase in the intangible asset will be recognized corresponding to the value of the Class B OP shares at the date such contingency is resolved. The intangible asset is evaluated for impairment in accordance with ASC 350-30. The $297,000 adjustment in depreciation and amortization represents the amortization of the intangible asset based on a useful life of 4 years.

  (c)
  Decrease in interest expense of $12.8 million and reversal of the historical gain from financial instruments at fair value of $ 3.1 million to reflect the re-financing of mortgage debt including down payment of $685.0 million, terminate interest rate swaps at market value of $32.8 million, and issuance of new credit facilities in the amount of $469.6 million. The new financing arrangements result in breakage costs of $1.0 million, which is expensed in the pro forma, and financing expenses of $6.4 million, which is amortized over the respective maturity periods, resulting in amortized financing costs of $941,000 for the nine months ended September 30, 2014. After the re financing, we expect to have total indebtedness of $625.4 million, at an annual effective interest rate of 3.3%.

  (d)
  The related tax effect is calculated at the statutory rate for Sweden of 22% and Norway of 27%, resulting in a increase in income tax expense of $2.2 million, of which $3.0 million refers to non-cash change in deferred tax expense.

(GG)
This adjustment represents the        % non-controlling interest in the net income of the operating partnership as a result of the OP shares not held by the Company.

(HH)
Pro forma basic and diluted earnings per share are calculated as follows:

Proforma net Income attributable to equity owners		1,495
the number of shares of our common stock to be issued in connection with this offering

Total number of shares

Pro Forma basic and diluted earning per share	$

        The 26,124,963 OP units are not dilutive because they are convertible to common shares on a one-for-one basis and therefore have no effect on earnings per share. The 369,565 Class B OP shares are not considered dilutive since the necessary conditions associated with the contingent vesting of the Class B OP shares have not been satisfied by the end of the period.

POLAR STAR REALTY TRUST INC.
PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME (UNAUDITED)
FOR THE YEAR ENDED December 31, 2013
(amounts in thousands)

	Polar Star Realty Trust (AAA)	Acquisition of EBH II (BBB)	Acquisition of EBH I (CCC)	Acquisition of TRES (DDD)	Acquisition of Kongsberg (EEE)	Other Pro Forma adjustments (FFF)	Company Pro Forma
Revenues:
Rental revenues	$—	$36,538	$13,288	$48,808	$17,318	$—		$115,952
Tenant reimbursements	—	830	2,277	4,260		—		7,367

Total revenues		37,368	15,565	53,068	17,318	—		123,319
Expenses:
Property operating expense	—	9,547	4,158	14,553	213	—		28,471
Depreciation and amortization	—	11,519	4,313	25,844	5,207	396		47,279
Administrative expense	—	1,640	445	2,468	1,039	922		6,514
Real estate tax	—	1,455	—	23	357	—		1,835

Total expenses		24,161	8,916	42,888	6,816	1,318		84,099
Operating income	—	13,207	6,649	10,180	10,502	(1,318)		39,220
Gains (losses) from financial instruments at fair value	—	6,760	819	9,702	3,532	(20,813)		—
Interest income	—	444	193	121	240	—		998
Interest expense	—	11,614	7,284	16,099	12,650	(20,577)		27,070

Profit before tax from continuing operations	—	8,797	377	3,904	1,624	(1,554)		13,148

Income tax expense	—	1,925	1,765	861	492	(89)		4,954

Net income (loss)	$—	$6,872	$(1,388)	$3,043	$1,132	$(1,465)		$8,194

Less: net (income) attributable to non-controlling interests								(3,075)	(GG)

Net income attributable to equity owners								$5,118

Pro Forma weighted average common shares outstanding—basic and diluted
Pro Forma weighted average operating partnership units outstanding—basic and diluted								26,124,963

Pro Forma basic earnings per share							$		(HH)

Pro Forma diluted earnings per share							$		(HH)

NOTES TO THE UNAUDITED PRO FORMA
CONDENSED COMBINED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2013

(AAA)
The Company was initially capitalized by issuing 100 shares of common stock, par value of $0.01 per share, to Viking Star LLC. The Company is involved in pre-combination activities, including raising capital through the initial public offering, negotiating debt financing with banks and promoting the business combination by identifying acquisition targets and negotiating with existing shareholders to participate in the formation transaction. We expect to conduct our business activities through the operating partnership upon completion of the initial public offering ("IPO") and the REIT formation transactions. At such time, we, as the sole general partner of the operating partnership, are expected to own        %. of the interests in the operating partnership and will have responsibility and discretion in the management and control of the operating partnership, and the limited partners of the operating partnership, in such capacity, will have no authority to transact business for, or participate in the management activities of the operating partnership. We will have control over major decisions, including decisions related to the sale or refinancing of our properties (subject to certain exceptions). Accordingly, under U.S. generally accepted accounting principles ("U.S. GAAP"), we will consolidate the assets, liabilities and results of operations of the operating partnership and its subsidiaries.

NOTES TO THE UNAUDITED PRO FORMA
CONDENSED COMBINED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2013

(BBB)
Reflects the acquisition by us of the Predecessor in the REIT formation transaction as if the acquisition had occurred on January 1, 2013. The pro forma adjustments included in the statement below reflect

(a)
Adjustment to rental revenues for the net amortization of acquired above and below market leases, amortized over the respective remaining lease terms;

(b)
Depreciation of buildings has been adjusted to reflect the pro forma depreciation. The fair value amount allocated to building are depreciated over their estimated useful lives of 50 years, resulting in reduced depreciation expense of $3.1 million;

(c)
Amortization of intangible assets related to in-place leases for tenant origination costs such as leasing commissions, tenant improvement allowance and lease-up time, amortized over the respective remaining lease terms, resulting in additional amortization expense of 5.1 million;

(d)
The related tax effect is calculated at the statutory rate for Sweden of 22%, resulting in a income tax expense of $1.9 million, of which an amount of $727,000 refers to non-cash change in deferred tax.

  The effect on depreciation and amortization shown below is based on our preliminary estimates and is subject to change based on the final determination of the fair value of assets and the liabilities acquired.

	For the year ended December 31, 2013
	Historical EBH II	Pro forma Adjustments (unaudited)		Pro forma EBH II (unaudited)
Revenues:
Rental revenues	$37,558	$(1,020	)(a)	$36,538
Tenant reimbursements	830	—		830

Total revenues	38,388	(1,020)		37,368
Expenses:
Property operating expense	9,547	—		9,547
Depreciation and amortization	9,550	1,969	(b),(c)	11,519
Administrative expense	1,640	—		1,640
Real estate tax	1,455	—		1,455

Total expenses	22,192	1,969		24,161
Operating income	16,196	(2,989)		13,207
Gains from financial instruments at fair value	6,760	—		6,760
Interest income	444	—		444
Interest expense	11,614	—		11,614

Profit before tax from continuing operations	11,786	(2,989)		8,797

Income tax expense	2,583	(658	)(d)	1,925

Net income (loss)	$9,203	$(2,331)		$6,872

NOTES TO THE UNAUDITED PRO FORMA
CONDENSED COMBINED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2013

(CCC)
Reflects the acquisition by us of the ownership interests in EBH I in the REIT formation transactions as if the acquisition had occurred on January 1, 2013. The pro forma adjustments included in the statement below reflect

(a)
Adjustment to rental revenues for the net amortization of acquired above and below market leases, amortized over the respective remaining lease terms;

(b)
Depreciation of buildings has been adjusted to reflect the pro forma depreciation. The fair value amount allocated to building are depreciated over their estimated useful lives of 50 years, resulting in reduced deprecation of $374,000;

(c)
Amortization of intangible assets related to in-place leases for tenant origination costs such as leasing commissions, tenant improvement allowance and lease-up time, amortized over the respective remaining lease terms, resulting in additional amortization expense of $2.2 million;

(d)
The related tax effect is calculated at the statutory rate for Norway of 28% resulting in a income tax expense of $1.8 million, all which is a non-cash change in deferred tax expense.

  The effect on depreciation and amortization shown below is based on our preliminary estimates and is subject to change based on the final determination of the fair value of assets and liabilities acquired.

	For the year ended December 31, 2013
	Historical EBH I (unaudited)	Pro forma Adjustments (unaudited)		Pro forma EBH I (unaudited)
Revenues:
Rental revenues	$14,325	$(1,037	)(a)	$13,288
Tenant reimbursements	2,277			2,277

Total revenues	16,602	(1,037)		15,565
Expenses:
Property operating expense	4,158	—		4,158
Depreciation and amortization	2,463	1,850	(b),(c)	4,313
Administrative expense	445	—		445

Total expenses	7,066	1,850		8,916
Operating income	9,536	(2,887)		6,649
Gains from financial instruments at fair value	819	—		819
Interest income	193	—		193
Interest expense	7,284	—		7,284

Profit before tax from continuing operations	3,264	(2,887)		377

Income tax expense	2,573	(808	)(d)	1,765

Net income (loss)	$691	$(2,079)		$(1,388)

NOTES TO THE UNAUDITED PRO FORMA
CONDENSED COMBINED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2013

(DDD)
Reflects the acquisition by us of the ownership in TRES in the REIT formation transactions as if the acquisition had occurred on January 1, 2013. The pro forma adjustments included in the statement below reflect

(a)
Adjustment to rental revenues for the net amortization of acquired above and below market leases, amortized over the respective remaining lease terms;

(b)
Depreciation of buildings has been adjusted to reflect the pro forma depreciation. The fair value amount allocated to building are depreciated over their estimated useful lives of 50 years, resulting in increased depreciation expense of $171,000.

(c)
Amortization of intangible assets related to in-place leases for tenant origination costs such as leasing commissions, tenant improvement allowance and lease-up time, amortized over the respective remaining lease terms, resulting in additional amortization of $16.4 million;

(d)
The related tax effect is calculated at the statutory rate for Sweden of 22%, resulting in a income tax expense of $861,000, of which an amount of $1.2 million is refers to non-cash change in deferred tax expense.

  The effect on depreciation and amortization shown below is based on our preliminary estimates and is subject to change based on the final determination of the fair value of assets and liabilities acquired.

	For the year ended December 31, 2013
	Historical TRES (unaudited)	Pro forma Adjustments (unaudited)		Pro forma TRES (unaudited)
Revenues:
Rental revenues	$49,122	$(314	)(a)	$48,808
Tenant reimbursements	4,260	—		4,260

Total revenues	53,382	(314)		53,068
Expenses:
Property operating expense	14,553	—		14,553
Depreciation and amortization	9,263	16,581	(b),(c)	25,844
Administrative expense	2,468	—		2,468
Real estate tax	23	—		23

Total expenses	26,307	16,581		42,888
Operating income	27,075	(16,895)		10,180
Gains from financial instruments at fair value	9,702	—		9,702
Interest income	121	—		121
Interest expense	16,099	—		16,099

Profit before tax from continuing operations	20,799	(16,895)		3,904

Income tax expense	4,578	(3,717	)(d)	,861

Net income (loss)	$16,221	$(13,178)		$3,043

NOTES TO THE UNAUDITED PRO FORMA
CONDENSED COMBINED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2013

(EEE)
Reflects the acquisition by us of the ownership interests in Kongsberg in the REIT formation transactions as if the acquisition had occurred on January 1, 2013. The pro forma adjustments included in the statement below reflect

(a)
Adjustment to rental revenues for the net amortization of acquired above and below market leases, amortized over the respective remaining lease terms;

(b)
Depreciation of buildings has been adjusted to reflect the pro forma depreciation. The fair value amount allocated to building are depreciated over their estimated useful lives of 50 years, resulting in reduced depreciation expense of $2.0 million;

(c)
Amortization of intangible assets related to in-place leases for tenant origination costs such as leasing commissions, tenant improvement allowance and lease-up time, amortized over the respective remaining lease terms, resulting in additional amortization $1.9 million;

(d)
Amortization of fair value adjustment of mortgage payable;

(e)
The related tax effect is calculated at the statutory rate for Norway of 28%, resulting in a income tax expense of $492,000, all which is a non-cash change in deferred tax.

The effect on depreciation and amortization shown below is based on our preliminary estimates and is subject to change based on the final determination of the fair value of assets and liabilities acquired.

	For the year ended December 31, 2013
	Historical Kongsberg (unaudited)	Pro forma Adjustments (unaudited)		Pro forma Kongsberg (unaudited)
Revenues:
Rental revenues	$17,479	$(161	)(a)	$17,318

Total revenues	17,479	(161)		17,318
Expenses:
Property operating expense	213	—		213
Depreciation and amortization	5,311	(104	)(b),(c)	5,207
Administrative expense	1039	—		1039
Real estate tax	357	—		357

Total expenses	6,920	(104)		6,816
Operating income	10,559	(57)		10,502
Loss from financial instruments at fair value	3532	—		3532
Interest income	240	—		240
Interest expense	10,640	2,010	(d)	12,650

Profit before tax from continuing operations	3,691	(2,067)		1,624

Income tax expense	1,050	(558	)(e)	492

Net income (loss)	$2,641	$(1,509)		$1,132

(FFF)
Other pro forma adjustments reflect

(a)
Increase in administrative expenses related to contractual and factually supportable expenses associated with the internalization of management of the Company, including base salaries of $2.0 million, Obligo service agreement costs of $750,000, Directors' fee of $262,500, other professional services that will be rendered at Luxembourg entities of $213,000 and stock based

NOTES TO THE UNAUDITED PRO FORMA
CONDENSED COMBINED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2013

    compensation expenses granted to our management team and board of directors of $3.3 million. These costs have been offset by a reduction in administrative expense of $5.6 million related to the termination of the historical management agreement with Obligo. We expect to incur additional general and administrative expenses as a result of being a public company, including but not limited to accounting and compliance costs, incremental audit, tax and legal fees, incremental salaries for additional employees and travel expenses. We have not included these expenses in the pro forma condensed consolidated statement of income as such expenses are not current contractual obligations or factually supportable. These costs could be substantial.

  (b)
  As part of the internalization agreement, the Company will acquire senior management from Obligo and also pay Obligo for services performed in connection with this offering process in exchange for OP shares and Class B OP shares. Total amount of services performed by Obligo and charged to expense by the Company through the effective date of the IPO is $2.6 million. The acquisition of senior management is recorded as an asset acquisition and the value of the assembled workforce acquired is recorded as an intangible asset of $1.6 million. The assets acquired are recorded based on the value of OP shares and par value of the Class B OP shares exchanged of $4.2 million less amounts expensed related to the services charged by Obligo to the Company. Contingent consideration related to Class B OP shares is excluded as the number of shares that will ultimately vest are contingent upon earnings thresholds achieved by the Company. When the contingency is resolved, any increase in the intangible asset will be recognized corresponding to the value of the Class B OP shares at the date such contingency is resolved. The intangible asset is evaluated for impairment in accordance with ASC 350-30. The $396,000 adjustment in depreciation and amortization represents the amortization of the intangible asset based on a useful life of 4 years.

  (c)
  Decrease in interest expense of $20.6 million and reversal of the historical gain from financial instruments at fair value of $20.8 million to reflect the re-financing of mortgage debt including net down payment of $685.0 million, terminate interest rate swaps at market value of $32.8 million, and issuance of new credit facilities in the amount of $469.6 million. The new financing arrangements result in breakage costs of $1.0 million, which is expensed in the pro forma, and financing expenses of $6.4 million, which is amortized over the respective maturity periods, resulting in amortized financing costs of $1.4 million for the year ended December 31, 2013. After the re financing, we expect to have total indebtedness of $625.4 million, at an annual effective interest rate of 3.3%.

  (d)
  The related tax effect is calculated at the statutory rate for Sweden of 22% and Norway of 28%, resulting in a decrease in income tax expense of $(89,000), of which $1.1 million refers to non-cash change in deferred tax.

(GGG)
This adjustment represents the        % non-controlling interest in the net income of the operating partnership as a result of the OP shares not held by the Company.

(HHH)
Pro forma basic and diluted earnings per share are calculated as follows:

Proforma net Income attributable to equity owners		5,118
the number of shares of our common stock to be issued in connection with this offering

Total number of shares

Pro Forma basic and diluted earning per share	$

NOTES TO THE UNAUDITED PRO FORMA
CONDENSED COMBINED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2013

        The 26,124,963 OP units are not dilutive because they are convertible to common shares on a one-for-one basis and therefore have no effect on earnings per share. The 369,565 Class B OP shares are not considered dilutive since the necessary conditions associated with the contingent vesting of the Class B OP shares have not been satisfied by the end of the period.

Report of Independent Registered Public Accounting Firm

The Shareholder of Polar Star Realty Trust, Inc.

        We have audited the accompanying balance sheet of Polar Star Realty Trust, Inc. (the "Company") as of March 31, 2014, and the related statements of comprehensive loss, cash flows, and shareholder's deficit for the period from inception (January 13, 2014) through March 31, 2014. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Polar Star Realty Trust, Inc. at March 31, 2014 and the results of its operations and its cash flows for the period from inception (January 13, 2014) through March 31, 2014, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young AB

Gothenburg, Sweden
May 13, 2014

POLAR STAR REALTY TRUST INC.
BALANCE SHEET

March 31, 2014
ASSETS
Cash	$1,000
Deferred offering cost	593,162

Total assets	$594,162

LIABILITIES
Accounts payable and accrued expenses	3,776,977

Total liabilities	$3,776,977
SHAREHOLDER'S DEFICIT
Common stock $0.01 par value per share, 450 million shares authorized, 100 shares issued and outstanding	$1
Preferred stock, $0.01 par value per share, 50 million shares authorized, no shares issued and outstanding	—
Additional paid in capital	1,166
Retained deficit	(3,183,982)

Total Shareholder's deficit	(3,182,815)

Total liabilities and Shareholder's deficit	$594,162

POLAR STAR REALTY TRUST INC.
STATEMENT OF COMPREHENSIVE LOSS

For the Period from inception Through March 31, 2014
Expenses:
Administrative expenses	$3,183,982
Total expenses	3,183,982

Net losses	(3,183,982)
Net loss attributable to common shareholders	(3,183,982)
Basic and diluted loss per share	(31,840)
Comprehensive loss
Net loss	(3,183,982)

Comprehensive loss attributable to common shareholder	(3,183,982)

The accompanying footnotes are an integral part of these financial statements

POLAR STAR REALTY TRUST INC.
STATEMENT OF CASH FLOW

For the Period from inception Through March 31, 2014
OPERATING ACTIVITIES:
Net loss	$(3,183,982)
Adjustments to reconcile net loss to net cash flow from operating activities
Contributions in kind	167
Change in operating assets and liabilities
Changes in deferred offering costs	(593,162)
Change in accounts payable and accrued expenses	3,776,977

Net cash flow from operating activities	—
FINANCING ACTIVITIES:
Equity contribution January 22, 2014	1,000

Net cash flow from financing activities	1,000
Net change in cash and cash equivalents	1 000
Cash and cash equivalents as of January 10, 2014	—

Cash and cash equivalents at March 31, 2014	$1,000

POLAR STAR REALTY TRUST INC.
STATEMENTS OF SHAREHOLDER'S DEFICIT

	Common stock	Additional paid in capital	Retained deficit	Total Shareholder's deficit
Inception January 10, 2014
Capital contribution January 22, 2014	1	999		1,000
Contribution in Kind		167		167
Net loss			(3,183,982)	(3,183,982)

Balance at March 31, 2014	$1	$1,166	$(3,183,982)	$(3,182,815)

POLAR STAR REALTY TRUST INC.
FOOTNOTES TO THE FINANCIAL STATEMENTS
For the period from Inception (January 10, 2014) Through March 31, 2014

NOTE 1. ORGANIZATION

        Polar Star Realty Trust Inc. (the "Company") has been organized as a Maryland corporation and was incorporated on January 10, 2014 with the initial receipt of capital on January 22, 2014. Under its Articles of Incorporation, the Company is authorized to issue up to 450,000,000 shares of common stock, $0.01 par value per share, and 50,000,000 shares of preferred stock, $0.01 par value per share. The Company was initially capitalized by issuing 100 shares of common stock to Viking Star LLC, a Delaware limited liability company, in exchange for $1,000 paid in cash. The Company has had no other operations since its formation.

        The Company will confidentially submit a Registration Statement on Form S-11 with the Securities and Exchange Commission with respect to a proposed initial public offering (the "Offering") of common stock.

        The Company intends to elect and qualify to be taxed as a real estate investment trust ("REIT") for U.S. federal income tax purposes, commencing with its taxable year ending December 31, 2014.

        Prior to, or simultaneously with, the completion of the Offering, the Company will complete a series of transactions, including the acquisition of subsidiaries held by Offentliga Fastigheter i Sverige II AB, the Company's accounting predecessor (the "Predecessor") and Etatbygg Holding I AS and intermediate holding companies that hold the ownership interests in Terminal Real Estate Sweden AB, and Midgard Holding AS. The Company will operate its business through a majority owned and controlled subsidiary, Polar Star Operating Partnership S.C.A. (the "operating partnership"). Upon completion of the Offering and the REIT formation transactions, the Company through the operating partnership will own an initial portfolio of 26 properties, including 11 properties in Norway and 15 properties in Sweden.

        The Company will be subject to the risks involved with the ownership and operation of commercial real estate. These include, among others, the risks normally associated with changes in the general economic climate, trends in the retail industry, including creditworthiness of tenants, competition for tenants, changes in tax laws, interest rate levels, the availability of financing, and potential liability under environmental and other laws.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Income Taxes

        The Company believes that it is organized and will operate in the manner that will allow it to be taxed as a real estate investment trust ("REIT") in accordance with the Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, commencing with the taxable year ending December 31, 2014. As a REIT, the Company will generally be entitled to a deduction for dividends paid and therefore will not be subject to U.S. federal corporate income tax to the extent that it distributes its net taxable income to its stockholders. REITs are subject to a number of organizational and operational requirements. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to U.S. federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate tax rates.

POLAR STAR REALTY TRUST INC.
FOOTNOTES TO THE FINANCIAL STATEMENTS
For the period from Inception (January 10, 2014) Through March 31, 2014

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Use of Estimates

        The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts in the balance sheet and accompanying notes. Actual results could differ from those estimates.

Cash

        Cash consists of cash, bank deposits and other highly liquid short term investments with original maturity of three months or less.

NOTE 3. RELATED PARTY TRANSACTIONS

        In connection with the Offering, Obligo or affiliates of Obligo have incurred or will incur accounting fees, legal fees and other professional fees on behalf of the Company. For the period from inception (January 10, 2014) through March 31, 2014, offering costs in the amount of $3.61 million are recorded, of which $3.02 million are included in general and administrative expenses in the Statement of Comprehensive Loss, and $590,000 are included as deferred offering costs in the Balance Sheet. Such deferred offering costs will be deducted from the proceeds of the Offering when it is consummated or expensed in the period it is determined the Offering is not likely to be consummated. Offering costs of $2.37 million were incurred through January 22, 2014, and should have been recognized in the balance sheet at that date.

        In addition to the offering costs, Obligo or affiliates of Obligo performed certain activities related to the formation of the REIT. Such activities are being performed on behalf of the Company and the costs related to performing such activities have been charged to the Company. The total amount charged to the Company and included in general and administrative expenses in the accompanying statement of comprehensive loss is $170,000, all of which have been recorded as a capital contribution from Obligo.

POLAR STAR REALTY TRUST INC.
INTERIM BALANCE SHEET
(unaudited)

(Dollars in thousands, except share data)	September 30, 2014	March 31, 2014
ASSETS
Cash	$1	$1
Deferred offering costs	2,403	593

Total assets	$2,404	$594

LIABILITIES
Accounts payable and accrued expenses	7,554	3,777

Total liabilities	$7,554	$3,777
SHAREHOLDER'S DEFICIT
Common stock $0.01 par value per share, 450 million shares authorized, 100 shares issued and outstanding	—	—
Preferred stock, $0.01 par value per share, 50 million shares authorized, no shares issued and outstanding	—	—
Additional paid in capital	1	1
Retained deficit	(5,151)	(3,184)

Total Shareholder's deficit	(5,150)	(3,183)

Total liabilities and Shareholder's deficit	$2,404	$594

The accompanying footnotes are an integral part of these financial statements

POLAR STAR REALTY TRUST INC.
INTERIM STATEMENT OF COMPREHENSIVE LOSS
(unaudited)

(Dollars in thousands)	For the Period from inception Through September 30, 2014
Expenses:
Administrative expenses	$5,151
Total expenses	5,151

Net losses	(5,151)
Net loss attributable to common shareholders	(5,151)
Basic and diluted losses per share	52
Comprehensive loss
Net loss	(5,151)

Comprehensive loss attributable to common shareholder	(5,151)

The accompanying footnotes are an integral part of these financial statements

POLAR STAR REALTY TRUST INC.
INTERIM STATEMENT OF CASH FLOW
(unaudited)

For the Period from inception Through September 30, 2014
(Dollars in thousands)
OPERATING ACTIVITIES:
Net loss	$(5,151)
Adjustments to reconcile net loss to net cash flow from operating activities
Change in operating assets and liabilities
Changes in deferred offering costs	(2,403)
Change in accounts payable and accrued expenses	7,554

Net cash flow from operating activities	(0)
FINANCING ACTIVITIES:
Equity contribution January 22, 2014	1
Net cash flow from financing activities	1
Net change in cash and cash equivalents	1
Cash and cash equivalents as of January 10, 2014	—

Cash and cash equivalents at September 30, 2014	$1

The accompanying footnotes are an integral part of these financial statements

POLAR STAR REALTY TRUST INC.
INTERIM STATEMENTS OF SHAREHOLDER'S DEFICIT
(unaudited)

	Common stock	Additional paid in capital	Retained deficit	Total Shareholder's deficit
(Dollars in thousands)
Inception January 10, 2014
Capital contribution January 22, 2014	—	1	—	1
Net loss	—	—	(5,151)	(5,151)

Balance at September 30, 2014	$—	$1	$(5,151)	$(5,150)

The accompanying footnotes are an integral part of these financial statements

POLAR STAR REALTY TRUST INC.
FOOTNOTES TO THE INTERIM FINANCIAL STATEMENTS
For the period from Inception (January 10, 2014) Through September 30, 2014
(Dollars in thousands, except where indicated otherwise)

NOTE 1. ORGANIZATION

        Polar Star Realty Trust Inc. (the "Company") has been organized as a Maryland corporation and was incorporated on January 10, 2014 with the initial receipt of capital on January 22, 2014. Under its Articles of Incorporation, the Company is authorized to issue up to 450,000,000 shares of common stock, $0.01 par value per share, and 50,000,000 shares of preferred stock, $0.01 par value per share. The Company was initially capitalized by issuing 100 shares of common stock to Viking Star LLC, a Delaware limited liability company, in exchange for $1 paid in cash.

        The Company filed a Registration Statement on Form S-11 with the Securities and Exchange Commission with respect to a proposed initial public offering (the "Offering") of common stock.

        The Company is involved in pre-combination activities, including raising capital through the Offering, negotiating new credit facilities with banks and promoting the business combination by identifying acquisition targets and negotiating with existing shareholders to participate in the formation transaction.

        The Company intends to elect and qualify to be taxed as a real estate investment trust ("REIT) for U.S. federal income tax purposes, commencing with its taxable year ending December 31, 2014.

        Prior to, or simultaneously with, the completion of the Offering, the Company will complete a series of transactions, including the acquisition of subsidiaries held by Offentliga Fastigheter i Sverige II AB, the Company's accounting predecessor (the "Predecessor") and Etatbygg Holding I AS and intermediate holding companies that hold the ownership interest in Terminal Real Estate Sweden AB, and Midgard Holding AS. The Company will operate its business through a majority owned and controlled subsidiary, Polar Star Operating Partnership S.C.A. (the "operating partnership"). Upon completion of the Offering and the formation transactions, the Company through the operating partnership will own an initial portfolio of 26 properties, including 11 properties in Norway and 15 properties in Sweden.

        The Company will be subject to the risks involved with the ownership and operation of commercial real estate. These include, among others, the risks normally associated with changes in the general economic climate, trends in the retail industry, including creditworthiness of tenants, competition for tenants, changes in tax laws, interest rate levels, the availability of financing, and potential liability under environmental and other laws.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Income Taxes

        The Company believes that it is organized and will operate in the manner that will allow it to be taxed as a real estate investment trust ("REIT") in accordance with the Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, commencing with the taxable year ending December 31, 2014. As a REIT, the Company will generally be entitled to a deduction for dividends paid and therefore will not be subject to U.S federal corporate income tax to the extent that it distributes its net taxable income to its stockholders. REITs are subject to a number of organizational and operational requirements. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to U.S. federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate tax rates.

POLAR STAR REALTY TRUST INC.
FOOTNOTES TO THE INTERIM FINANCIAL STATEMENTS
For the period from Inception (January 10, 2014) Through September 30, 2014
(Dollars in thousands, except where indicated otherwise)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Use of Estimates

        The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts in the balance sheet and accompanying notes. Actual results could differ from those estimates.

Cash

        Cash consists of cash, bank deposits and other highly liquid short term investments with original maturity of three months or less.

NOTE 3 RELATED PARTY TRANSACTIONS

        In connection with the Offering, Obligo or affiliates of Obligo have incurred or will incur accounting fees, legal fees and other professional fees on behalf of the Company. For the period from inception (January 13, 2014) through September 30, 2014, offering costs in the amount of $5,740 are recorded, of which $3,337 are included in general and administrative expenses in the Statement of Comprehensive Loss, and $2,403 are included as deferred offering costs in the Balance Sheet as of September 30, 2014 ($590 as of March 31, 2014). Such deferred offering costs will be deducted from the proceeds of the Offering when it is consummated or expensed in the period it is determined the Offering is not likely to be consummated.

        In addition to the offering costs, Obligo or affiliates of Obligo performed certain activities related to the formation of the REIT. Such activities are being performed on behalf of the Company and the costs related to performing such activities have been charged to the Company. The total amount charged to the Company and included in general and administrative expenses in the accompanying statement of comprehensive loss is $1,814.

Report of Independent Registered Public Accounting Firm

        The Board of Directors and Shareholders of Offentliga Fastigheter i Sverige II AB

        We have audited the accompanying consolidated balance sheets of Offentliga Fastigheter i Sverige II AB, (the "Company" or "EBH II") as of December 31, 2013 and 2012, and the related consolidated statements of comprehensive income, cash flows, and shareholders' equity for each of the two years in the period ended December 31, 2013. Our audits also include the financial statement schedule listed on page F-44 of the Financial Statements included in the Form S-11. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Offentliga Fastigheter i Sverige II AB at December 31, 2013 and 2012, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2013, in conformity with U.S. generall accepted accounting principles. Also, in our opinion, the related financial statements schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

Ernst & Young AB

/s/ Gothenburg, Sweden
May 13, 2014

ÖFFENTLIGA FASTIGHETER I SVERIGE II AB (Predecessor)
CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share data)	December 31, 2013	December 31, 2012
ASSETS
Real estate properties
Land	$32,104	$31,670
Buildings and equipment	363,055	355,044
Construction in progress	1,355	639
Less accumulated depreciation	(89,815)	(79,809)

Real estate properties	306,699	307,544
Tenant origination costs (net of accumulated amortization of $6.852 and $6.009 respectively	761	1,502
Cash and cash equivalents	14,914	21,883
Due from affiliated companies	11,856	11,728
Accounts receivable	474	353
Prepaid expenses and other assets	2,610	1,855

Total assets	$337,314	$344,865

LIABILITIES
Mortgages payable	$235,585	$235,312
Deferred tax liabilities	20,845	19,177
Derivative financial instruments	6,226	12,907
Prepaid rents	3,144	8,030
Accounts payable and accrued expenses	6,157	4,190

Total liabilities	$271,957	$279,616
SHAREHOLDERS' EQUITY
Common stock ($0.13 par value, authorized, issued, and outstanding 6,612,250 shares)	885	885
Retained earnings	57,902	58,533
Accumulated other comprehensive income	6,570	5,831

Total shareholders' equity	65,357	65,249

Total liabilities and equity	$337,314	$344,865

The accompanying notes are an integral part of these consolidated financial statements

ÖFFENTLIGA FASTIGHETER I SVERIGE II AB (Predecessor)
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Dollars in thousands, except per share amounts)	Year Ended December 31, 2013	Year Ended December 31, 2012
Revenues:
Rental revenues	$37,558	$36,002
Tenant reimbursements	830	711

Total revenues	38,388	36,713

Expenses:
Property operating expense	9,547	8,860
Depreciation and amortization	9,550	9,253
Administrative expenses (from related parties)	1,640	1,580
Real estate tax	1,455	1,248

Total expenses	22,192	20,941

Operating income	16,196	15,772
Gains from financial instruments at fair value	6,760	3,037
Interest income	444	616
Interest expense	11,614	11,378

Profit before tax from continuing operations	11,786	8,047
Income tax expense	2,583	360

Net income	9,203	7,687
Net income attributable to common shareholders	9,203	7,687
Basic and diluted earnings per share	$1.39	$1.16
Comprehensive income
Net income	9,203	7,687
Other comprehensive income (loss):
Foreign currency translation	739	3,527

Comprehensive income	9,942	11,214

Comprehensive income, attributable to common shareholders	$9,942	$11,214

The accompanying notes are an integral part of these consolidated financial statements

ÖFFENTLIGA FASTIGHETER I SVERIGE II AB (Predecessor)
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)	Year Ended December 31, 2013	Year Ended December 31, 2012
OPERATING ACTIVITIES:
Net income	$9,203	$7,687
Adjustments to reconcile net income to cash provided by operating activities:
Changes in deferred taxes	1,405	(1,087)
Gains from financial instruments at fair value	(6,760)	(3,037)
Depreciation and amortization	9,550	9,253
Change in operating assets and liabilities
Change in prepaid rents	(4,925)	(2,063)
Change in accounts receivable and due from affiliate	(2,112)	646
Change in accounts payable and accrued expenses	4,810	149
Changes in prepaid assets and other liabilities	(1,617)	460

Net cash flow from operating activities	9,554	12,008
INVESTMENT ACTIVITIES:
Additions to real estate properties	(3,811)	(1,745)

Net cash flow used in investment activities	(3,811)	(1,745)
FINANCING ACTIVITIES:
Repayment of mortgages payable	(2,908)	(2,686)
Distribution to shareholders	(9,834)	(5,091)

Net cash flow used in financing activities	(12,742)	(7,777)
Foreign currency effects on cash flows	30	1,147
Net change cash and cash equivalents	(6,969)	3,629
Cash and cash equivalents at beginning of year	21,883	18,254

Cash and cash equivalents at end of year	$14,914	$21,883

Supplemental data
Income taxes paid	$1,004	$1,074
Interest paid	11,614	11,378

The accompanying notes are an integral part of these consolidated financial statements

ÖFFENTLIGA FASTIGHETER I SVERIGE II AB (Predecessor)
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

(Dollars in thousands)	Common stock	Retained earnings	Accumulated other comprehensive income	Total shareholders' equity
Balance as of January 1, 2012	$885	$55,938	$2,304	$59,127

Net income		7,687		7,687
Payment of dividend		(5,091)		(5,091)
Translation differences			3,527	3,527

Balance as of December 31, 2012	$885	$58,533	$5,831	$65,249

Net income		9 203		9 203
Payment of dividend		(9 834)		(9 834)
Translation differences			739	739

Balance as of December 31, 2013	$885	$57,902	$6,570	$65,357

ÖFFENTLIGA FASTIGHETER I SVERIGE II AB (Predecessor)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2013 and 2012
(Dollars in thousands, except where indicated otherwise)

NOTE 1 ORGANIZATION

        Öffentliga Fastigheter i Sverige II AB ("EBH II" or the "Company") is owned by Etatbygg Holding II AS in Norway and Öffentliga Fastigheter Holding I AB in Sweden, with ownership of 78% and 22%, respectively.

        EBH II is a holding company with ownership of 100% of the subsidiaries Regementsfastigheter R Holding AB, Öffentliga Fastigheter i Sverige B AB, and Öffentliga Fastigheter i Sverige C AB. Regementsfastigheter R Holding AB owns 100% of the subsidiaries A4 Campus AB and I4/A1 Garnisonsfastigheter AB. Öffentliga Fastigheter I Sverige C AB owns 100% of the subsidiary Fastighets AB Lysbomben. These financial statements have been prepared for inclusion in Form S-11, which is filed with the Securities and Exchange Commission in conjunction with preparing for an initial public offering (the IPO). The Company is the predecessor company of Polar Star Realty Trust Inc., a real estate investment trust (the REIT) that was formed as the registrant in the IPO.

        The Company owns and manages office properties through its subsidiaries in Sweden. At December 31, 2013, EBH II owned a total of three office properties in three different cities: Östersund, Linköping and Stockholm. A4 Campus AB owns the property in Östersund referred to as A4 Campus, I4/A1 Garnsisonsfastigheter AB owns the property in Linköping referred to as The Garrison and Fastighets AB Lysbomben owns the property in Stockholm referred to as Lysbomben 4.

        The Garrison is an office property. The property consists of 38 commercial multi-story buildings and two land parcels, and was previously occupied by the Swedish Armed Forces. Following the acquisition of the property in 2004, approximately 241,000 square feet was re-developed or constructed to provide a variety of office, education, restaurant and other commercial uses. The property is situated adjacent to a number of residential neighborhoods. It is located in the southern part of Linkoping, Sweden, less than one mile from the downtown area. The property was constructed in 1922 and expanded in 1992 and 2001, with major refurbishments completed over the last ten years. The largest tenants are The Swedish Police Service and the Swedish National Laboratory of Forensic Science.

        A4 Campus is a university campus/office property. The property consists of 31 commercial multi-story buildings and six land parcels, and was previously occupied by the Swedish Armed Forces. Following the acquisition of the property in 2004, approximately 145,000 square feet was re-developed or constructed to provide a variety of education, office, storage, restaurant and other uses. It is located in the eastern portion of Östersund, Sweden, less than one mile from the downtown area. The property is primarily surrounded by residential and small commercial neighborhoods and benefits from close proximity to primary transportation corridors. The property was constructed between 1893 and 1895, with major refurbishments and extensions completed over the last ten years. The largest tenant is Mittuniversitetet, a Swedish government-owned educational institution.

        Lysbomben 4 is an office property. The property consists of three multi-story commercial buildings and six land parcels. The primary multi-story office building was purpose-built in 1968 for the Swedish National Archives. It is located in an attractive area in Marieberg that is less than two miles from downtown Stockholm, Sweden. The property is primarily surrounded by a number of supporting commercial and residential use properties. The property was constructed in 1949 and expanded in 1968, with major refurbishment completed in 1990. The largest tenants are the Swedish National Archives and the National Board of Health and Welfare.

ÖFFENTLIGA FASTIGHETER I SVERIGE II AB (Predecessor)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2013 and 2012
(Dollars in thousands, except where indicated otherwise)

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ESTIMATES

Use of Estimates

        The preparation of the consolidated financial statements in conformity with U.S. generally accepted accounting principles ("U.S. GAAP") requires management to make estimates and assumptions in certain circumstances that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amount of revenue and expenses in the reporting period. Actual amounts may differ from these estimates and assumptions. Summarized below are the significant accounting policies that require material subjective or complex judgments and that management expects will have the most significant impact on the financial condition and results of operations. Management evaluates these estimates on an ongoing basis, based upon information currently available and on various assumptions that it believes are reasonable as of the date hereof. In addition, other companies in similar businesses may use different estimation policies and methodologies, which may impact the comparability of our results of operations and financial condition to those of other companies.

        Estimates and assumptions have been made with respect to fair values of interest rate swaps, useful lives of assets and impairment of long-lived assets.

Consolidation

        The accompanying consolidated financial statements include the accounts of EBH II, and its subsidiaries in which EBH II has a 100% controlling interest. Transactions and balances between group companies are eliminated.

        The acquisitions of subsidiaries, which own the properties, are considered business combinations in accordance with ASC805 Business Combinations. The Company allocates the purchase price of properties to the net tangible and identifiable intangible assets acquired based on their fair values. In making estimates of fair values for purposes of allocating purchase price to land, building and other tangible assets, the Company utilizes a number of data sources, including: (i) independent appraisals that may be obtained in connection with the acquisition or financing of the respective property and (ii) information obtained about each property as a result of its due diligence, marketing, and leasing activities. The Company estimates the value of land based on third party transactions or other indicators of the fair value of the land. Building is valued as if it were vacant.

        In addition, the Company allocates a portion of the purchase price to intangible assets such as the value of in-place leases and above or below market leases. The Company utilizes independent appraisals or its estimates to determine the values of the respective intangible assets. The Company's estimates of value are made using methods similar to those used by independent appraisers. Factors management considers in its analysis include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases, including leasing commissions, legal and other related expenses. The values of in-place leases (presented as tenant origination costs in the consolidated balance sheets) are amortized to expense over the remaining initial term of the respective leases. Should a tenant terminate its lease, the net remaining balance of the tenant origination costs is charged to expense. Anticipated amortization of tenant origination costs is $632 and $129 respectively for the years ended December 31, 2014 and 2015.

ÖFFENTLIGA FASTIGHETER I SVERIGE II AB (Predecessor)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2013 and 2012
(Dollars in thousands, except where indicated otherwise)

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ESTIMATES (Continued)

Real Estate Properties, Depreciation and Impairment

        Real estate properties are carried at cost less accumulated depreciation and impairment losses. The carrying values of properties are reviewed on a regular basis in order to determine whether indicators of impairment exist. Indicators of impairment include changes in circumstances warranting further assessment of recoverability (such as a decrease in occupancy). If further assessment of recoverability is needed, the future net cash flows expected to result from the use of the property and its eventual disposition are estimated, on an individual property basis. If the sum of the expected future net cash flows (undiscounted and without interest charges) is less than the carrying amount of the property on an individual property basis, an impairment loss based upon the estimated fair value of such property as compared to its current carrying value will be recognized.

        Depreciation expense is computed using the straight-line method based on the following useful lives:

Buildings	50 years
Building and land improvements	5 - 20 years
Tenant improvements	Shorter of useful life or terms of related lease

        Expenditures for tenant improvements and leasing commissions are capitalized and depreciated over the shorter of their useful lives or the terms of each specific lease. Ordinary repairs and maintenance are charged to expense when incurred. Expenditures which improve or extend the life of the building are capitalized and depreciated over their estimated useful life. Capitalized costs include third party costs directly attributable to the improvements. Interest costs are capitalized on long term projects, if significant, during the period of time necessary to get the asset ready for its intended use. For the years ended December 31, 2013 and 2012, no interest costs have been capitalized.

Revenue Recognition and Rental Revenues

        Rental revenues with fixed rent escalations are recognized on a straight-line basis over the terms of the related operating leases, including the effect of any free rent periods. Prepaid rent is recorded as a current liability.

        Rental revenue is recognized on a straight-line basis over the term of the lease when collectability is reasonably assured.

        Certain tenants are obligated to reimburse the Company for insurance, real estate taxes and certain other expenses. Such reimbursement costs are recognized in revenue in the period in which the related expenses are incurred. To the extent that a tenant is responsible for covering such costs under its lease, and defaults on its lease, or it is deemed probable that it will fail to cover such costs, a liability for such obligation is recorded. Rental revenue from month-to-month leases or leases with no fixed scheduled rent increases or other adjustments will be recognized on a monthly basis when earned.

        Lease cancellation fees are recognized when the fees are determinable, tenant vacancy has occurred, collectability is reasonably assured, the Company has no continuing obligation to provide

ÖFFENTLIGA FASTIGHETER I SVERIGE II AB (Predecessor)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2013 and 2012
(Dollars in thousands, except where indicated otherwise)

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ESTIMATES (Continued)

services to such former tenants and the payment is not subject to any conditions that must be met or waived. Total lease cancellation fees for the years ended December 31, 2013 and 2012 were $0.

        Gains on sales of real estate are recognized pursuant to the provisions of ASC 360-20-15, Accounting for Sales of Real Estate. The specific timing of a sale is measured against various criteria in ASC 360-20-15 related to the terms of the transaction and any continuing involvement in the form of management or financial assistance associated with the property. If the sales criteria are not met, gain recognition and accounts for the continued operations of the property is deferred by applying the finance, installment or cost recovery methods, as appropriate, until the sales criteria are met.

Accounts Receivable

        An allowance is maintained for estimated losses that may result from the inability of tenants to make required payments. The ability to collect outstanding payments is assessed on a regular basis and in doing so the Company must make estimates of the collectability of tenant accounts receivable. If a tenant fails to make contractual payments beyond any allowance, a bad debt expense is recognized in future periods equal to the amount of unpaid rent and deferred rent. No allowance for doubtful accounts has been recognized in 2012 and 2013, and no amounts have been written off.

Currency

        All revenues and expenditures are incurred in Swedish Krona, which is the functional currency of all group companies. Assets and liabilities are translated from the functional currency Swedish Krona to the reporting currency U.S. dollar at the balance sheet date. Income and expenses in foreign currencies are translated at the average exchange rate for the period. However, any separately significant transactions are translated at the exchange rate at the date of the transaction. Translation differences are recognized in Other Comprehensive Income.

        The following currency rates are used for the translation from Swedish Krona to U.S. dollar:

	Average	December 31
2012	0.148	0.154
2013	0.154	0.156

Income tax

        Tax expense in the income statement comprises both current tax charge and changes in deferred tax. Deferred tax is calculated based on the temporary differences between accounting and tax values and tax loss carry-forwards at the end of the financial year using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred taxes are primarily related to property, plant and equipment and derivative financial instruments.

        A valuation allowance is provided if management believes it is more likely than not that all or some portion of the deferred tax asset will not be realized. An increase or decrease in the valuation allowance that results from a change in circumstances, and which causes a change in management

ÖFFENTLIGA FASTIGHETER I SVERIGE II AB (Predecessor)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2013 and 2012
(Dollars in thousands, except where indicated otherwise)

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ESTIMATES (Continued)

judgment about the realizability of the related deferred tax asset, is included in the current tax provision.

        An entity shall in accordance with ASC 740-10-25 "Accounting for Income Taxes" subsection "Recognition" account for uncertainty in income taxes recognized in a company's financial statements. The interpretation prescribes a recognition threshold and measurement attribute criteria for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation also provides guidance on derecognition, classification, interest and penalties, which the financial statement effects of a tax position are recognized when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. The term more likely than not means a likelihood of more than 50%; the term upon examination also includes resolution of the related appeals or litigation processes, if any. No provisions for uncertain tax positions have, based on an evaluation of these requirements, been made.

Derivative financial instruments

        Derivative financial instruments are utilized to reduce exposure to market risks from change in interest rates. The derivative financial instruments consist of interest rate swaps. The Company enters into fixed rate swaps to reduce its exposure to the impact of changing interest rates on its results of operations and future cash outflows. Interest rate swaps are accounted for in accordance with ASC 815, Derivatives and Hedging. Interest rate swaps are not designated as hedges for accounting purposes. Accordingly, the fair value of the interest rate swap is recognized on the balance sheet as an asset or liability with the changes in fair value recognized on the consolidated statements of comprehensive income as part of net income.

        EBH II's strategy is to hedge up to 100% of its variable rate interest-bearing debt on completion of the property investments. The loan agreements are entered into on 3 months Stockholm Interbank Offered Rate ("STIBOR") floating interest rate terms. The lender will, however, normally require that a separate derivative contract corresponding to a minimum percentage of the borrowed amount is entered into, ensuring a fixed interest rate for the loan.

        The Company does not hold or issue derivative financial instruments for trading purposes.

Fair value measurement

        The Company estimate of the fair value of financial instruments were determined using available market information and appropriate valuation methods. Considerable judgment is necessary to interpret market data and develop estimated fair value. The use of different market assumptions or estimation methods may have a material effect on the estimated fair value amounts. A fair value measurement is based on the assumptions that market participants would use in pricing an asset or liability. The hierarchy consists of three broad levels as follows:

        Level 1 Inputs—Quoted prices in active markets for identical assets or liabilities

        Level 2 Inputs—Valuations based on significant other observable inputs (can include quoted prices for similar assets or liabilities in active markets, as well as inputs that are observable for the asset or liability, such as discounts and borrowing rates with similar terms and maturities)

ÖFFENTLIGA FASTIGHETER I SVERIGE II AB (Predecessor)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2013 and 2012
(Dollars in thousands, except where indicated otherwise)

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ESTIMATES (Continued)

        Level 3 Inputs—Valuations based on significant unobservable inputs (based on an entity's own assumptions, since there is little, if any, related market activity).

        These levels form a hierarchy. The Company follows this hierarchy for its financial instruments measured at fair value on a recurring and nonrecurring basis and other required fair value disclosures. The classifications are based on the lowest level of input that is significant to the fair value measurement.

        There have been no changes into or out of any levels during the years ended December 31, 2013 and 2012.

        The carrying amounts for cash and cash equivalents, rent and other receivables, accounts payable and other liabilities approximate fair value due to the short-term nature of these instruments.

Cash and Cash Equivalents

        Cash and cash equivalents include cash, bank deposits and other highly liquid short term investments with original maturity of three months or less.

Reclassifications

        The Company made certain reclassifications of prior period amounts in the consolidated financial statements to conform to the 2013 presentation. These reclassifications had no impact on previously reported net income or shareholders' equity.

Recent accounting pronouncements

        In December 2011, the FASB issued ASU 2011-10, "Derecognition of in Substance Real Estate—a Scope Clarification (Topic 360)" ("ASU 2011- 10"). This ASU modifies ASC 360-20, which specifies circumstances under which the parent (reporting entity) of an "in substance real estate" entity derecognizes that in substance real estate. Generally, if the parent ceases to have a controlling financial interest (as described under ASC 810-10) in the subsidiary as a result of a default on the subsidiary's nonrecourse debt, then the subsidiary's in substance real estate and related debt, as well as the corresponding results of operations, will continue to be included in the consolidated financial statements and not be removed from the consolidated results until legal title to the real estate is transferred. The ASU was adopted and applied prospectively as of January 1, 2013. Adoption of this standard had no effect on the Company's consolidated financial statements.

ÖFFENTLIGA FASTIGHETER I SVERIGE II AB (Predecessor)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2013 and 2012
(Dollars in thousands, except where indicated otherwise)

NOTE 3 REAL ESTATE PROPERTIES

        The Company's investments in real estate properties are subject to risks incidental to the ownership and operation of commercial real estate. The risks include, among others, the risks normally associated with changes in general economic conditions, trends in the real estate industry, creditworthiness of tenants, competition for tenants, changes in tax laws, interest levels, the availability and cost of financing, and potential liability under environmental and other legislation.

        Reconciliation of carrying amounts, January 1, 2012 through December 31, 2013:

Real estate properties	Land	Buildings and equipment, Construction in Progress	Total
Cost January 1, 2012	$29,955	$334,000	$363,955
Additions	—	1,745	1,745
Translation differences	1,715	19,938	21,653

Cost December 31, 2012	31,670	355,683	387,353
Accumulated depreciation January 1, 2012	—	(66,966)	(66,966)
Depreciation	—	(8,525)	(8,525)
Translation differences	—	(4,318)	(4,318)

Accumulated depreciation December 31, 2012	—	(79,809)	(79,809)
Cost December 31, 2012	31,670	355,683	387,353
Accumulated depreciation	—	(79,809)	(79,809)

Book value December 31, 2012	31,670	275,874	307,544
Cost January 1, 2013	31,670	355,683	387,353
Additions	—	3,812	3,812
Translation differences	434	4,915	5,349

Cost December 31, 2013	32,104	364,410	396,514
Accumulated depreciation January 1, 2013	—	(79,809)	(79,809)
Depreciation	—	(8,799)	(8,799)
Translation differences	—	(1,207)	(1,207)
Accumulated depreciation December 31, 2013	—	(89,815)	(89,815)
Cost December 31, 2013	32,104	364,410	396,514
Accumulated depreciation	—	(89,815)	(89,815)

Book value December 31, 2013	$32,104	$274,595	$306,699

NOTE 4 DERIVATIVE FINANCIAL INSTRUMENTS

        All derivative agreements entered into by EBH II have the same counterparty as the lender, which mitigates the credit risk of the counterparty and its credit rating. Interest rate swaps arrangements involve risk, such as the risk that counterparties may fail to honor their obligations under these arrangements, and that these arrangements may not be effective in reducing our exposure to interest rate changes. Moreover, there can be no assurance that our hedging arrangements will have the desired beneficial impact on our results of operations. Should we desire to terminate a hedging agreement, there could be significant costs and cash requirements involved to fulfill our initial obligation under the

ÖFFENTLIGA FASTIGHETER I SVERIGE II AB (Predecessor)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2013 and 2012
(Dollars in thousands, except where indicated otherwise)

NOTE 4 DERIVATIVE FINANCIAL INSTRUMENTS (Continued)

hedging agreement. Failure to hedge effectively against interest rate changes, may adversely affect our results of operations.

NOTE 5 FAIR VALUE DISCLOSURES

        The fair value of the interest rate swaps are stated in the table below. The Company determines the fair value of the interest rate swap by using widely accepted valuation techniques including discounted cash flow analysis based on the expected cash flows of each instrument. The analysis reflects the contractual terms of the swap agreement, including the period to maturity, and uses observable market-based inputs and market standard methodology of netting the discounted future fixed cash receipts and the discounted expected variable cash payments, which are level 2 inputs

        Below is an overview of the Company's interest rate swaps and their fair value as of December 31, 2013 and 2012:

Amounts in thousands	Notional Amount	Date entered	Maturity	Fair value as of December 31
2013	$62,290	December 30, 2005	December 30, 2014	$(1,613)
2013	155,724	September 30, 2006	September 30, 2014	(4,613)

	218,014			$(6,226)
2012	$61,448	December 30, 2005	December 30, 2014	$(2,915)
2012	153,620	September 30, 2006	September 30, 2014	(9,992)

	$215,068			$(12,907)

        The following table presents the aggregate carrying value of the Company's debt and the corresponding estimates of fair value based on discounted cash flow models, based on Level 2 inputs including current interest rates at which similar borrowings could be made by the Company as of December 31, 2013 and December 31, 2012:

	2013		2012
As of December 31	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Mortgages payable	$235 585	$221 878	$235 312	$219 799

        Disclosure about fair value of financial instruments is based on pertinent information available to us as of December 31, 2013 and 2012. Although the Company is not aware of any factors that would significantly affect the estimated fair value amounts, such actual fair value may differ significantly from the amounts presented herein.

ÖFFENTLIGA FASTIGHETER I SVERIGE II AB (Predecessor)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2013 and 2012
(Dollars in thousands, except where indicated otherwise)

NOTE 6 MORTGAGES PAYABLE

        Mortgages payable and the interest rates are summarized as follows:

	Principal Balance as of December 31
Mortgages collateralized by:	2013	2012	Effective Rate		Maturity Date
Floating rate debt
Fastighets AB Lysbomben-Lysbomben 4	$65,865	$65,813		(1)	December 30, 2014	(3)
Regementsfastigheter R Holding AB—Campus and Garnisonen(4)	169,720	169,499		(2)	September 30, 2024

Total floating rate debt(5)	235,585	235,312

Total Mortgages Payable	$235,585	$235,312

(1)
Floating at 3 months STIBOR + 80 basis points. The rate as of December 31, 2013 was 1.739% (0.939%+0.80%)
(2)
Floating at 3 months STIBOR + 65 basis points. The rate as of December 31, 2013 was 1.589% (0.939%+0.65%)
(3)
Final maturity payment December 30, 2014 amounts to $65,044, which will refinanced with a new bank loan. The current Loan-to-value ratio is less then 50%.
(4)
One debt facility collateralized by the two properties Campus in Östersund and Garnisonen in Linköping.
(5)
Pre-payment generally allowed for each loan upon payment of a customary pre-payment penalty

Contractual Principal Payments	2013
Contractual aggregate required principal payments on mortgage notes payable at December 31 are as follows:
2014	$68,980
2015	3,364
2016	3,633
2017	3,923
2018	4,237
Thereafter	151,448

Total principal maturities	$235,585

        The Company has prepared the financial statements on the basis that the Company continues as a going concern. The mortgage associated with the Lysmbomben property matures on December 30, 2014 with final balloon payment of $65,044. The Company expects to pay off the loan with proceeds from the initial public offering in conjunction with the REIT formation transaction. The current loan-to-value ratio on this loan is less than 50% and the Company believes the market for similar properties is currently lending, and will continue to lend, at high loan-to-value ratios. Therefore in the event that the REIT formation transaction is not successful, the Company anticipates that it will be able to refinance the loan at currently available market rates.

ÖFFENTLIGA FASTIGHETER I SVERIGE II AB (Predecessor)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2013 and 2012
(Dollars in thousands, except where indicated otherwise)

NOTE 6 MORTGAGES PAYABLE (Continued)

        Mortgages payable are due in quarterly installments based on a predefined schedule. Interest rates are based on 3 month STIBOR on the date of our quarterly installment plus a predefined fixed margin. The margin is fixed for the duration of the mortgaged debt. As of December 31, 2013 and 2012 the average margin is 0.69% (both years). The mortgages payable are subject to various operating and financial covenants, as ICR (Interest Coverage Ratio) and LTV (Loan to value). Compliance reporting on the financial covenants is performed on a quarterly and half year basis. At December 31, 2013 and 2012 the Company is in compliance with all debt covenants.

NOTE 7 INCOME TAXES

        The Company is incorporated and operates entirely within Sweden. The corporate tax rate in Sweden was 26.3% through December 31, 2012. In 2012, the enacted tax rate was decreased to 22%, effective January 1, 2013.

        The following table sets forth the income before income tax expense:

	2013	2012
Sweden	$11,786	$8,047

Total	$11,786	$8,047

        The components of income tax expense (benefit) for the periods ended December 31, 2013 and 2012 are as follows:

	2013	2012
Current tax expense	$1,198	$1,446
Deferred tax expense	1,385	(1,086)

Tax expense in the income statement	$2,583	$360

        A reconciliation of income tax expense and the amount computed by applying the statutory income tax rate in Sweden of 22.0% in 2013 and 26.3% in 2012 to the income before provision for income taxes for the two years ended December 31, 2013 and 2012 is as follows:

	2013	2012
Tax based on statutory rate	$2,593	$2,116
Effect of tax rate change on deferred taxes	—	(1,810)
Permanent differences	(10)	54

Tax expense in the income statement	$2,583	$360
Effective tax rate	21.9%	4.5%

        The increase in the effective tax expense from 2013 to 2012 is primarily driven by a tax benefit recognized in 2012 related to a tax rate change in Sweden. Effective January 1, 2013, Sweden's corporate tax rate reduced from 26.3% to 22%. This rate change was signed into law in fourth quarter 2012.

ÖFFENTLIGA FASTIGHETER I SVERIGE II AB (Predecessor)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2013 and 2012
(Dollars in thousands, except where indicated otherwise)

NOTE 7 INCOME TAXES (Continued)

        The primary components of net deferred assets (liabilities) are as follows:

	2013	2012
Deferred Tax Asset
Derivative financial instruments	$1,370	$2,839

Total Deferred Tax Assets	1,370	2,839
Deferred Tax Liabilities
Investments in real estate	(19,541)	(19,504)
Tenant origination costs	(941)	(1,058)
Tax allocation fund according to Swedish tax jurisdiction	(1,733)	(1,455)

Total Deferred Tax Liabilities	(22,215)	(22,016)

Net Deferred Tax Liability	$(20,845)	$(19,177)

        The tax allocation fund is specific to the Swedish tax system and represents a deferral of up to 25% of annual taxable income to future periods. The deferral of taxable income must be released within six years.

        Deferred income taxes are recognized for the future tax consequences attributable to differences between the tax bases of assets and liabilities and their reported amounts in the financial statements by applying the enacted statutory tax rates applicable to future years. For the annual periods ended December 31, 2013 and 2012, the Company concluded that it is more likely than not that its deferred tax assets will be realized and has not recorded a valuation allowance.

        As of December 31, 2013 and 2012, the Company does not have any unrecognized tax benefits. The Company files income tax returns in Sweden and tax years 2008 through 2013 remain open and subject to examination by the tax authorities.

NOTE 8 RENTALS UNDER OPERATING LEASES

        The Company leases office space to various tenants over terms ranging from one to fourteen years. Some of the leases have renewal options for additional terms. The leases include monthly rental amounts and reimbursements for real estate taxes and other rental supplements. At December 31, 2013, future minimum rentals under non-cancellable leases were as follows (based on currency rate as of December 31, 2013, amounts in thousands):

Year	Rentals
2014	$34,300
2015	27,210
2016	17,920
2017	16,286
2018	15,050
Thereafter	81,668

Total minimum base lease commitments	$192,434

ÖFFENTLIGA FASTIGHETER I SVERIGE II AB (Predecessor)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2013 and 2012
(Dollars in thousands, except where indicated otherwise)

NOTE 8 RENTALS UNDER OPERATING LEASES (Continued)

        The above future minimum lease payments exclude tenant recoveries, amortization of straight-line rent receivables and the net accretion of above-below-market and in place lease intangibles. Some leases are subject to termination options generally upon payment of a termination fee. The preceding table is prepared assuming such options are not exercised.

NOTE 9 EARNINGS PER SHARE

        Earnings per share ("EPS") is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding. Diluted EPS is computed after adjusting the numerator and denominator of the basic EPS computation for the effects of all potentially dilutive common shares. There are no factors that impact diluted EPS compared with basic EPS.

Earnings per share	2013	2012
Net profit attributable to common shareholders	$9,203	$7,687
Number of shares outstanding	6,612,250	6,612,250
Basic EPS	$1.39	$1.16
Diluted EPS	$1.39	$1.16

NOTE 10 RELATED PARTY TRANSACTIONS

        EBH II has an agreement with Obligo Real Estate AS and Obligo Investment Management AS for payment of management fees related to management of the operations and the asset. The amounts paid during year ended December 31, 2013 and 2012, were $1,640 and $1,580, respectively. There were $0 accrued liabilities to Obligo Real Estate AS and Obligo Investment Management AS as of December 31, 2013 and 2012.

        EBH II is owned by Etatbygg Holding II AS in Norway and Offentliga Fastigheter Holding I AB in Sweden, with ownership of 78% and 22% respectively. Amounts due from affiliated companies, Etatbygg Holding II AS, at December 31, 2013 and 2012, were $11,856 and $11,728, respectively.

        Amounts due from affiliates (Etatbygg Holding II AS) primarily relate to capital contributions receivable on demand from Etatbygg Holding II AS. The receivable is interest bearing at average 3 months STIBOR + margin. For the year ended December 31, 2013 and 2012 the interest income was $318 (interest rate 2.74%) and $394 (interest rate 3.5%), respectively.

NOTE 11 COMMITMENTS AND CONTINGENCIES

        Shares in property owning companies and the real estate properties are pledged as collateral for mortgaged debt as specified in note 5. All shares in Fastighets AB Lysbomben and the property Lysbomben 4 are pledged as collateral for the mortgaged debt of $65,246. All shares in Regementsfastigheter R Holding AB and the properties Smedstad 1:21 and Artilleristen 1 are pledged as collateral for the mortgaged debt of $169,720. The counterparty for all pledges is Swedbank.

        The Company is currently not involved in any material litigation. To management's knowledge, no material litigation is currently threatened against the Company other than routine litigation, claims and

ÖFFENTLIGA FASTIGHETER I SVERIGE II AB (Predecessor)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2013 and 2012
(Dollars in thousands, except where indicated otherwise)

NOTE 11 COMMITMENTS AND CONTINGENCIES (Continued)

administrative proceedings arising in the ordinary course of business. Management believes that such routine litigation, claims and administrative proceedings will not have an adverse impact on the Company's financial position or result of operations.

NOTE 12 CONCENTRATION OF CREDIT RISK

        Five tenants, all governmental controlled entities, accounted for an aggregate of 60% of revenues at December 31, 2013 and 2012.

        Financial instruments that subject the Company to concentrations of credit risk consist primarily of tenant receivables. The Company generally does not obtain collateral or other security to support financial instruments subject to credit risk.

NOTE 13 SUBSEQUENT EVENTS

        The Company evaluated subsequent events through May 13, 2014, the date the financial statements were available to be issued and determined that there are no items to disclose.

Polar Star Realty Trust Inc., Predecessor
Schedule III—Real Estate and Accumulated Depreciation
(amounts in thousands)

				Initial Cost to the Company		Cost Capitalized Subsequent to Acquisition	Gross Amount at which Carried as of December 31, 2013
													Life on buildings which depreciation in latest income statement is computed
Development	Type	Encumbrances		Land	Building & Improvements	Equipment & Improvements	Land	Building & Equipment	Total	Accumulated Depreciation	Date of first Construction	Date Acquired
The Garrison, Smedstad 1:21 / Linköping Sweden	Office	$104,468	(1)	$4,754	$128,078	$45,213	$4,754	$173,292	$178,047	$(45,324)	1922	September 30, 2004	50
A4 Campus, Artilleristen 1 / Östersund, Sweden	Office	65,252	(1)	4,611	63,000	38,498	4,611	101,498	106,109	(27,362)	1895	September 30, 2004	50
Lysbomben 4 / Stockholm, Sweden	Office	65,865		22,738	85,425	4,195	22,738	89,620	112,358	(17,129)	1949	December 22, 2005	50

		$235,585		$32,104	$276,504	$87,906	$32,104	$364,410	$396,514	$(89,815)

(1)
The properties are encumbered together under one loan agreement and the debt has been allocated for presentation purposes based upon the most recent market valuations.

Schedule III—Real Estate and Accumulated Depreciation
(amounts in thousands)

	2013	2012
Investment in real estate:
Balance at beginning of year	387,353	363,955
Improvements	3,812	1,745
Translation differences	5,349	21,653

Balance at end of year	396,514	387,353

Accumulated Depreciation:
Balance at beginning of year	(79,809)	(66,966)
Depreciation expense	(8,799)	(8,525)
Translation differences	(1,207)	(4,318)

Balance at end of year	(89,815)	(79,809)

ÖFFENTLIGA FASTIGHETER I SVERIGE II AB (Predecessor)
INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

(Dollars in thousands, except share data)	September 30, 2014	December 31, 2013
ASSETS
Real estate properties
Land	$28,565	$32,104
Buildings and equipment	322,022	363,055
Construction in progress	8,397	1,355
Less accumulated depreciation	(84,470)	(89,815)

Real estate properties	274,514	306,699
Tenant origination costs (net of accumulated amortization of $6,605 and $6,852 respectively)	169	761
Cash and cash equivalents	9,040	14,914
Due from affiliated companies	—	11,856
Accounts receivable	569	474
Prepaid expenses and other assets	3,849	2,610

Total assets	$288,141	$337,314

LIABILITIES
Mortgages payable	$206,910	$235,585
Deferred tax liabilities	19,637	20,845
Derivative financial instruments	433	6,226
Prepaid rents	9,980	3,144
Accounts payable and accrued expenses	3,343	6,157

Total liabilities	$240,303	$271,957
SHAREHOLDERS' EQUITY
Common stock ($0.13 par value, authorized, issued, and outstanding 6,612,250 shares)	885	885
Retained earnings	46,831	57,902
Accumulated other comprehensive income	122	6,570

Total shareholders' equity	47,838	65,357

Total liabilities and equity	$288,141	$337,314

The accompanying notes are an integral part of these consolidated financial statements

ÖFFENTLIGA FASTIGHETER I SVERIGE II AB (Predecessor)
INTERIM CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(unaudited)

(Dollars in thousands, except per share amounts)	Nine Months Ended September 30, 2014	Nine Months Ended September 30, 2013
Revenues:
Rental revenues	$27,667	$28,137
Tenant reimbursements	514	523

Total revenues	28,181	28,660

Expenses:
Property operating expense	6,679	6,871
Depreciation and amortization	6,774	7,166
Administrative expenses (from related parties)	1,206	1,231
Real estate tax	1,066	1,091

Total expenses	15,725	16,359

Operating income	12,456	12,301
Gains from financial instruments at fair value	5,530	5,657
Interest income	146	240
Interest expense	8,408	8,728

Profit before tax from continuing operations	9,724	9,470
Income tax expense	2,138	2,092

Net income	7,586	7,378
Net income attributable to common shareholders	7,586	7,378
Basic and diluted earnings per share	$1.15	$1.12
Comprehensive income
Net income	7,586	7,378
Other comprehensive income (loss):
Foreign currency translation	(6,448)	576

Comprehensive income	1,138	7,954

Comprehensive income, attributable to common shareholders	$1,138	$7,954

The accompanying notes are an integral part of these consolidated financial statements

ÖFFENTLIGA FASTIGHETER I SVERIGE II AB (Predecessor)
INTERIM CONDENSED CONSOLIDATED, STATEMENTS OF CASH FLOWS
(unaudited)

(Dollars in thousands)	Nine Months Ended September 30, 2014	Nine Months Ended September 30, 2013
OPERATING ACTIVITIES:
Net income	$7,586	$7,378
Adjustments to reconcile net income to cash from operating activities:
Changes in deferred taxes	1,180	1,000
Gains from financial instruments at fair value	(5,530)	(5,657)
Depreciation and amortization	7,747	7,166
Change in operating assets and liabilities
Change in prepaid rents	7,777	1,919
Change in accounts receivable and due from affiliate	791	880
Change in accounts payable and accrued expenses	(2,313)	(942)
Changes in prepaid assets and other liabilities	(2,600)	(158)

Net cash flow from operating activities	14,638	11,586
INVESTMENT ACTIVITIES:
Insurance proceeds	797
Additions to real estate properties	(9,759)	(1,716)

Net cash flow used in investment activities	(8,962)	(1,716)
FINANCING ACTIVITIES:
Decrease in Due from affiliated companies	11,225	—
Repayment of mortgages payable	(2,926)	(2,150)
Distribution to shareholders	(18,656)	(9,827)

Net cash flow used in financing activities	(10,357)	(11,977)
Foreign currency effects on cash flows	(1,193)	60
Net change cash and cash equivalents	(5,874)	(2,047)
Cash and cash equivalents at beginning of year	14,914	21,883

Cash and cash equivalents at end of period	$9,040	$19,836

Supplemental data
Income taxes paid	$1,823	$1,684
Interest paid	8,435	8,723

The accompanying notes are an integral part of these consolidated financial statements

ÖFFENTLIGA FASTIGHETER I SVERIGE II AB (Predecessor)
NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except where indicated otherwise)
For the nine months ended September 30, 2014 and 2013

NOTE 1 BASIS OF PRESENTATION

        Öffentliga Fastigheter i Sverige II AB ("EBH II" or "the Company") is a holding company with ownership of 100% of the subsidiaries Regementsfastigheter R Holding AB, Öffentliga Fastigheter i Sverige B AB, and Öffentliga Fastigheter i Sverige C AB. Regementsfastigheter R Holding AB owns 100% of the subsidiaries A4 Campus AB and I4/A1 Garnisonsfastigheter AB. Öffentliga Fastigheter I Sverige C AB owns 100% of the subsidiary Fastighets AB Lysbomben.

        The Company owns and manages office properties through its subsidiaries in Sweden. At September 30, 2014 EBH II owned a total of three office properties in three different cities, Östersund, Linköping and Stockholm. A4 Campus AB owns the property in Östersund referred to as A4 Campus, I4/A1 Garnsisonsfastigheter AB owns the property in Linköping referred to as Garnisonsfastigheter and Fastighets AB Lysbomben owns the property in Stockholm referred to as Lysbomben 4.

        These financial statements have been prepared for inclusion in Form S-11, which is filed with the Securities and Exchange Commission in conjunction with preparing for an initial public offering (the IPO). The Company is the predecessor company of Polar Star Realty Trust, Inc., a real estate investment trust (the REIT) that was formed as the registrant in the IPO (the REIT formation transaction).

        The accompanying condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. Accordingly, they do not include all of the information and footnotes required by U.S. generally accepted accounting principles ("U.S. GAAP") for complete financial statements. In the opinion of management, all adjustments, comprising normal recurring items, considered necessary for a fair presentation of financial data have been included. The results of operations for interim periods are not necessarily indicative of the results that may be expected for the entire year. The condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and accompanying notes for the year ended December 31, 2013.

Use of Estimates

        The preparation of the consolidated financial statements is in conformity with US GAAP, which requires management to make estimates and assumptions in certain circumstances that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amount of revenue and expenses in the reporting period. Actual amounts may differ from these estimates and assumptions. Summarized below are the significant accounting policies that require material subjective or complex judgments and that management expects will have the most significant impact on the financial condition and results of operations. Management evaluates these estimates on an ongoing basis, based upon information currently available and on various assumptions that it believes are reasonable as of the date hereof. In addition, other companies in similar businesses may use different estimation policies and methodologies, which may impact the comparability of our results of operations and financial condition to those of other companies.

        Estimates and assumptions have been made with respect to fair values of interest rate swaps, useful lives of assets and impairment of long-lived assets.

ÖFFENTLIGA FASTIGHETER I SVERIGE II AB (Predecessor)
NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except where indicated otherwise)
For the nine months ended September 30, 2014 and 2013

NOTE 1 BASIS OF PRESENTATION (Continued)

Currency

        All revenues and expenditures are incurred in Swedish Krona (SEK), which is the functional currency of all group companies. Assets and liabilities are translated from the functional currency SEK to the reporting currency USD at the balance sheet date. Income and expenses in foreign currencies are translated at the average exchange rate for the period. However, any separately significant transactions are translated at the exchange rate at the date of the transaction. Translation differences are recognized in Other Comprehensive Income.

        The following currency rates are used for the translation from SEK to USD:

Average rate nine months ended September 30, 2013	0.153
Average rate nine months ended September 30, 2014	0.150
December 31, 2013	0.156
September 30, 2014	0.139

NOTE 2 REAL ESTATE PROPERTIES, DEPRECIATION AND IMPAIRMENT

        Real estate properties are carried at cost less accumulated depreciation and impairment losses. The carrying values of properties are reviewed on a regular basis in order to determine whether indicators of impairment exist. Indicators of impairment include changes in circumstances warranting further assessment of recoverability (such as a decrease in occupancy). If further assessment of recoverability is needed, the future net cash flows expected to result from the use of the property and its eventual disposition are estimated, on an individual property basis. If the sum of the expected future net cash flows (undiscounted and without interest charges) is less than the carrying amount of the property on an individual property basis, an impairment loss based upon the estimated fair value of such property as compared to its current carrying value will be recognized. No impairment indicators have been identified at September 30, 2014 and December 31, 2013.

        Depreciation expense is computed using the straight-line method based on the following useful lives:

Buildings	50 years
Building and land improvements	5 - 20 years
Tenant improvements	Shorter of useful life or terms of related lease

        Expenditures for tenant improvements and leasing commissions are capitalized and depreciated over the shorter of their useful lives or the terms of each specific lease. Ordinary repairs and maintenance are charged to expense when incurred. Expenditures which improve or extend the life of the building are capitalized and depreciated over their estimated useful life. Capitalized costs include third party costs directly attributable to the improvements. Interest costs are capitalized on long term projects, if significant, during the period of time necessary to get the asset ready for its intended use. For the nine months ended September 30, 2014 and 2013, no interest costs have been capitalized.

ÖFFENTLIGA FASTIGHETER I SVERIGE II AB (Predecessor)
NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except where indicated otherwise)
For the nine months ended September 30, 2014 and 2013

NOTE 2 REAL ESTATE PROPERTIES, DEPRECIATION AND IMPAIRMENT (Continued)

        Reconciliation of carrying amounts for the periods from January 1, 2013 through December 31, 2013 and from January 1, 2014 through September 30, 2014:

Real estate properties	Land	Buildings and equipment, Construction in Progress	Total
Cost January 1, 2013	$31,670	$355,683	$387,353
Additions	—	3,812	3,812
Translation differences	434	4,915	5,349
Cost December 31, 2013	32,104	364,410	396,514
Accumulated depreciation January 1, 2013	—	(79,809)	(79,809)
Depreciation	—	(8,799)	(8,799)
Translation differences	—	(1,207)	(1,207)
Accumulated depreciation December 31, 2013	—	(89,815)	(89,815)
Cost December 31, 2013	32,104	364,410	396,514
Accumulated depreciation	—	(89,815)	(89,815)

Book value December 31, 2013	$32,104	$274,595	$306,699
Cost January 1, 2014	$32,104	$364,410	$396,514
Additions	—	9,759	9,759
Disposals		(3,042)	(3,042)
Translation differences	(3,539)	(40,708)	(44,247)
Cost September 30, 2014	28,565	330,419	358,984
Accumulated depreciation January 1, 2014	—	(89,815)	(89,815)
Depreciation	—	(6,268)	(6,268)
Disposals		1,321	1,321
Translation differences	—	10,292	10,292
Accumulated depreciation September 30, 2014	—	(84,470)	(84,470)
Cost September 30, 2014	28,565	330,419	358,984
Accumulated depreciation	—	(84,470)	(84,470)

Book value September 30, 2014	$28,565	$245,949	$274,514

        In March 2014 one of the properties was damaged by a fire. The Company wrote off the net book value of the damaged assets of $1,721, which was net of $3,042 in cost and $1,321 in accumulated depreciation. The resulting loss of $1,721 is completely offset by recoveries from insurance proceeds.

NOTE 3 DERIVATIVE FINANCIAL INSTRUMENTS

        All derivative agreements entered into by EBH II have the same counterparty as the lender, which mitigates the credit risk of the counterparty and its credit rating. Interest rate swaps arrangements

ÖFFENTLIGA FASTIGHETER I SVERIGE II AB (Predecessor)
NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except where indicated otherwise)
For the nine months ended September 30, 2014 and 2013

NOTE 3 DERIVATIVE FINANCIAL INSTRUMENTS (Continued)

involve risk, such as the risk that counterparties may fail to honor their obligations under these arrangements, and that these arrangements may not be effective in reducing our exposure to interest rate changes. Moreover, there can be no assurance that our hedging arrangements will have the desired beneficial impact on our results of operations. Should we desire to terminate a hedging agreement, there could be significant costs and cash requirements involved to fulfill our initial obligation under the hedging agreement. Failure to hedge effectively against interest rate changes, may adversely affect our results of operations.

NOTE 4 FAIR VALUE DISCLOSURES

        The fair value of the interest rate swaps are stated in the table below. The Company determines the fair value of the interest rate swap by using widely accepted valuation techniques including discounted cash flow analysis based on the expected cash flows of each instrument. The analysis reflects the contractual terms of the swap agreement, including the period to maturity, and uses observable market-based inputs and market standard methodology of netting the discounted future fixed cash receipts and the discounted expected variable cash payments, which are level 2 inputs

        Below is an overview of the Company's interest rate swaps and their fair value as of September 30, 2014 and December 31, 2013:

Amounts in thousands	Notional Amount	Date entered	Maturity	Fair value
September 30, 2014	$55,422	December 30, 2005	December 30, 2014	$(433)

	55,422			$(433)
December 31, 2013	$62,290	December 30, 2005	December 30, 2014	$(1,613)
December 31, 2013	155,724	September 30, 2006	September 30, 2014	(4,613)

	$218,014			$(6,226)

        The following table presents the aggregate carrying value of our debt and the corresponding estimates of fair value based on discounted cash flow models, based on Level 2 inputs including current interest rates at which similar borrowings could be made by us at September 30, 2014 and December 31, 2013:

	September 30, 2014		December 31, 2013
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Mortgages payable	$206,910	$194,958	$235,585	$221,878

        Disclosure about fair value of financial instruments is based on pertinent information available to us as of September 30, 2014 and December 31, 2013. Although we are not aware of any factors that would significantly affect the reasonable fair value amounts, such estimates of fair value may differ significantly from the amounts presented herein.

ÖFFENTLIGA FASTIGHETER I SVERIGE II AB (Predecessor)
NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except where indicated otherwise)
For the nine months ended September 30, 2014 and 2013

NOTE 5 MORTGAGES PAYABLE

        Mortgages payable and the interest rates are summarized as follows:

	Principal Balance
Mortgages collateralized by:	September 30, 2014	December 31, 2013	Effective Rate	Maturity Date
Floating rate debt
Fastighets AB Lysbomben—Lysbomben 4	$57,980	$65,865	(1)	December 30, 2014(3)
Regementsfastigheter R
Holding AB—Campus and Garnisonen(4)	148,930	169,720	(2)	September 30, 2024

Total floating rate debt(5)	206,910	235,585

Total Mortgages Payable	$206,910	$235,585

(1)
Floating at 3 months STIBOR + 80 basis points. The rate as of September 30, 2014 was 1.273% (0.473%+0.80%)
(2)
Floating at 3 months STIBOR + 65 basis points. The rate as of September 30, 2014 was 1.123% (0.473%+0.65%)
(3)
Final maturity payment at December 30, 2014 amounts to $57,980, which we expect to be refinanced with a new bank loan.
(4)
One debt facility collateralized by the two properties Campus in Östersund and Garnisonen in Linköping
(5)
Pre-payment generally allowed for each loan upon payment of a customary pre-payment penalty

        We have prepared the financial statements on the basis that the Company continues as a going concern. The mortgage associated with the Lysbomben property matures on December 30, 2014 with final balloon payment of $57,980. We expect to pay off the loan with proceeds from the IPO in conjunction with the REIT formation transaction. The current loan-to-value ratio on this loan is less than what the market for similar properties is currently lending. Therefore in the event that the REIT formation transaction is not successful, we anticipate that we will be able to refinance the loan at currently available market rates.

        Mortgages payable are due in quarterly installments based on a predefined schedule. Interest rates are based on 3 month STIBOR on the date of our quarterly installment plus a predefined fixed margin. The margin is fixed for the duration of the mortgaged debt. Average margin at September 30, 2014 and December 31, 2013, was 0.69%. The mortgages payable are subject to various operating and financial covenants, such as ICR (Interest Coverage Ratio) and LTV (Loan to value). Compliance reporting on the financial covenants is performed on a quarterly and half year basis. At September 30, 2014 and December 31, 2013 we are in compliance with all debt covenants.

NOTE 6 INCOME TAXES

        For the nine months ended September 30, 2014 and 2013, the effective tax rate was 22%, which is equal to the statutory Swedish tax rate of 22%.

ÖFFENTLIGA FASTIGHETER I SVERIGE II AB (Predecessor)
NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except where indicated otherwise)
For the nine months ended September 30, 2014 and 2013

NOTE 7 RENTALS UNDER OPERATING LEASES

        The Company leases office space to various tenants over terms ranging from one to fourteen years. Some of the leases have renewal options for additional terms. The leases include monthly rental amounts and reimbursements for real estate taxes and other rental supplements. At September 30, 2014, future minimum rentals under non-cancellable leases were as follows (in thousands):

Year	Rentals
2014 (remaining 3 months of the year)	$7,740
2015	30,490
2016	24,518
2017	23,263
2018	21,244
Thereafter	89,973

Total minimum base lease commitments	$197,228

        The above future minimum lease payments exclude tenant recoveries, amortization of straight-line rent receivables and the net accretion of above-below-market and in place lease intangibles. Some leases are subject to termination options generally upon payment of a termination fee. The preceding table is prepared assuming such options are not exercised.

NOTE 8 EARNINGS PER SHARE

        Earnings per share ("EPS") is computed by dividing net income available to common shareholders by the weighted-average number of common shares outstanding. Diluted EPS is computed after adjusting the numerator and denominator of the basic EPS computation for the effects of all potentially dilutive common shares. There are no factors that impact diluted EPS compared with basic EPS.

Earnings per share	Nine Months Ended September 30, 2014	Nine Months Ended September 30, 2013
Net profit attributable to common shareholders	$7,586	$7,378
Number of shares outstanding	6,612,250	6,612,250
Basic EPS	$1.15	$1.12
Diluted EPS	$1.15	$1.12

ÖFFENTLIGA FASTIGHETER I SVERIGE II AB (Predecessor)
NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except where indicated otherwise)
For the nine months ended September 30, 2014 and 2013

NOTE 9 RELATED PARTY TRANSACTIONS

        EBH II has an agreement with Obligo Real Estate AS and Obligo Investment Management AS for payment of management fees related to management of property operations and the assets. The amounts paid during the nine months ended September 30, 2014 and 2013,were $1,206 and $1,231, respectively. There were $0 accrued liabilities to Obligo Real Estate AS and Obligo Investment Management AS at September 30, 2014 and December 31, 2013.

        EBH II is owned by Etatbygg Holding II AS in Norway and Öffentliga Fastigheter Holding I AB in Sweden, with ownership of 78% and 22% respectively. Amounts due from affiliated companies, Etatbygg Holding II AS, at December 31, 2013 was $11,856. In June 2014, due from affiliated companies was settled by offsetting the amount due against dividend distribution.

        Amounts due from affiliates (Etatbygg Holding II AS) primarily relate to capital contributions receivable on demand from Etatbygg Holding II AS. The receivable is interest bearing at average 3 months STIBOR + margin. For the nine months ended September 30, 2014 and 2013 the interest income was $149.7 (interest rate 2.4%) and $239.2 (interest rate 2.7%), respectively.

        During the nine months ended September 30, 2014 the Company paid $1,430 of expenses on behalf of Obligo Real Estate AS and Obligo Investment Management AS. These amounts are included in prepaid expenses and other assets on the consolidated balance sheet as of September 30, 2014.

NOTE 10 COMMITMENTS AND CONTINGENCIES

        Shares in property owning companies and the real estate properties are pledged as collateral for mortgaged debt as specified in note 5. All shares in Fastighets AB Lysbomben and the property Lysbomben 4 are pledged as collateral for the mortgaged debt of $57,980. All shares in Regementsfastigheter R Holding AB and the properties Smedstad 1:21 and Artilleristen 1 are pledged as collateral for the mortgaged debt of $148,930. The counterparty for all pledges is Swedbank.

        The Company is currently not involved in any material litigation. To management's knowledge, no material litigation is currently threatened against the Company other than routine litigation, claims and administrative proceedings arising in the ordinary course of business. Management believes that such routine litigation, claims and administrative proceedings will not have an adverse impact on the Company's financial position, result of operations or cash flows.

Report of Independent Auditors

To the Board of Directors and Shareholders of Etatbygg Holding I AS

        We have audited the accompanying statements of revenues and certain expenses (the "Financial Statements") of Etatbygg Holding I AS (the "Company") for each of the two years in the period ended December 31, 2013, and the related notes to the financial statements.

Management's Responsibility for the Financial Statements

        Management is responsible for the preparation and fair presentation of the Financial Statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the statements of revenues and certain expenses that are free of material misstatements, whether due to fraud or error.

Auditor's Responsibility

        Our responsibility is to express an opinion on the Financial Statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Financial Statements are free of material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the Financial Statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the Financial Statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the Financial Statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the Financial Statements.

        We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

        In our opinion, the Financial Statements referred to above present fairly, in all material respects, the revenues and certain expenses described in Note 1 to the Financial Statements of Etatbygg Holding I AS for each of the two years in the period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles.

Basis of Accounting

        As described in Note 1 to the Financial Statements, the statements of revenues and certain expenses have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Polar Star Realty Trust, Inc., and are not intended to be a complete presentation of the Company's revenue and expenses. Our opinion is not modified with respect to this matter.

/s/ Ernst & Young AB

Gothenburg, Sweden
May 13, 2014

ETATBYGG HOLDING I AS
STATEMENTS OF REVENUES AND CERTAIN EXPENSES
(Dollars in thousands)

	Year Ended December 31, 2013	Year Ended December 31, 2012
Revenues:
Rental revenues	$14,325	$13,592
Tenant reimbursements	2,277	1,479

Total revenues	16,602	15,071
Expenses:
Operating expenses	4,214	4,071
Administrative expenses	445	507

Total certain expenses	4,659	4,578

Revenues in excess of expenses	$11,943	$10,493

See accompanying notes

ETATBYGG HOLDING I AS
Notes to the Statements of Revenues and Certain Expenses
For the years ended December 31, 2013 and 2012
(Dollars in thousands, except where indicated otherwise)

1. Basis of Presentation

        The accompanying statements of revenues and certain expenses relate to Etatbygg Holding I AS (the "Company"), which owns and operates nine properties (the "Properties") primarily leased to government tenants and government sponsored or controlled enterprises or agencies in Norway. The accompanying statements of revenues and certain expenses have been prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended. Accordingly, the statements are not representative of the actual operations for the periods presented as revenues and certain operating expenses, which may not be directly attributable to the revenues and expenses expected to be incurred in the future operations of the Properties, have been excluded. Such items include depreciation, amortization, interest expense, interest income and amortization of above-and below-market leases and tenant origination costs.

        In 2012, the Company presented $1,444 of operating costs net of the related tenant reimbursements. Such costs and reimbursements should be presented in the statements of revenues and certain expenses as operating expenses and as revenue related to tenants reimbursements, respectively. As a result, the Company has changed the presentation in 2012 to reflect this classification. Management does not believe the change in presentation of these amounts is material to these statements of revenues and certain expenses.

2. Summary of Significant Accounting Policies

        The financial statements have been prepared in accordance with U.S. generally accepted accounting principles.

Revenue Recognition and Rental Income

        Minimum fixed rent revenues are recognized on a straight-line basis over the terms of the related operating leases, including the effect of any free rent periods.

        Rental revenue is recognized on a straight-line basis over the term of the lease when collectability is reasonably assured.

        Certain tenants are obligated to reimburse the Company for insurance, real estate taxes and certain other expenses. Such reimbursement costs are recognized in revenue in the period in which the related expenses are incurred. Rental revenue from month-to-month leases or leases with no scheduled rent increases or other adjustments will be recognized on a monthly basis when earned.

Operating expenses

        Ordinary repairs and maintenance are charged to expense when incurred. Expenditures which do not improve or extend the life of the building are also expensed when incurred.

Currency

        Revenues and expenditures are incurred in Norwegian Krone, which is the functional currency of all Properties. Income and expenses denominated in the functional currency Norwegian Krone are translated into the reporting currency U.S. dollar at the average exchange rate for the period. Any separately significant transactions are translated at the exchange rate at the date of the transaction.

ETATBYGG HOLDING I AS
Notes to the Statements of Revenues and Certain Expenses
For the years ended December 31, 2013 and 2012
(Dollars in thousands, except where indicated otherwise)

2. Summary of Significant Accounting Policies (Continued)

Use of Estimates

        The preparation of the statements of revenues and certain expenses in conformity with U.S. GAAP requires management to make estimates and assumptions that in certain circumstances may affect the reported amounts of revenues and expenses. Actual results could differ from these estimates.

3. Tenant Concentration

        For the year ended December 31, 2013, five tenants, all governmental controlled entities, represented 49% of rental revenues (52% for the year ended December 31, 2012). Two tenants represent approximately 14% and 9%, respectively, of total rental revenue in both years.

4. Future Minimum Rental Revenues

        Future minimum rents under non-cancelable lease agreements as of December 31, 2013 were as Follows (based on currency rate as of December 31, 2013):

2014	$14,187
2015	14,092
2016	12,812
2017	11,863
2018	9,629
Thereafter	46,014

Total	$108,597

        Rental revenues "thereafter" includes leases to tenants expiring through 2029.

        The above future minimum lease payments exclude tenant recoveries, amortization of straight-line rent receivables and the net accretion of above-below-market lease intangibles. Some leases are subject to termination options generally upon payment of a termination fee. The preceding table is prepared assuming such options are not exercised.

        Leases generally require reimbursement of the tenant's proportional share of common area, real estate taxes and other operating expenses, which are excluded from the amounts above.

5. Related Party Transactions

        The Company has an agreement with Obligo Real Estate AS for payment of management fees related to management of the assets. The amounts paid during year ended December 31, 2013 and 2012, were $126 and $127, respectively. Such expenses are included in the administrative expenses in the statements of revenues and certain expenses.

6. Commitments and Contingencies

        Management is not aware of any commitments or contingencies that may have a material adverse effect on the Company's statements of revenues and certain expenses. For three of the properties (Gjerpensgate 10-20, Abel Meyers gate 10 and Søebergkvartalet 21) the Company has not registered its

ETATBYGG HOLDING I AS
Notes to the Statements of Revenues and Certain Expenses
For the years ended December 31, 2013 and 2012
(Dollars in thousands, except where indicated otherwise)

6. Commitments and Contingencies (Continued)

legal title in the land register and, the legal title is held by the former owner. To register its legal title, the Company will be charged a stamp duty of 2.5% of the property's market value. The stamp duty was accrued for at the time of acquisition. The Company has not included the change in the provision for stamp duty, related to the change in the property's market value, in these statements of revenues and certain expenses as it is not related to the future operations of the property.

7. Subsequent Events

        The Company evaluated subsequent events through May 13, 2014, the date the financial statements were available to be issued and determined that there are no items to disclose.

ETATBYGG HOLDING I AS
STATEMENTS OF REVENUES AND CERTAIN EXPENSES
(Unaudited, dollars in thousands)

	Nine Months Ended September 30, 2014	Nine Months Ended September 30, 2013 As Restated
Revenues:
Rental revenues	$10,813	$10,484
Tenant reimbursements	1,613	1,504

Total revenues	12,426	11,988
Expenses:
Operating expenses	2,815	3,000
Administrative expenses	358	328

Total certain expenses	3,173	3,328

Revenues in excess of expenses	$9,253	$8,660

See accompanying notes

ETATBYGG HOLDING I AS
Notes to the Statements of Revenues and Certain Expenses
For the nine months ended September 30, 2014 and 2013 (unaudited)
(Dollars in thousands, except where indicated otherwise)

1. Basis of Presentation

        The accompanying statements of revenues and certain expenses relate to Etatbygg Holding I AS ("EBH I" or "The Company"), which owns and operates 9 properties (the "Properties") primarily leased to government tenants and government sponsored or controlled enterprises or agencies in Norway. The accompanying statements of revenues and certain expenses have been prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended. Accordingly, the statements are not representative of the actual operations for the periods presented as revenues and certain operating expenses, which may not be directly attributable to the revenues and expenses expected to be incurred in the future operations of the Properties, have been excluded. Such items include depreciation, amortization, interest expense, interest income and amortization of above- and below-market leases and tenant origination costs.

        The Statement of Revenue and Certain Expenses for the nine months ended September 30, 2013 has been restated to reduce operating expenses by $4,425. The restatement relates to a renovation project at one of the properties, which was initially included in operating expenses for the nine months ended September 30, 2013. The Company determined that the costs of the renovation project should be capitalized in accordance with its policy.

        In addition the Company previously presented net $1,500 of tenant reimbursements for the nine months ended September 30, 2013. The Company concluded that this presentation should be recorded gross in the Statement of Revenue and Certain Expenses as increases in Tenant reimbursements and Operating expenses.

        The following table presents the net effect of the restatement and gross accounting presentation:

	As Originally Presented	Adjustments	As Restated
Tenant reimbursements	$4	$1,500	$1,504
Total revenue	10,488	1,500	11,988
Operating expenses	5,925	(2,925)	3,000
Total certain expenses	6,253	(2,925)	3,328
Revenues in excess of expenses	$4,235	$4,425	$8,660

2. Summary of Significant Accounting Policies

        The financial statements have been prepared in accordance with U.S. generally accepted accounting principles.

Revenue Recognition and Rental Income

        Minimum fixed rent revenues are recognized on a straight-line basis over the terms of the related operating leases, including the effect of any free rent periods.

        Rental revenue is recognized on a straight-line basis over the term of the lease when collectability is reasonably assured.

        Certain tenants are obligated to reimburse the Company for insurance, real estate taxes and certain other expenses. Such reimbursement costs are recognized in revenue in the period in which the

ETATBYGG HOLDING I AS
Notes to the Statements of Revenues and Certain Expenses
For the nine months ended September 30, 2014 and 2013 (unaudited)
(Dollars in thousands, except where indicated otherwise)

2. Summary of Significant Accounting Policies (Continued)

related expenses are incurred. Rental revenue from month-to-month leases or leases with no scheduled rent increases or other adjustments will be recognized on a monthly basis when earned.

Operating expenses

        Ordinary repairs and maintenance are charged to expense when incurred. Expenditures which do not improve or extend the life of the building are also expensed when incurred.

Currency

        Revenues and expenditures are incurred in Norwegian Krone, which is the functional currency of all Properties. Income and expenses denominated in the functional currency Norwegian Krone are translated into the reporting currency U.S. dollar at the average exchange rate for the period. Any separately significant transactions are translated at the exchange rate at the date of the transaction.

Use of Estimates

        The preparation of the statements of revenues and certain expenses in conformity with U.S. GAAP requires management to make estimates and assumptions that in certain circumstances may affect the reported amounts of revenues and expenses. Actual results could differ from these estimates.

3. Tenant Concentration

        For the nine months ended September 30, 2014, two tenants, both governmental controlled entities, represented 14% and 9%, respectively, of total rental revenues (15% and 10%, respectively, for the nine months ended September 30, 2013).

4. Future Minimum Rental Revenues

        Future minimum rents under non-cancelable lease agreements as of September 30, 2014 were as follows (based on currency rate as of September 30, 2014):

2014 (remaining 3 months of the year)	$3,428
2015	13,614
2016	12,861
2017	12,106
2018	9,975
Thereafter	47,085

Total	$99,069

        Rental revenues "thereafter" includes leases to tenants expiring through 2029.

        The above future minimum lease payments exclude tenant recoveries, amortization of straight-line rent receivables and the net accretion of above-below-market lease intangibles. Some leases are subject to termination options generally upon payment of a termination fee. The preceding table is prepared assuming such options are not exercised.

ETATBYGG HOLDING I AS
Notes to the Statements of Revenues and Certain Expenses
For the nine months ended September 30, 2014 and 2013 (unaudited)
(Dollars in thousands, except where indicated otherwise)

4. Future Minimum Rental Revenues (Continued)

        Leases generally require reimbursement of the tenant's proportional share of common area, real estate taxes and other operating expenses, which are excluded from the amounts above.

5. Related Party Transactions

        The Company has an agreement with Obligo Real Estate AS for payment of management fees related to management of the assets. The amounts paid during nine months ended September 30, 2014 and 2013, were $99 and $95, respectively. Such expenses are included in the administrative expenses in the statements of revenues and certain expenses.

6. Commitments and Contingencies

        Management is not aware of any commitments or contingencies that may have a material adverse effect on the Company's statements of revenues and certain expenses.

        For three of the properties (Gjerpensgate 10:20, Abel Meyersgate 10 and Søebergkvartalet 21) the Company has not registered its legal title in the land register and, the legal title is held by the former owner. To register its legal title, the Company will be charged a stamp duty of 2.5% of the property's market value. The stamp duty tax was accrued for at the time of acquisition. We have not included the change in the provision for stamp duty tax, related to the change in the property's market value, in these statements of revenues and certain expenses as it is not related to the future operations of the property.

7. Subsequent Events

        The Company evaluated subsequent events through November     , 2014, the date the financial statements were available to be issued and determined that there are no items to disclose.

Report of Independent Auditors

To the Board of Directors and Shareholders of Terminal Real Estate Sweden AB

        We have audited the accompanying statements of revenues and certain expenses (the "Financial Statements") of Terminal Real Estate Sweden AB (the "Company") for each of the two years in the period ended December 31, 2013, and the related notes to the financial statements.

Management's Responsibility for the Financial Statements

        Management is responsible for the preparation and fair presentation of the Financial Statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the statements of revenues and certain expenses that are free of material misstatements, whether due to fraud or error.

Auditor's Responsibility

        Our responsibility is to express an opinion on the Financial Statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Financial Statements are free of material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the Financial Statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the Financial Statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the Financial Statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the Financial Statements.

        We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

        In our opinion, the Financial Statements referred to above present fairly, in all material respects, the revenues and certain expenses described in Note 1 to the Financial Statements of Terminal Real Estate Sweden AB for each of the two years in the period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles.

Basis of Accounting

        As described in Note 1 to the Financial Statements, the statements of revenues and certain expenses have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Polar Star Realty Trust, Inc., and are not intended to be a complete presentation of the Company's revenues and expenses. Our opinion is not modified with respect to this matter.

/s/ Ernst & Young AB

Gothenburg, Sweden
May 13, 2014

TERMINAL REAL ESTATE SWEDEN AB
STATEMENTS OF REVENUES AND CERTAIN EXPENSES
(Dollars in thousands)

	Year Ended December 31, 2013	Year Ended December 31, 2012
Revenues:
Rental revenues	$49,122	$47,944
Tenant reimbursements	4,260	3,705

Total revenues	53,382	51,649
Expenses:
Operating expenses	14,552	13,615
Administrative expenses	2,468	2,303
Total certain expenses	17,020	15,918

Revenues in excess of expenses	$36,362	$35,731

See accompanying notes

TERMINAL REAL ESTATE SWEDEN AB
Notes to the Statements of Revenues and Certain Expenses
For the years ended December 31, 2013 and 2012
(Dollars in thousands, except where indicated otherwise)

1. Basis of Presentation

        The accompanying statements of revenues and certain expenses relate to Terminal Real Estate Sweden AB (the "Company"), which owns and operates 12 properties (the "Properties").

        The accompanying statements of revenues and certain expenses have been prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended. Accordingly, the statements are not representative of the actual operations for the periods presented as revenues and certain operating expenses, which may not be directly attributable to the revenues and expenses expected to be incurred in the future operations of the Properties, have been excluded. Such items include depreciation, amortization, interest expense, interest income and amortization of above-and below-market leases and tenant origination costs.

2. Summary of Significant Accounting Policies

        The financial statements have been prepared in accordance with U.S. generally accepted accounting principles.

Revenue Recognition and Rental Income

        Minimum fixed rent revenues are recognized on a straight-line basis over the terms of the related operating leases, including the effect of any free rent periods.

        Rental revenue is recognized on a straight-line basis over the term of the lease when collectability is reasonably assured.

        Certain tenants are obligated to reimburse the Company for insurance, real estate taxes and certain other expenses. Such reimbursement costs are recognized in revenue in the period in which the related expenses are incurred.

        Rental revenue from month-to-month leases or leases with no scheduled rent increases or other adjustments will be recognized on a monthly basis when earned.

Operating expenses

        Ordinary repairs and maintenance are charged to expense when incurred. Expenditures which do not improve or extend the life of the building are also expensed when incurred.

Currency

        Revenues and expenditures are incurred in Swedish Krona, which is the functional currency of all Properties. Income and expenses denominated in the functional currency Swedish Krona are translated into the reporting currency U.S. dollar at the average exchange rate for the period. Any separately significant transactions are translated at the exchange rate at the date of the transaction.

Use of Estimates

        The preparation of the statements of revenues and certain expenses in conformity with U.S. GAAP requires management to make estimates and assumptions that in certain circumstances may affect the reported amounts of revenues and expenses. Actual results could differ from these estimates.

TERMINAL REAL ESTATE SWEDEN AB
Notes to the Statements of Revenues and Certain Expenses
For the years ended December 31, 2013 and 2012
(Dollars in thousands, except where indicated otherwise)

3. Tenant Concentration

        For the year ended December 31, 2013, two tenants, both governmental controlled entities, represented 92% of rental revenues (89% for the year ended December 31, 2012).

4. Future Minimum Rental Revenues

        Future minimum rents to be received under non-cancelable lease agreements as of December 31 2013 were as follows (based on currency rate as of December 31, 2013):

2014	$49,865
2015	38,955
2016	35,240
2017	16,579
2018	14,696
Thereafter	172,360

Total	$327,696

        Rental revenues "thereafter" includes a lease to one tenant expiring in 2045.

        The above future minimum lease payments exclude tenant recoveries, amortization of straight-line rent receivables and the effect of above and below-market lease intangibles. Some leases are subject to termination options generally upon payment of a termination fee. The preceding table is prepared assuming such options are not exercised.

        Leases generally require reimbursement of the tenant's proportional share of common area, real estate taxes and other operating expenses, which are excluded from the amounts above.

5. Related Party Transactions

        The Company has an agreement with Obligo Real Estate AS and Obligo Investment Management AS for payment of management fees related to management of the operations and the assets. The amounts paid during year ended December 31, 2013 and 2012, were $2,468 and $2,289, respectively. Such expenses are included in the administrative expenses in the statements of revenues and certain expenses.

6. Commitments and Contingencies

        Management is not aware of any commitments or contingencies that may have a material adverse effect on the Company's statements of revenues and certain expenses.

7. Subsequent Events

        The Company evaluated subsequent events through May 13, 2014, the date the financial statements were available to be issued and determined that there are no items to disclose.

TERMINAL REAL ESTATE SWEDEN AB
STATEMENTS OF REVENUES AND CERTAIN EXPENSES
(Unaudited, dollars in thousands)

	Nine Months Ended September 30, 2014	Nine Months Ended September 30, 2013
Revenues:
Rental revenues	$35,388	$36,324
Tenant reimbursements	2,916	3,201

Total revenues	38,304	39,525
Expenses:
Operating expenses	10,126	10,451
Administrative expenses	1,867	1,858

Total certain expenses	11,993	12,309

Revenues in excess of expenses	$26,311	$27,216

See accompanying notes

TERMINAL REAL ESTATE SWEDEN AB
Notes to the Statements of Revenues and Certain Expenses
For the nine months ended September 30, 2014 and 2013 (unaudited)
(Dollars in thousands, except where indicated otherwise)

1. Basis of Presentation

        The accompanying statements of revenues and certain expenses relate to Terminal Real Estate Sweden AB ("TRES" or "The Company"), which owns and operates 12 properties (the "Properties"). The accompanying statements of revenues and certain expenses have been prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended. Accordingly, the statements are not representative of the actual operations for the periods presented as revenues and certain operating expenses, which may not be directly attributable to the revenues and expenses expected to be incurred in the future operations of the Properties, have been excluded. Such items include depreciation, amortization, interest expense, interest income and amortization of above-and below-market leases and tenant origination costs.

        In the prior period, the Company reversed $1,600 of tenant-owned improvements that were previously presented on a gross basis in Tenant reimbursements and in Operating expenses. This reclassification is immaterial and had no impact on the previously reported amount of revenues in excess of certain expenses.

2. Summary of Significant Accounting Policies

        The financial statements have been prepared in accordance with U.S. generally accepted accounting principles.

Revenue Recognition and Rental Income

        Minimum fixed rent revenues are recognized on a straight-line basis over the terms of the related operating leases, including the effect of any free rent periods.

        Rental revenue is recognized on a straight-line basis over the term of the lease when collectability is reasonably assured.

        Certain tenants are obligated to reimburse the Company for insurance, real estate taxes and certain other expenses. Such reimbursement costs are recognized in revenue in the period in which the related expenses are incurred. Rental revenue from month-to-month leases or leases with no scheduled rent increases or other adjustments will be recognized on a monthly basis when earned.

Operating expenses

        Ordinary repairs and maintenance are charged to expense when incurred. Expenditures which do not improve or extend the life of the building are also expensed when incurred.

Currency

        The majority of revenues and expenditures are incurred in Swedish Krona, which is the functional currency of all Properties. Income and expenses denominated in the functional currency Swedish Krona are translated into the reporting currency U.S. dollar at the average exchange rate for the period. Any separately significant transactions are translated at the exchange rate at the date of the transaction.

TERMINAL REAL ESTATE SWEDEN AB
Notes to the Statements of Revenues and Certain Expenses
For the nine months ended September 30, 2014 and 2013 (unaudited)
(Dollars in thousands, except where indicated otherwise)

2. Summary of Significant Accounting Policies (Continued)

Use of Estimates

        The preparation of the statements of revenues and certain expenses in conformity with U.S. GAAP requires management to make estimates and assumptions that in certain circumstances may affect the reported amounts of revenues and expenses. Actual results could differ from these estimates.

3. Tenant Concentration

        For the nine months ended September 30, 2014, two tenants, both governmental controlled entities, represented 89% of rental revenues (77% for the nine months ended September 30, 2013).

4. Future Minimum Rental Revenues

        Future minimum rents to be received under non-cancelable lease agreements as of September 30 2014 were as follows (based on currency rate as of September 30, 2014):

2014 (remaining 3 months of the year)	$11,319
2015	42,906
2016	39,557
2017	22,613
2018	20,904
Thereafter	154,452

Total	$291,751

        Rental revenues "thereafter" includes a lease to one tenant expiring in 2045.

        The above future minimum lease payments exclude tenant recoveries, amortization of straight-line rent receivables and the effect of above and below-market lease intangibles. Some leases are subject to termination options generally upon payment of a termination fee. The preceding table is prepared assuming such options are not exercised.

        Leases generally require reimbursement of the tenant's proportional share of common area, realestate taxes and other operating expenses, which are excluded from the amounts above.

5. Related Party Transactions

        The Company has an agreement with Obligo Real Estate AS and Obligo Investment Management AS for payment of management fees related to management of the operations and the assets. The amounts paid during the nine months ended September 30, 2014 and 2013, were $1,867 and $1,858, respectively. Such expenses are included in the administrative expenses in the statements of revenues and certain expenses.

6. Commitments and Contingencies

        Management is not aware of any commitments or contingencies that may have a material adverse effect on the Company's statements of revenues and certain expenses.

7. Subsequent Events

        The Company evaluated subsequent events through November     , 2014, the date the financial statements were available to be issued and determined that there are no items to disclose.

Report of Independent Auditors

To the Board of Directors and Shareholders of Midgard Holding AS

        We have audited the accompanying statements of revenues and certain expenses (the "Financial Statements") of Midgard Holding AS (the "Company") for each of the two years in the period ended December 31, 2013, and the related notes to the financial statements.

Management's Responsibility for the Financial Statements

        Management is responsible for the preparation and fair presentation of the Financial Statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the statements of revenues and certain expenses that are free of material misstatements, whether due to fraud or error.

Auditor's Responsibility

        Our responsibility is to express an opinion on the Financial Statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Financial Statements are free of material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the Financial Statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the Financial Statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the Financial Statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the Financial Statements.

        We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

        In our opinion, the Financial Statements referred to above present fairly, in all material respects, the revenues and certain expenses described in Note 1 to the Financial Statements of Midgard Holding AS for each of the two years in the period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles.

Basis of Accounting

        As described in Note 1 to the Financial Statements, the statements of revenues and certain expenses have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Polar Star Realty Trust, Inc., and are not intended to be a complete presentation of the Company's revenues and expenses. Our opinion is not modified with respect to this matter.

/s/ Ernst & Young AB
Gothenburg, Sweden
May 13, 2014

MIDGARD HOLDING AS
STATEMENTS OF REVENUES AND CERTAIN EXPENSES
(Dollars in thousands)

	Year Ended December 31, 2013	Year Ended December 31, 2012
Revenues:
Rental revenues	$17,479	$17,465

Total revenues	17,479	17,465
Expenses:
Operating expenses	570	586
Administrative expenses	1,039	1,035

Total certain expenses	1,609	1,621

Revenues in excess of expenses	$15,870	$15,844

See accompanying notes

MIDGARD HOLDING AS
Notes to the Statements of Revenues and Certain Expenses
For the years ended December 31, 2013 and 2012
(Dollars in thousands, except where indicated otherwise)

1. Basis of Presentation

        The accompanying statements of revenues and certain expenses relate to Midgard Holding AS (the "Company"), which owns and operates two properties (the "Properties") each fully leased out to a single tenant, with long term lease agreements expiring in 2024. The accompanying statements of revenues and certain expenses have been prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended. Accordingly, the statements are not representative of the actual operations for the periods presented as revenues and certain operating expenses, which may not be directly attributable to the revenues and expenses expected to be incurred in the future operations of the Properties, have been excluded. Such items include depreciation, amortization, interest expense, interest income and amortization of above- and below-market leases and tenant origination costs.

2. Summary of Significant Accounting Policies

        The financial statements have been prepared in accordance with U.S. generally accepted accounting principles.

Revenue Recognition and Rental Income

        Minimum fixed rent revenues are recognized on a straight-line basis over the terms of the related operating leases, including the effect of any free rent periods.

        Rental revenue is recognized on a straight-line basis over the term of the lease when collectability is reasonably assured.

Operating expenses

        Operating costs in the statements of revenues and certain expenses consist mainly of insurance, real estate taxes and exterior maintenance. All other daily utilities, maintenance and other operating costs are paid by the tenants directly.

Currency

        Revenues and expenditures are incurred in Norwegian Krone, which is the functional currency of the Properties. Income and expenses denominated in the functional currency Norwegian Krone are translated into the reporting currency U.S. dollar at the average exchange rate for the period. Any separately significant transactions are translated at the exchange rate at the date of the transaction.

Use of Estimates

        The preparation of the statements of revenues and certain expenses in conformity with U.S. GAAP requires management to make estimates and assumptions that in certain circumstances may affect the reported amounts of revenues and expenses. Actual results could differ from these estimates.

3. Tenant Concentration

        For the years ended December 31, 2013 and 2012, two tenants represented 100% of rental revenues.

MIDGARD HOLDING AS
Notes to the Statements of Revenues and Certain Expenses
For the years ended December 31, 2013 and 2012
(Dollars in thousands, except where indicated otherwise)

4. Future Minimum Rental Revenues

        Future minimum rents under non-cancelable lease agreements as of December 31, 2013 were as follows (based on currency rate as of December 31, 2013):

2014	$16,864
2015	16,864
2016	16,864
2017	16,864
2018	16,864
Thereafter	101,339

Total	$185,660

        Rental revenues "thereafter" includes leases to tenants expiring through 2024.

        The above future minimum lease payments exclude amortization of straight- line rent receivables and the net accretion of above-below-market lease intangibles.

5. Related Party Transactions

        The Company has an agreement with Obligo Real Estate AS and Obligo Investment Management AS for payment of management fees related to management of the operations and the asset. The amounts paid during year ended December 31, 2013 and 2012, were $1,039 and $1,035 respectively. Such expenses are included in the administrative expenses in the statements of revenues and certain expenses.

6. Commitments and Contingencies

        Management is not aware of any commitments or contingencies that may have a material adverse effect on the Company's statements of revenues and certain expenses.

7. Subsequent Events

        The Company evaluated subsequent events through May 13, 2014, the date the financial statements were available to be issued and determined that there are no items to disclose.

MIDGARD HOLDING AS
STATEMENTS OF REVENUES AND CERTAIN EXPENSES
(Unaudited, dollars in thousands)

	Nine Months Ended September 30, 2014	Nine Months Ended September 30, 2013
Revenues:
Rental revenues	$12,912	$13,260

Total revenues	12,912	13,260
Expenses:
Operating expenses	433	451
Administrative expenses	753	786

Total certain expenses	1,186	1,237

Revenues in excess of expenses	$11,726	$12,023

See accompanying notes

MIDGARD HOLDING AS
Notes to the Statements of Revenues and Certain Expenses
For the nine months ended September 30, 2014 and 2013 (unaudited)
(Dollars in thousands, except where indicated otherwise)

1. Basis of Presentation

        The accompanying statements of revenues and certain expenses relate to Midgard Holding AS ("Kongsberg" or "The Company"), which owns and operates 2 properties (the "Properties") each fully leased out to a single tenant, with long term lease agreements expiring in 2024. The accompanying statements of revenues and certain expenses have been prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended. Accordingly, the statements are not representative of the actual operations for the periods presented as revenues and certain operating expenses, which may not be directly attributable to the revenues and expenses expected to be incurred in the future operations of the Properties, have been excluded. Such items include depreciation, amortization, interest expense, interest income and amortization of above- and below-market leases and tenant origination costs.

2. Summary of Significant Accounting Policies

        The financial statements have been prepared in accordance with U.S. generally accepted accounting principles.

Revenue Recognition and Rental Income

        Minimum fixed rent revenues are recognized on a straight-line basis over the terms of the related operating leases, including the effect of any free rent periods.

        Rental revenue is recognized on a straight-line basis over the term of the lease when collectability is reasonably assured.

Operating expenses

        Operating costs in the Statements of revenues and certain expenses consist mainly of insurance, real estate taxes and exterior maintenance. All other daily utilities, maintenance and other operating costs are paid by the tenants directly.

Currency

        Revenues and expenditures are incurred in Norwegian Krone, which is the functional currency of the Properties. Income and expenses denominated in the functional currency Norwegian Krone are translated into the reporting currency U.S. dollar at the average exchange rate for the period. Any separately significant transactions are translated at the exchange rate at the date of the transaction.

Use of Estimates

        The preparation of the statements of revenues and certain expenses in conformity with U.S. GAAP requires management to make estimates and assumptions that in certain circumstances may affect the reported amounts of revenues and expenses. Actual results could differ from these estimates.

3. Tenant Concentration

        For the nine months ended September 30, 2014 and 2013, two tenants represented 100% of rental revenues.

MIDGARD HOLDING AS
Notes to the Statements of Revenues and Certain Expenses
For the nine months ended September 30, 2014 and 2013 (unaudited)
(Dollars in thousands, except where indicated otherwise)

4. Future Minimum Rental Revenues

        Future minimum rents under non-cancelable lease agreements as of September 30, 2014 were as follows (based on currency rate as of September 30, 2014):

2014 (remaining 3 months of the year)	$4,091
2015	16,365
2016	16,365
2017	16,365
2018	16,365
Thereafter	98,371

Total	$167,922

        Rental revenues "thereafter" includes leases to tenants expiring through 2024.

        The above future minimum lease payments exclude amortization of straight-line rent receivables and the net accretion of above-below-market lease intangibles.

5. Related Party Transactions

        The Company has an agreement with Obligo Real Estate AS and Obligo Investment Management AS for payment of management fees related to management of the operations and the asset. The amounts paid during the nine ended September 30, 2014 and 2013, were $753 and $786 respectively. Such expenses are included in the administrative expenses in the statements of revenues and certain expenses.

6. Commitments and Contingencies

        Management is not aware of any commitments or contingencies that may have a material adverse effect on the Company's statements of revenues and certain expenses.

7. Subsequent Events

        The Company evaluated subsequent events through November     , 2014, the date the financial statements were available to be issued and determined that there are no items to disclose.

Gullbergsvass, Gothenburg, Sweden

Kongsberg Carpus, Kongsberg, Norway

Marieboesgate 6:8, Oslo, Norway

ÅRSTA POSTTERMINAL
Vasslan 3, Stockholm, Sweden

Mittuniversitetet
A4 Campus, Östersund, Sweden

Njøsavegen 2, Leikanger, Norway

                        Shares

Polar Star Realty Trust Inc.

Common Stock

PROSPECTUS
                   , 2014

Book Running Managers

FBR	Wunderlich Securities

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.    Other expenses of issuance and distribution.

        The following table shows the fees and expenses, other than underwriting discounts and commissions, to be paid by us in connection with the sale and distribution of the securities being registered hereby. All amounts except the SEC registration fee are estimated.

Securities and Exchange Commission registration fee		$75,530
Financial Industry Regulatory Authority, Inc. filing fee		98,000
New York Stock Exchange listing fee		210,000
Legal fees and expenses (including Blue Sky fees)
Accounting fees and expenses
Printing and engraving expenses
Transfer agent fees and expenses
Miscellaneous

Total	$

*
To be furnished by amendment.

Item 32.    Sales to Special Parties.

        None.

Item 33.    Recent sales of unregistered securities.

        Concurrently with the completion of this offering, holders of ownership interests in us will exchange their ownership interests as follows:

  •
  The common stock and OP shares described above will be issued in a private placement that is exempt from the registration requirements of the Securities Act, pursuant to Regulation S promulgated thereunder.

Item 34.    Indemnification and limitation of directors' and officers' liability.

        Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty that was established by a final judgment and was material to the cause of action. Our charter contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

        The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

  •
  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

  •
  the director or officer actually received an improper personal benefit in money, property or services; or

  •
  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        However, under the MGCL, we may not indemnify a director or officer in a suit by us or in our right in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

        In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of:

  •
  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us; and

  •
  a written undertaking by the director or officer or on the director's or officer's behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

        Our charter authorizes us to obligate ourselves, and our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

  •
  any present or former director or officer who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity; or

  •
  any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, manager, member or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity.

        Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served any predecessor of our company, including Obligo, in a similar capacity and any employee or agent of our company or a predecessor of our company.

        We expect to enter into indemnification agreements with each of our directors and officers that provide for indemnification to the maximum extent permitted by Maryland law.

        Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 35.    Treatment of proceeds from stock being registered.

        None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36.    Financial statements and exhibits.

(a)
Financial Statements.

        See page F-1 for an index to the financial statements and schedules included in this registration statement.

(b)
Exhibits.    The following is a complete list of exhibits filed as part of the registration statement, which are incorporated herein:

Exhibit number	Exhibit description
1.1*	Form of Underwriting Agreement among Polar Star Realty Trust Inc. and the underwriters named therein
3.1†	Articles of Incorporation of Polar Star Realty Trust Inc.
3.2†	Bylaws of Polar Star Realty Trust Inc.
3.3*	Form of Articles of Amendment and Restatement of Polar Star Realty Trust Inc.
3.4*	Form of Amended and Restated Bylaws of Polar Star Realty Trust Inc.
3.5*	Form of Amended and Restated Articles of Incorporation of Polar Star Operating Partnership S.C.A.
4.1*	Specimen Common Stock Certificate of Polar Star Realty Trust Inc.
5.1*	Opinion of Clifford Chance US LLP (including consent of such firm)
8.1*	Tax Opinion of Clifford Chance US LLP (including consent of such firm)
10.1*	Form of Equity Incentive Plan
10.2*	Form of Restricted Stock Unit Award Agreement
10.3*	Form of Restricted Stock Award Agreement
10.4*	Form of Indemnification Agreement
10.5*	Form of LTIP unit Award Agreement
10.6*	Form of Employment Agreement by and between Polar Star Management Co. and each executive officer
10.7*	Form of Registration Rights Agreement, by and among Polar Star Realty Trust Inc. and the parties listed on Schedule I thereto
10.8*	Form of Interim Transition Agreement, by and among Polar Star Realty Trust Inc., Polar Star Management Co. and Obligo Investment Management AS
10.9*	Form of Purchase and Sale Agreement, by and between Polar Star Operating Partnership S.C.A. and Offentliga Fastigheter i Sverige II AB
10.10*	Form of Purchase and Sale Agreement, by and between Polar Star Operating Partnership S.C.A. and Etatbygg Holding I AS
10.11*	Form of Purchase and Sale Agreement, by and between Global Eiendom Utbetaling Norge 2007 AS, Global Eiendom Utbetaling Norge 2008 and Öffentliga Fastigheter I Sverige II AB
10.12*	Form of Purchase and Sale Agreement, by and between Global Eiendom Utbetaling Norge 2007, Naeringsbygg I Norge III AS and Öffentliga Fastigheter I Sverige II AB

Exhibit number	Exhibit description
10.13*	Internalization Agreement, by and between Polar Star Operating Partnership S.C.A. and Obligo Investment Management AS
21.1*	List of subsidiaries of Polar Star Realty Trust Inc.
23.1*	Consent of Clifford Chance US LLP (included in Exhibit 5.1)
23.2*	Consent of Clifford Chance US LLP (included in Exhibit 8.1)
23.3	Consent of Ernst & Young AB
23.4†	Consent of Atrium AS, a fully integrated affiliate of CBRE Limited in Norway
99.1†	Consent of Espen Bjerke as a director nominee
99.2†	Consent of Stanton D. Anderson as a director nominee
99.3†	Consent of John S. Gregorits as a director nominee
99.4†	Consent of Cristobal Mendez de Vigo as a director nominee
99.5†	Consent of Peter J. Nelson as a director nominee
99.6†	Consent of John T. Thomas as a director nominee

*
To be filed by amendment.

†
Previously filed.

Item 37.    Undertakings.

(a)
The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (or the Securities Act), may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)
The undersigned registrant hereby further undertakes that:

(1)
For purposes of determining any liability under the Securities Act the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 18, 2014.

Polar Star Realty Trust Inc.
By:	/S/ BJARNE EGGESBø
	Name:	Bjarne Eggesbø
	Title:	Chairman of the Board, Chief Executive Officer and President

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates as indicated.

Name	Title	Date

/S/ BJARNE EGGESBø	Chairman of the Board, Chief Executive Officer (Principal Executive Officer) and President	November 18, 2014
/s/ ESPEN BJERKE	Chief Financial Officer (Principal Accounting and Financial Officer)	November 18, 2014

EXHIBIT INDEX

Exhibit number	Exhibit description
1.1*	Form of Underwriting Agreement among Polar Star Realty Trust Inc. and the underwriters named therein
3.1†	Articles of Incorporation of Polar Star Realty Trust Inc.
3.2†	Bylaws of Polar Star Realty Trust Inc.
3.3*	Form of Articles of Amendment and Restatement of Polar Star Realty Trust Inc.
3.4*	Form of Amended and Restated Bylaws of Polar Star Realty Trust Inc.
3.5*	Form of Amended and Restated Articles of Incorporation of Polar Star Operating Partnership S.C.A.
4.1*	Specimen Common Stock Certificate of Polar Star Realty Trust Inc.
5.1*	Opinion of Clifford Chance US LLP (including consent of such firm)
8.1*	Tax Opinion of Clifford Chance US LLP (including consent of such firm)
10.1*	Form of Equity Incentive Plan
10.2*	Form of Restricted Stock Unit Award Agreement
10.3*	Form of Restricted Stock Award Agreement
10.4*	Form of Indemnification Agreement
10.5*	Form of LTIP unit Award Agreement
10.6*	Form of Employment Agreement by and between Polar Star Management Co. and each executive officer
10.7*	Form of Registration Rights Agreement, by and among Polar Star Realty Trust Inc. and the parties listed on Schedule I thereto
10.8*	Form of Interim Transition Agreement, by and among Polar Star Realty Trust Inc., Polar Star Management Co. and Obligo Investment Management AS
10.9*	Form of Purchase and Sale Agreement, by and between Polar Star Operating Partnership S.C.A. and Offentliga Fastigheter i Sverige II AB
10.10*	Form of Purchase and Sale Agreement, by and between Polar Star Operating Partnership S.C.A. and Etatbygg Holding I AS
10.11*	Form of Purchase and Sale Agreement, by and between Global Eiendom Utbetaling Norge 2007 AS, Global Eiendom Utbetaling Norge 2008 and Öffentliga Fastigheter I Sverige II AB
10.12*	Form of Purchase and Sale Agreement, by and between Global Eiendom Utbetaling Norge 2007, Naeringsbygg I Norge III AS and Öffentliga Fastigheter I Sverige II AB
10.13*	Internalization Agreement, by and between Polar Star Operating Partnership S.C.A. and Obligo Investment Management AS
21.1*	List of subsidiaries of Polar Star Realty Trust Inc.
23.1*	Consent of Clifford Chance US LLP (included in Exhibit 5.1)
23.2*	Consent of Clifford Chance US LLP (included in Exhibit 8.1)
23.3	Consent of Ernst & Young AB
23.4†	Consent of Atrium AS, a fully integrated affiliate of CBRE Limited in Norway
99.1†	Consent of Espen Bjerke as a director nominee
99.2†	Consent of Stanton D. Anderson as a director nominee
99.3†	Consent of John S. Gregorits as a director nominee
99.4†	Consent of Cristobal Mendez de Vigo as a director nominee
99.5†	Consent of Peter J. Nelson as a director nominee
99.6†	Consent of John T. Thomas as a director nominee

*
To be filed by amendment.

†
Previously filed.